As filed with the Securities and Exchange Commission on June 4, 1999
                                                 Registration No. 333-78401

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                _______________

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                              ITC/\DeltaCom, Inc.
            (Exact name of registrant as specified in its charter)

           Delaware                       4813                     58-2301135
(State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                                ______________

                            1791 O.G. Skinner Drive
                          West Point, Georgia 31833
                                (706) 385-8000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________
                               Andrew M. Walker
                            Chief Executive Officer
                              ITC/\DeltaCom, Inc.
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833
                                (706) 385-8000

           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                _______________
                                  Copies to:

            Charles D. Ganz, Esq.                  Nancy J. Kellner, Esq.
         Robert H. Rigsby, Jr., Esq.               Steven M. Kaufman, Esq.
     Sutherland, Asbill & Brennan L.L.P.           Hogan & Hartson L.L.P.
         999 Peachtree Street, N.E.                 555 13th Street, N.W.
           Atlanta, Georgia 30309                  Washington, D.C. 20004
               (404) 853-8000                          (202) 637-5600
                                _______________
          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

______________
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               ITC/\DELTACOM, INC.             AVDATA SYSTEMS, INC.
             1791 O.G. Skinner Drive            55 Marietta Street
              West Point, GA 31833                  18th Floor
                 (706) 385-8000                 Atlanta, GA 30303
                                                  (404) 479-4800

                   PROSPECTUS                     PROXY STATEMENT



                       1,544,000 Shares of Common Stock
                                 June 4, 1999

DEAR FELLOW STOCKHOLDER,

     AvData Systems, Inc. and ITC/\DeltaCom, Inc. have entered into an Agreement and Plan of Merger, dated as of April 15, 1999, as amended, which provides for AvData to merge into a wholly-owned subsidiary of ITC/\DeltaCom, subject to, among other things, approval of AvData's stockholders. If the merger takes place, your AvData common stock will be converted into ITC/\DeltaCom common stock, as described in this prospectus and proxy statement.

     AvData's board of directors have scheduled a special meeting of stockholders to vote on the merger agreement on July 7, 1999 at 10:00 a.m., local time, at AvData's offices located at 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303. The merger agreement must be approved by a majority of AvData's outstanding shares of common stock issued as of May 15, 1999. If the merger agreement is approved, we expect the merger to take place during the summer of 1999.

     ITC/\DeltaCom's common stock is traded on the Nasdaq Stock Market's National Market under the symbol ITCD. On April 14, 1999, which was the last trading day before the public announcement of the merger, the closing price for a share of ITC/\DeltaCom's common stock was $35.00.

     This prospectus and proxy statement contains important information concerning ITC/\DeltaCom, Inc., AvData Systems, Inc., the terms of the merger and the conditions which must be satisfied before the merger can occur. You should carefully consider the risk factors relating to the merger and to ownership of ITC/\DeltaCom common stock that are described starting on page 13.

     The required vote to approve the merger agreement is based on the total number of outstanding shares of AvData common stock and not on the number of shares which are actually voted. Not voting at the meeting, failing to submit a proxy card, or abstaining from voting at the meeting has the same effect as voting against the merger. Please complete, sign, date and return your proxy card. The AvData board urges you to vote in favor of the merger.


                                    Sincerely,


                                    James H. Black, Jr.
                                    Chairman and Chief Executive Officer

          Your board of directors unanimously recommends that you vote
                          For approval of the merger.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

               Prospectus and proxy statement dated June 4, 1999

      First mailed or delivered to stockholders on or about June 8, 1999

                               [LOGO OF AVDATA]



                             AVDATA SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                                                Atlanta, Georgia

                                                                    June 4, 1999

TO THE STOCKHOLDERS OF
AVDATA SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AvData Systems, Inc., a Delaware corporation, will be held on July 7, 1999, at 10:00 a.m., local time, at AvData's offices located at 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 15, 1999, as amended (the "Merger Agreement"), by and among ITC/\DeltaCom, Inc., a Delaware corporation, Interstate FiberNet, Inc., a Delaware corporation and a wholly-owned subsidiary of ITC/\DeltaCom, and AvData Systems, Inc., as a result of which, among other things, AvData will merge with and into Interstate FiberNet (the "Merger"), and to approve the Merger and the other transactions contemplated by the Merger Agreement, as more fully described in the prospectus and proxy statement; and

2. To transact such other business as may properly be brought before the special meeting.

Only holders of record of AvData common stock at the close of business on May 15, 1999 are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting. A list of stockholders entitled to receive notice of and vote at the special meeting will be available for examination by AvData stockholders at the office of AvData located at 55 Marietta Street, 18th Floor, Atlanta, Georgia, 30303, during ordinary business hours for the 10-day period before the special meeting.

Stockholders of AvData have the right to dissent from the Merger and demand that if the Merger is consummated, they be paid the "fair value" for their shares of AvData common stock. The right of any stockholder to receive such "fair value" payment is contingent on strict compliance with the requirements of the applicable provisions of Delaware law, which are attached as Appendix B to the prospectus and proxy statement.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                                      James H. Black, Jr.
                                            Chairman and Chief Executive Officer


Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. If you attend the special meeting, you may vote in person, even if you have previously returned your proxy card.

                               TABLE OF CONTENTS




                                                                            Page
                                                                            ----
SUMMARY....................................................................    1
RISK FACTORS...............................................................   13
INFORMATION IN THIS DOCUMENT...............................................   32
THE SPECIAL MEETING........................................................   33
   Date, Time and Place; Matters to Be Considered..........................   33
   Proxies.................................................................   33
   Solicitation of Proxies.................................................   33
   Record Date and Voting Rights...........................................   34
   Recommendation of AvData's Board of Directors...........................   34
THE MERGER.................................................................   35
   General.................................................................   35
   Background of the Merger................................................   35
   Recommendation of AvData's Board of Directors and Reasons for the
    Merger.................................................................   38
   Opinion of AvData's Financial Advisor...................................   39
   Interests of AvData Directors and Management in the Merger..............   43
   Certain AvData Stockholders have Relationships with ITC/\DeltaCom.......   44
   Business Relationship...................................................   44
   Accounting Treatment....................................................   44
   Listing on The Nasdaq National Market...................................   44
   Governmental and Regulatory Approvals...................................   44
   Federal Income Tax Consequences.........................................   45
   Restrictions on Resales by Affiliates...................................   46
   Appraisal Rights of Dissenting Stockholders.............................   47
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS.....................   50
   General.................................................................   50
   Structure of the Merger.................................................   50
   Management After the Merger.............................................   50
   Conversion of AvData Common Stock.......................................   51
   Conversion of AvData Stock Options......................................   57
   Exchange of Certificates................................................   58
   Effective Time..........................................................   59
   Representations and Warranties..........................................   59
   Business of AvData Pending the Merger; Other Agreements.................   61
   No Solicitation by AvData...............................................   64
   Indemnification.........................................................   65
   Stockholders' Representative............................................   67
   Conditions to Consummation of the Merger................................   67
   Termination of the Merger Agreement.....................................   70
   Waiver and Amendment of the Merger Agreement............................   72
   Expenses................................................................   72
INFORMATION ABOUT ITC/\DELTACOM............................................   73
INFORMATION ABOUT AVDATA...................................................   83
AVDATA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................   94
   Overview................................................................   94
   Results of Operations...................................................   95
   Liquidity and Capital Resources.........................................   98
   Forward Looking Statements..............................................   99
   Market Risks Associated with Financial Instruments......................   99
   Inflation...............................................................   99
   Year 2000 Issues........................................................   99
   Legal Contingencies.....................................................  101
   New Accounting Standards................................................  101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AVDATA...  103
AVDATA EXECUTIVE COMPENSATION..............................................  105
ITC/\DELTACOM CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS...........  106
   Description of ITC/\DeltaCom Capital Stock..............................  106
   Comparison of ITC/\DeltaCom Common Stock and AvData Common Stock........  109
OTHER MATTERS..............................................................  114
   Legal Matters...........................................................  114
   Experts.................................................................  114
   Other Matters...........................................................  114

   Where You Can Find More Information ..............................   114

INDEX TO FINANCIAL STATEMENTS........................................   F-1


                                  APPENDICES

APPENDIX A - Agreement and Plan of Merger, as amended.................  A-1

APPENDIX B - Section 262 of The Delaware General Corporation Law......  B-1

APPENDIX C - Opinion of Bowles Hollowell Conner & Co..................  C-1



                                     -ii-                      TABLE OF CONTENTS

                                    SUMMARY

     This document is a prospectus of ITC/\DeltaCom and a proxy statement of AvData. This summary highlights selected information from the prospectus and proxy statement. It does not contain all of the information that is important to you. You should carefully read the entire prospectus and proxy statement and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page 114.

ITC/\DELTACOM, INC.
1791 O.G. Skinner Drive
West Point, Georgia 31833
(706) 385-8000

ITC/\DeltaCom provides integrated voice and data telecommunications services on a retail basis to mid-sized and major regional businesses in the southern United States. We are also a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States.

We provide integrated retail telecommunications services to mid-sized and major regional businesses in a bundled package tailored to the business customer's specific needs. These services include:

     .  local exchange services;

     .  long distance services;

     .  toll free calling, calling card and operator services;

     . Asynchronous Transfer Mode, or "ATM", frame relay, high capacity broad band private line services;

     . primary rate interface connectivity and co-location services to Internet service providers;

     .  Internet, intranet and Web page hosting and development services; and

     .  customer premise equipment sales, installation and repair.

As of March 31, 1999, we provided retail services to over 11,600 business customers in 23 metropolitan areas. Over the next two years, we intend to provide a full range of retail services in a total of approximately 42 metropolitan areas throughout the southern United States.

We provide wholesale long-haul services to several other telecommunications carriers. Our fiber optic network reaches over 80 points of presence, or POPs, in ten southern states. This network extends approximately 7,800 route miles, of which approximately 4,150 miles are owned by ITC/\DeltaCom. The remaining approximately 3,650 miles are owned and operated principally by public utilities but are managed and marketed by us.

In connection with offering local exchange services, we have entered into interconnection agreements with the following incumbent local exchange carriers:

     .  BellSouth Telecommunications, Inc., for all of its markets;

     .  Southwestern Bell Telephone Company for its Arkansas markets;

     .  GTE Corporation, for its Alabama markets; and

     .  Sprint Corporation, for its Florida markets.

The interconnection agreements allow us to resell the local exchange services of the incumbent carrier and to interconnect our network with their networks. This allows us to offer local exchange services to our current customer base and to enter new markets with minimal capital expenditures. We intend to complete additional interconnection agreements with GTE, Sprint and Southwestern Bell Telephone Company for other markets that we serve or intend to serve.


AVDATA SYSTEMS, INC.
55 Marietta Street
18th Floor
Atlanta, Georgia  30303
(404) 479-4800

AvData is a provider of satellite and terrestrial-based digital network solutions, primarily to mid-

                                       1                                 SUMMARY
size companies based in the southeastern United States and to wireless messaging and cellular operators nationwide. AvData designs, implements and operates private communications networks that carry high speed one-way and two-way data, Internet, intranet and other digital transmissions. AvData delivers high reliability for these networks based upon its continuous network monitoring (24 hours a day, every day) and its ability to quickly identify and correct network outages.

As of March 31, 1999, AvData had an installed base of approximately 3,500 revenue-producing sites in North America and the Caribbean. AvData's revenues have grown from less than $7 million for 1994 to more than $30 million for 1998 (although AvData's revenues are expected to decline in 1999 following substantial completion of the buildout under a large customer contract). AvData has achieved this growth by increasing its base of revenue-producing sites, adding terrestrial network solutions to the satellite technology solutions offered since its founding and through a large, multi-year contract obtained in September 1995 with PageMart Wireless, Inc., which represents its single largest network to date. AvData's recurring revenues have been increasing at the rate of greater than 20% per year and AvData believes its recurring revenues will continue to increase in the future (although AvData's non-recurring revenues are expected to decline in 1999 following substantial completion of the buildout under the PageMart contract).

AvData believes that the complexity of data networks and network operations and demand for network solutions will continue to increase. To capitalize on these trends, AvData offers network operation and management services that it believes are attractive for customers seeking to outsource network operations, especially those for whom network failure is extremely costly. AvData believes this service is also attractive for systems integrators seeking to offer a "one-stop shopping" network solution to their end customers.

AvData uses both satellite and terrestrial capacity to implement networks for its customers. AvData acquires capacity from multiple vendors when needed to satisfy customer demand. AvData believes that the use of multiple vendors and diverse routing reduces exposure from failure of a single communications facility provider, since at least critical portions of customer traffic often can be relocated from a failed facility to the functioning facility of another vendor. AvData believes that a strategic relationship with a facilities owner such as ITC/\DeltaCom will reduce its facilities cost and make its network solutions more cost competitive.

AvData's principal customers in recent years include PageMart Wireless, Inc. (a national paging network with over 1,800 sites on-line), and Motion Industries
(a wholly-owned subsidiary of Genuine Parts Company with over 300 sites).
AvData is largely dependent upon these customers, particularly PageMart, and its recurring and non-recurring revenues would be adversely affected if AvData lost these accounts.

Special Meeting of AvData Stockholders (page 33)

The special meeting will be held on July 7, 1999 at 10:00 a.m. at AvData's offices located at 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303. At the special meeting, you will be asked to vote to adopt the merger agreement and to approve the merger and the transactions contemplated by the merger agreement.


You can vote, or submit a proxy to vote, at the special meeting if you were a record holder of AvData common stock at the close of business on May 15, 1999. You can vote your shares by attending the meeting and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy at any time before it is exercised.

Vote Required (page 34)

For the merger to occur, a majority of the shares of AvData common stock that were issued and outstanding on May 15, 1999 must approve the merger agreement and the related transactions. Please remember that, unlike routine matters presented to the stockholders, the vote required to approve the merger agreement is based on the total number of outstanding shares, and not on the number of shares which are actually voted.

The Merger (page 35)

                                       2                                 SUMMARY

The merger agreement provides that ITC/\DeltaCom will acquire AvData by merger, with AvData being merged into Interstate FiberNet, a wholly-owned subsidiary of ITC/\DeltaCom. ITC/\DeltaCom and AvData hope to complete the merger during the summer of 1999.

The merger agreement is included as Appendix A to this prospectus and proxy statement. It is the legal document that governs the merger.

What You Will Receive in the Merger (page 51)

As a consequence of the merger, unless you exercise appraisal rights under Delaware law, the shares of AvData common stock that you own will convert into the right to receive the following:

 . shares of ITC/\DeltaCom common stock -- a portion of which will be withheld and placed in escrow as security for your and the other AvData stockholders' performance of certain indemnity obligations

 . additional shares of ITC/\DeltaCom common stock which ITC/\DeltaCom may issue in the future based upon certain types of revenues generated in 1999 by AvData, or, after the merger, the surviving corporation.

If, immediately before the effective time of the merger, you own an outstanding, unexpired and unexercised option to purchase shares of AvData common stock and you become an employee of ITC/\DeltaCom or any of its subsidiaries at the effective time of the merger, you are entitled to the following:

 . your option will automatically convert into an option to purchase proportionate shares of ITC/\DeltaCom common stock

 . you will also receive an additional option to purchase proportionate shares of ITC/\DeltaCom common stock upon the release of the escrow shares described above

 . you will also receive an additional option to purchase proportionate shares of ITC/\DeltaCom common stock if ITC/\DeltaCom issues additional shares of its common stock to the former AvData stockholders based upon certain types of revenues generated during certain periods of 1999 by AvData, or, after the merger, the surviving corporation.

The formulas for calculating the amount of ITC/\DeltaCom common stock that you will receive in the merger are complex, and they can be found in the merger agreement. You can see a description of how these formulas work, as well as some of the possible values of the stock that you could receive on pages 51 to 58.

Exchange of Stock Certificates (page 58)

Before the merger occurs, you will receive a letter of transmittal that will provide instructions on the procedure for exchanging your stock certificates.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

Appraisal Rights of Dissenting Stockholders (page 50)

If you object to the merger, Delaware law permits you to seek relief as a dissenting stockholder and have the fair value of your shares of AvData common stock determined by a court and paid to you in cash.

If you are an AvData stockholder and wish to dissent, you must deliver to AvData, prior to the vote on the merger at the special meeting, a written demand for appraisal of your shares. You also must not vote in favor of the merger.

If you own shares of AvData common stock that are held in the name of another person, such as a broker, bank or nominee, and you wish to seek appraisal, you must instruct that person to follow the appraisal procedures of Delaware law. The relevant provisions of Delaware law are technical and complex. If you wish to exercise your rights to obtain appraisal of the fair value of your shares, you are advised to consult, at your expense, with your legal counsel, since the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights.

A copy of the relevant section of Delaware law governing this process is attached as Appendix B to this prospectus and proxy statement.

What is Needed to Complete the Merger (page 67)

Several conditions must be satisfied before the merger will be completed. These include:

                                       3                                 SUMMARY

 .  adoption of the merger agreement and approval of the merger by the AvData stockholders
 .  approval of the merger agreement by ITC/\DeltaCom's board of directors
 .  receipt of all required consents and approvals by the Federal Communications
   Commission ("FCC")
 .  receipt by AvData of an opinion of ITC/\DeltaCom's counsel in form and substance reasonably satisfactory
 .  receipt by ITC/\DeltaCom of an opinion of AvData's counsel in form and substance reasonably satisfactory
 .  other customary contractual conditions set forth in the merger agreement.

If the law permits, ITC/\DeltaCom or AvData may each waive conditions for the benefit of their company and stockholders and complete the merger even though one or more of these conditions has not been met. They cannot assure you that the conditions will be satisfied or waived or that the merger will occur.

Indemnification (page 65)

If you own AvData common stock and you do not perfect your appraisal rights under Delaware law, ITC/\DeltaCom will place a pro rata portion of the ITC/\DeltaCom common stock you will receive into escrow where it will be available to indemnify ITC/\DeltaCom, the surviving corporation of the merger and their officers, directors and significant stockholders against losses due to AvData's breach of its representations, warranties or agreements in the merger agreement, as well as certain other matters described in the merger agreement. This means that after the merger, ITC/\DeltaCom, or any of these other parties could require that the escrowed stock be delivered to them to pay them for any harm they suffer, up to $5,000,000, as a result of the above matters or AvData's failure to perform its agreements or misrepresentation of its condition. Any such payment would be made from the stock that is held in escrow.

AvData Stockholders' Representative (page 67)

If the merger is approved, the merger agreement provides that Mr. Kenneth F. Leddick will be appointed attorney-in-fact for AvData's stockholders and will be authorized to act on behalf of AvData's stockholders in connection with the indemnity provisions of the merger agreement and the agreement covering the common stock that ITC/\DeltaCom will hold in escrow pending the AvData stockholders' performance of their indemnity obligations. Each AvData stockholder who votes in favor of the merger confirms such appointment and authority.

Federal Income Tax Consequences (page 45)

If you exchange shares of AvData common stock for shares of ITC/\DeltaCom common stock in the merger, AvData expects that you will not recognize gain or loss on the exchange for United States federal income tax purposes, except to the extent you receive cash in lieu of fractional shares. However, different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you.

Determining the actual tax consequences of the merger to you can be complicated. they will depend on your specific situation and on variables not within the control of AvData or ITC/\DeltaCom. you should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Accounting Treatment (page 44)

The merger is expected to be accounted for using the purchase method of accounting.

Governmental and Regulatory Approvals (page 44)

Before the merger can occur, U.S. antitrust authorities must determine not to seek to prevent the merger and the applicable premerger waiting period must expire. In addition, the FCC will also need to approve the proposed transfer of certain licenses from AvData to ITC/\DeltaCom Communications, Inc. AvData and ITC/\DeltaCom have filed all of the required applications or notices with the FCC and U.S. antitrust authorities. While neither AvData nor ITC/\DeltaCom knows of any reason why they would not be able to obtain the necessary approvals in a timely manner, they cannot be certain when or if they will receive them.

                                       4                                 SUMMARY

Interests of AvData's Directors and Officers in the Merger (page 43)

At the close of business on May 15, 1999, excluding all options to purchase AvData's common stock, the directors and executive officers of AvData and their affiliates owned a total of 11,208,645 shares of AvData common stock, which was approximately 36% of the outstanding shares of AvData common stock on that date. Some of AvData's directors and officers have interests in the merger that are different from, or in addition to, their interests as AvData stockholders.
These interests exist because certain directors of AvData are also directors of ITC/\DeltaCom and/or its affiliates and certain officers of AvData will become employees of an indirect subsidiary of ITC/\DeltaCom commencing upon the effective time of the merger.

Termination of the Merger Agreement; Expenses (page 70)

The merger agreement specifies a number of situations when the agreement may be terminated by ITC/\DeltaCom or AvData, which are described on page 70. One of the instances when ITC/\DeltaCom can terminate the merger agreement is if the closing price of ITC/\DeltaCom common stock is less than $11.50 as of the last trading day before the date of the merger.

Reasons for the Merger and Recommendation of AvData's Board of Directors
(page 38)

A special committee consisting of AvData's independent directors considered a variety of factors in recommending that the full board of directors approve the merger agreement and that the full board recommend to you that you vote your shares for adoption of the merger agreement. These factors included:

     . the business and financial condition of AvData and ITC/\DeltaCom
     . the business advantages of a combination
     . the alternatives to the merger
     . the historical valuations of AvData common stock and the value offered by the merger
     . the opportunity of AvData stockholders to participate in the potential future value of ITC/\DeltaCom.

After considering the recommendation of the special committee and other factors, AvData's full board of directors concluded that the merger is fair to and in the best interests of AvData and its stockholders at large, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

Differences in the Rights Of Stockholders (page 106)

If you own AvData common stock and receive ITC/\DeltaCom common stock, you would become a stockholder of ITC/\DeltaCom upon completion of the merger. Your rights would then be governed by ITC/\DeltaCom's certificate of incorporation and bylaws, rather than AvData's certificate of incorporation and bylaws. Your rights as a stockholder of ITC/\DeltaCom would differ from your rights as a stockholder of AvData.

                                       5                                 SUMMARY

             Summary Consolidated Financial Data of ITC/\DeltaCom

     The information in the following table has been derived from the historical financial statements included in ITC/\DeltaCom's prior SEC filings. You should read the following summary financial information in connection with ITC/\DeltaCom's historical financial statements and notes thereto. This historical financial information is considered a part of this document. See "Where You Can Find More Information" on page 114. The summary historical statement of operations data for each of the years ended December 31, 1996, 1997 and 1998 and the summary historical balance sheet data for the years then ended, have been derived from those financial statements that have been audited by Arthur Andersen LLP, independent public accountants.

The summary historical statements of operations data for the three months ended March 31, 1998 and 1999 and the historical balance sheet data as of March 31, 1999 have been derived from ITC/\DeltaCom's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods.

     The pro forma statements of operations data and other financial data for the year ended December 31, 1998 presented in the following table give effect to the following transactions as if each had occurred on January 1, 1998: (1) the issuance of our March 1998 senior notes, (2) the redemption of $70 million of our 1997 senior notes, (3) the issuance of our November 1998 senior notes, (4) the issuance of our May 1999 convertible subordinated notes, (5) the issuance of 6,037,500 shares of our common stock in May 1999 and (6) the merger with AvData. The pro forma statements of operations data and other financial data for the three months ended March 31, 1999 presented in the following table give effect to the following transactions as if each occurred on January 1, 1998: (1) the issuance of our May 1999 convertible subordinated notes, (2) the issuance of 6,037,500 shares of our common stock in May 1999, and (3) the merger with AvData. The pro forma balance sheet data as of March 31, 1999 presented in the following table give effect to (1) the issuance of our May 1999 convertible subordinated notes, (2) the issuance of 6,037,500 shares of our common stock in May 1999, and (3) the merger with AvData as if each occurred on March 31, 1999. The pro forma financial and operating information does not purport to represent what ITC/\DeltaCom's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of operations of ITC/\DeltaCom. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                                       6                             THE SUMMARY

             Summary Consolidated Financial Data of ITC/\DeltaCom
                       (In thousands, except share data)

                                                                                                     Three months ended
                                              Year ended December 31,                                      March 31,
                             -----------------------------------------------------------  ------------------------------------------
                                                                            Pro forma                                     Pro forma
                                1996(a)       1997(b)(c)        1998         1998(d)           1998           1999         1999(d)
                             -------------  --------------  ------------  --------------  --------------  ------------  ------------
                                                                            (Unaudited)            (Unaudited)           (Unaudited)
Statement of Operations
 Data:
Operating revenues......... $    66,518    $   114,590      $   171,838   $   202,021     $    36,694     $    53,034   $    58,241
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
Operating expenses:
 Cost of services..........      38,756         54,550           82,979       101,775          16,873          26,761        29,687
 Selling, operations and
  administration...........      18,876         38,255           64,901        73,672          13,567          20,268        22,486
 Depreciation and
  amortization.............       6,438         18,332           30,887        33,200           6,321          11,168        11,767
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
   Total operating expenses      64,070        111,137          178,767       208,647          36,761          58,197        63,940
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
Operating income (loss)....       2,448          3,453           (6,929)       (6,626)            (67)         (5,163)       (5,699)
Equity in losses of
 unconsolidated subsidiary.      (1,590)            --               --            --              --              --            --
Interest expense...........      (6,173)       (21,367)         (32,828)      (47,761)         (7,499)        (10,463)      (11,694)
Interest income............         172          4,251            9,753         9,511           2,834           2,389         2,420
Other (expense) income.....          --             --           (2,356)          156          (2,291)            225           225
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
Loss before income taxes,
 preacquisition loss and
extraordinary item.........      (5,143)       (13,663)         (32,360)      (44,720)         (7,023)        (13,012)      (14,748)
Income tax benefit.........      (1,233)        (3,324)          (6,454)       (6,454)         (2,388)             --            --
Preacquisition loss........          --             74               --            --              --              --            --
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
Loss before extraordinary
 item......................      (3,910)       (10,265)         (25,906)      (38,266)         (4,635)        (13,012)      (14,748)
Extraordinary item (net of
 income tax)...............          --           (508)          (8,436)           --          (8,436)             --            --
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
Net loss................... $    (3,910)   $   (10,773)     $   (34,342)  $   (38,266)    $    13,071     $   (13,012)  $   (14,748)
                            ===========    ===========      ===========   ===========     ===========     ===========   ===========
Basic and diluted net loss
 per common share(e):
 Before extraordinary loss.      $(0.10)        $(0.26)          $(0.51)       $(0.66)         $(0.09)         $(0.25)       $(0.25)
 Extraordinary loss........          --          (0.01)           (0.16)           --           (0.17)             --            --
                            -----------    -----------      -----------   -----------     -----------     -----------   -----------
 Net loss..................      $(0.10)        $(0.27)          $(0.67)       $(0.66)         $(0.26)         $(0.25)       $(0.25)
                            ===========    ===========      ===========   ===========     ===========     ===========   ===========
Basic weighted average
 common shares
 outstanding(e)(f).........  38,107,350     40,249,816       50,972,361    58,141,653      50,190,058      51,506,644    58,675,936
Diluted weighted average
 common shares
 outstanding(e)(f).........  38,203,852     40,249,816       50,972,361    58,141,653      50,190,058      51,506,644    58,675,936

                                                                                          Pro Forma
                                             December 31,                  March 31,       March 31,
                             ------------------------------------------   ---------------------------
                              1996(a)       1997(b)(c)          1998         1999           1999(d)
                             ----------     ----------      -----------   -----------     -----------
                                                                                  (Unaudited)
Balance Sheet Data:
Working capital............ $     3,415    $   116,446      $   190,118   $   156,041     $   377,952
Total assets...............     113,208        386,104          587,517       579,123         834,160
Long-term debt and capital
 lease obligations,
 including current portions      75,443        203,889          417,934       417,761         517,761
Stockholders' equity.......      19,257        148,266          118,200       105,918         256,067

                                       7                             THE SUMMARY

                                                                                                    Three Months Ended
                                                 Year ended December 31,                                March 31,
                                               ------------------------------------------  --------------------------------------
                                                                              Pro forma                               Pro forma
                                 1996(a)         1997(b)(c)       1998         1998(d)        1998         1999        1999(d)
                             ----------------  --------------  -----------  -------------  -----------  ----------  -------------
                                                                             (unaudited)         (unaudited)         (unaudited)
Other Financial Data:
Capital expenditures.......        $ 6,173       $ 43,874         $147,842    $149,181       $ 22,042     $29,315      $29,361
Cash flows (used in)
 provided by operating
 activities................          8,189          6,302            9,512      11,016          9,701      (3,792)      (3,740)
Cash flows used in
 investing activities......         72,694         93,854          118,166     119,507         22,966      29,635       29,681
Cash flows provided by
 financing activities......         65,150        180,625          198,447     198,501        155,633         554          566
EBITDA, as adjusted(g).....          8,886         21,785           23,958      26,575          6,254       6,005        6,068
Ratio of earnings to fixed
 charges(h)................             --             --               --          --             --          --           --

(a) On January 29, 1996, ITC Holding purchased DeltaCom, Inc. (which is now called ITC/\DeltaCom Communications, Inc.), an Alabama corporation ("DeltaCom"). DeltaCom's results of operations are included in the historical statement of operations data since the date of acquisition. See
    Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.
(b) On March 27, 1997, ITC/\DeltaCom purchased certain fiber and fiber-related assets, including a significant customer contract for network services in Georgia (the "Georgia Fiber Assets"). The results of operations for the Georgia Fiber Assets are included in the consolidated statements of operations beginning March 27, 1997. See Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.
(c) On March 27, 1997, ITC/\DeltaCom purchased the remaining 64% partnership interest in Gulf States FiberNet, a partnership between ITC Holding and SCANA Communications, Inc. Gulf States FiberNet's revenues and expenses have been included in the consolidated statement of operations data effective January 1, 1997 with the preacquisition loss attributable to the previous owner deducted to determine the consolidated net loss for the year ended December 31, 1997. See Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.

(d) Adjustments to the statement of operations data and other financial data reflect our 1998 and 1999 financings and the AvData acquisition as if these transactions occurred at the beginning of the period presented. The balance sheet data reflect the 1999 financing activities and the AvData acquisition as if they occurred on March 31, 1999.
(e) On July 29, 1998, ITC/\DeltaCom announced a two-for-one stock split of its common stock to be effected in the form of a stock dividend. The record date for the stock split was August 18, 1998 and the payment date was September 4, 1998. The common stock began trading giving effect to the stock split on September 8, 1998. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.
(f) Pursuant to Staff Accounting Bulletin 98, for periods prior to the completion of the initial public offering, basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti-dilutive.
(g) EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition (earnings) loss, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA, as adjusted, is provided because it is a measure commonly used in the industry. EBITDA, as adjusted, is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

(h) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1996, 1997, 1998, pro forma 1998, the three months ended March 31, 1999, and the pro forma three months ended March 31, 1999 by $5.1 million, $13.7 million, $32.4 million, $44.3 million, $14.2 million and $14.7 million, respectively.

                                       8                             THE SUMMARY

                       Summary Financial Data of AvData

     The information in the following table is based on AvData's financial statements presented later in this prospectus and proxy statement. You should read the following summary financial information in connection with those financial statements, including the notes which accompany them. The summary historical statement of operations data for each of the years ended December 31, 1996, 1997 and 1998 and the summary historical balance sheet data for the years then ended, have been extracted from those financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data set forth below as of and for the three month periods ended March 31, 1998 and 1999 were derived from unaudited financial statements of AvData. In the opinion of management, the unaudited information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of AvData at the date and for the periods presented. Results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                                                      Three Months
                                            Year ended December 31,                  Ended March 31,
                                           -------------------------                ----------------
                                        1996          1997         1998            1998           1999
                                        ----          ----         ----            ----           ----
                                                                               (Unaudited)     (Unaudited)
STATEMENT OF OPERATIONS DATA:
Sales and service revenue            $16,247,438   $13,529,639  $30,182,711      $ 5,221,260   $5,206,842
                                     -----------   -----------  -----------      -----------   ----------
Cost of sales and service revenue      8,859,881     6,612,267   18,795,435        3,114,364    2,925,944
                                     -----------   -----------  -----------      -----------   ----------
Operating expenses:
 Operations and engineering            1,797,373     2,129,230    2,752,167          610,833      712,768
 Sales and marketing                   2,622,972     2,319,025    3,231,050          604,310      729,607
 General and administrative            1,462,074     1,325,614    2,787,306          497,193      775,536
 Depreciation                            759,498       887,452    1,085,381          272,377      291,919
                                     -----------   -----------  -----------      -----------   ----------
 Total operating expenses              6,641,917     6,661,321    9,855,904        1,984,713    2,509,830
                                     -----------   -----------  -----------      -----------   ----------
Operating income                         745,640       256,051    1,531,372          122,183     (228,932)
Interest income, net                     148,357       151,824      171,386           38,762       30,485
                                     -----------   -----------  -----------      -----------   ----------
Net income                           $   893,997   $   407,875  $ 1,702,758      $   160,945   $ (198,447)
                                     ===========   ===========  ===========      ===========   ==========

                                                  December 31,                  March 31,
                                   ----------------------------------------------------------
                                        1996          1997         1998             1999
                                        ----          ----         ----             ----
                                                                                 (Unaudited)
BALANCE SHEET DATA:
Current assets                       $ 7,970,926   $ 7,065,656  $ 9,224,548      $ 8,030,578
Total assets                          11,626,245    11,529,125   14,343,165       12,939,934
Current liabilities                    5,100,405     3,777,672    5,253,298        4,062,163
Long-term liabilities                    749,013     1,409,671      936,655          902,478
Stockholders' equity                   5,776,827     6,341,782    8,153,212        7,975,293

                                                                                    Three Months Ended
                                             Year ended December 31,                     March 31,
                                     ---------------------------------------------------------------------
                                        1996          1997         1998           1998           1999
                                        ----          ----         ----           ----           ----
                                                                                (Unaudited)   (Unaudited)
OTHER FINANCIAL DATA:
Cash flows provided by
operating activities                 $ 1,874,480   $ 1,051,590  $ 1,504,210     $  139,344    $    51,906
Cash flows used in
investing activities                   1,768,356     1,606,602    1,340,529        182,529         45,661
Cash flows provided by
financing activities                         126       297,278       53,898         (9,620)        11,660

                                       9                             THE SUMMARY

                          Comparative Per Share Data

     The following table summarizes per share information for ITC/\DeltaCom and AvData on a historical, pro forma combined, and equivalent pro forma basis. The loss per share was calculated using income (loss) from continuing operations before extraordinary items. The pro forma loss per share amounts do not include any adjustments to reflect potential expense reductions or revenue enhancements that may result from the merger or the effect of repurchases of ITC/\DeltaCom or AvData common stock subsequent to the stated periods. The pro forma data do not necessarily indicate the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the periods presented. The pro forma financial data have been included in accordance with the rules of the SEC and are provided for comparative purposes only.

     The ITC/\DeltaCom pro forma loss per share data for the year ended December 31, 1998 and the three months ended March 31, 1999 include adjustments to reflect the acquisition of AvData and our 1998 and 1999 financing activities as if these transactions occurred on January 1, 1998.

     The AvData equivalent pro forma amounts are calculated by multiplying the pro forma combined per share amounts by 0.03678, which is the fraction of a share of ITC/\DeltaCom common stock that one share of AvData common stock will convert into based upon the assumptions of a $25.00 ITC/\DeltaCom common stock price and the number of AvData outstanding common shares at March 31, 1999. See "Terms of the Merger and Related Transactions -- Conversion of AvData Common Stock."


                                                               For the
                                                             year ended
                                                          December 31, 1998
                                                        ---------------------
ITC/\DeltaCom Common
Stock
Income from continuing operations
before extraordinary items
  Basic and diluted net loss
  per share
     Historical.........................................       $(0.51)
     Pro forma for the merger(1)........................       $(0.66)
 AvData Common Stock
 Income from continuing operations
  before extraordinary items
    Basic and diluted net loss
    per share
      Historical........................................       $   --
      Pro forma for the merger..........................       $(0.02)

                                                          AS OF OR FOR THE
                                                            THREE MONTHS
                                                        ended March 31, 1999
                                                        --------------------
Income from continuing operations
before extraordinary items


 Basic and diluted net loss
 per share

   Historical.........................................                $(0.25)
   Pro forma for the merger(1)........................                $(0.25)

 Book value per share at
 period end
   Historical.........................................                $ 2.05
   Pro forma for the merger(1)........................                $ 4.35

Income from continuing operations
 before extraordinary items

   Basic and diluted net loss
   per share
      Historical (2)..................................                $(0.01)
      Pro forma for the merger........................                $(0.01)

   Book value per share at
   period end
      Historical(2)...................................                $ 0.26
      Pro forma equivalent for
      the merger......................................                $ 0.16

______________

(1) Also includes pro forma adjustments to reflect ITC/\DeltaCom's 1998 and 1999 financing activities. See "Pro Forma Financial Data" on page 78.

(2) Calculated by dividing stockholders' equity by the actual number of shares of AvData common stock outstanding at the end of the period presented. There were 30,772,170 shares of AvData common stock outstanding as of March 31, 1999.

                                      10                             THE SUMMARY

Dividends. Neither ITC/\DeltaCom nor AvData has ever declared or paid a cash dividend with respect to its common stock.

                                       11                            THE SUMMARY

Comparative Market Data

ITC/\DeltaCom. ITC/\DeltaCom common stock is, and the shares of ITC/\DeltaCom common stock offered to AvData stockholders will be, listed on The Nasdaq National Market and traded under the symbol "ITCD." ITC/\DeltaCom common stock has been quoted on The Nasdaq National Market since ITC/\DeltaCom's initial public offering on October 29, 1997. Before October 29, 1997, no established public trading market for ITC/\DeltaCom common stock existed. The following table sets forth for the periods indicated the high and low sales price per share of ITC/\DeltaCom common stock as reported by The Nasdaq National Market.


                                                      High(a)          Low(a)
                                                      -----------------------
       1997
            Fourth Quarter (from October 29, 1997)..  $10.719       $ 6.938
       1998
            First Quarter...........................  $16.625       $ 8.312
            Second Quarter..........................   21.500        13.312
            Third Quarter...........................   25.500        14.500
            Fourth Quarter..........................   20.500         8.500
       1999
            First Quarter...........................  $22.000       $12.500
            Second Quarter (through May 26, 1999)...  $40.750       $19.750

     (a) Stock prices give effect to the stock split in the form of a stock dividend paid on September 4, 1998.

     On April 14, 1999, the last full trading day before the public announcement of the proposed merger, the closing price of ITC/\DeltaCom common stock was $35.00 per share. On May 26, 1999, which is the most recent practicable date prior to the mailing of this proxy statement and prospectus, the closing price reported for ITC/\DeltaCom common stock was $22.125 per share.

     As of May 15, 1999, there were 707 holders of record of ITC/\DeltaCom common stock.

AvData.  There is no established public trading market for AvData common stock.

                                       12                            THE SUMMARY

RISK FACTORS

     You should carefully consider the following risk factors relating to the merger and to ownership of ITC/\DeltaCom common stock before you decide whether to adopt the merger agreement and approve the merger. You should also consider the other information in this prospectus and proxy statement (including the matters addressed in "Information in this Document" on page 32) and the other documents considered a part of this prospectus and proxy statement. See "Where You Can Find More Information" on page 114.


Risks Relating to the Merger:
-----------------------------

The value of the ITC/\DeltaCom common stock you receive in the merger may depend on its market price at the time of the merger.

     The value of the ITC/\DeltaCom common stock you receive in the merger will decline in the event the average market price of ITC/\DeltaCom common stock for the five trading days immediately prior to the effective time of the merger is less than $25.00. If the average market price of ITC/\DeltaCom common stock falls within a range of $25.00 to $31.39, then the number of shares of ITC/\DeltaCom common stock that you receive in the merger will adjust so that the value of the stock remains constant. However, if the average market price of ITC/\DeltaCom common stock is less than $25.00, the number of shares of ITC/\DeltaCom common stock that you receive becomes fixed based upon an assumed stock price of $25.00. This means that you would receive the same number of shares of ITC/\DeltaCom common stock no matter how far below $25.00 the price of the stock is at the time of the merger, which would reduce the overall value of the consideration that you receive in the merger. On May 26, 1999, which is the most recent practicable date prior to the mailing of this proxy statement and prospectus, the closing price reported for ITC/\DeltaCom common stock was $22.125 per share.

ITC/\DeltaCom may not be able to successfully integrate AvData into its operations.

     The integration of AvData into ITC/\DeltaCom's operations involves a number of risks, including:

     .    difficulty integrating AvData's operations and personnel

     .    diversion of management attention

     .    potential disruption of ongoing business

     .    inability to retain key personnel

     . inability to successfully incorporate AvData's assets and rights into ITC/\DeltaCom's service offerings

     . inability to maintain uniform standards, controls, procedures and policies

     .    impairment of relationships with employees, customers or vendors

     Failure to overcome these risks or any other problems encountered in connection with the merger or other similar transactions could slow ITC/\DeltaCom's growth or lower the quality of its services, which could reduce customer demand and ultimately the value of the ITC/\DeltaCom common stock that you will receive in the merger. As discussed below, difficulties integrating AvData into ITC/\DeltaCom's operations may also reduce the value of the earn-out consideration that you receive, which depends upon the performance of AvData (or, after the merger, the surviving corporation).

                                       13                           RISK FACTORS

Unless AvData and the surviving corporation achieve substantial growth in recurring terrestrial revenues, AvData stockholders will receive little or no earn-out consideration.

     Part of the consideration that you receive in exchange for your shares of AvData common stock will be the potential right to receive additional earn-out shares of ITC/\DeltaCom common stock. Under the formula for earn-out consideration, 93% of the earn-out shares depend solely on the level of recurring terrestrial revenues of the surviving corporation. Recurring terrestrial revenues have not been a large part of AvData's revenues to date. You will not receive any of the 93% of the earn-out shares unless the recurring terrestrial revenues of the surviving corporation in December 1999 exceeds the figure in AvData management's current plan. You will only receive the full 93% of the earn-out shares if the recurring terrestrial revenues of the surviving corporation in December 1999 is approximately double the figure in AvData management's current plan, although credit will be given to the surviving corporation for new recurring terrestrial revenue sales of ITC/\DeltaCom's products which were not contemplated in AvData's original business plan. A chart giving the numbers of earn-out shares based on the percentages of achievement of AvData management's current plan is included below in "Terms of the Merger Agreement and Related Transactions--Conversion of AvData Common Stock."

The merger consideration held in escrow is subject to forfeiture if representations by AvData in the merger agreement are not true or if certain liabilities materialize.

     If representations by AvData in the merger agreement are not true and ITC/\DeltaCom suffers any loss as a result, or if certain categories of liabilities specified in the merger agreement materialize, then ITC/\DeltaCom will deduct its losses from the portion of the merger consideration that will be held in escrow. This will reduce the share of the merger consideration received by each AvData stockholder on a pro rata basis.


Several members of AvData's board of directors may have conflicts of interests in the merger.

     Four directors of AvData also serve as directors of ITC/\DeltaCom. Because of this overlap of directors, AvData's board of directors appointed a special committee of disinterested directors to consider the advisability of the merger to AvData and its stockholders. However, the merger was approved by AvData's full board of directors. AvData cannot assure you that the conflicts of interest that relate to overlapping directors did not influence the AvData board's consideration of the merger.


A Majority of the outstanding shares of AvData common stock are held by stockholders who also have relationships with ITC/\DeltaCom and its directors.

     Seven of the directors of ITC/\DeltaCom beneficially own approximately 26% of the outstanding stock of AvData. In addition, eight of the nine directors of ITC/\DeltaCom also serve as directors of ITC Holding Company, Inc., which owns approximately 21% of the outstanding stock of AvData. One director of ITC/\DeltaCom serves as the managing general partner of South Atlantic Venture Fund Limited Partnership, which owns approximately 18% of the outstanding stock of AvData. The directors of ITC/\DeltaCom, along with ITC Holding Company and South Atlantic Venture Fund Limited Partnership collectively own or control approximately 65% of the outstanding AvData common stock. If these persons vote (or cause to be voted) all of this stock in AvData in favor of the merger, the merger will be legally approved by the AvData stockholders. In deciding whether to vote these shares in favor of the merger, the directors of ITC/\DeltaCom, along with ITC Holding Company and South Atlantic Venture Fund Limited Partnership are free to consider the benefits of the merger to ITC/\DeltaCom and to themselves.

                                       14                           RISK FACTORS

Risks Relating to the Business of ITC/\DeltaCom:
-----------------------------------------------

We expect to continue to have operating losses and negative cash flow after capital expenditures which may result in our failure to meet our working capital and debt service requirements

     As we have implemented our business strategy to expand our telecommunications service offerings, expand our fiber optic network and enter new markets, we have experienced operating losses and negative cash flow after capital expenditures. We expect this will continue during the next several years as we continue to expand our business and make substantial capital expenditures. If we cannot achieve or sustain operating profitability and positive net cash flow, we may not be able to obtain the funds necessary to continue our operations or to repay amounts due on our outstanding indebtedness. We cannot assure you that we will achieve or sustain profitability or positive net cash flow in the future. See "--We may not have, or be able to obtain, the significant amounts of capital that we need to expand our network, operations and services."

We may not have, or be able to obtain, the significant amounts of capital that we need to expand our network, operations and services

     We need significant capital to expand our network, operations and services according to our business plans. We have continued to accelerate expansion of our fiber optic network and our Retail Services segment for which we have made significant capital expenditures. During 1998, we made capital expenditures of approximately $148 million, and through the first three months of 1999, we made capital expenditures of approximately $29.3 million. We currently estimate that our capital expenditures will total approximately $250 million to $300 million through 2000. In addition, we may make substantial capital expenditures after 2000 and are in the process of evaluating those requirements. If our estimates are inaccurate and/or we do not have access to the capital that we require, we will need to change our business plans. This could have a material adverse effect on our business, financial condition and results of operations.

     Our planned capital expenditures primarily will be for:

     . continued development and construction of our fiber optic network, including transmission equipment;

     . continued addition of facilities-based local telephone service to our bundle of integrated telecommunications services, including acquisition and installation of switches and related equipment;

     . the addition of switching capacity, electrical equipment and additional co-location space in connection with the expansion of our provision of local telecommunications services to Internet service providers;

     .   market expansion; and

     .   infrastructure enhancements, principally for information systems.

     Although we cannot assure you that our capital resources will permit us to fund the planned expansion of our network, operations and services, we expect to have sufficient funds to enable us to expand our business as currently planned. We believe that these funds will be provided by:

     .  cash on hand;

                                       15                           RISK FACTORS

     .   cash flow from operations; and

     . borrowings expected to be available under our $50.0 million revolving credit facility.

     If our estimates are not accurate for any reason, we may need to seek additional financing:

     .   to fund capital expenditures;

     .   for working capital;

     . to fund new business activities related to our current and planned businesses; and

     . to acquire, or enter into joint ventures and strategic alliances with, other businesses.

     If our current sources of funds are unavailable to fund our business plans, we may need to seek additional funds. These additional funds may come from public and private equity and debt financings, but we cannot assure you that we will be able to obtain any additional funds on a timely basis, on terms that are acceptable to us or at all. Our inability to obtain the capital that we need to implement our current business plans could have a material adverse effect on our business, financial condition and results of operations.

     Our estimate of future capital requirements is a "forward-looking statement" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements may differ substantially from our estimate due to factors such as:

     .   regulatory, technological, or competitive developments;

     .   unforeseen delays;

     .   cost overruns;

     .   changes in demand for our services; and

     .   new market developments and opportunities.

We have significant debt and we may be unable to service that debt

     We have significant debt. Set forth below are some of our recent historical results on a consolidated basis, adjusted to reflect the issuance of our 4-l/2% convertible subordinated notes, the concurrent common stock offering and the AvData merger as if each had occurred on the date, or at the beginning of the periods, shown.

              At March 31, 1999                           Three months ended March 31, 1999
---------------------------------------------   --------------------------------------------------------
Indebtedness of $517.8 million                  Earnings insufficient to cover fixed charges by
                                                $14.7 million
Stockholders' equity of $256.1 million          EBITDA, as adjusted, less capital expenditures
                                                and interest expense of negative $35.0 million

                                       16                           RISK FACTORS

     EBITDA, as adjusted, represents earnings before other income (expense), net interest, income taxes, depreciation and amortization. We have included EBITDA, as adjusted, data because it is a measure commonly used in the industry. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

     We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations. We will be in default under the terms of our debt obligations if:

     . we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments or

     . we otherwise fail to comply with the various covenants in our debt obligations.

     A default would permit the holders of the indebtedness to accelerate its maturity. This, in turn, could cause defaults under our other indebtedness and would have a material adverse effect on our business, financial condition and results of operations.

     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

     . limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     . limiting our flexibility in planning for, or reacting to, changes in our business;

     . placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

     . making us more vulnerable to a downturn in our business or the economy generally; and

     . requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

To be able to meet our debt service requirements we must successfully implement our business strategy. Therefore, we will need to:

     .   expand our network;

     .   obtain and retain a significant number of customers; and

     .   experience significant and sustained growth in our cash flow.

     We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

                                       17                           RISK FACTORS

     If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain such financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including without limitation, the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

OUR CURRENT INDEBTEDNESS CONTAINS RESTRICTIVE COVENANTS

     We are subject to restrictions under:

     .   the indenture pursuant to which our 93/4% Senior Notes were issued;

     .   the indenture pursuant to which our 87/8% Senior Notes were issued;

     .   the indenture pursuant to which our 11% Senior Notes were issued; and

     .   our $50.0 million revolving credit facility.

These restrictions affect and, in certain cases, significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to:

     .   incur additional indebtedness;

     .   create liens;

     .   make investments;

     .   issue stock; and

     .   sell assets.

     Our Senior Note indentures restrict our ability to incur indebtedness, other than indebtedness to finance the acquisition of equipment, inventory or network assets and other specified indebtedness, by requiring compliance with specified leverage ratios. In addition, if and when we borrow funds under our credit facility, our credit facility will require us to maintain specified financial ratios. We cannot assure you that we will be able to maintain the required ratios following such borrowing. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. See "--We have significant debt and we may be unable to service that debt."

We may not be able to manage our growth successfully

     The expansion and development of our business will depend upon, among other things, our ability to:

     .   successfully implement our sales and marketing strategy;

     .   evaluate markets;

     .   design fiber routes;

                                       18                           RISK FACTORS

     .   secure financing;

     .   install facilities;

     .   acquire rights of way;

     .   obtain any required government authorizations;

     . interconnect to, and co-locate with, facilities owned by incumbent local exchange carriers; and

     . obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers.

These all must be accomplished in a timely manner, at reasonable cost and on satisfactory terms and conditions. Our rapid growth, particularly in the provision of retail services, has placed, and the growth we anticipate in our other services may in the future also place, a significant strain on our administrative, operational and financial resources. Our ability to continue to manage our growth successfully will require us to:

     . enhance our operational, management, financial and information systems and controls; and

     . hire and retain qualified sales, marketing, administrative, operating and technical personnel.

We cannot assure you that we will be able to do so. In addition, as we increase our service offerings and expand our targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. These demands will be intensified if we continue to accelerate our expansion plans. Our inability to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Development and expansion of our business, including through acquisitions, is subject to regulatory and market risks

  The successful implementation of our business strategy to provide an integrated bundle of telecommunications services and expand our operations will be subject to a variety of risks, including:

     .   competition and pricing;

     .   the availability of capital on favorable terms;

     .   regulatory uncertainties;

     .   operating and technical problems;

     . the need to establish and maintain interconnection and co-location arrangements with incumbent local exchange carriers in our target markets; and

     .   the potential difficulties of offering local exchange services.

In addition, the expansion of our business may involve acquisitions of other telecommunications businesses and assets that, if made, could divert our resources and

                                       19                           RISK FACTORS
management time and could require integration with our existing operations. We cannot assure you that any acquisitions could be successfully integrated into our operations or that any acquired business will perform as expected. Our failure to implement our expansion and growth strategy successfully would have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to significant competitive pressures

     Our industry is highly competitive and the level of competition, particularly with respect to pricing, is increasing. For example, prices for long distance services and for data transmission services have declined substantially in recent years. These prices are expected to continue to decline, which will adversely affect our gross margins as a percentage of revenues. In addition, many of our existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than our own. We cannot assure you that we will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of our markets.

     . We face intense competition from incumbent local exchange carriers, especially BellSouth

Local telephone and intraLATA long distance services substantially similar to those that we offer are also offered by the incumbent local exchange carriers serving the markets that we serve or plan to serve. BellSouth Telecommunications., Inc. is the local exchange carrier and a particularly strong competitor in most of these markets. BellSouth and other incumbent local exchange carriers already have relationships with every customer. These carriers may be able to subsidize services of the type we offer from service revenues not subject to effective competition, which could result in even more intense price competition. In addition, successful implementation of our business plan for provision of local telephone services is dependent on our ability to obtain the local loop and other services and facilities from BellSouth. We expect that competition from BellSouth in the provision of local telephone services will continue to be intense. By impeding, hindering or delaying provision of services and facilities to us, BellSouth could inhibit or prevent us from providing local telephone service to our customers, which would place us at a substantial competitive disadvantage.

     . Other competitors and technologies in our industries may further increase competition

Providers of long distance services and Carriers' Carrier Services.  We compete
------------------------------------------------------------------
with long distance carriers in the provision of interLATA long distance services and wholesale long-haul services to other telecommunications carriers (which we call Carriers' Carrier Services). The interLATA long distance market consists of three major competitors, AT&T, MCI WorldCom and Sprint. Other companies operate or are building networks in the southern United States and other geographic areas. Our other competitors in the long distance services and Carriers' Carrier Services markets are likely to include Regional Bell Operating Companies, or RBOCs, providing out-of-region and, with the future removal of regulatory barriers, in-region long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. We also compete with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to certain portions of our business.

Wireless providers.  In the future, providers of wireless services may offer
------------------
products that increasingly become a substitute for, rather than only a supplement to, a customer's wireline communications services. Competition with providers of wireless telecommunications services may be intense. Many of our potential wireless competitors

                                       20                           RISK FACTORS
have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than our own. In recent years, the FCC has made additional spectrum available through public auction for use in wireless communications, including broadband local loops.

New transmission technologies.  We also may increasingly face competition from
-----------------------------
companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because at present they do not pay carrier access charges or universal service fees. Other competitors are also deploying new transmission technologies in their networks to upgrade capacity and reduce costs. For example, in June 1998, Sprint announced its intention to offer voice, data and video services over its nationwide ATM network, which Sprint anticipates will significantly reduce its cost to provide such services. Sprint plans to bill its customers based upon the amount of traffic carried, without regard to the time required to send the traffic or the traffic's destination. Other advanced networks are being deployed by other carriers.

Competitive local exchange carriers.  We will face competition in the markets in
-----------------------------------
which we operate from one or more competitive local exchange carriers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T, MCI WorldCom, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other competitive local exchange carriers in certain locations, and are expected to expand that activity as opportunities created by the Federal Telecommunications Act of 1996 develop. BellSouth has announced plans to provide local service in areas of its region where it is not the incumbent local exchange carrier, and to establish its own less regulated "competitive local exchange carrier" subsidiaries.

     .   Business combinations and strategic alliances may increase competition

         A continuing trend toward business combinations and strategic alliances in the telecommunications industry may further increase competition. For example, the national long distance carrier WorldCom has merged with MCI. MCI WorldCom also acquired competitive local exchange carriers, including MFS Communications Company, Inc. and Brooks Fiber Properties, Inc. AT&T has acquired another competitive local exchange carrier, Teleport Communications Group Inc., as well as Tele-Communications, Inc., a major cable television operator, and has announced plans to provide services in conjunction with Time Warner Inc. AT&T has also announced plans to enter into a joint venture with British Telecommunications plc to combine the international assets and operations of each company, including their existing international networks. On May 11, 1998, SBC Communications, a holding company that owns Southwestern Bell and Pacific Bell, and Ameritech announced their intent to merge which, if approved, would mean that the seven original RBOCs have been reduced to four. Other proposed or completed acquisitions include:

         . Qwest's acquisition of LCI International, Inc. in June 1998 which created the nation's fourth-largest long distance carrier

         .    Bell Atlantic's proposed acquisition of GTE announced in July 1998

         .    SBC's proposed strategic alliance with Williams Communications

         . BellSouth's recently announced equity investment in, and marketing agreement with, Qwest

         .    AT&T's recently announced bid to acquire Media One

                                      21                            RISK FACTORS

These types of strategic alliances and business combinations could put us at a significant competitive disadvantage.

     .  Recent legislation and regulation may also increase competition

     Long distance services.  The Telecommunications Act of 1996 creates the
     ----------------------
     foundation for increased competition in the long distance market from the incumbent local exchange carriers. Such competition could affect the successful implementation of our business plans. For example, certain provisions of the Telecommunications Act eliminate previous prohibitions on the provision of both retail and carriers' carrier interLATA long distance services by the RBOCs, subject to compliance by such companies with requirements set forth in the Telecommunications Act and implemented by the FCC. The FCC has rejected RBOC applications to provide interLATA services, including applications from BellSouth covering the states of South Carolina and Louisiana. However, the FCC, various states and other parties are actively considering actions that could expedite approval of interLATA service. BellSouth has filed applications to provide such service in Alabama, Georgia, Kentucky and North Carolina and is expected to apply for authority in other states in the near future. In addition, legislation to relax the interLATA restriction may be considered in Congress. We could be adversely affected if the RBOCs, and particularly BellSouth, are allowed to provide wireline interLATA long distance services within their own regions before local competition is established.

     Broadband local services.  The FCC has proposed new rules that would give
     ------------------------
     the major incumbent local exchange carriers more freedom in these areas if they offer such services through separate subsidiaries. Specifically, incumbent local exchange carriers would be allowed to offer advanced data services through such subsidiaries without dominant carrier regulation and without the obligation to make network facilities and services of that affiliate available to competitors. The FCC is expected to take action on this matter during 1999. We are evaluating how such actions would impact our ability to compete with BellSouth and other incumbent local exchange carriers. In a related development, cable operators are beginning to offer customers broadband access to the Internet, and AT&T has made arrangements to acquire the use of such cable network for telecommunications services on an exclusive basis. We could be adversely affected if in the future we are not able to offer broadband services to certain customers due to limitations on our ability to reach such customers over broadband local network facilities.

     Additional flexibility for incumbent local exchange carriers.   The FCC is
     ------------------------------------------------------------
     considering proposed new policies and rules that would grant the incumbent local exchange carriers additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the incumbent local exchange carriers could have a material adverse effect on our business. If the incumbent local exchange carriers are permitted to engage in increased volume and discount pricing practices prior to full competition in local services, or if the incumbent local exchange carriers seek to delay implementation of interconnection by competitors to their networks or charge excessive interconnection fees, our results of operations and financial condition could be adversely affected.

     Access charges; universal service.   We also could be adversely affected by
     ---------------------------------
     FCC or state regulatory decisions affecting access charges and universal service. Such decisions could increase our costs of providing service or limit our ability to recover those costs from rates charged to customers. The effect on us would be particularly

                                       22                           RISK FACTORS
     adverse to the extent that we bear a disproportionate share of these costs compared to our competitors. These matters are the subject of ongoing regulation, and important issues regarding the future of access and universal service charges remain to be resolved.

We face significant challenges in offering local services, including the need to make significant investments and compete with established providers

     We will have to continue to make significant operating and capital investments, and address numerous operating complexities, to implement our local exchange services strategy. We are required to:

     .   develop new products, services and systems;

     .   develop new marketing initiatives;

     .   train our sales force in connection with selling these services; and

     . implement the necessary billing and collecting systems for these services.

     In addition, we expect to continue to face significant pricing and product competition from the RBOCs, whose core business is providing local dial tone service and who are currently the dominant providers of services in their markets. We also will face significant competitive product and pricing pressures from other incumbent local exchange carriers and from other companies like us which attempt to compete in the local services market.

     We also expect that the addition of local services to our bundle of telecommunications services will continue to have a negative impact on our gross margin as a percentage of revenues. This is because the gross margin on the resale of local services through incumbent local exchange carrier facilities is lower than the gross margin on our other lines of business. Gross margin means gross revenues less cost of services.

The long distance transmission industry is subject to pricing pressures and risks of industry over-capacity

     Since shortly after the AT&T divestiture in 1984, the long distance transmission industry generally has experienced over-capacity and declining prices. These trends have exerted downward pressure affecting our Carriers' Carrier Services and we anticipate that prices for our Carriers' Carrier Services will continue to decline over the next several years. Dramatic and substantial price reductions in the long distance industry could force us to reduce our prices significantly, which could have a material adverse effect on our business, financial condition and results of operations.

     We expect these price declines will occur because:

     .   some long distance carriers are expanding their capacity generally;

     . other existing long distance carriers and potential new carriers are constructing new fiber optic and other long distance transmission networks in the southern United States, and BellSouth is likely to receive authority to use its excess capacity to market in-region interLATA services;

     . expansion and new construction of transmission networks is likely to create substantial excess capacity relative to demand in the short or medium term. Persons building such lines are likely to install fiber optic cable that provides

                                       23                           RISK FACTORS
         substantially more transmission capacity than will be needed because the cost of the actual fiber is a relatively small portion of the overall cost of constructing new lines;

     . recent technological advances may also greatly expand the capacity of existing and new fiber optic cable; and

     . the marginal cost of carrying an additional call over existing fiber optic cable is extremely low.

     An increase in the capacity of our competitors could adversely affect our business, even if we are also able to increase our capacity. If industry capacity expands so much that available capacity exceeds overall demand along any of our routes, severe additional pricing pressure could develop. See "--Our business is subject to significant competitive pressures" for more information on the competitive pressures in our industry.

The local and long distance industries are subject to significant government regulation, and the regulations may change

     We are required to obtain authorizations from the FCC and state public utility commissions to offer some of our telecommunications services. We are also required to file tariffs for many of our services and to comply with local license or permit requirements relating to installation and operation of our network. Any of the following could have a material adverse effect on our business, results of operations and financial condition:

     .   failure to maintain proper federal and state tariffs;

     .   failure to maintain proper state certifications;

     .   failure to comply with federal, state or local laws and regulations;

     .   failure to obtain and maintain required licenses and permits;

     . burdensome license or permit requirements to operate in public rights-of-way; and

     .   burdensome or adverse regulatory requirements or developments.

     In addition, we recently entered the newly-created competitive local telecommunications services industry. The local telephone services market was opened to competition through the passage of the Telecommunications Act.
Because the FCC and the states are still implementing many of the rules and policies necessary for local telephone competition, and addressing other related issues, it is uncertain how successful the Telecommunications Act will be in creating local competition. There is little practical experience under the decisions that have been made to date. If we are required to change or delay our offering of local services as a result of changes in regulatory requirements, we may experience adverse effects on our business, results of operations and financial condition.

We depend on access service from incumbent local exchange carriers to provide long distance and interexchange private services, and we could be adversely affected if we do not benefit from reduced access charges at least as much as our competitors

     We depend on incumbent local exchange carriers to provide access service for the origination and termination of our toll long distance traffic and interexchange private

                                       24                           RISK FACTORS
lines. Historically, charges for such access service have made up a significant percentage of the overall cost of providing long distance service. In 1998, the FCC implemented changes to its interstate access rules that, among other things, have reduced per-minute access charges and substituted new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. Additional access charge adjustments will be implemented in the future. The impact of these changes on us or our competitors is not yet clear. We could be adversely affected if we do not experience access cost reductions proportionally equivalent to those of our competitors. New Internet-based competitors continue to be exempt from these charges, which could give them a significant cost advantage in this area.

If we are unable to interconnect with BellSouth and incumbent local exchange carriers on acceptable terms, our ability to offer local telephone services will be adversely affected

     In August 1996, the FCC adopted rules and policies (1) implementing the local competition provisions of the Telecommunications Act and (2) imposing obligations on the incumbent local exchange carriers, including the RBOCs, to enter into interconnection agreements with new competitive entrants like ITC/\DeltaCom. We depend on our interconnection agreements with incumbent local exchange carriers such as BellSouth, GTE and Sprint to:

     . provide local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers;

     . resell local telephone services that we obtain from the incumbent local exchange carriers on a wholesale basis; and

     . obtain operational support to ensure timely delivery to us of network elements and wholesale services from the incumbent local exchange carriers.

     In January 1999, the U.S. Supreme Court upheld the FCC's authority to adopt and implement these rules, but many aspects of such implementation remain to be determined. For example, the FCC will be reconsidering the circumstances in which it is necessary for new carriers to use particular network elements of the incumbent exchange carriers. Any restriction on the availability of network elements could have a materially adverse effect on us.

     Incumbent local exchange carriers meet their obligations under the Telecommunications Act through the use of interconnection agreements negotiated with competitive local exchange carriers under regulatory supervision. Such agreements have been the subject of ongoing disputes, and key issues remain open. Our ability to successfully negotiate interconnection agreements on a timely basis and on favorable terms is critical to our ability to provide local services on a competitive and profitable basis. We cannot assure you that we will be able to enter into or renew interconnection agreements that permit us to offer local services at rates that are both profitable and competitive. Any successful effort by the incumbent local exchange carriers to deny or substantially limit our access to their network elements or wholesale services would have a material adverse effect on our ability to provide local telephone services. This would have a material adverse effect on our business, results of operations, and financial condition.

     Our interconnection agreement with BellSouth is our most significant interconnection agreement, enabling us to provide local services in all nine markets in which BellSouth operates. That agreement currently allows us to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local

                                       25                           RISK FACTORS
service on a facilities basis, without having to buy or build our own facilities. The terms of that interconnection agreement, including interim pricing terms to which we and BellSouth have agreed, have been approved by state regulatory authorities in all states in which BellSouth operates. These interim pricing terms remain subject to review and modification by such authorities. In addition, the BellSouth interconnection agreement does not resolve all operational issues. We and BellSouth are continuing to negotiate to resolve those issues.

     The BellSouth interconnection agreement expires on July 1, 1999. We have begun negotiations with BellSouth to renew the terms of the interconnection agreement. In the event we fail to agree with BellSouth on renewal terms by July 1, 1999, the agreement provides that the parties will continue to exchange traffic under the current agreement until such time as renewal terms, conditions and prices are ordered by a state commission or negotiated by the parties. The new terms, conditions and prices would then be effective retroactive to July 1, 1999. We cannot assure you that we will be able to renew the interconnection agreement with BellSouth on favorable terms, or at all.

     Under the Telecommunications Act, the RBOCs will not be permitted to provide in-region interLATA long distance services until there is adequate competition in the local services industry. This provides some incentive to the RBOCs to provide access to their facilities to competitive new entrants such as ITC/\DeltaCom. We cannot assure you, however, that once BellSouth or other RBOCs are permitted to offer long distance service, they will continue to be willing to enter into interconnection agreements with us that will enable us to provide local services on competitive and profitable terms.

We are dependent upon rights of way and other third party agreements to expand and maintain our fiber optic network

     To construct and maintain our fiber optic network, we have obtained easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors and local governments. We cannot assure you that we will continue to have access to existing rights of way and franchises after the expiration of our current agreements, or that we will obtain additional rights necessary to extend our network on reasonable terms. In addition, third parties may challenge our use of rights of way obtained by others. If a franchise, license or lease agreement were terminated and we were forced to remove or abandon a significant portion of our network, such termination could have a material adverse effect on our business, results of operations, and financial condition. Similarly, our business plans could be adversely affected if our network expansion is hindered through delays or denials of rights of way, easements or related licenses on competitive terms.

We are dependent on our network infrastructure, portions of which we do not own

     Network agreements may be terminated.  We have effectively extended our
     ------------------------------------
network with minimal capital expenditures by entering into marketing and management agreements with three public utility companies to sell long-haul private line services on the fiber optic networks owned by these companies. Under these agreements, which have remaining terms ranging from three to six years, we generally earn a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. We also have an agreement to buy and sell capacity with Carolinas Fibernet, which manages fiber optic facilities in North Carolina and South Carolina. Cancellation or non-renewal of any of these agreements could materially adversely affect our business, results of operations, and financial condition.

     Some of our agreements are non-exclusive.  In addition, two of our three
     ----------------------------------------
agreements with the public utility companies are nonexclusive, and we may encounter competition

                                       26                           RISK FACTORS
for capacity on the utilities' networks from other service providers that enter into comparable arrangements with the utilities. Any reduction in the amount of capacity that is made available to us could adversely affect us. To the extent that we are unable to establish similar arrangements in new markets, we may be required to make additional capital expenditures to extend our fiber optic network.

     We may experience network equipment failures or cable cuts.  Our business
     ----------------------------------------------------------
also could be materially adversely affected by a cable cut or equipment failure in our fiber optic network. A substantial portion of our owned and managed fiber optic network is not protected by electronic redundancy in the event of a total cable cut. Electronic redundancy enables us to reroute traffic to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure.

We are dependent on certain large customers for a significant percentage of our revenues and we cannot assure you that we will be able to retain those customers

     The table below sets forth, for the years ended December 31, 1997 and 1998, the percentage of our consolidated revenues accounted for by our two largest Carriers' Carrier customers and our five largest Retail Services customers.

                                               Year Ended December 31,           Year Ended December 31,
                                            ----------------------------       ------------------------------
                                                         1997                              1998
                                                         ----                              ----
Two largest Carriers' Carrier
customers.                                     Approximately 12.5% of             Approximately 13.1% of
                                                consolidated revenues             consolidated revenues
Five largest Retail Services
customers.                                     Approximately 10.0% of             Approximately 8.5% of
                                                consolidated revenues             consolidated revenues

     We cannot assure you that we will be able to retain our customers. The loss of, or a significant decrease of business from, any of our largest customers would have a material adverse effect on our business, results of operations and financial condition.

     For both Carriers' Carrier Services and Retail Services, our customers generally have concurrent arrangements with more than one service provider. This enables our customers to reduce their use of our services and switch to other providers without incurring significant expense. Our agreements with our customers generally provide that the customer may terminate service without an "early discontinuance charge" in the event of specified types of outages in service and for other defined causes. As of March 31, 1999, our Carriers' Carrier business had remaining future long-term contract commitments totaling approximately $130.3 million. Some of those contractual commitments provide that, if the customer is offered lower pricing with respect to any circuit by another carrier, the customer's commitment to us will be reduced to the extent we do not match the price for such circuit and the customer purchases such circuit from the other carrier.

We are dependent on sophisticated billing, customer service and information systems

     We depend on sophisticated information and processing systems to grow, monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As we increase our provision of dial tone and switched local access services, the need for enhanced billing and information systems will also increase. Our inability to identify adequately all of our information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on our ability to reach our objectives, on our financial condition and on our results of operations.

                                       27                           RISK FACTORS

Failure to obtain Year 2000 compliance may have adverse effects on us

     The Year 2000 issue is the result of computer programs using two digits, rather than four, to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, an inability to process transactions, send invoices, or engage in similar normal business activities. Our Year 2000 readiness program is described below. However, we cannot know the actual effects of the Year 2000 issue on our business and operations until the Year 2000. If we and/or our major vendors, third party network service providers, and other material service providers and customers fail to adequately address our respective Year 2000 issues in a timely manner, this could have a material adverse effect on our business, results of operations, and financial condition.

     We have undertaken a comprehensive program to address the Year 2000 issue with respect to the following:

     . our information technology and operating systems, including our network switching, customer service, call detail and billing systems;

     . our non-information technology systems, such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology;

     . the systems of our major vendors, third party network service providers and other material service providers, insofar as they relate to our business; and

     .   our major Carriers' Carrier and Retail Services customers.

     Our Year 2000 program involves:

     .   a wide-ranging assessment of the Year 2000 problems that may affect us;

     . the development of remedies to address the problems discovered in the assessment phase;

     .   testing of the remedies; and

     .   the preparation of contingency plans to deal with worst case scenarios.

     As part of the assessment phase of this program, we have identified substantially all of the major components of the systems described above. To determine the extent to which those systems are vulnerable to the Year 2000 issue, we:

     .   evaluated our internally developed software applications;

     . inventoried and assessed the facilities and equipment utilized by ITC/\DeltaCom; and

     . made inquiries of substantially all of our significant hardware, software and other equipment vendors, third party network service providers, other material service providers and material customers requesting detailed, written information related to Year 2000 compliance.

                                       28                           RISK FACTORS

     To date, we have received and analyzed responses from a substantial majority of our major vendors and service providers and from our significant Carriers' Carrier and Retail Services customers. We are investigating, and intend to closely monitor, the Year 2000 readiness of the three public utilities that own and operate approximately 3,650 miles of our approximately 7,800-mile fiber optic network. All of those utilities have indicated that they are addressing the issue. In addition, we have begun to follow up with respect to those entities that have not yet responded to our Year 2000 inquiries.

     Based upon the results of our assessment efforts, we conducted remediation and testing of at-risk systems identified by the assessment. After we completed our internal, integrated systems testing, we began to conduct laboratory-simulated integrated systems testing in an effort to demonstrate Year 2000 compliance of our systems as they interface with external systems and equipment of major vendors, third party network providers, other material service providers and customers. We expect the integrated systems testing will be completed by June 30, 1999. We continue to develop contingency plans to handle our most reasonably-likely worst case Year 2000 scenarios. We expect to complete preparation of our contingency plans by the end of the third quarter of 1999. These contingency plans will continue to be refined and updated through the end of 1999 based upon, among other things, responses from third party inquiries. A failure to meet this target could materially impact our business, results of operations and financial condition.

     Through the end of March 31, 1999, we incurred approximately $1.5 million in costs for our Year 2000 program. We currently estimate that, in 1999, we will incur expenses which are not expected to exceed approximately $1.0 million to complete our Year 2000 compliance work. These costs, which may vary from the estimates, have been, and will continue to be, expensed as incurred.

We are subject to risks associated with rapid changes in technology

     The telecommunications industry is subject to rapid and significant changes in technology. In addition, we may be required to select in advance one emerging technology over another, but it will be impossible to predict with any certainty, at the time we are required to make our investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage. Unexpected developments, or our failure to adapt to them, could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on our ability to attract and retain key personnel

     Our business is currently managed by a small number of key management and operating personnel. We do not have any employment agreements with, nor do we maintain "key man" insurance on, these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on our business, results of operations and financial condition.

Our operating results could vary significantly from period to period

     Our revenues and operating results could vary significantly from period to period for many reasons, including:

     . significant expenses associated with the construction and expansion of our network and services;

     .   competition and regulatory developments;

                                       29                           RISK FACTORS

     .   changes in market growth rates for our products and services;

     .   availability or announcement of alternative technologies; and

     .   general economic conditions.

     These factors and any resulting fluctuations in our operating results will make period to period comparisons of our financial condition less meaningful and could have a material adverse effect on our business, results of operations and financial condition.

We have several large stockholders who may influence our affairs

     As of March 31, 1999, Campbell B. Lanier, III beneficially owned approximately 16% of ITC/\DeltaCom's outstanding common stock. To the extent that Mr. Lanier exercises his voting and investment rights in concert with other stockholders, Mr. Lanier and such other stockholders may be able to exercise control over our business by virtue of their voting power with respect to the election of directors and other actions requiring stockholder approval.

We do not pay dividends

     We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. Additionally, our Senior Note indentures and our revolving credit facility restrict our ability to pay dividends.

Several provisions in our certificate of incorporation and bylaws could have effects that conflict with the interests of our stockholders

     Our certificate of incorporation and bylaws and the General Corporation Law of the State of Delaware contain provisions that could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. In particular, the classification of our board of directors may delay or impede the removal of incumbent directors and therefore could have the effect of delaying a change in control. In addition, our certificate of incorporation authorizes the board of directors to issue shares of our preferred stock, in one or more series, without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the board of directors may determine. Any such issuances of preferred stock could make it more difficult for a third party to acquire control of us.

The market price of our common stock has fluctuated significantly

     The market price of our common stock has fluctuated over a wide range since it began trading publicly after our initial public offering in October 1997. See "Summary-Comparative Market Data." The market price may continue to fluctuate in the future.

     The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things,

     .   the depth and liquidity of the trading market for our common stock;

     . quarterly variations in actual or anticipated operating results and growth rates;

     .   changes in estimates by analysts;

     .   market conditions in the industry;

                                       30                           RISK FACTORS

     .    announcements by competitors;

     .    regulatory actions; and

     .    general economic conditions.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stocks of telecommunications companies.

     Any of these events would likely result in a material adverse effect on the market price of our common stock.

                                      31                            RISK FACTORS

INFORMATION IN THIS DOCUMENT


     Important information in the documents referred to under the heading "WHere You Can Find More Information" is considered a part of, but not included directly in, this prospectus and proxy statement. You may obtain this information without charge upon written or oral request to ITC/\deltACom, Inc., 1791 O.G. Skinner Drive, West Point, Georgia 31833, Attn: Investor Relations, Telephone (706) 385-8000. To obtain timely delivery, you must request such information no later than June 25, 1999.

     Some of the statements contained in or considered a part of this prospectus and proxy statement discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risk Factors" and throughout this prospectus and proxy statement.

                                      32            INFORMATION IN THIS DOCUMENT

THE SPECIAL MEETING


     This prospectus and proxy statement is first being mailed or delivered by AvData to its stockholders on or about June 8, 1999, and is accompanied by the notice of the special meeting and a form of proxy for use at the special meeting and at any adjournments or postponements thereof.


   Date, Time and Place; Matters to Be Considered


     The special meeting is scheduled to be held on July 7, 1999, at 10:00 a.m. local time, at AvData's offices located at 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303. At the special meeting, you will be asked to consider and vote on (1) a proposal to adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement, and (2) such other matters as may properly be submitted to a vote at the special meeting. Under the merger agreement, AvData would be merged with and into Interstate FiberNet, which would continue as a wholly-owned subsidiary of ITC/\DeltaCom.


   Proxies


     The accompanying form of proxy is for your use to allow you to vote at the special meeting if you cannot or do not wish to attend and vote in person. You may revoke your proxy at any time before it is exercised, by submitting to the Corporate Secretary of AvData written notice of revocation or a properly executed proxy with a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to AvData Systems, Inc., 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303, Attention: Corporate Secretary. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in such proxies. If no specification is made, such shares will be voted in favor of the adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement.

     AvData's board of directors is not currently aware of any other matters which will come before the special meeting. If any other matter should be presented at the special meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.


   Solicitation of Proxies


     AvData will bear the entire cost of soliciting proxies from you, including the printing costs of this prospectus and proxy statement and related materials. In addition to soliciting proxies by mail, AvData will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of AvData common stock and secure their voting instructions. AvData will reimburse such record holders for their reasonable expenses in so doing. AvData intends to use several of its officers and regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or electronic or United States mail.

                                      33                     THE SPECIAL MEETING

   Record Date and Voting Rights


     AvData's board of directors has selected the close of business on May 15, 1999 as the record date for the special meeting. Under the Delaware General Corporation Law and AvData's bylaws, only holders of record of shares of AvData common stock on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 112 record holders of a total of 30,772,170 shares of AvData common stock eligible to be voted at the special meeting.

     Shares of AvData common stock present in person at the special meeting but not voting, and shares of AvData common stock for which AvData has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the special meeting for purposes of determining the presence of a quorum. Brokers who hold shares of AvData common stock in nominee or street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be voted upon at the special meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in street name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed.

     The required vote of AVDATA's stockholders is based on the total number of outstanding shares of AvData's common stock and not on the number of shares which are actually voted. If you do not submit a proxy card or do not vote in person at the stockholder meeting, or if you abstain from voting, you effectively are voting AGAINST the merger agreement and the merger.

     For additional information about beneficial ownership of AvData common stock by stockholders owning more than 5% of the AvData common stock and by directors and executive officers of AvData, see "Security Ownership of Certain Beneficial Owners and Management of AvData."


   Recommendation of Avdata's Board of Directors


     AvData's board of directors has determined that the merger is fair to and in the best interests of AvData and its shareholders at large, and, therefore, has unanimously approved the merger agreement. AvData's board unanimously recommends that you vote FOR adoption of the merger agreement. See "The Merger--Recommendation of AvData's Board of Directors and Reasons for the Merger."

                                      34                     THE SPECIAL MEETING

THE MERGER

   General


     The boards of directors of ITC/\DeltaCom, AvData and Interstate FiberNet have each unanimously approved their respective entities entering into the merger agreement, which provides for the merger of AvData with and into Interstate FiberNet, with Interstate FiberNet as the surviving corporation of the merger. The merger is subject to final approval of the ITC/\DeltaCom and Interstate FiberNet boards of directors and certain other closing conditions.
In the merger, each AvData stockholder, other than those who exercise their appraisal rights, will receive shares of ITC/\DeltaCom common stock in exchange for his or her shares of AvData common stock. Each of these AvData stockholders may also receive additional shares of ITC/\DeltaCom common stock in the future, to be determined in accordance with formulas specified in the merger agreement that are based upon specified revenues generated by AvData (or, after the merger, the surviving corporation) during 1999. See "Terms of the Merger Agreement and Related Transactions--Conversion of AvData Common Stock." As of May 26, 1999, which is the most recent practicable date prior to the date of this proxy statement and prospectus, an AvData stockholder would receive approximately $0.81573 in the form of ITC/\DeltaCom common stock in exchange for each share of AvData common stock that he or she owns. Fractional shares of ITC/\DeltaCom common stock will not be issued in the merger, and AvData stockholders otherwise entitled to a fractional share will be paid in cash for such fractional share.


   BAckground of the Merger


     Since early 1997, AvData has been approached from time to time by a number of companies seeking a business combination with AvData. During this period, AvData engaged Bowles Hollowell Conner ("BHC"), formerly Wheat First Butcher Singer, as its financial advisor to advise the AvData board of directors with respect to the various proposals presented by the potential acquirors.

     On or about December 1, 1998, Andrew Walker, Chief Executive Officer of ITC/\DeltaCom, telephoned James Black, Chief Executive Officer of AvData, to express an interest in AvData and to initiate discussions between the two companies which could potentially lead to a mutually beneficial business combination. ITC/\DeltaCom, pursuant to a marketing agreement, is a sales channel for AvData.

     On December 8, 1998, Mr. Black and Juliet Reising, then Vice President and Chief Financial Officer of AvData, made a presentation to Mr. Walker and Douglas Shumate, Senior Vice President and Chief Financial Officer of ITC/\DeltaCom, which included AvData's strategic plan, certain financial projections and a tour of AvData's facilities. As a result of this meeting and information subsequently provided, ITC/\DeltaCom communicated to AvData that it would be interested in pursuing a business combination in which it would acquire AvData for $20 million in ITC/\DeltaCom stock. Based on the previous independent valuations of AvData, Mr. Black and Ms. Reising believed that the proposed purchase price was at the lower end of the range of the fair value of AvData as a stand alone company.

     On January 19, 1999, the AvData board of directors met to consider whether to pursue ITC/\DeltaCom's proposal. Due to the fact that several directors serve on both ITC/\DeltaCom's and AvData's boards of directors and the potential conflicts of interests as a result thereof, the AvData board appointed a special, strategic committee consisting of Messrs. James D. Elliott, Jr., Warren
B. French, Jr. and Kenneth F. Leddick, all of whom are disinterested directors since they have no relationship with ITC/\DeltaCom, to act on behalf of the board of directors in considering the potential acquisition of AvData by ITC/\DeltaCom or some other sale of AvData. Based on the advice

                                      35                              THE MERGER
of Mr. Black and Ms. Reising, the board concluded to allow Mr. Black and Ms. Reising to continue to negotiate the terms of a potential business combination with ITC/\DeltaCom and to report to the strategic committee regarding the progress of such negotiations.

     On January 25, 1999, the strategic committee held its first meeting, via conference call, with Mr. Black and Ms. Reising also participating. The strategic committee considered the proposal made by ITC/\DeltaCom, which was summarized by Mr. Black and Ms. Reising, based on a preliminary term sheet and valuation of AvData at $20 million. The strategic committee decided that in order to determine the fairness of the ITC/\DeltaCom proposal, it would retain BHC to serve as financial advisor with respect to a sale of AvData and to solicit, on a limited basis, other potential acquirors of AvData. The strategic committee formulated a list of potential strategic purchasers based on AvData's current business, geographical location and discussions with companies who had previously expressed an interest in a potential business combination with AvData. It was determined that Mr. Black would provide the list to BHC following the meeting so that BHC could begin the process of approaching these companies on behalf of AvData. Shortly thereafter, BHC developed a confidential private offering memorandum to present to the companies it would approach on behalf of AvData.

     The strategic committee held another meeting, via conference call, on February 8, 1999, in which Mr. Black and Ms. Reising participated. BHC was also present at the meeting and presented its preliminary financial analysis of AvData. The strategic committee and BHC discussed the valuation presentation. In addition, Mr. Black and Ms. Reising updated the strategic committee on the ongoing negotiations with ITC/\DeltaCom. They reported that BHC was assisting in the negotiations by providing financial analysis based on a number of factors, including a discounted cash flow analysis, a financial comparison of similar companies, and examples of similar, recent acquisitions.

     On February 10, 1999, Messrs. Walker and Shumate met with Mr. Black and Ms. Reising to further negotiate the purchase price of AvData. At that meeting ITC/\DeltaCom introduced the concept of an "earn-out" provision to increase the purchase price to a range which the strategic committee, based on the BHC financial analysis, believed to be closer to the estimated value of AvData. Executives of both companies participated in a conference call on February 12, 1999, in which ITC/\DeltaCom proposed a detailed "earn-out" provision structured primarily on future revenues produced by AvData after the consummation of an acquisition by ITC/\DeltaCom.

     On February 17, 1999, the strategic committee held a meeting in which Mr. Black and Ms. Reising updated the strategic committee on the negotiations with ITC/\DeltaCom and in particular, focused on the "earn-out" proposal and certain other terms of the transaction. Mr. Black also updated the strategic committee as to the progress BHC had made to date in contacting other prospective acquirors of AvData. At that time, none of the solicited companies had made a written proposal to BHC. At the February 17, 1999 meeting, the strategic committee authorized Mr. Black and Ms. Reising to develop a term sheet for the transaction with ITC/\DeltaCom, including a revised "earn-out" provision which would incorporate revenue goals that officers of AvData believed to be achievable when sales of ITC/\DeltaCom products by AvData are added to AvData's sales plan.

     Mr. Black and Ms. Reising, with the assistance of the other AvData officers, developed a revised "earn-out" proposal and response to the ITC/\DeltaCom term sheet for the transaction. They presented these to the strategic committee at a meeting on February 20, 1999. The strategic committee discussed the "earn-out" provision, including the term of the earn-out and achievability of the revenue goals. The strategic committee determined that Mr. Black and Ms. Reising should present the revised proposals to ITC/\DeltaCom and continue negotiations with respect to this transaction. BHC reported that, based on its communications with other potential acquirors, none of the other companies solicited would be able to structure the transaction as a tax-free exchange and that the time frame for putting a transaction together would be much longer than AvData was willing to accept due to the high degree of disruption to the operations of the business while a transaction was being negotiated by the officers of AvData.

                                      36                              THE MERGER

     On February 24, 1999, Messrs. Walker and Shumate met with Mr. Black and Ms. Reising to consider AvData's revised earn-out proposal and certain other terms of the transaction. At that meeting, the parties reached agreement as to all major terms of the transaction, other than the indemnification provisions.

     Mr. Black and Ms. Reising reported the status of the negotiations to the strategic committee at a meeting held on February 25, 1999. The strategic committee authorized the officers of AvData to finalize negotiations of the terms of the deal, including a resolution of the indemnification provisions, and to proceed directly to the negotiation of a definitive merger agreement without completing the negotiation of a letter of intent. The strategic committee also authorized Mr. Black to give the full AvData board of directors an update on the status of the negotiations with ITC/\DeltaCom without calling a formal board meeting to do so.

     On February 25, 1999, Mr. Black and Mr. Walker discussed the terms of the indemnification provisions and reached agreement regarding this outstanding issue of the transaction and agreed to proceed immediately with negotiating a definitive merger agreement.

     The strategic committee met on March 29, 1999 to review the progress of merger agreement negotiations. At that meeting, Sutherland, Asbill & Brennan LLP, special counsel to AvData for the merger transaction, gave an overview of outstanding issues relating to the merger agreement and BHC gave a preliminary fairness opinion based on the terms of the current merger agreement draft. The strategic committee was advised that officers of each company and their counsel were meeting on March 30 and 31, 1999 to attempt to finalize the terms and conditions of the merger.

     On March 30 and 31, 1999, officers of ITC/\DeltaCom and AvData, along with counsel for each company, met to negotiate a definitive merger agreement and discuss issues that had arisen from ITC/\Delta due diligence efforts. These meetings ended with resolution of many, but not all, of the open issues and with ITC/\DeltaCom continuing due diligence on specified items.

     Over the course of the next two weeks, ITC/\DeltaCom and AvData executives continued to negotiate the terms of the merger agreement. On April 12, 1999, as a result of the rising price per share of ITC/\DeltaCom's common stock, the price per share of ITC/\DeltaCom common stock closed outside the range in which ITC/\DeltaCom's financial advisor would render a fairness opinion as to the transaction. Mr. Walker telephoned Mr. Black to discuss an adjustment to the purchase price calculation based on the increased price of the ITC/\DeltaCom common stock. Mr. Black discussed the situation with several members of the strategic committee and then proposed a revised purchase price calculation to Mr. Walker the next day. Mr. Black's revised proposal brought the terms of the transaction within the range required by ITC/\DeltaCom's financial advisor and, at the same time, preserved the value of the transaction to the AvData stockholders.

     On the morning of April 14, 1999, the strategic committee met to discuss the new purchase price and the events giving rise to the need for an adjustment. The strategic committee approved the revised purchase price and at that meeting approved the merger agreement subject to the officers satisfactorily negotiating the outstanding issues. Later that day, the strategic committee recommended the proposed merger transaction to the full AvData board of directors, and BHC made a presentation to the board as to the fairness of the transaction, from a financial point of view, to AvData and its stockholders. The full board of directors then unanimously approved substantially all of the terms of the merger and the merger agreement and gave authority to Mr. Black to finalize the terms of the merger and the merger agreement.

     On April 15, 1999, ITC/\DeltaCom, Interstate FiberNet and AvData executed the merger agreement. On June 3, 1999, the parties agreed to amend the merger agreement to change certain provisions relating to the conversion of the stock options and the treatment of those options.

                                      37                             THE MERGER

   Recommendation of AvData's Board of Directors and Reasons for the Merger


     On the basis of a recommendation by a special committee consisting of AvData's independent directors and other factors, AvData's board of directors believes that the merger is fair to, and in the best interests of, AvData and the AvData stockholders. Accordingly, AvData's board of directors has unanimously approved the merger agreement and unanimously recommends that AvData stockholders vote for the adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement.

     In making its decision to approve the merger agreement and to recommend to the holders of AvData common stock that they vote their shares in favor of adoption of the merger agreement, AvData's board of directors consulted with its financial advisor, BHC, and considered a number of factors, including, among others, the following material considerations:

     . the directors' familiarity with and review of the business, financial condition and result of operations of AvData, AvData's competitive position in its business, and other financial information and general economic conditions

     . the advantages of a strategic combination with ITC/\DeltaCom, the provider of terrestrial facilities and one of AvData's sales channels, in enhancing AvData's network product and service offerings, growth prospects and competitive position

     . the possible alternatives to the merger including, among others, continuing to operate AvData as an independent entity and the associated risks

     . the historical valuations of AvData common stock relative to the value represented by the consideration to be received in the merger

     . the anticipated costs and disruption associated with pursuing other strategic alternatives

     . the directors' belief that the consideration payable in the merger represented the highest value per share that could be negotiated with ITC/\DeltaCom

     . the timing of the transaction and premiums currently reported to be obtained in comparable transactions

     . that shares of ITC/\DeltaCom common stock are traded on The Nasdaq National Market while there is no established market for shares of AvData common stock

     . the proposed structure of the transaction, including its tax-free nature

     .    the terms and conditions of the merger agreement

     .    the financial condition of ITC/\DeltaCom

     . the positive effect of the transaction on AvData's existing customer base due to the continuation of existing satellite services and the expansion of telecommunications services AvData will be able to offer through ITC/\DeltaCom following the transaction

     . the continued employment of substantially all AvData employees following the transaction

     . the directors' belief that the similarities in the corporate cultures and operating philosophies of AvData and ITC/\DeltaCom will facilitate the assimilation of AvData into

                                      38                              THE MERGER

          ITC/\DeltaCom with the least amount of disruption to AvData's current operations and business strategies

     . the oral opinion of BHC (subsequently confirmed by delivery of a written opinion dated April 15, 1999) to the effect that as of such date and based on and subject to certain matters stated therein, the merger consideration was fair, from a financial point of view, to AvData and its stockholders

     AvData's board of directors also recognized that holders of AvData common stock will be entitled to receive shares of ITC/\DeltaCom common stock in the merger, and that this would allow such holders the opportunity to participate in the benefits, if any, of increases in the value of ITC/\DeltaCom's business and properties following the merger. Accordingly, AvData's board of directors gave consideration to ITC/\DeltaCom's future prospects, as well as its historical results of operations.

     AvData's board of directors did not assign relative weights to the foregoing factors or determine that any factor was of specific importance relative to any other factor. Rather, AvData's board of directors viewed its position and recommendation as being based on the totality of the information presented to it and considered by it.


   Opinion of AvData's Financial Advisor


     AvData retained BHC on March 26, 1999, to act as its financial advisor with respect to a sale of AvData. On April 14, 1999, BHC delivered its oral opinion to AvData's board of directors that, as of such date and based upon and subject to certain matters discussed with the board, the consideration being offered by ITC/\DeltaCom, including the potential right to receive earn-out shares as described in "Terms of the Merger Agreement and Related Transactions--Conversion of AvData Common Stock" and "--Conversion of AvData Stock Options," in exchange for all of the outstanding shares of AvData common stock is fair from a financial point of view to the holders of AvData common stock. This opinion was confirmed in writing on April 15, 1999.

     The full text of BHC's written opinion, dated April 15, 1999, is attached hereto as Exhibit C and sets forth certain important qualifications, assumptions made, matters considered, areas of reliance on others, and limitations on the review undertaken in connection with such opinion. The BHC opinion was directed to the AvData board for its consideration in connection with the proposed merger and is not a recommendation to any holder of AvData common stock as to whether the merger is in such holder's best interests or as to whether any such holder should vote for or against the merger. The summary description of the BHC opinion set forth below is qualified in its entirety by the full text of such opinion attached hereto as Exhibit C, and is incorporated herein by reference and should be read carefully and in its entirety in connection with this proxy statement and prospectus.

     In arriving at its opinion, BHC among other things

     . reviewed the financial terms of the merger as set forth in the merger agreement;

     . reviewed certain historical business, financial and other information regarding AvData and ITC/\DeltaCom that was publicly available or furnished by AvData's or ITC/\DeltaCom's management;

     . reviewed certain financial forecasts and other data provided by members of AvData's or ITC/\DeltaCom's management relating to their respective businesses;

                                      39                              THE MERGER

     . conducted discussions with members of AvData's and ITC/\DeltaCom's management with respect to their respective businesses, financial and other information, including their respective business prospects and financial forecasts;

     . conducted discussions with members of AvData's management with respect to various strategic and operating benefits anticipated from the merger;

     . reviewed certain financial terms of the merger in relation to the current and historical market prices and trading volumes of ITC/\DeltaCom common stock;

     . compared the financial position and operating results of AvData with those of publicly traded companies BHC deemed relevant;

     . compared the financial terms of the merger with certain financial terms of other similar transactions BHC deemed relevant; and

     . conducted such other financial studies, analyses and investigations as BHC deemed appropriate.

     In connection with its review, BHC relied upon the accuracy and completeness of the foregoing financial and other information, and did not assume any responsibility for any independent verification of such information. AvData provided BHC with financial forecasts for the period from 1999 to 2003. BHC assumed that these projections had been reasonably prepared on bases reflecting the best available estimates and judgments of AvData's management as to the future financial performance of AvData and that such projections provided a reasonable basis upon which BHC could form its opinion. BHC did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of AvData or ITC/\DeltaCom, nor was BHC furnished with any such appraisals. AvData imposed no limitations on BHC with respect to the investigations made or procedures followed by BHC.

     BHC's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to BHC as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, BHC did not assume and does not have any obligation to update, revise or reaffirm its opinion. BHC assumed that the merger will be consummated in accordance with the terms described in the merger agreement and without any waiver of any material terms or conditions. With the AvData board's permission, BHC further assumed that, on the closing date of the merger, the price per share of ITC/\DeltaCom common stock will not be less than $11.50. BHC's opinion does not address the relative merits of the merger and the other business strategies considered by AvData's board, nor does it address the board's decision to proceed with the merger. The merger agreement is filed with this proxy statement and prospectus as Exhibit A and the terms in the merger agreement and the conditions to AvData's obligations thereunder should be reviewed and understood by holders of AvData common stock in connection with their consideration of the merger.

     Set forth below is a brief summary of selected analyses presented by BHC to the AvData board on April 14, 1999 in connection with BHC's opinion.


Comparable Public Company Analysis.

     Using publicly available information and information provided by AvData, BHC compared the historical financial and operating performance of AvData with the corresponding performance of a group of publicly-traded network services companies that BHC deemed to be similar to AvData. These comparable companies were 4Front Technologies, Inc., Gilat Communications Ltd., International Network Services, Internoc Holdings NV, Norstan, Inc., Sykes Enterprises, and

                                      40                              THE MERGER

Techforce Corp. In comparing AvData's financial performance to that of these comparable companies, BHC made the following observations, among others: (1) AvData had a latest twelve months' ("LTM") gross profit margin ("Gross Margin") of 37.7%, compared to the median LTM Gross Margin of 38.9% for the comparable companies, (2) AvData had a LTM earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA") margin of 8.6%, compared to a median LTM EBITDA margin of 13.0% for the comparable companies, and (3) AvData had a LTM earnings (loss) before interest and taxes ("EBIT") margin of 5.0%, compared to a median LTM EBIT margin of 9.3% for the comparable companies.

     In order to arrive at an implied valuation for AvData, BHC calculated the Adjusted Market Value, defined as aggregate equity value plus debt less cash and cash equivalents, of the comparable companies as a multiple of (1) LTM sales,
(2) LTM EBITDA, (3) LTM EBIT, and (4) forward 1999 sales. An analysis of the multiples of Adjusted Market Value to sales yielded a range of multiples from 0.5x to 7.4x, with a median multiple of 1.3x for the comparable companies. An analysis of the multiples of Adjusted Market Value to EBITDA yielded a range of multiples from 5.7x to 31.7x, with a median multiple of 13.8x for the comparable companies. An analysis of the multiples of Adjusted Market Value to EBIT yielded a range of multiples from 9.6x to 82.7x, with a median multiple of 21.1x for the comparable companies. An analysis of the multiples of Adjusted Market Value to forward 1999 sales yielded a range of multiples from 0.4x to 4.9x, with a median multiple of 1.3x for the comparable companies. BHC applied the median LTM sales, EBITDA, EBIT and forward 1999 sales multiples for the comparable companies to the corresponding historical results of AvData and applied a 20% discount for size and liquidity relative to the comparable companies to calculate the implied equity value of AvData. This analysis indicated an equity value of AvData of approximately $27.0 million.


Comparable Acquisitions Analysis.

     Using publicly available information, BHC reviewed selected recent merger and acquisition transactions in the network services industry. These transactions include: InaCom Corp.'s acquisition of Vanstar Corp., Qwest Communications International, Inc.'s acquisition of Icon CMT Corp., CompuCom Systems Inc.'s acquisition of Dataflex Corp., CompuCom Systems Inc.'s acquisition of Computer Integration Corp., Xerox Corp.'s acquisition of XLConnect Solutions, Inc., Xerox Corp.'s acquisition of Intelligent Electronics, Inc., Wang Laboratories, Inc.'s acquisition of Ing. C. Olivetti & Co. S.p.A.- Olsy Unit, Sprint Corp.'s acquisition of Paranet, Inc., and Vanstar Corp.'s acquisition of Sysorex Information Systems, Inc. BHC compared the Adjusted Market Value of the acquired companies as implied by the consideration paid in each such transaction to the corresponding LTM sales, EBITDA and EBIT for the acquired companies. This analysis indicated that Adjusted Market Value as a multiple of (1) LTM sales ranged from 0.1x to 5.7x with a median of 0.3x, (2) LTM EBITDA ranged from 8.7x to 39.8x with a median of 10.5x, and (3) LTM EBIT ranged from 12.1x to 42.2x, with a median of 24.5x. BHC applied the median LTM sales and EBITDA multiples for the comparable acquisitions to the corresponding historical results of AvData and applied a 20% discount for size relative to the comparable acquisitions, yielding an equity value of AvData of approximately $14.6 million.


Dilution Analysis.

     BHC performed a dilution analysis based on AvData's LTM financial information. BHC assumed a 100% debt financed purchase of AvData common stock at interest rates of 6.75% and 7.75%, with earnings taxed at 40% and no tax deduction for goodwill to determine the maximum purchase price an acquiror could pay in an all-cash for stock transaction with no earnings dilution at the time of the acquisition. This analysis indicated an equity value of AvData of between $15.5 million and $16.9 million.

Discounted Cash Flow Analysis.

     BHC performed a discounted cash flow analysis to estimate the present value of the projected unlevered free cash flows for AvData based on AvData's projections. BHC calculated the estimated future free cash flows that AvData would produce for the fiscal years 1999 through 2003, as well as the estimated terminal value of AvData at the end of the forecasting period. The terminal value was computed by multiplying AvData's estimated fiscal year 2003 EBITDA by a range of multiples between 7.5x and 9.5x, chosen to reflect AvData's potential acquisition multiple at the end of year 2003. The projected free cash flows and terminal values were discounted to present values using a range of discount rates between 21.84% and 25.84%, chosen to reflect assumptions regarding AvData's cost of capital. This analysis indicated an equity value of AvData between $24.4 million and $34.4 million.

     While the foregoing summary describes the analyses and examinations that BHC deemed material in arriving at its opinion, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by BHC. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description, and selecting portions of the analyses and of the factors considered by BHC, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of BHC to AvData's board of directors on April 14, 1999. In addition, BHC may have in its discretion given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be BHC's view of the actual value of AvData or AvData common stock. To the contrary, BHC expressed no opinion on the actual value of AvData or AvData common stock, and its opinion that is addressed to AvData's board of directors extends only to the belief expressed by BHC that, from a financial point of view, the consideration that holders of AvData common stock will receive pursuant to the merger is within the range of values that might fairly be ascribed to AvData common stock as of the date of the opinion of BHC.

     In performing its analyses, BHC made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of AvData. The analyses performed by BHC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of BHC's analysis for the AvData board of directors of the fairness of the merger to the holders of AvData common stock from a financial point of view, and were provided solely to the board in connection with the board's consideration of the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. BHC used in its analyses various projections of future performance prepared by the management of AvData. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, the opinion of BHC and the presentation to AvData's board of directors summarized above were among the many factors taken into consideration by the board in making its determination to approve, and to recommend that AvData's stockholders approve, the merger. BHC does not, however, make any recommendation to holders of AvData common stock (or to any other person or entity) as to whether such stockholders should vote for or against the merger.

     Pursuant to the engagement letter, AvData agreed to pay BHC an opinion fee of $75,000 upon the delivery of the oral opinion to AvData's board of directors that is described above. The opinion fee was not conditioned on the outcome of BHC's opinion or whether AvData or its board of directors deemed such opinion favorable or unfavorable. In addition, if the merger is effected on the terms set forth in the merger agreement, the engagement letter provides for AvData to pay BHC a transaction fee equal to $250,000, with the opinion fee credited against the transaction fee. AvData will be obligated to pay the transaction fee only if the merger (or another transaction) is consummated. Accordingly, the payment of a substantial majority of BHC's total fee is subject to consummation of the merger. The engagement letter also calls for AvData to reimburse BHC for its reasonable out-of-pocket expenses and for AvData to indemnify BHC, its affiliates, and other respective directors, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of BHC's engagement. BHC and its affiliates may maintain business relationships with AvData and its affiliates.

     BHC, a division of First Union Capital Markets Corp., is a nationally recognized investment banking firm and an affiliate of First Union Corporation. BHC and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. AvData selected BHC as its financial advisor on the basis of BHC's experience and expertise in transactions similar to the merger, and its reputation in the telecommunications industry. In the past BHC or its affiliates have performed certain investment banking services for AvData and ITC/\DeltaCom and received customary fees for such services. In the ordinary course of business, BHC or its affiliates may actively trade the debt and equity securities of ITC/\DeltaCom for its or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities.


   Interests of Avdata Directors and Management in the Merger


     Four directors of AvData are also directors of ITC/\DeltaCom: Donald W. Burton, Campbell B. Lanier, III, William T. Parr and William H. Scott, III. These directors directly owned an aggregate of 2.6% of the outstanding AvData common stock as of May 15, 1999. AvData's board of directors was aware of these conflicts and considered them, among other matters, in selecting the members of the strategic committee and later in approving the merger agreement and the transactions contemplated thereby.

     James H. Black, Jr., the current Chairman and Chief Executive Officer of AvData, is expected to become a director and senior vice president of ITC/\DeltaCom after the merger. Mr. Black is also expected to become senior vice president of Interstate FiberNet and ITC/\DeltaCom Communications, Inc., an indirect subsidiary of ITC/\DeltaCom. Mr. Black will be employed by ITC/\DeltaCom Communications, Inc. for a period of one year, during which time his employment may only be terminated "for cause." Upon expiration of the initial 12 months of employment, Mr. Black's employment will be "at will."

     Five of the six existing AvData officers are expected to become employees of the surviving corporation. Any of these officers, including Mr. Black, who stays with the surviving corporation following the merger will be employed by ITC/\DeltaCom Communications, Inc., at or slightly higher, but not more than 5% higher, than his or her current annual salary. ITC/\DeltaCom will award annual performance bonuses in a manner substantially consistent with past ITC/\DeltaCom policy and practice. In addition, each AvData officer who becomes an employee of the surviving corporation will receive credit for past service with AvData with respect to all standard employee policies and benefit plans provided by ITC/\DeltaCom Communications, Inc. ITC/\DeltaCom will require each AvData officer to successfully pass a post-offer, pre-employment drug screening test and enter into the standard non-disclosure, non-solicitation and ownership of intellectual property agreement with ITC/\DeltaCom, Inc. All AvData officers employed by ITC/\DeltaCom Communications, Inc., other than Mr. Black, will be employees "at will." All employees of ITC/\DeltaCom Communications, Inc., are eligible for option grants for the purchase of ITC/\DeltaCom common stock, subject to the approval of ITC/\DeltaCom's board of directors.

     Severance Agreements. As of May 15, 1999, no officers or directors of AvData have agreements that are affected by the merger, except Judith H. Drobinski, Vice President-Human

Resources, Secretary and Treasurer. Ms. Drobinski's agreement specifies that if she is not offered an equivalent position in the surviving organization based in Atlanta, she will be paid a severance of six months salary, equal to $43,250.

   Certain Avdata Stockholders have Relationships with ITC/\Deltacom

     Eight of the nine directors of ITC/\DeltaCom are also directors of ITC Holding Company, Inc., which owns approximately 21% of the outstanding stock of AvData. One director of ITC/\DeltaCom is also the managing general partner of South Atlantic Venture Fund Limited Partnership, which owns approximately 18% of the outstanding stock of AvData. As of May 15, 1999, seven of the directors of ITC/\DeltaCom own approximately 26% of the outstanding stock of AvData. In addition, there are significant stockholders of ITC Holding Company, Inc. who are also ITC/\DeltaCom stockholders.


   Business Relationship


     ITC/\DeltaCom and AvData currently do business with one another. Since 1996, AvData has purchased long distance service from ITC/\DeltaCom. Since 1998, ITC/\DeltaCom has acted as a sales channel for AvData, whereby ITC/\DeltaCom includes AvData's network operations and monitoring services as part of the products and services that it sells to its customers.

   Accounting Treatment

     The parties to the merger agreement expect the merger to be accounted for using the purchase method of accounting. ITC/\DeltaCom will be deemed the acquiror for financial reporting purposes. Under the purchase method of accounting, the purchase price in the merger is allocated among AvData assets acquired and AvData liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill.

   Listing on The Nasdaq National Market

     ITC/\DeltaCom has agreed to cause the shares of ITC/\DeltaCom common stock issued in the merger to be approved for listing on The Nasdaq National Market.

   Governmental And Regulatory Approvals

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. ITC/\DeltaCom and AvData have filed or are in the process of filing pre-merger notification and report forms with the FTC and the Antitrust Division.

     At any time before or after the effective time of the merger, however, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger or to cause ITC/\DeltaCom to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, ITC/\DeltaCom will prevail. The obligations of ITC/\DeltaCom and AvData to consummate the merger are subject to the condition that the applicable waiting period under the HSR Act will have expired. See "Terms of the Merger Agreement and Related Transactions--Conditions to Consummation of the Merger."

     In connection with the merger, AvData and/or ITC/\DeltaCom will be required to submit regulatory notices and may be required to take further actions before one or more federal or state regulatory agencies, including the FCC. In some instances, these regulatory notices and/or actions are required to be filed or taken in advance of the effective time of the merger. In addition, while not required, ITC/\DeltaCom intends to provide courtesy notices prior to the effective time of the merger to a number of government entities that have issued licenses, certifications and similar telecommunications regulatory approvals to ITC/\DeltaCom and its subsidiaries. ITC/\DeltaCom and AvData believe that any material regulatory approvals will be obtained in the normal course; however, there can be no assurance that all such approvals will be obtained by the effective time of the merger. ITC/\DeltaCom and AvData are aware of no other governmental or regulatory approvals required for consummation of the merger, other than compliance with applicable federal and state communications and securities laws.


   Federal Income Tax Consequences

     The following discussion is a summary of the material United States federal income tax consequences of the merger to a stockholder of AvData holding shares of AvData common stock as a capital asset within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code"), at the effective time of the merger.

     This discussion does not address all aspects of federal taxation that may be relevant to particular stockholders of AvData in light of their personal circumstances or to stockholders of AvData subject to special treatment under the Code, including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, stockholders who received their AvData common stock through the exercise of employee stock options or otherwise as compensation, stockholders who are not U.S. persons and stockholders who hold AvData common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger. Finally, the tax consequences to holders of stock options or restricted stock are not discussed.

     The discussion is based on the Code, the United States Department of Treasury regulations and administrative rulings and court decisions as of the date of this prospectus and proxy statement, all of which are subject to change, possibly with retroactive effects, and which are subject to differing interpretations. No ruling has been or will be sought from the IRS concerning the tax consequences of the merger. AvData stockholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

     Tax Consequences of the Merger. In accordance with Hogan & Hartson L.L.P.'s tax opinion regarding the treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code, subject to the assumptions, limitations, qualifications and other considerations described below under "-- Federal Income Tax Consequences--Considerations with Respect to Opinions," in the opinion of Hogan & Hartson L.L.P.:

          (1) no gain or loss will be recognized by an AvData stockholder as a result of the receipt solely of shares of ITC/\DeltaCom common stock in exchange for such stockholder's AvData common stock, except to the extent of any cash received in lieu of fractional shares and except that a portion of any earn-out shares received by an AvData stockholder will be treated as interest income;

          (2) an AvData stockholder who receives cash in lieu of a fractional share of ITC/\DeltaCom common stock will be treated as if such stockholder received such fractional share and then sold such share back to ITC/\DeltaCom. Such stockholder will recognize gain or loss on the sale of the fractional share equal to the difference between (a) the amount of cash received for such fractional share and (b) the stockholder's tax basis in such fractional share;

          (3) an AvData stockholder's tax basis in the ITC/\DeltaCom common stock received in the merger (other than the portion of the earn-out shares treated as interest income) will be equal to such stockholder's aggregate tax basis in the AvData common stock immediately prior to the merger, reduced by the amount of basis allocable to the fractional share (as described in paragraph (2) above);

          (4) an AvData stockholder's holding period for ITC/\DeltaCom common stock received in accordance with the merger (other than the portion of the earn-out shares treated as interest income) will include the holding period of the AvData common stock for which it was exchanged, assuming such AvData common stock was held as a capital asset on the effective date of the merger; and

          (5) where cash is received by a dissenting AvData stockholder, such cash payment will be treated by that stockholder as a distribution and redemption of his or her AvData common stock under the provisions and limitations of Section 302 of the Code.


     Considerations with Respect to Opinions. The tax opinion of Hogan & Hartson L.L.P. and the foregoing summary of the U.S. federal income tax consequences of the merger are and will be subject to assumptions, limitations and qualifications and are based on current law and, among other things, representations of AvData and ITC/\DeltaCom, including representations made by the respective managements of AvData and ITC/\DeltaCom. You should refer to the full text of Hogan & Hartson L.L.P.'s tax opinion, a copy of which has been filed as an exhibit to the registration statement of which this prospectus and proxy statement forms a part, for a complete description of the assumptions made and matters considered in connection with such tax opinion. Opinions of counsel are not binding on the IRS and do not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

     Accordingly, you are strongly urged to consult with your tax advisors with respect to the particular United States federal, state, local or foreign income tax or other tax consequences of the merger to you.


   Restrictions on Resales by Affiliates

   ITC/\DeltaCom is registering the shares of its common stock to be issued in the merger under the Securities Act of 1933. The shares will be freely transferable under the Securities Act, except for shares received by AvData stockholders who are deemed to be affiliates of AvData before the merger or affiliates of ITC/\DeltaCom. These affiliates may only resell their shares under an effective registration statement under the Securities Act covering the shares, in compliance with Rules 144 and 145 of the Securities Act or under another exemption from the Securities Act's registration requirements. This prospectus and proxy statement does not cover any resales of ITC/\DeltaCom's common stock by ITC/\DeltaCom or AvData affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with AvData or ITC/\DeltaCom, and may include officers or directors, as well as principal stockholders of AvData or ITC/\DeltaCom.

   Appraisal Rights of Dissenting Stockholders

     If you are an AvData stockholder who does not vote in favor of the merger agreement and who properly demands appraisal of your shares of AvData common stock, you will be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law.

     The following discussion only applies to AvData stockholders who wish to dissent from the merger. Only a holder of record of AvData shares may exercise appraisal rights.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262 which is attached as Appendix B to this prospectus and proxy statement. All references in Section 262 and in this summary to a stockholder are to the record holder of the shares as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a proper and timely manner to perfect appraisal rights.

     Under the Delaware General Corporation Law, if you follow the procedures set forth in Section 262, you will be entitled to have your AvData shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Court.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This prospectus and proxy statement will constitute such notice to the stockholders, and the applicable statutory provisions are attached as Appendix B to this prospectus and proxy statement.
If you wish to exercise appraisal rights or to preserve your right to do so, you should review the following discussion and Appendix B carefully. If you fail to timely and properly comply with the procedures specified, you will lose your appraisal rights.

     If you wish to exercise appraisal rights, you must:

          (1) deliver to AvData, before the vote on the merger at the special meeting, a written demand for appraisal

          (2)  not vote in favor of the merger

          (3) continuously hold of record your shares from the date of delivering a demand for appraisal through the effective time of the merger

     To not vote in favor of the merger, you can either (a) vote "no" in person or by proxy, (b) fail to vote or (c) abstain from voting. However, if you vote in favor of the merger agreement, by proxy or in person, or return a signed proxy that does not contain voting instructions and do not revoke it, you will waive your right of appraisal and nullify any previously filed written demand for appraisal. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. If you fail to comply with any of these conditions and the merger becomes effective, you will lose your appraisal rights and receive instead the merger consideration you are entitled to in accordance with the merger agreement.

     Only a holder of record of AvData shares may assert appraisal rights for the shares registered in his name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder of record's name appears on his stock certificates. It must also state that the holder of record intends to demand appraisal of his shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners without exercising appraisal rights with respect to the shares held for other beneficial owners. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you should consult your broker to determine the appropriate procedures for making a demand for appraisal.

     All written demands for appraisal under Section 262 should be sent or delivered to AvData Systems, Inc., 55 Marietta Street, 18th Floor, Atlanta, Georgia 30303, Attention: Corporate Secretary.

     Within 10 days after the effective time of the merger, the surviving corporation of the merger must notify each holder of shares who has complied with Section 262 and has not voted in favor of or consented to the merger of the date that the merger has become effective. At any time within 60 days after the effective time of the merger, you have the right to withdraw your demand for appraisal and to accept the consideration offered in the merger. Within 120 days after the effective time of the merger, but not after that time, the surviving corporation of the merger or any holder of shares who is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the dissenting shares. The surviving corporation of the merger is under no obligation to file this petition and ITC/\DeltaCom has no present intention to cause the surviving corporation of the merger to do so. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective time of the merger, if you have complied with the requirements for exercise of appraisal rights, you will be entitled, upon written request, to receive from the surviving corporation of the merger a statement setting forth the aggregate number of shares not voted in favor of the merger as to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation of the merger must mail this statement to you within 10 days after it receives a written request from you or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a holder of shares and a copy is served upon the surviving corporation of the merger, the surviving corporation of the merger will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to these stockholders as required by the Court, the Delaware Court of Chancery may conduct a hearing on this petition to determine those holders of shares who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares who demanded appraisal to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Court of Chancery may dismiss the proceedings as to you.

     After determining the holders of shares entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. You should be aware that the fair value of your shares as determined by Section 262 could be more than, the same as or less than the consideration you would receive in the merger if you did not seek appraisal of your shares.

     Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has stated, in Cede & Co. v. Technicolor, Inc., 684 A.2d 289, 299 (Del. 1996), that this "narrow exclusion does not encompass known elements of value, including those which exist on the date of the merger because of a majority acquiror's interim acquisition in a two-step cash-out transaction." In Weinberger v. Uop, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

     If you have duly demanded an appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote your shares for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a date prior to the effective time of the merger.

     If you demand appraisal of your shares under Section 262 but fail to perfect, or effectively withdraw or lose, your right to appraisal, your shares will be converted into the right to receive the merger consideration you are entitled to under the merger agreement, without interest. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to AvData or the surviving corporation of the merger a written withdrawal of your demand for appraisal and an acceptance of the merger. However, any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation of the merger and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares who have properly demanded appraisal.

     If you fail to follow the steps required by SECTION 262 of the Delaware General Corporation Law for perfecting appraisal rights, you may lose these rights. In that case, you will receive the merger consideration you are entitled to in accordance with the merger agreement.

TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this prospectus and proxy statement and is considered a part of this document.

   General

     The merger agreement provides that at the effective time of the merger AvData will be merged with and into Interstate FiberNet, a wholly-owned subsidiary of ITC/\DeltaCom, with Interstate FiberNet being the surviving corporation of the merger. A special committee consisting of AvData's independent directors unanimously approved the merger agreement and the merger, and recommended the merger agreement and the merger to the full board of directors of AvData. AvData's board of directors unanimously approved the merger agreement and the merger. At the effective time of the merger, each AvData stockholder will receive, in exchange for his or her shares of AvData common stock, shares of ITC/\DeltaCom common stock plus the potential right to receive future shares of ITC/\DeltaCom common stock in accordance with formulas specified in the merger agreement that are based upon certain revenues generated by AvData or the surviving corporation during certain portions of 1999, all as more fully described below.

     This section of the prospectus and proxy statement describes aspects of the merger, including the material provisions of the merger agreement.

   Structure of the Merger

     Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, AvData will merge with and into Interstate FiberNet, which will continue its corporate existence under the laws of the State of Delaware. At the effective time of the merger, the separate corporate existence of AvData will terminate. The certificate of incorporation of Interstate FiberNet will become the certificate of incorporation of the surviving corporation of the merger. The bylaws of Interstate FiberNet will become the bylaws of the surviving corporation of the merger.

   Management After the Merger

     As discussed in "The Merger--Interests of AvData Directors and Management in the Merger," it is expected that after the merger, James H. Black, Jr. would become a director and senior vice president of ITC/\DeltaCom as well as senior vice president of Interstate FiberNet and ITC/\DeltaCom Communications, Inc., an indirect subsidiary of ITC/\DeltaCom. The following sets forth biographical information concerning Mr. Black:

     James H. Black, Jr., 51, has been Chairman of the board of directors and Chief Executive Officer of AvData since September, 1990. In 1980, Mr. Black co-founded VideoStar Connections, Inc., an Atlanta-based company specializing in business television satellite networks. He served as Executive Vice President and a director of VideoStar from 1980 until 1989 when VideoStar was acquired by EDS. He continued as Executive Vice President under EDS until May, 1990. Mr. Black has been an officer and director of Business Television International, Inc. since its founding in May, 1990. He also serves on the board of directors of Air Quality Sciences, Inc., an indoor environmental testing and product certification business; Norelli & Company, a strategic consulting firm; and Be There Now, Inc., a 3-D, virtual image processing company. Mr. Black is a graduate of the Massachusetts Institute of Technology where he received undergraduate and graduate degrees in engineering, and received an MBA from the Harvard Business School.

   Conversion of AvData Common Stock


     Initial Shares. At the effective time of the merger, each AvData stockholder will receive, in exchange for his or her AvData common stock, the right to receive a specified number of shares of ITC/\DeltaCom common stock, which varies with the ITC/\DeltaCom stock price as described below. ITC/\DeltaCom will pay cash in lieu of any fractional share.

          Escrow, Earn-out Shares Described below.  ITC/\DeltaCom will hold a
          ---------------------------------------
portion of these shares of its common stock in an escrow account as described in "Escrow Shares" below. Each AvData stockholder may also receive additional ITC/\DeltaCom common stock in the future based upon specified types of revenues generated by AvData (or, if after the merger, the surviving corporation) during certain portions of 1999. This portion of the merger consideration is described under the caption "Earn-out Shares" below.

          Value of AvData Shares is Fixed if Price of ITC/\DeltaCom Common Stock
          ---------------------------------------------------------------------
is Within a Specified Range.  If the ITC/\DeltaCom stock price is between $25.00
---------------------------
and $31.39 for the five consecutive trading days immediately preceding the effective date of the merger, then each issued and outstanding share of AvData common stock (other than shares held in the treasury of AvData) will convert into the right to receive approximately $0.91932 in the form of ITC/\DeltaCom common stock (or cash in lieu of a fractional share) at the effective time of the merger. The value that AvData stockholders receive for their stock will not fluctuate within this range since the number of shares of ITC/\DeltaCom common stock will be adjusted proportionately as the ITC/\DeltaCom stock price changes. References to ITC/\DeltaCom's stock price means the average daily price of ITC/\DeltaCom common stock on The Nasdaq National Market (determined by averaging the high and low price reported on such day) for the five consecutive trading days immediately preceding the effective date of the merger.

          Value of AvData Shares Will Fluctuate if Price of ITC/\DeltaCom Common
          ----------------------------------------------------------------------
Stock is Outside of a Specified Range.  If the five-day trading average for
-------------------------------------
ITC/\DeltaCom common stock is below $25.00, then it will be deemed to equal $25.00 for purposes of the merger consideration calculation. This means that the value that AvData stockholders will receive for their stock will decline with reductions in the value of ITC/\DeltaCom stock price below $25.00.

          Similarly, if the five-day trading average for ITC/\DeltaCom common stock is greater than $31.39, then it will be deemed to equal $31.39 for purposes of the merger consideration calculation. This means that the value that AvData stockholders will receive for their stock will rise with increases in the value of ITC/\DeltaCom stock price above $31.39.

          As of May 26, 1999, which is the most recent practicable date prior to the mailing of this proxy statement and prospectus, the ITC/\DeltaCom stock price was $22.125.

          Explanatory Chart and Examples.  The following chart lists some of the
          ------------------------------
possible values of the consideration that AvData stockholders will receive in the merger (not including the right to possibly receive additional shares of ITC/\DeltaCom common stock in the future, as described in "Earn-out Shares" below):

If the Itc/\DeltaCom     then, for each share of AvData common stock you own,
stock price is           you will receive (in the form of ITC/\DeltaCom common
                         stock):
       $15.00                                    $0.55428
       $16.00                                    $0.59109
       $17.00                                    $0.62791
       $18.00                                    $0.66472
       $19.00                                    $0.70154
       $20.00                                    $0.73835
       $21.00                                    $0.77484
       $22.00                                    $0.81119
       $23.00                                    $0.84753
       $24.00                                    $0.88344
       $25.00                                    $0.91932
       $26.00                                    $0.91932
       $27.00                                    $0.91932
       $28.00                                    $0.91932
       $29.00                                    $0.91932
       $30.00                                    $0.91932
       $31.00                                    $0.91932
       $32.00                                    $0.93681
       $33.00                                    $0.96539
       $34.00                                    $0.99396
       $35.00                                    $1.02254
       $36.00                                    $1.05111
       $37.00                                    $1.07969
       $38.00                                    $1.10826
       $39.00                                    $1.13683
       $40.00                                    $1.16541




     Example 1: If the ITC/\DeltaCom stock price is $28.00, then you will receive approximately

$0.91932 in the form of ITC/\DeltaCom common stock for each share of AvData common stock that you own. If you owned 1,000 shares of AvData common stock, you would receive approximately $919.32 of ITC/\DeltaCom common stock which, at an assumed value of $28.00 per share, would equal 32 shares of ITC/\DeltaCom common stock plus $23.32 cash in lieu of a fractional share.

     Example 2: If the ITC/\DeltaCom stock price is $22.00, then you will receive approximately $0.81119 in the form of ITC/\DeltaCom common stock for each share of AvData common stock that you own. If you owned 1,000 shares of AvData common stock, you would receive approximately $811.19 of ITC/\DeltaCom common stock. Thus, you would receive 36 shares of ITC/\DeltaCom common stock plus $19.19 cash in lieu of a fractional share.

     Example 3: If the ITC/\DeltaCom stock price is $35.00, then you will receive approximately $1.02254 in the form of ITC/\DeltaCom common stock for each share of AvData common stock that you own. If you owned 1,000 shares of AvData common stock, you would receive approximately $1,022.54 of ITC/\DeltaCom common stock. Thus, you would receive 29 shares of ITC/\DeltaCom common stock plus $7.54 cash in lieu of a fractional share.

     Each share of AvData common stock held in the treasury of AvData will be canceled at the effective time of the merger without the payment of any consideration. Each share of common stock of Interstate FiberNet issued and outstanding immediately prior to the effective time of the merger will continue to be one share of common stock of the surviving corporation of the merger, all of which will continue to be held by ITC/\DeltaCom.

     Escrow Shares. Upon conversion of AvData common stock into ITC/\DeltaCom common stock at the time of the merger, ITC/\DeltaCom will withhold from each AvData stockholder and retain in escrow approximately 17.5% of the total number of shares of ITC/\DeltaCom common stock, as calculated above, that the stockholder beneficially receives in the merger. This stock will be placed in escrow as security for the AvData stockholders' performance of their indemnity obligations described in "-- Indemnification" below. ITC/\DeltaCom will release the escrow shares to AvData stockholders after the expiration of 24 months following the effective time of the merger, subject to the retention of escrow shares after the end of such 24 month period to cover any then-pending claims for indemnification.

     Earn-out Shares. AvData stockholders will also have a right to receive additional ITC/\DeltaCom common stock in the future if AvData and, after the merger, the surviving corporation, achieve specified performance goals during 1999.

         Earn-Out Based on Complex Formulas.  The performance goals for AvData
         ----------------------------------
and, after the merger, the surviving corporation, and the complex formulas for determining the number of earn-out shares, can be found in section 2.8 of the merger agreement in Appendix A. The formulas divide AvData's revenue for the relevant test periods into three categories. The number of earn-out shares of ITC/\DeltaCom common stock that the AvData stockholders will receive depends heavily on increases in specified types of revenue in 1999.

         Key Factor is Growth in Recurring Terrestrial Revenue.  A large
         -----------------------------------------------------
percentage (93%) of the earn-out formula depends solely on increases, measured in December 1999, in the recurring monthly terrestrial revenue of the surviving corporation after the merger. Recurring monthly terrestrial revenue has been a relatively small component of AvData's overall revenues to date. However, this area of AvData's business combines the efforts of AvData and ITC/\DeltaCom, and the earn-out formulas give credit to the surviving corporation for recurring terrestrial revenue sales of ITC/\DeltaCom's products that were not contemplated in AvData's original business plan discussed below. The remaining 7% of the total possible earn-out consideration depends on non-recurring revenue and VSAT customer revenue, which historically have constituted the large majority of AvData's revenues.

         AvData's management, prior to entering into merger negotiations with ITC/\DeltaCom, established a business plan for 1999, including expected recurring monthly terrestrial revenue. The parties to the merger agreement believe that the consideration that AvData stockholders will receive at the time of the merger (including the escrow shares) reflects the value of AvData if AvData achieves its expected plan, but not more. AvData stockholders therefore will only receive some or all of the 93% portion of the earn-out shares that is based on recurring terrestrial revenue if the surviving corporation in the merger exceeds this expectation.

         Explanatory Chart and Examples.  The following chart lists some of the
         ------------------------------
possible numbers of earn-out shares of ITC/\DeltaCom common stock that an AvData stockholder could receive. We assume, for purposes of this chart, that AvData stockholders receive the maximum possible earn-out consideration for non-recurring revenues and VSAT revenues, which represents 7% of the total possible earn-out consideration and which will occur if the 1999 targets for those types of revenues are met or exceeded. Because the non-recurring revenues and VSAT revenue portions of the earn-out have only a small effect on the number of earn-out shares of ITC/\DeltaCom common stock, the chart does not give levels of achievement for those two types of revenue.


ITC/\DeltACom        Percentage by which recurring    Number earn-out shares
common stock price   monthly terrestrial revenue in   of ITC/\DeltaCOM (for
                     December 1999 exceeds AvData     1,000 shares of Avdata)
                     management's plan
$15.00                           100%                         0.904339
                                 115%                         4.584808
                                 150%                         8.263332
                                 200%                        12.907778
$16.00                           100%                         0.904133
                                 115%                         4.583856
                                 150%                         8.261755
                                 200%                        12.895832
$17.00                           100%                         0.903951
                                 115%                         4.583015
                                 150%                         8.257900
                                 200%                        12.884779
$18.00                           100%                         0.903789
                                 115%                         4.582268
                                 150%                         8.250966
                                 200%                        12.866669
$19.00                           100%                         0.903645
                                 115%                         4.578758
                                 150%                         8.243930
                                 200%                        12.849673
$20.00                           100%                         0.903418

                                 115%                         4.575385
                                 150%                         8.233133
                                 200%                        12.834376
$21.00                           100%                         0.902757
                                 115%                         4.571004
                                 150%                         8.223364
                                 200%                        12.820536
$22.00                           100%                         0.902157
                                 115%                         4.565642
                                 150%                         8.214484
                                 200%                        12.807954
$23.00                           100%                         0.901368
                                 115%                         4.560745
                                 150%                         8.206375
                                 200%                        12.796467
$24.00                           100%                         0.900397
                                 115%                         4.556257
                                 150%                         8.198943
                                 200%                        12.785936
$25.00                           100%                         0.899503
                                 115%                         4.552128
                                 150%                         8.192105
                                 200%                        12.776249
$26.00                           100%                         0.864907
                                 115%                         4.377046
                                 150%                         7.877024
                                 200%                        12.284854
$27.00                           100%                         0.832874
                                 115%                         4.214933
                                 150%                         7.585282
                                 200%                        11.829860
$28.00                           100%                         0.803128
                                 115%                         4.064400
                                 150%                         7.314379
                                 200%                        11.407365

$29.00                           100%                         0.775434
                                 115%                         3.924248
                                 150%                         7.062159
                                 200%                        11.014007
$30.00                           100%                         0.749586
                                 115%                         3.793440
                                 150%                         6.826754
                                 200%                        10.646874
$31.39                           100%                         0.716448
                                 115%                         3.625737
                                 150%                         6.524953
                                 200%                        10.176191
$32.00                           100%                         0.716121
                                 115%                         3.624227
                                 150%                         6.522452
                                 200%                        10.172647
$33.00                           100%                         0.715614
                                 115%                         3.621881
                                 150%                         6.518566
                                 200%                        10.167142
$34.00                           100%                         0.715136
                                 115%                         3.619673
                                 150%                         6.514910
                                 200%                        10.161962
$35.00                           100%                         0.714685
                                 115%                         3.617591
                                 150%                         6.511462
                                 200%                        10.157077
$36.00                           100%                         0.714260

                                 115%                         3.615624
                                 150%                         6.508206
                                 200%                        10.152464
$37.00                           100%                         0.713858
                                 115%                         3.613764
                                 150%                         6.505126
                                 200%                        10.148100
$38.00                           100%                         0.713476
                                 115%                         3.612002
                                 150%                         6.502208
                                 200%                        10.143966
$39.00                           100%                         0.713115
                                 115%                         3.610330
                                 150%                         6.499439
                                 200%                        10.140043
$40.00                           100%                         0.714667
                                 115%                         3.618325
                                 150%                         6.514036
                                 200%                        10.163155

     Example: If the average ITC/\DeltaCom stock price is $28.00 at the time of the merger, and the surviving corporation's recurring monthly terrestrial revenue in December of 1999 is 150% of the amount in AvData management's plan, then in exchange for 1,000 shares of AvData common stock, you will receive seven earn-out shares of ITC/\DeltaCom common stock (which does not include the ITC/\DeltaCom stock that you would also receive at the time of the merger or the escrow shares). In lieu of the remaining 0.314379 fractional share of ITC/\DeltaCom, you will receive the value of that fractional share (assuming a per share value of $28.00) in cash, which equals $8.80.


     Conversion of AvData Stock Options

     At the effective time of the merger, each outstanding AvData employee stock option automatically converts into an option to purchase shares of ITC/\DeltaCom common stock. If, however, the AvData employee does not become an employee of ITC/\DeltaCom or its subsidiaries at the effective time of the merger and has not exercised the option before that time, the option will expire. The number of shares of ITC/\DeltaCom common stock issuable under a converted option depends on the same factors as conversion of AvData common stock into ITC/\DeltaCom common stock in the merger, except that the ratio of ITC/\DeltaCom option shares to AvData option shares (assuming an ITC/\DeltaCom common stock price of $25.00) is 0.0289 to one rather than 0.0368 to one. The lower exchange ratio reflects an adjustment for an "escrow" of a portion of the option which corresponds to the escrowing of a portion of the shares of ITC/\DeltaCom common stock issued in the merger and for the earn-out. As some or all of ITC/\DeltaCom common stock comes out of escrow and as a portion or all of the earn-out is achieved, ITC/\DeltaCom will issue additional options.

     The exercise price of each AvData stock option converted into an ITC/\DeltaCom stock option will be adjusted by multiplying the exercise price by a multiplier equal to approximately 0.97347 multiplied by the price of ITC/\DeltaCom stock (measured in the same manner as described in "-- Conversion of AvData Common Stock" above). ITC/\DeltaCom derived this multiplier by assuming a full release of ITC/\DeltaCom stock from escrow, a partial achievement of the earn-out and a price of ITC/\DeltaCom stock in the range between $25.00 and $31.39. This multiplier does not adjust over time (due to the complexity involved).

     The option conversion does not affect the existing vesting schedule in effect for each AvData stock option as of April 15, 1999.


   Exchange of Certificates


     ITC/\DeltaCom has agreed to deposit with a bank or trust company selected by ITC/\DeltaCom, as exchange agent in the merger for the benefit of the holders of issued and outstanding shares of AvData common stock, certificates representing the shares of ITC/\DeltaCom common stock and cash in lieu of any fractional shares, to be issued or paid under the merger agreement. At the earliest practicable date prior to the effective time of the merger, ITC/\DeltaCom will mail a letter of transmittal to each holder of AvData common stock. The letter of transmittal will contain instructions with respect to the surrender to the exchange agent of your certificates.

     You should not return your stock certificates with the enclosed proxy nor should you forward them to the exchange agent unless and until you receive the letter of transmittal, at which time you should forward them only in accordance with the instructions specified therein.

     Until the certificates representing AvData common stock to be converted into ITC/\DeltaCom common stock in the merger are surrendered for exchange at or after the effective time of the merger, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the effective time of the merger with respect to the ITC/\DeltaCom common stock into which their AvData common stock has been converted. When the holders of such certificates have surrendered them, any unpaid dividends or other distributions will be paid, without interest. All stock certificates presented after the effective time of the merger will be canceled and exchanged for the applicable amount of cash and/or relevant certificate representing the applicable number of shares of ITC/\DeltaCom common stock to be received pursuant to the merger.

     Any shares of ITC/\DeltaCom common stock and cash that remain undistributed by the exchange agent 12 months after the effective time of the merger will be delivered to ITC/\DeltaCom upon demand. Certificates representing AvData common stock must thereafter be surrendered for exchange to ITC/\DeltaCom. None of ITC/\DeltaCom, Interstate FiberNet, AvData, the surviving corporation of the merger or the exchange agent will be liable for any shares of ITC/\DeltaCom common stock, dividends or distributions on such stock, or cash delivered to a public official under any abandoned property, escheat or similar laws.

     If a certificate representing AvData common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable in accordance with the merger agreement upon the making of an affidavit of such loss, theft or destruction by the claimant, and, if required by ITC/\DeltaCom, the posting of a bond as indemnity against any claim that may be made later against ITC/\DeltaCom, the surviving corporation of the merger or the exchange agent with respect to such certificate.

     For a description of the ITC/\DeltaCom common stock and a description of the differences between the rights of the holders of AvData common stock, on the one hand, and holders of

ITC/\DeltaCom common stock, on the other, see "ITC/\DeltaCom Common Stock and Comparison of Stockholder Rights."


   Effective Time



     The merger will occur as promptly as possible after the satisfaction or waiver of all of the conditions precedent set forth in Article VIII of the merger agreement. On the day the merger occurs, ITC/\DeltaCom and AvData will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the date and time of such filing. If the merger is not consummated by August 31, 1999 (unless extended by mutual consent of the parties), the merger agreement may be terminated by either ITC/\DeltaCom or AvData, unless the failure to consummate the merger by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any of its obligations thereunder. See "--Conditions to Consummation of the Merger." AvData and ITC/\DeltaCom each anticipate that, if the merger is approved at the special meeting of AvData's stockholders, the merger will be consummated during the summer of 1999. However, the consummation of the merger could be delayed if there is a delay in obtaining governmental consents required prior to consummation of the transactions contemplated in the merger agreement. There can be no assurances as to if or when such governmental consents will be obtained or that the merger will be consummated.

   Representations and Warranties


     The merger agreement contains various representations of AvData, ITC/\DeltaCom and Interstate FiberNet.

     Representations and Warranties of AvData. The merger agreement contains representations and warranties of AvData as to, among other things:

     . the corporate organization and existence of AvData, including that it is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its assets and to carry on its business as currently conducted

     . the certificate of incorporation and bylaws or other organizational documents of AvData

     . the capitalization of AvData, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding and the number of shares reserved for issuance

     . the corporate power and authority of AvData to execute and deliver the merger agreement and related documents and to consummate the transactions contemplated thereby

     . the compliance of the merger agreement and related documents with (1) AvData's certificate of incorporation and bylaws, (2) applicable laws, and (3) certain material agreements of AvData, including the absence of events of default or breach thereunder

     .  the required governmental and third-party consents

     . the possession and validity of all required licenses, except as would not have a material adverse effect on AvData, and the timely filing of required regulatory reports

     . AvData's financial statements, including that the information in such financial statements is in accordance with AvData's books and records, a fair presentation of the financial condition and results of operations of AvData and is in compliance with U.S. generally accepted accounting principles

     .  the absence of material undisclosed liabilities

     .  the collectability of accounts receivable of AvData

     .  the absence of certain changes in AvData's business since December 31,
        1998

     .  the title to and condition of material assets owned by AvData

     . the validity of and absence of defaults under certain debt instruments, leases and other agreements of AvData

     . the ownership and condition of the real property owned or leased by AvData

     .  the absence of intellectual property infringement or contests

     . AvData's year 2000 risk management plans and condition and year 2000 readiness of hardware and software

     . compliance with environmental laws and the absence of environmental liabilities

     . the absence of material claims, actions, suits, proceedings and certain judgments, decrees and injunctions

     .  complete and correct books and records

     . the filing and accuracy of AvData's tax returns and the adequacy of AvData's reserves for taxes

     .  significant customers of AvData

     .  the absence of certain business practices of AvData

     . compliance with laws relating to employees or the workplace, and the absence of material disputes with employees

     . AvData's employee benefit plans and related matters, including that such plans have been operated and administered in accordance with applicable law

     . the absence of certain potential conflicts of interests with employees, directors, officers and significant stockholders

     .  keep certain insurance in place

     .  the absence of brokers, except as identified in the merger agreement

     .  the accuracy of AvData's corporate minute books

     . the absence of any action by AvData that would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986

     . the adoption by AvData's board of directors of a resolution approving the merger agreement and the merger and recommending adoption of the merger agreement and approval of the merger by the stockholders of AvData

     .  the vote required to approve the merger

     . the exemption of the merger from Section 203 of the Delaware General Corporation Law

     . the absence of material misstatements or omissions in the information furnished by AvData

     ITC/\DeltaCom and other indemnified persons may make a claim for indemnification for breach of any of the foregoing representations and warranties until the end of the twenty-four month period after the effective time of the merger. See "--Indemnification." The merger agreement permits AvData to update, correct or otherwise modify its representations up to the effective time of the merger to reflect changes or corrections, but such update, correction or modification will not cure a breach of the merger agreement.

     Representations and Warranties of ITC/\DeltaCom and Interstate FiberNet. The merger agreement contains representations and warranties of ITC/\DeltaCom and Interstate FiberNet as to, among other things

     . the corporate organization and existence of ITC/\DeltaCom and Interstate FiberNet, including that each is duly organized, validly existing and in good standing with the corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted

     . ITC/\DeltaCom's certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Interstate FiberNet

     . the capitalization of ITC/\DeltaCom, including the number of shares of capital stock authorized, the number of shares and rights to acquire shares outstanding and the number of shares reserved for issuance

     . the corporate power and authority of ITC/\DeltaCom and Interstate FiberNet to execute and deliver the merger agreement and related documents and to consummate the transactions contemplated thereby

     . the compliance of the merger agreement and related documents with (1) ITC/\DeltaCom's certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Interstate FiberNet, (2) applicable laws, and (3) certain agreements of ITC/\DeltaCom and Interstate FiberNet, including the absence of events of default or acceleration thereunder

     .    the required governmental and third-party consents

     .    the absence of brokers utilized by ITC/\DeltaCom

     . the absence of any action by ITC/\DeltaCom or Interstate FiberNet that would cause the merger to fail to qualify as a reorganization under
          Section 368(a) of the Internal Revenue Code of 1986

     . the absence of material misstatements or omissions in certain information furnished by ITC/\DeltaCom

     The merger agreement permits ITC/\DeltaCom to update, correct or otherwise modify its representations up to the effective time of the merger to reflect changes or corrections so long as the failure to update, correct or modify such representations does not constitute a breach of the merger agreement.


   Business of AvData Pending the Merger; Other Agreements


     Under the merger agreement, AvData has agreed to: (1) conduct its business in the ordinary course consistent with past practice, (2) preserve intact its business organization, maintain its rights and contracts, use its commercially reasonable efforts to retain the services of its principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it, (3) keep its assets in good repair and condition, ordinary wear and tear excepted; and (4) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained. In addition, AvData has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule thereto, without ITC/\DeltaCom's prior consent, it will not, among other things:

     . increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee

                                       61               TERMS OF THE TRANSACTION

     . grant any severance or termination pay (except for normal severance practices or existing agreements in effect on the date of the merger agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee, except for severance arrangements entered into prior to April 15, 1999, pursuant to an employment agreement listed in the disclosure schedule to the merger agreement

     . establish, adopt, enter into or amend any benefit plan or arrangement, except as may be required to comply with applicable law

     .    pay any benefit not provided for under any benefit plan or arrangement

     . grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan or arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plan or arrangement or agreement or awards made thereunder)

     . take any action to fund or in any other way secure the payment of compensation or benefits under any agreement

     .    promote or fire any director, officer or employee

     . declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock other than capital stock repurchased from departing employees in the ordinary course of business

     . redeem, purchase or otherwise acquire any shares of capital stock of AvData or any securities or obligations convertible into or exchangeable for any shares of capital stock of AvData, or any options, warrants or conversion or other rights to acquire any shares of capital stock of AvData or any such securities or obligations, or any other securities thereof, other than redemptions and purchases from departing employees in the ordinary course of business or stock acquired by AvData from current employees pursuant to historic AvData practice in connection with the exercise of such employees' stock options

     .    effect any reorganization or recapitalization

     . split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock

     . except upon the exercise of outstanding stock options in accordance with their terms, issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other encumbrances) of, any shares of any class of AvData's capital stock, including shares held in treasury, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which will be to make such terms more favorable to the holders thereof

     . acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, other than the purchase of assets from suppliers or vendors in the ordinary course of business

                                       62               TERMS OF THE TRANSACTION

     . sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any encumbrance or dispose of, any of its assets, except for sales, dispositions or transfers in the ordinary course of business

     . propose or adopt any amendments to its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents

     . make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes which would reasonably be expected to have a material adverse effect on AvData, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1997, except in either case as may be required by law, the IRS or GAAP

     . make or agree to make any new capital expenditure or expenditures over $25,000 which are not included in AvData's 1999 capital budget

     . (1) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of AvData, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person, or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or (2) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances to employees in the ordinary course of business

     . pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business and in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, AvData's most recent financial statements or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which AvData is a party

     . waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which AvData is a party

     . make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a governmental entity

     . take any action or fail to take any action that would have a material adverse effect on AvData prior to or after the effective time of the merger or a material adverse effect on ITC/\DeltaCom after the effective time of the merger, or that would adversely affect the ability of AvData prior to the effective time of the merger, or ITC/\DeltaCom or any of its subsidiaries after the effective time of the merger, to obtain consents of third parties or approvals of governmental entities required to consummate the transactions contemplated in the merger agreement

     .    authorize, or commit or agree to do any of the foregoing

     AvData has also agreed:

     . promptly to take all action necessary in accordance with the Delaware General Corporation Law and AvData's certificate of incorporation and bylaws to solicit from the

                                       63               TERMS OF THE TRANSACTION
          stockholders of AvData proxies or consents to adopt the merger agreement and approve the merger

     . to mail this prospectus and proxy statement to its stockholders promptly after the registration statement of which this prospectus and proxy statement forms a part becomes effective, and to comply with the proxy solicitation rules and regulations under the Securities Exchange Act of 1934 in connection with the solicitation of proxies from such persons

     . to give ITC/\DeltaCom access to all of its properties, agreements, books, records and personnel

     . to furnish ITC/\DeltaCom with monthly unaudited consolidated financial statements and other information concerning its business, operations, prospects, conditions, assets, liabilities and personnel

     . to prepare and timely file all AvData tax returns, which returns must be materially accurate, pay all taxes with respect to its returns, pay or otherwise make adequate provision for all taxes payable by AvData for which no return is due before the date of the merger and promptly notify ITC/\DeltaCom of any action, proceeding, claim or audit against or with respect to AvData in respect of any taxes

     AvData and ITC/\DeltaCom have further agreed:

     . to use their reasonable commercial efforts promptly to make all filings under applicable laws and to obtain all material authorizations, permits, consents and approvals of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement

     . to use their reasonable best efforts to take all necessary, proper or appropriate actions to consummate the transactions contemplated by the merger agreement


   No Solicitation by AvData


     AvData has agreed not to initiate or solicit (including by way of furnishing information or assistance), or take any other action to promote, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any "competing transaction," (as this term is defined below) or enter into discussions or furnish any information or negotiate with any person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a competing transaction, or agree to or endorse any competing transaction, or authorize any of its directors, officers, employees, agents or representatives to take any such action. AvData has agreed:

     . promptly to notify ITC/\DeltaCom if any inquiries or proposals that constitute, or may reasonably be expected to lead to, a competing transaction are received by AvData or any of its directors, officers, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives

     . promptly to inform ITC/\DeltaCom as to the material terms of such inquiry or proposal and, if in writing, promptly to deliver or cause to be delivered to ITC/\DeltaCom a copy of such inquiry or proposal

     . to keep ITC/\DeltaCom informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals.

                                       64               TERMS OF THE TRANSACTION

     None of the above restrictions, however, shall prohibit the board of directors of AvData from furnishing information to, or entering into discussions or negotiations with, or agreeing to or endorsing any competing transaction with, any person or entity that makes a bona fide proposal to acquire AvData pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that,

     . the board of directors of AvData, after consultation with outside counsel, determines in good faith that such action is required for the board of directors of AvData to comply with its fiduciary duties to the AvData stockholders imposed by the Delaware General Corporation Law;

     . prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it provides written notice to ITC/\DeltaCom to the effect that AvData is furnishing information to, or entering into discussions or negotiations with, such person or entity;

     . prior to furnishing such information to such person or entity, AvData receives from such person or entity an executed confidentiality agreement with terms no less favorable to AvData than those contained in the confidentiality agreement executed by ITC/\DeltaCom dated January 15, 1999; and

     . AvData keeps ITC/\DeltaCom informed, on a current basis, of the status and content of any such discussions or negotiations.

     For purposes of the merger agreement, "competing transaction" means any of the following involving AvData, other than the transactions contemplated by the merger agreement:

     . any merger, consolidation, share exchange, business combination, or other similar transaction.

     . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of AvData, taken as a whole, or issuance of 20% or more of the outstanding voting securities of AvData in a single transaction or series of transactions

     . any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AvData

     . any solicitation of proxies in opposition to approval by the stockholders of AvData of the merger

     . any agreement or public announcement by AvData or any other person of a proposal, plan or intention to do any of the foregoing.

   Indemnification



     If the merger agreement is approved, all AvData stockholders will be deemed to have agreed severally to indemnify, defend and hold ITC/\DeltaCom and all other "indemnified persons" (as defined below) harmless against up to $5 million in losses resulting from, imposed upon or incurred by any indemnified person, directly or indirectly, as a result of:

     . any inaccuracy or breach of a representation or warranty of AvData given or made by AvData in the merger agreement, in the certificate of merger or in the exhibits or schedules to the merger agreement or in any certificate or document delivered by or on behalf of AvData pursuant thereto

                                       65               TERMS OF THE TRANSACTION

     . any failure by AvData to perform or comply with any covenant or agreement contained in the merger agreement, in the certificate of merger or in the exhibits or schedules to the merger agreement or in any certificate or document delivered by or on behalf of AvData pursuant thereto

     . certain other litigation, tax, assessment, employee benefit and customer-related matters as described in the merger agreement

               Notwithstanding the foregoing, however, AvData's stockholders will not be responsible for indemnification with respect to

     . the first $60,000 of losses incurred with respect to certain employee benefit matters set forth in the merger agreement;

     . the first $220,000 of any losses incurred with respect to certain tax and assessment matters set forth in the merger agreement; and

     . the first $100,000 of any other losses, except for losses incurred with respect to certain customer-related matters set forth in the merger agreement, for which there will be no deductible.

Any payment for indemnification will be made from the ITC/\DeltaCom common stock held in escrow. See "-- Conversion of AvData Common Stock; Escrow Stock." No individual AvData stockholder will be liable for any of the above losses in an amount greater than a percentage of the total loss that equals the percentage of common stock owned by that stockholder of all AvData common stock that is outstanding or issuable pursuant to options (less shares which represent the consideration payable for such options) that are held by persons who become employees of ITC/\DeltaCom or any of its subsidiaries as of the effective time of the merger and are vested immediately prior to the merger.

     As used in the above description, the term "indemnified person" means any of ITC/\DeltaCom, Interstate FiberNet and their respective officers and directors, and each person, if any, who controls or may control ITC/\DeltaCom or Interstate FiberNet within the meaning of the Securities Act of 1933 (but no stockholder of AvData may be considered an indemnified person).

                                       66               TERMS OF THE TRANSACTION

   Stockholders' Representative


     If the merger is approved, Mr. Kenneth F. Leddick will become attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the AvData's stockholders (with full power of substitution in the premises), in connection with the indemnity provisions and the agreement covering the ITC/\DeltaCom common stock held in escrow as they relate to AvData and its stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated in the merger agreement. The AvData stockholders' representative would have the authority, among other things, to:

     . review all claims for indemnification asserted by an indemnified person, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims;

     . compromise on the AvData stockholders' behalf with ITC/\DeltaCom any claims asserted under the indemnity provisions in the merger agreement;

     . authorize payments to be made with respect to any such claims for indemnification;

     . execute and deliver on behalf of the AvData stockholders any document or agreement contemplated by or necessary or desirable in connection with the merger agreement or the escrow agreement; and

     . take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the AvData stockholders as are authorized in the merger agreement and the escrow agreement.

     The AvData stockholders' representative will not be liable to any AvData stockholder, ITC/\DeltaCom, Interstate FiberNet or their respective affiliates or any other person with respect to any action taken or omitted to be taken by the AvData stockholders' representative in that role under or in connection with the merger agreement unless such action or omission results from or arises out of fraud, gross negligence or willful misconduct on the part of the AvData stockholders' representative. ITC/\DeltaCom and Interstate FiberNet will be entitled to rely on the appointment and treat the AvData stockholders' representative as the duly appointed attorney-in-fact of each AvData stockholder. Each AvData stockholder who votes in favor of the merger, by such vote, without any further action, and each AvData stockholder who receives shares of ITC/\DeltaCom common stock in connection with the merger, by acceptance thereof and without any further action, confirms such appointment and authority. If Mr. Leddick fails to serve as the AvData stockholders' representative, the holders of a majority of the then-previously issued shares of AvData common stock will be entitled to elect a successor representative.

   Conditions to Consummation of the Merger


     Conditions to Each Party's Obligation to Effect the Merger. Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time of the merger:

          (1) the merger agreement and the merger will have been adopted and approved by the requisite vote of the stockholders of AvData;

          (2) no governmental entity or court will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order, provided that the failure to obtain a required consent or approval of a governmental entity, other than those specified in paragraphs (3) and (4) below, will not form the basis for an assertion that this condition is not satisfied;

          (3) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act will have expired or been terminated;

                                       67               TERMS OF THE TRANSACTION

          (4) all consents, waivers, approvals and authorizations required to be obtained and all filings or notices required to be made, by ITC/\DeltaCom or AvData prior to the consummation of the transactions contemplated in the merger agreement, other than the filing of the articles of merger in accordance with the Delaware General Corporation Law, will have been obtained from and made with the FCC;

          (5) the registration statement of which this prospectus and proxy statement forms a part will have become effective and no stop order suspending its effectiveness will have been issued and no proceedings for that purpose will have been initiated or, to the knowledge of ITC/\DeltaCom or AvData, threatened by the SEC;

          (6) ITC/\DeltaCom will have received all federal or state securities permits and other authorizations necessary to issue ITC/\DeltaCom common stock in the merger; and

          (7) no action or proceeding before any government entity will have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the merger or other transactions contemplated by the merger agreement other than an action or proceeding instituted or threatened by a party thereto.

     Conditions to the Obligation of ITC/\DeltaCom and Interstate FiberNet to Effect the Merger. The obligation of ITC/\DeltaCom and Interstate FiberNet to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time of the merger:

          (1) the representations and warranties of AvData will be true and correct as of the date of the merger agreement and will be true and correct in all material respects (except that where any statement in a representation expressly includes a standard of materiality, such statement will be true and correct in all respects giving effect to such standard) as of the effective time of the merger as though made as of the effective time of the merger, except for a representation or warranty that speaks as of a specific date or time (which need only be true and correct in all material respects as of such date or time), and ITC/\DeltaCom will have received a certificate of the chief executive officer of AvData to that effect;

          (2) AvData will have performed or complied in all material respects with all agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger, and ITC/\DeltaCom will have received a certificate of the chief executive officer of AvData to that effect;

          (3) there will have not occurred a material adverse change in the business, operations, financial condition, assets or liabilities of AvData (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the merger agreement by AvData), except changes contemplated by the merger agreement;

          (4) ITC/\DeltaCom and Interstate FiberNet will have obtained approval of the merger agreement and the merger by the boards of directors of ITC/\DeltaCom and Interstate FiberNet, respectively;

          (5) ITC/\DeltaCom will have obtained approval of the merger agreement by the "Majority Lenders" as such term is defined in the First Amended and Restated Credit Agreement dated as of February 24, 1998 by and among Interstate FiberNet, NationsBank, N.A., as a Lender and Administrative Lender, and the other Lenders party thereto, as further amended;

                                       68               TERMS OF THE TRANSACTION

          (6) AvData will have delivered to ITC/\DeltaCom at or before the closing of the merger all consents or notices necessary to be obtained or made by AvData in connection with the transactions contemplated by the merger agreement;

          (7) other than 30,772,170 shares of AvData common stock and 122 options to purchase 1,936,500 shares of AvData common stock, there will be no other securities of AvData outstanding that are convertible into or exchangeable for AvData common stock or any other equity securities of AvData and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other equity securities of AvData;



          (8) ITC/\DeltaCom, Interstate FiberNet, the escrow agent and the AvData stockholders' representative will have entered into the Escrow Agreement at or before the closing of the merger;

          (9) ITC/\DeltaCom will have received an opinion from Sutherland, Asbill & Brennan, LLP, counsel to AvData, in form and substance reasonably satisfactory to ITC/\DeltaCom and its counsel;

          (10) ITC/\DeltaCom will have entered into a Noncompetition Agreement duly executed by James H. Black, Jr. in form, scope and substance reasonably acceptable to ITC/\DeltaCom;

          (11) ITC/\DeltaCom will have received an executed Affiliate Agreement from each affiliate of AvData that receives ITC/\DeltaCom common stock in the merger;

          (12) AvData will have executed and/or delivered to ITC/\DeltaCom such additional documents, certificates, opinions and agreements as ITC/\DeltaCom may reasonably request;

          (13) the number of shares held by AvData stockholders that exercise their appraisal rights in connection with the merger will not be so large that the merger would fail to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986;

          (14) AvData employees identified in the merger agreement will have agreed to become employees of ITC/\DeltaCom Communications, Inc. following the effective time of the merger and will have executed a Confidentiality, Ownership and Intellectual Property and Nonsolicitation Agreement; and

          (15) certain loans identified in the merger agreement will be paid in full or secured by ITC/\DeltaCom common stock subject to documentation reasonably acceptable to ITC/\DeltaCom, as provided in the merger agreement.

     Conditions to the Obligation of AvData to Effect the Merger. The obligation of AvData to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time of the merger:

                                       69               TERMS OF THE TRANSACTION

          (1) the representations and warranties of ITC/\DeltaCom and Interstate FiberNet made in the merger agreement will be true and correct in all material respects, on and as of the effective time of the merger with the same effect as though such representations and warranties had been made on and as of the effective time of the merger (provided that any representation or warranty contained therein that is qualified by a materiality standard will not be further qualified by this condition), except for representations and warranties that speak as of a specific date or time other than the effective time of the merger (which need only be true and correct in all material respects as of such date or time), and AvData will have received a certificate signed on behalf of ITC/\DeltaCom by the chief executive officer of ITC/\DeltaCom to that effect;

          (2) the agreements and covenants of ITC/\DeltaCom and Interstate FiberNet required to be performed on or before the effective time of the merger will have been performed in all material respects, and AvData will have received a certificate of the chief executive officer of ITC/\DeltaCom to that effect;

          (3) ITC/\DeltaCom and Interstate FiberNet will have delivered to AvData at or before closing of the merger all consents or notices necessary to be obtained or made by ITC/\DeltaCom and Interstate FiberNet, as the case may be, in connection with the transactions contemplated by the merger agreement;

          (4) ITC/\DeltaCom, Interstate FiberNet, the escrow agent and the AvData stockholders' representative will have entered into the Escrow Agreement at or before closing of the merger;

          (5) AvData will have received an opinion from Hogan & Hartson L.L.P., counsel to ITC/\DeltaCom and Interstate FiberNet, in form and substance reasonably satisfactory to AvData and its counsel;

          (6) AvData will have obtained approval of the merger agreement and the transactions contemplated hereunder by AvData's stockholders;

          (7) ITC/\DeltaCom or its appropriate affiliate will have amended its 401(k) plan so as to permit the transfer of the existing loans for those employees of AvData who have loans under AvData's 401(k) plan and who become employees of ITC/\DeltaCom or any of its subsidiaries as of the effective time of the merger.

   Termination of the Merger Agreement


The merger agreement may be terminated at any time prior to the effective time of the merger:

     (1) by mutual written consent of ITC/\DeltaCom and AvData;

     (2) by ITC/\DeltaCom if (1) AvData breaches in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, or any such representation or warranty becomes untrue in any material respect, in any such case such that the conditions precedent to the obligations of ITC/\DeltaCom to close the merger are not satisfied and such breach is not promptly cured within 30 days following receipt by AvData of written notice of such breach or (2) the closing price of ITC/\DeltaCom common stock on The Nasdaq National Market is less than $11.50 as of the trading day immediately preceding the day of the effective time of the merger;

     (3) by AvData if either ITC/\DeltaCom or Interstate FiberNet breaches in any material respect any of their representations, warranties, covenants or agreements contained in the merger agreement, or any such representation or warranty becomes untrue in any material respect, in any such case such that the conditions precedent to the obligation of AvData to close specified in the

                                       70               TERMS OF THE TRANSACTION
merger agreement are not satisfied and such breach is not promptly cured within 30 days following receipt by ITC/\DeltaCom of written notice of such breach;

     (4) by either ITC/\DeltaCom or AvData if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any government entity preventing or prohibiting consummation of the merger will have become final and nonappealable;

     (5) by either ITC/\DeltaCom or AvData if the effective time of the merger has not occurred on or prior to August 31, 1999 (unless such date will be extended by the mutual written consent of the parties), except that this right to terminate the merger agreement is not available to any party whose breach of representations, warranties, covenants or agreements contained in the merger agreement was the sole cause of, or resulted in, the failure of the effective time of the merger to occur by such date or the inability of such condition to be satisfied;

     (6) by ITC/\DeltaCom, if (1) the board of directors of AvData withdraw, modify or change its recommendation of the merger agreement or the merger in a manner adverse to ITC/\DeltaCom or resolves to do any of the foregoing or (2) AvData enters into any agreement, commitment or understanding regarding a "competing transaction" (as defined below), or endorses or publicly announces any proposal, plan or intention to enter into a competing transaction;

     (7) by ITC/\DeltaCom, if the board of directors of AvData recommends to AvData stockholders (1) any merger, consolidation, share exchange, business combination, or other similar transaction, (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of AvData or issuance of 20% or more of the outstanding voting securities of AvData in a single transaction or series of transactions; or (3) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AvData;

     (8) by AvData, if the board of directors of AvData (1) fails to make or withdraws or modifies its recommendation to AvData stockholders that they approve the merger, if there exists at such time a tender offer, exchange offer or bona fide proposal by another person or entity to acquire AvData or (2) recommends to AvData stockholders approval or acceptance of such a bona fide proposal, in each case only if the board of directors, after consultation with outside legal counsel, determines in good faith that such action is necessary for the board of directors to comply with its fiduciary duties to AvData stockholders under the Delaware General Commercial Law; or

     (9) by AvData if the merger agreement fails to receive the requisite vote for approval and adoption by AvData stockholders at the AvData stockholders' special meeting.

     If this merger agreement is terminated pursuant to any of the above reasons, the merger agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto, except that

     . all information and knowledge obtained pursuant to the merger agreement, the negotiations and execution of the merger agreement, or the effectuation of the transactions contemplated thereby will continue to be subject to the confidentiality agreement dated January 15, 1999 between the parties

     . if the merger agreement is terminated by ITC/\DeltaCom for the reasons provided in paragraphs 7 or 8 above, then AvData will pay ITC/\DeltaCom $1 million for the reasonable fees and expenses incurred by ITC/\DeltaCom in connection with the merger agreement and the transactions contemplated thereby

     . except as described above, all costs and expenses will be paid by the party incurring such expense (which costs and expenses, in the case of AvData, may not exceed $500,000)

                                  71                    TERMS OF THE TRANSACTION

   Waiver and Amendment of the Merger Agreement

     Waiver. At any time prior to the effective time of the merger, the parties to the merger agreement may agree to:

     . extend the time for the performance of any obligation or other act required to be performed under the merger agreement

     . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto

     . waive compliance with any of the agreements or conditions contained in the merger agreement.

   Amendment. The merger agreement may only be amended by an instrument in writing signed by ITC/\DeltaCom, AvData, Interstate FiberNet and the AvData stockholders' representative.

   Expenses

     The merger agreement provides that each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, provided that if the merger agreement is terminated by ITC/\DeltaCom for the reasons provided in paragraphs 7 or 8 of "--Termination of the Merger Agreement" above, then AvData will pay ITC/\DeltaCom $1 million for its reasonable fees and expenses. In no event may AvData's fees and expenses exceed $500,000.

                                  72                    TERMS OF THE TRANSACTION

INFORMATION ABOUT ITC/\DELTACOM

General

     ITC/\DeltaCom provides integrated voice and data telecommunication services to mid-sized and major regional businesses in the southern United States and is a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, ITC/\DeltaCom owns, operates and manages an extensive fiber optic network in the southern United States. ITC/\DeltaCom had revenues of approximately $171.8 million for the year ended December 31, 1998, which represents a 50% increase over revenues of $114.6 million for the year ended December 31, 1997, and revenues of approximately $53.0 million for the three months ended March 31, 1999.

     ITC/\DeltaCom provides integrated retail telecommunications services to mid-sized and major regional businesses in the southern United States in a single bundled package tailored to the business customer's specific needs. These services include local exchange services, long distance services, toll free calling, calling card and operator services, Asynchronous Transfer Mode or ATM, frame relay, high capacity broadband private line services, primary rate interface connectivity and co-location service to Internet service providers, as well as Internet, intranet and Web page hosting and development services, and customer premise equipment sales, installation and repair. ITC/\DeltaCom refers to these services collectively as its Retail Services. As of March 31, 1999, ITC/\DeltaCom provided Retail Services to over 11,600 business customers in 23 metropolitan areas (including local exchange services in 21 markets) in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina and South Carolina. ITC/\DeltaCom intends to provide a full range of Retail Services in a total of approximately 42 metropolitan areas throughout the southern United States over the next two years. For the three months ended March 31, 1999, revenue from the Retail Services was $36.6 million and EBITDA as a percentage of revenue for Retail Services was (7.5)%.

     ITC/\DeltaCom provides wholesale long-haul services to other telecommunications carriers, including AT&T Corp., MCI WorldCom, Inc., Sprint Corporation, Qwest Communications International Inc., Cable & Wireless Communications, Inc., Allnet Communications, Inc. d/b/a Frontier Communications Services and IXC Communications, Inc. ITC/\DeltaCom refers to these wholesale long-haul services as its Carriers' Carrier Services. ITC/\DeltaCom's fiber optic network reaches over 80 points of presence, or POPs, in ten southern states, Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. This network extends approximately 7,800 route miles, of which approximately 4,150 miles are owned by ITC/\DeltaCom. The remaining approximately 3,650 miles are owned and operated principally by three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, but are managed and marketed by ITC/\DeltaCom. For the three months ended March 31, 1999, revenue from the Carriers' Carrier Services was $16.5 million and EBITDA as a percentage of revenue for Carriers' Carrier Services was 53.2%. As of March 31, 1999, ITC/\DeltaCom had remaining future long-term contract commitments for Carriers' Carrier Services totaling approximately $130.3 million. These contracts expire on various dates through 2008 and are expected to generate approximately $113.0 million in revenues to ITC/\DeltaCom through 2003, of which approximately $24.7 million are expected to be realized through the remainder of 1999.

     In connection with offering local exchange services, ITC/\DeltaCom has entered into an interconnection agreement with BellSouth Telecommunications, Inc. to (1) resell BellSouth's local exchange services and (2) interconnect ITC/\DeltaCom's network with BellSouth's network for the purpose of immediately gaining access to all of BellSouth's unbundled network elements. ITC/\DeltaCom has also entered into similar interconnection agreements with GTE Corporation for its Alabama market, with Southwestern Bell Telephone Company for its Arkansas markets and with Sprint Corporation for Sprint's Florida markets. ITC/\DeltaCom intends to complete additional

                                  73                    ITC DELTACOM INFORMATION
interconnection agreements with GTE Corporation, Southwestern Bell Telephone Company and Sprint Corporation for certain other markets that it serves or intends to serve. These agreements allow IT/\DeltaCom to enter new markets with minimal capital expenditures and to offer local exchange services to its current customer base.

     ITC/\DeltaCom was incorporated in Delaware in March, 1997. ITC/\DeltaCom's principal executive offices are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, its telephone number is (706) 385-8000 and its Internet Website is http://www.itcdeltacom.com. Information on ITC/\DeltaCom's Web Site is not, and should not be deemed to be, a part of this prospectus and proxy statement.

Additional Information

     A detailed description of ITC/\DeltaCom's business, executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other matters related to ITC/\DeltaCom is set forth in documents considered a part of, but not included in, this prospectus and proxy statement. Stockholders desiring copies of such documents may contact ITC/\DeltaCom at its address or telephone number indicated under "Where You Can Find More Information."

                                  74                   ITC DELTACOM INFORMATION

             Selected Consolidated Financial Data of Itc/\Deltacom

     The information in the following table is based on historical financial information included in ITC/\DeltaCom's prior SEC filings. You should read the following financial information in connection with the historical financial information, including the notes which accompany such financial information.
The historical financial information is considered a part of this document. See "Where You Can Find More Information" on page 114. The selected historical statement of operations data for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the selected historical balance sheet data for the years then ended, have been derived from the consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statements of operations data for the three months ended March 31, 1998 and 1999 and the historical balance sheet data as of March 31, 1999 have been derived from ITC/\DeltaCom's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods.

                                                 (table begins on the next page)

                                  75                    ITC DELTACOM INFORMATION

             Selected Consolidated Financial Data of ITC/\DeltaCom
                       (In thousands, except share data)


                                                                                                              @@Three Months
                                                    Year ended December 31,                                   ended March 31,
                             --------------------------------------------------------------------------  ------------------------
                                                                                                         (unaudited)
                                1994(a)(b)          1995         1996(c)        1997(d)(e)      1998        1998         1999
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
INCOME STATEMENT DATA:
Operating revenues.........    $     4,946      $     5,751   $    66,518     $   114,590   $   171,838  $    36,694  $    53,034
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
Operating expenses:
 Cost of services..........          2,485            3,149        38,756          54,550        82,979       16,873       26,761
 Selling, operations, and
 administration............            948            1,627        18,876          38,255        64,901       13,567       20,268
Depreciation and
 amortization..............            738            1,268         6,438          18,332        30,887        6,321       11,168
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
Total operating expenses...          4,171            6,044        64,070         111,137       178,767       36,761       58,197
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
Operating income (loss)....            775             (293)        2,448           3,453        (6,929)         (67)      (5,163)
Equity in losses of
unconsolidated subsidiary..            (97)            (258)       (1,590)             --            --           --           --
Interest expense...........           (274)            (297)       (6,173)        (21,367)      (32,828)      (7,499)     (10,463)
Interest and other income
 (other
expense), net..............             82               41           172           4,251         7,397          543        2,614
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
Income (loss) before
 income taxes,
preacquisition (earnings)
 loss
and extraordinary item.....            486             (807)       (5,143)        (13,663)      (32,360)      (7,023)     (13,012)
Income tax provision
 (benefit).................            113             (303)       (1,233)         (3,324)       (6,454)      (2,388)          --
Preacquisition (earnings)
 loss......................           (236)              --            --              74            --           --           --
Extraordinary item (net of
 income tax)...............             --               --            --            (508)       (8,436)      (8,436)          --
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
Net income (loss)..........    $       137      $      (504)  $    (3,910)    $   (10,773)  $   (34,342) $   (13,071) $   (13,012)
                               ===========      ===========   ===========     ===========   ===========  ===========  ===========

Basic and diluted net
 income (loss) per
common share: (f)
Before extraordinary loss..    $        --           $(0.01)       $(0.10)         $(0.26)       $(0.51)      $(0.09)      $(0.25)
  Extraordinary loss.......             --               --            --           (0.01)        (0.16)       (0.17)          --
                               -----------      -----------   -----------     -----------   -----------  -----------  -----------
  Net income (loss)........    $        --           $(0.01)       $(0.10)         $(0.27)       $(0.67)      $(0.26)      $(0.25)
                               ===========      ===========   ===========     ===========   ===========  ===========  ===========

Basic weighted average
 common
shares outstanding (f) (g).     38,107,350       38,107,350    38,107,350      40,249,816    50,972,361   50,190,058   51,506,644
Diluted weighted average
 common
shares outstanding (f) (g).     38,203,852       38,203,852    38,203,852      40,249,816    50,972,361   50,190,058   51,506,644

                                                                     December 31,                              March 31,
                              -----------------------------------------------------------------------------    ---------
                              1994(a)(b)          1995         1996(c)       1997(d)(e)         1998             1999
                             -------------        ----         -------       ----------         ----             ----
                                                                                                             (Unaudited)
BALANCE SHEET DATA:
Working capital (deficit)..  $       255      $      (242)  $     3,415     $   116,446    $   190,118      $   156,041
Total assets...............       20,062           20,922       113,208         386,104        587,517          579,123
Long-term debt, advances
 from ITC
Holding and capital lease
 obligations,
including current portions.        4,014            3,144        75,443         203,889        417,934          417,761
Stockholders' equity.......       13,761           14,307        19,257         148,266        118,200          105,918

                                                                                                              Three months
                              ------------------------------------------------------------------------------------------------
                                                  Year ended December 31,                                    ended March 31,
                              ------------------------------------------------------------------------------------------------
                              1994(a)(b)            1995        1996(c)        1997(d)(e)      1998          1998        1999
                              ---------             ----        -------        ----------      ----          -----------------
                                                                                                                (Unaudited)
OTHER FINANCIAL DATA:
Capital expenditures.......    $     3,704      $     1,806   $     6,173     $    43,874   $   147,842    $  22,042  $ 29,315
Cash flows (used in)
 provided by
operating activities.......            979            1,437         8,189           6,302         9,512        9,701    (3,792)
Cash flows used in
 investing
activities.................         10,704            1,479        72,694          93,854       118,166       22,966    29,635
Cash flows provided by
financing activities.......         10,102              180        65,150         180,625       198,447      155,633       554
EBITDA, as adjusted (h)....          1,513              975         8,886          21,785        23,958        6,254     6,005
Ratio of earnings to fixed
 charges (i)                         2.65x               --            --              --            --           --        --

(a) Through August 17, 1994, ITC/\DeltaCom owned a 49% interest in Interstate FiberNet and accounted for this investment under the equity method. On August 17, 1994, ITC/\DeltaCom purchased the remaining 51% interest

                                  76                    ITC DELTACOM INFORMATION
    in Interstate FiberNet. Interstate FiberNet's revenues and expenses have been included in the consolidated statement of operations effective January 1, 1994, with the preacquisition earnings attributable to the previous owner deducted to determine consolidated net income for 1994.

(b) On August 17, 1994, ITC/\DeltaCom entered into the Gulf States FiberNet partnership. ITC/\DeltaCom obtained a 36% general partnership interest, and the investment was accounted for under the equity method.

(c) On January 29, 1996, ITC Holding purchased DeltaCom. DeltaCom's results of operations are included in the historical statement of operations data since the date of acquisition. See Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.

(d) On March 27, 1997, ITC/\DeltaCom purchased the Georgia Fiber Assets. The results of operations for the Georgia Fiber Assets are included in the consolidated statements of operations beginning March 27, 1997. See Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.

(e) On March 27, 1997, ITC/\DeltaCom purchased the remaining 64% partnership interest in Gulf States FiberNet. Gulf States FiberNet's revenues and expenses have been included in the consolidated statement of operations data effective January 1, 1997 with the preacquisition loss attributable to the previous owner deducted to determine the consolidated net loss for the year ended December 31, 1997. See Note 11 to the consolidated financial statements in ITC/\DeltaCom's Annual Report on Form 10-K incorporated herein by reference.

(f) On July 29, 1998, ITC/\DeltaCom announced a two-for-one stock split of its common stock to be effected in the form of a stock dividend. The record date for the stock split was August 18, 1998 and the payment date was September 4, 1998. The common stock began trading giving effect to the stock split on September 8, 1998. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

(g) Pursuant to Staff Accounting Bulletin 98, for periods prior to the completion of the initial public offering, basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti-dilutive.

(h) EBITDA, as adjusted, represents earnings before extraordinary item, preacquisition (earnings) loss, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA, as adjusted, is provided because it is a measure commonly used in the industry. EBITDA, as adjusted, is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

(i) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995, 1996, 1997, 1998 and the three months ended March 31, 1999 by $0.8 million, $5.1 million, $13.7 million, $32.4 million and $14.2 million, respectively.

                                  77                    ITC DELTACOM INFORMATION

                           Pro Forma Financial Data

     The pro forma statement of operations for the year ended December 31, 1998 give effect to the following transactions as if each had occurred at the beginning of the period presented: (1) the issuance of our March 1998 senior notes, (2) the redemption of $70 million of our 1997 senior notes, (3) the issuance of our November 1998 senior notes, (4) the issuance of our May 1999 convertible subordinated notes, (5) the issuance of 6,037,500 shares of our common stock in May 1999 and (6) the merger with AvData. The pro forma statement of operations for the three months ended March 31, 1999 give effect to the following transactions as if each occurred at the beginning of the period presented: (1) the issuance of our May 1999 convertible subordinated notes, (2) the issuance of 6,037,500 shares of our common stock in May 1999, and (3) the merger with AvData. The pro forma balance sheet data as of March 31, 1999 give effect to (1) the issuance of our May 1999 convertible subordinated notes, (2) the issuance of 6,037,500 shares of our common stock in May 1999 and (3) the merger with AvData, as if each occurred on March 31, 1999.

  The pro forma financial and operating information does not purport to represent what our consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of operations of ITC/\DeltaCom. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                                  78                    ITC DELTACOM INFORMATION

                       ITC/\DeltaCom, Inc. and Subsidiaries
           Unaudited Pro Forma Consolidated Statement of Operations
                       (In thousands, except share data)

                                                                  For the Year ended December 31, 1998
                                        ----------------------------------------------------------------------------------------
                                                        Adjustments
                                         Historical     for our 1998                                Adjustments      Pro Forma,
                                        ITC/\DeltaCom      and 1999      Pro Forma      AvData     for the AvData     As further
                                        Consolidated   Financings (1)  as adjusted   Historical   Acquisition(2)      Adjusted
                                        -------------  --------------  ------------  ----------  -----------------  ------------
Operating revenues                       $   171,838      $       --      $171,838      $30,183      $       --     $   202,021
Cost of services                              82,979              --        82,979       18,796              --         101,775
                                         -----------      ----------      --------      -------  --------------     -----------
Gross margin                                  88,859              --        88,859       11,387              --         100,246
                                         -----------      ----------      --------      -------  --------------     -----------
Operating expenses:
 Selling, operations, and
 administration                               64,901              --        64,901        8,771              --          73,672
 Depreciation and amortization                30,887              --        30,887        1,085           1,228          33,200
                                         -----------      ----------      --------      -------  --------------     -----------
 Total operating expenses                     95,788              --        95,788        9,856           1,228         106,872
                                         -----------      ----------      --------      -------  --------------     -----------
Operating (loss) income                       (6,929)             --        (6,929)       1,531          (1,228)         (6,626)
                                         -----------      ----------      --------      -------  --------------     -----------
Other (expense) income:
 Interest expense                            (32,828)        (14,933)      (47,761)          --              --         (47,761)
 Interest income                               9,753            (414)        9,339          172              --           9,511
 Other (expense) income                       (2,356)          2,512           156           --              --             156
                                         -----------      ----------      --------      -------  --------------     -----------
 Total other (expense) income                (25,431)        (12,835)      (38,266)         172              --         (38,094)
                                         -----------      ----------      --------      -------  --------------     -----------
(Loss) income before income taxes
 and extraordinary item                      (32,360)        (12,835)      (45,195)       1,703          (1,228)        (44,720)
Income tax benefit                            (6,454)             --        (6,454)          --              --          (6,454)
                                         -----------      ----------      --------      -------  --------------     -----------
Net (loss) income before
extraordinary item                       $   (25,906)     $  (12,835)     $(38,741)     $ 1,703      $   (1,228)    $   (38,266)
                                         ===========      ==========      ========      =======  ==============     ===========

Basic and diluted net loss before
 extraordinary item per common
 share                                   $     (0.51)                                                               $(0.66)(3)
                                         ===========                                                                ==========

Basic and diluted weighted average
 common shares outstanding                50,972,361       6,037,500                                  1,131,792      58,141,653


______________

(1) Reflects (a) adjustments to interest expense for the sale by us of our March 1998 senior notes, the redemption of $70 million principal amount of our 1997 senior notes, the sale by us of our November 1998 senior notes, and the sale by us of the May 1999 convertible subordinated notes, (b) the elimination of the non-recurring charge of $2.5 million ($1.5 million, net of tax), related to reclassifying our interest rate swap from a hedge of an anticipated transaction to a trading security, (c) a pro forma adjustment to reduce interest income relating to the release of restricted assets after giving effect to the redemption of a portion of our 1997 senior notes and
    (d) the sale by us of common stock in May 1999, as if each had occurred on January 1, 1998.

(2) Reflects amortization of goodwill and customer base, over 20 years and 10 years, respectively, in connection with the AvData acquisition based on management's preliminary allocation of the purchase price. This allocation may be revised within one year from the acquisition date.

(3) Excludes the impact of an additional $10 million of common stock subject to issuance to the stockholders of AvData under the earn-out provisions of the merger agreement. If such consideration is earned and issued, the pro forma net loss per share would also have been $(0.66).

                                  79                    ITC DELTACOM INFORMATION

                       ITC/\DeltaCom, Inc. and Subsidiaries
           Unaudited Pro Forma Consolidated Statement of Operations
                       (In thousands, except share data)

                   For the Three Months Ended March 31, 1999
                   -----------------------------------------

                                          Historical     Adjustments                                  Adjustments     Pro Forma,
                                         ITC/\DeltaCom    for our 1999    Pro Forma      AvData      for the AvData     Further
                                         Consolidated   Financings (1)  As Adjusted   Historical    Acquisition(2)     Adjusted
                                         -------------  --------------  ------------  -----------  ----------------  ------------
Operating revenues                        $    53,034      $       --      $ 53,034       $5,207       $       --   $    58,241
Cost of services                               26,761              --        26,761        2,926               --        29,687
                                          -----------      ----------      --------       ------   --------------   -----------
Gross margin                                   26,273              --        26,273        2,281               --        28,554
                                          -----------      ----------      --------       ------   --------------   -----------
Operating expenses:
 Selling, operations, and administration       20,268              --        20,268        2,218               --        22,486
 Depreciation and amortization                 11,168              --        11,168          292              307        11,767
                                          -----------      ----------      --------       ------   --------------   -----------
 Total operating expenses                      31,436              --        31,436        2,510              307        34,253
                                          -----------      ----------      --------       ------   --------------   -----------
Operating loss                                 (5,163)             --        (5,163)        (229)            (307)       (5,699)
                                          -----------      ----------      --------       ------   --------------   -----------
Other (expense) income:
 Interest expense                             (10,463)         (1,231)      (11,694)          --               --       (11,694)
 Interest income                                2,389              --         2,389           31               --         2,420
 Other income                                     225              --           225           --               --           225
                                          -----------      ----------      --------       ------   --------------   -----------
 Total other (expense) income                  (7,849)         (1,231)       (9,080)          31               --        (9,049
                                          -----------      ----------      --------       ------   --------------   -----------
Loss before income taxes                      (13,012)         (1,231)      (14,243)        (198)            (307)      (14,748)
Income tax provision (benefit)                     --              --            --           --               --            --
                                          -----------      ----------      --------       ------   --------------   -----------
Net loss                                  $   (13,012)     $   (1,231)     $(14,243)      $ (198)      $     (307)  $   (14,748)
                                          ===========      ==========      ========       ======   ==============   ===========

Basic and diluted net loss
 per common share                              $(0.25)                                                              $     (0.25)(3)
                                          ===========                                                               ===========
Basic and diluted weighted average
 shares outstanding                        51,506,644       6,037,500                                   1,131,792    58,675,936


______________

(1) Reflects (a) an adjustment to interest expense for the sale by us of our May 1999 convertible subordinated notes and (b) an adjustment to reflect the sale by us of our common stock in May 1999 as if each had occurred on January 1, 1998.

(2) Reflects amortization of goodwill and customer base, over 20 years and 10 years, respectively, in connection with the AvData acquisition based on management's preliminary allocation of the purchase price. This allocation may be revised within one year from the acquisition date.

(3) Excludes the impact of an additional $10 million of common stock subject to issuance to the stockholders of AvData under the earn-out provisions of the merger agreement. If such consideration is earned and issued, the pro forma net loss per share would also have been $(0.25).

                                  80                    ITC DELTACOM INFORMATION

                     ITC/\DeltaCom, Inc. and Subsidiaries
                Unaudited Pro Forma Consolidated Balance Sheet
                                 (in thousands)

                                                       As of March 31, 1999
                                                       ---------------------
                                       Historical         Adjustments                                  Adjustments      Pro Forma,
                                      ITC/\DeltaCom      for our 1999    Pro Forma      AvData       for the AvData     As Further
                                      Consolidated       Financings (1)  As Adjusted   Historical      Acquisition       Adjusted
                                  ---------------------  --------------  ------------  -----------  ------------------  -----------
Assets
Cash and cash equivalents                     $151,294        $217,882      $369,176      $ 3,523          $    --        $372,699

Current restricted assets                       14,300              --        14,300           --               --          14,300
Accounts receivable, net                        39,275              --        39,275        2,735               --          42,010

Other current assets                             7,267              --         7,267        1,773               --           9,040

Long-term restricted assets                      6,055              --         6,055           --               --           6,055
Intangible assets, net                          62,517              --        62,517           --           21,729 (2)      84,246
Property, plant and equipment,
net                                            284,530              --       284,530        4,382               --         288,912
Other long-term assets                          13,885           2,975        16,860          527             (489)(3)      16,898
                                              --------        --------      --------      -------          -------        --------
  Total assets                                $579,123        $220,857      $799,980      $12,940          $21,240        $834,160
                                              ========        ========      ========      =======          =======        ========

Liabilities and Stockholders'
 Equity
Accounts payable                              $ 23,550        $     --      $ 23,550      $ 3,009          $    --        $ 26,559
Accrued interest                                11,140              --        11,140           --               --          11,140
Other accrued liabilities                       20,336              --        20,336          993               --          21,329
Current maturities of long-term
 debt and
 capital lease obligations                       1,069              --         1,069           60              (60)(3)       1,069
Long-term debt and capital
 lease obligations                             416,692         100,000       516,692           16              (16)(3)     516,692
Deferred income taxes                              418              --           418           --               --             418
Other long-term liabilities                          0              --            --          886               --             886
Preferred stock                                     15              --            15           --               --              15
Common stock                                       516              60           576          318             (307)(4)         587
Treasury stock                                      --              --            --         (219)             219 (4)          --
Additional paid-in capital                     167,750         120,797       288,547        8,265           21,016 (4)     317,828
Note receivable from officer                        --              --            --         (212)             212 (4)          --
Accumulated deficit                            (62,363)             --       (62,363)        (176)             176 (4)     (62,363)
                                              --------        --------      --------      -------          -------         --------
 Total liabilities and
  stockholders' equity                        $579,123        $220,857      $799,980      $12,940          $21,240        $834,160
                                              ========        ========      ========      =======          =======        ========
----------------

                              81                        ITC DELTACOM INFORMATION

(1) Reflects proceeds from the sale by us of $100 million in 4 1/2% convertible subordinated notes, net of debt issuance costs, in May 1999 and the sale of 6,037,500 shares of our common stock in May 1999, net of offering expenses.

(2) Reflects intangibles related to the AvData acquisition, including $18.9 million of goodwill and $2.8 million of customer base. The allocation of the purchase price to the fair values of net assets acquired is based on current estimates by management and may be revised up to one year from the acquisition date.
(3) Reflects an adjustment to (a) provide a valuation allowance against AvData's deferred tax asset, and (b) to reflect the repayment of certain liabilities assumed to be repaid by AvData prior to the acquisition date.

(4) Reflects (a) the issuance of 1,131,792 shares of common stock by us, based on an assumed $25 per share price to effect the merger with AvData, (b) the issuance of common stock options with a value of approximately $1.0 million and (c) the reversal of AvData's historical equity. Excludes the effect of the $10 million of common stock subject to issuance under the earn out provision of the merger agreement.

                                     82               ITC DELTACOM INFORMATION

INFORMATION ABOUT AVDATA

AvData Overview

     AvData is a provider of satellite and terrestrial-based network solutions, primarily to mid-size companies based in the southeastern United States and to wireless messaging and cellular operators nationwide. AvData designs, implements and operates private communications networks that carry high-speed, two-way data for Internet, intranet, voice, paging and other digital transmissions for its customers. AvData delivers high reliability for these networks based upon its continuous network monitoring (24 hours a day, every day) and its ability to quickly identify and correct network outages. AvData generates monthly recurring revenues under long term contracts by providing on-going network services to its customers, in addition to any non-recurring equipment and other purchases AvData's customers might make.

     As of March 31, 1999, AvData had an installed base of approximately 3,500 revenue-producing sites in North America and the Caribbean. Founded in 1988, AvData's revenues have grown from less than $7 million in 1994 to more than $30 million in 1998, although AvData's revenues are expected to decline in 1999 following substantial completion of the buildout under a large customer contract. AvData has achieved this growth by increasing its base of revenue-producing sites, adding terrestrial network solutions to the satellite technology offered since its founding and through a large, multi-year contract obtained in September 1995 with PageMart Wireless, Inc., which represents AvData's single largest network to date.

     AvData believes that demand for network solutions will continue to grow due to:

     . increasing demand for bandwidth in intra-business communications, especially for Internet and intranet traffic and other digital communications applications,

     . increasing complexity of networks and network operations, leading to a growth in outsourcing of the design, implementation and especially the ongoing operation and monitoring of communications networks,

     . high costs of attracting and retaining qualified information technology professionals with the skills required to handle network issues "in-house," and

     . increased demand for a "one-stop shopping" network solution, both from customers who prefer to deal with a single vendor and from facilities providers that wish to offer a "one-stop shopping" network solution to their end customers.

To capitalize on these trends, AvData developed network operations and management services that the company believes are attractive to customers seeking to outsource network operations. AvData's services are particularly attractive to entities for whom network failure is extremely costly. AvData believes these services also will be attractive to systems integrators seeking to offer a complete, turnkey network solution to their customers.

     AvData uses both satellite and terrestrial capacity to provide on-going network connectivity for its customers. AvData acquires capacity from multiple vendors as needed to satisfy customer demand. To date, AvData has not experienced significant difficulties obtaining capacity. AvData believes that the use of multiple vendors and diverse routing reduces exposure from the failure of a single communications facility provider, since at least critical portions of customer traffic often can be relocated from a failed facility to a functioning facility of the same or of another vendor. AvData believes that a strategic relationship with a facilities owner, such as through the merger with ITC/\DeltaCom, will reduce its costs to provide network capacity and make AvData's network solutions more cost competitive.

     AvData's principal customers in recent years include PageMart Wireless, Inc. (a national messaging network with over 1,800 sites on-line), and Motion Industries (a wholly-owned subsidiary of Genuine Parts Company with over 300 sites).

                                      83                  AVDATA INFORMATION

Data Network Industry

     Data Network Applications.  There has been significant growth in the
     -------------------------
use of wide area data networks in recent years. Data networks include various types of services, such as temporary dial up connections, leased lines for private networks, ISDN, frame relay and ATM (asynchronous transfer mode) services. These data networks are used for many different business applications.

          Private network services. Many companies implement "private" networks to meet business communications needs, particularly data processing for repetitive commercial transactions (such as in retail or consumer businesses, banks and other financial institutions, brokerages, etc.), e-mail, voice, and even business television and video teleconferencing applications. Private corporate networks can provide high performance and control and security for processing commercial transactions, as well as make available more bandwidth for transmission of graphics and video applications.

          Intranet and Internet. The Internet has become a major vehicle for economic and social activity enabling broad, global access to financial and business information, research material, and information on leisure, arts and general interest topics. Business uses of the Internet include communication within and among businesses, electronic commerce, advertising and merchandising. Internet usage has also led to increased demand for intranet services for corporate applications. Intranet servers are used for publishing information, processing data and data-based applications and collaboration among employees, vendors, and customers within a more private domain defined by the business.

          Information retrieval. Retail establishments and financial enterprises use data communications networks for retrieval of information stored on central computers. Companies with large scale advance reservation systems (hotels, travel and entertainment providers) use networks for reservations and information. Banks use data networks to verify account balances, process branch bank transactions and for automatic teller machines. Retail companies verify credit standing, update pricing information and gather inventory information.

          Image transmissions. Manufacturing, publishing, research and medical industries use dedicated communications networks for high-resolution image transmissions requiring large amounts of bandwidth.

     Future Demand for Networks.  Demand for data networks is expected to
     --------------------------
continue to grow. Trends driving demand for increased data communications include:

     . increasing demand for data transmission in intra-business communications, and in particular the need for wide bandwidth,

     .  the growth in Internet and intranet traffic,

     . continuing technological advancements leading to new bandwidth intensive applications,

     . new licenses being awarded for new or existing technologies and deregulation that opens previously closed telecommunications markets, and

     .  increased use of video applications.

          Increasing Demand for Data Transmission in Intra-business communications; Need for Wide Bandwidth. The continuing rapid growth in the telecommunications markets reflects an increased demand for communications capacity for data communications. The number of transactions to be processed over the communications infrastructure has been steadily increasing. In addition, the shift from large host computers and centralized data network architectures to distributed PC and workstation based platforms has led to demand for private networks to establish and interconnect local (LAN) and

                                      84                    AVDATA INFORMATION
     wide area (WAN) networks. As businesses expand and become geographically more diverse, the ability to link multiple locations within a single network becomes more important. A portion of the increased demand requires wide bandwidth and high speed data capacity for applications that rely heavily on graphics and result in traffic patterns that involve bursts of transmissions. There is also increasing demand for near-instantaneous response time and more reliable data transport. This demand has necessitated upgrades of corporate data networks to accommodate the high data transfer requirements of these applications.

        Internet and intranet services. There has been a significant increase in recent years in demand for networks to support intranets and extranets to distribute information within or outside of companies using the increasingly popular Internet protocols. This increase is expected to continue. Businesses also are increasingly using networks for "always on" access to the Internet for applications such as research, e-mail, data exchange, software and graphics, financial transactions and even voice communications. The utility of Internet services, which contain significant amounts of data and graphics requiring wide bandwidth, can be constrained by the lack of sufficient bandwidth in existing infrastructure. Even where infrastructure quality is high, the rapid growth of Internet usage continues to create network congestion. These trends are expected to continue, and efficient management of network bandwidth should become increasingly important.

        Continuing technological advancements. New technological advances have increased capacity and efficiency and lowered cost, thereby resulting in increases in demand. New software protocols and methodologies, such as frame relay, Asynchronous Transfer Mode (ATM), and others, have reduced transmission delays and improved use of available capacity. Improvements in routers and servers have enhanced the quality and efficiency of data networks.

        Grants of new licenses, deregulation. Over the past several years the United States and other countries have increased grants of telecommunications licenses and changed applicable rules to permit new competitors to provide facilities and services. The increased competition has reduced prices, thereby increasing demand, and has led companies to introduce new applications and features that need to be supported by complex data networks.

        Increased use of video applications. Demand for video applications has been growing and is expected to continue to increase. New technology and lower costs have increased demand for business television networks and data networks that included the large amounts of bandwidth needed for many video applications.

Network Solutions

          The significant growth in the use and complexity of data networks has also led to significant growth in demand for overall network solutions. The need for network solutions arises from factors such as:

     .  the need to design and implement complex networks

     . the difficulties of implementing networks that involve multiple vendors or technologies

     .  increasing demand for "one-stop shopping" for the overall network

     . the increasing cost to businesses from failures of data networks, leading to greater willingness to spend capital on promoting efficient operation and reducing network downtime

          Need for Complex Network Design and Implementation. Over the last several years fiber optic cable has become prevalent in the United States, and additional fiber optic cable continues to be laid. Similarly, VSAT (Very Small Aperture Terminal) earth station systems can be installed and satellite bandwidth can be accessed from virtually any location within the geographic coverage of the satellites. However, implementation of an efficient terrestrial or satellite network to utilize these communications infrastructures requires planning and design to integrate functionally the components, particularly

                                      85                     AVDATA INFORMATION
     when the network must reach many locations over long distances simultaneously, and involves specialized applications requiring specialized knowledge or skills or involves frame relay or other complex services. Many end users do not have sufficient expertise to plan and design these networks, and therefore outsource these services.

        Demand for "One-Stop Shopping" Network Solution. Data networks often involve multiple vendors and may even involve multiple technologies. Customers must obtain local telephone lines and long distance "private lines" or similar bandwidth services, and must install or connect routers, computer servers and other data equipment to successfully implement a wide-area network. And wide area networks must interconnect with local area networks. As a result, customers who try to design and implement their own data networks must deal with a multiple vendor environment. Once the networks are installed, until a problem is diagnosed and a vendor takes responsibility for restoration of service, customers may not know where to turn when an outage occurs. As a result, demand is developing (particularly from companies for whom network failure is extremely costly), for a single provider who will design and implement the entire network, deal with the multiple vendors on the customer's behalf and be responsible for monitoring the network, diagnosing the cause of any outage and following through directly or with the responsible vendor to have service restored.

        Greater Cost of Network Failures. As the usage of data networks has grown, customers use their networks for more "mission critical" applications, and a premium is being placed on the speed with which service can be restored. Customers that face significant costs or loss of business upon network failure therefore have shown greater willingness to spend capital on promoting efficient operation and reducing network downtime. Improving network availability often requires continuous network monitoring and management. Customers may not have the capability of performing this activity internally, particularly on large wide area networks, and individual vendors of portions of the network often cannot or do not offer to monitor or manage the elements of the network provided by others. A network solutions provider can monitor a customer's entire network from end-to-end, perform diagnostics and then dispatch maintenance and other related services to speed network restoration.

          As the demand for network solutions has grown, networks and network operations have become increasingly complex. This has led to a growth in outsourcing of the design, implementation and especially the ongoing operation, monitoring and management of data networks.


AvData Products and Services

          AvData provides satellite and terrestrial-based network solutions. AvData's offerings include the network design, equipment and bandwidth provisioning, integration and on-going network operation. AvData also developed network operations and management products for customers that already have networks in place or are putting in new or upgraded networks or for facilities providers that wish to offer a "one-stop shopping" network solution. AvData can provide as much or as little of the total network solution as the customer specifies, but almost always provides the ongoing monitoring and management of the nodes on the network.

Satellite and Terrestrial-Based Network Solutions.
--------------------------------------------------

          Consult.

          AvData designs data networks for its customers. AvData's engineers analyze the customer's requirements, measure traffic flow, identify network problem areas and other relevant factors, and design a network that will meet the customer's needs. The new network often represents an upgrade of a prior network that no longer adequately serves the customer's needs. Depending upon the number and locations of sites, nature of the data traffic, presence or absence of fiber optic connectivity at the sites, customer preferences and budgets, and other factors, the network design may be for a satellite or terrestrial network or a combination of both technologies. Although historically a substantial portion of the networks installed by AvData have been

                                      86                     AVDATA INFORMATION
satellite networks, in recent years most new networks provided by AvData have been terrestrial. AvData works with the customer to refine and finalize the design so it best meets the customer's objectives.

          Integrate.

          Once AvData has finalized the design, AvData procures and installs the required equipment, obtains the terrestrial or satellite capacity under a lease or service contract, and provides network operations and monitoring for the customer over the contract term. The customer purchases the equipment, and installation services from AvData, resulting in one-time revenue, and pays AvData a monthly service fee which covers the capacity cost and compensates AvData for the network operations and monitoring. In certain situations, the customer may already own or choose to purchase a portion of the installation services and bandwidth directly from another vendor. AvData's project engineers manage the network installation, assisted by senior network engineers who specialize in implementation of particular types of networks or components (such as routers or VSATs).

          Terrestrial Networks. AvData's terrestrial networks solutions include frame relay circuits, routers, software and other products. Hardware is procured from various manufacturers including Visual Networks, Nortel (formerly Bay Networks), CISCO, Motorola and others. AvData obtains most of its circuits from MCI WorldCom, but also uses other facilities providers including ITC/\DeltaCom and Sprint. AvData generally leases the circuits directly and then provides capacity to customers under long term contracts, generally three to five years, and may offer options to extend the contract term or increase the amount of capacity available for the network. AvData seeks to match its lease term for the circuits as closely as possible to the terms of its contract with the customer, so that AvData does not face economic exposure, if the customer does not extend the contract upon expiration. To date AvData generally has not experienced any difficulties in acquiring circuits at a reasonable cost. AvData seeks to aggregate its circuit acquisitions to obtain better pricing, but the particular circuits needed depends on the number and location of sites in the customer's network. The use of multiple vendors, diverse routing and alternative technologies to provide back up solutions, allows AvData some ability to restore service in the event of a catastrophic terrestrial facility failure.

          Satellite Networks. AvData's satellite networks include satellite capacity, earth station equipment, and other products.

               Satellite Capacity. AvData obtains most of its domestic satellite
               ------------------
capacity from GE American Communications, Loral and PanAmSat, three of the largest operators of satellites with coverage of the United States. AvData generally leases this capacity, which resides on four different satellites, directly from the satellite operator. All of the capacity used by AvData is Ku-band. AvData provides capacity to customers under long term contracts, generally three to five years, and may offer options to extend the contract term or increase the amount of capacity available for the network subject to the pricing and availability of additional satellite capacity at that time. AvData seeks to match its lease with the satellite operator as closely as possible to the terms of its contracts with its major customers so that AvData is not exposed if the customers do not extend the contract upon expiration, although AvData does keep a small additional amount of satellite capacity in reserve to meet growth requirements within its customer base. To date, AvData generally has not experienced any difficulties in acquiring capacity at a reasonable cost, but there is no assurance that satellite failures or damage from meteor storms or other natural events, or increases in the demand for satellite capacity in the marketplace, will not create an unexpected shortage in the supply of capacity in the future and increase capacity prices. The use of capacity on four different satellites gives AvData some ability to restore service if a catastrophic event makes one satellite unavailable for service. AvData's larger customers operate on two satellites or retain back-up capacity on a second satellite to protect critical network applications in the event of a failure.

          VSATs and Software.  AvData principally resells VSAT equipment and
          ------------------
utilizes related software to manage the equipment, all manufactured by NEC, for whom AvData serves as the largest United States distributor. NEC offers a line of high-performance VSAT systems and related equipment and software for one-way and two-way data transmissions, including two-way paging. The VSATs offer high network reliability, a flexible modular architecture, with rapid response time, high throughput, and an advanced network management system. The software accommodates multiple network protocols and methodologies, including TCP/IP, SNA/SDLC, X.25 and various others. For certain customer requirements, particularly those requiring

                                      87                     AVDATA INFORMATION
high network availability, VSAT technology can be a better solution than terrestrial alternatives. To date, AvData generally has not experienced any difficulties in acquiring VSAT equipment and related software, and believes that the VSAT network products it resells continue to be competitive both technically and economically.

          Operate.

          AvData provides network operations and monitoring services for its customers. AvData emphasizes these services in marketing to potential customers, and believes that the services represent a key portion of AvData's network solutions. To date, AvData has experienced a high rate of renewal upon expiration of contracts for these services. Some customers, who own and operate their networks, contract with AvData for ongoing maintenance and support services, for which they pay monthly fees. AvData provides maintenance and support to customers under long term contracts, generally three to five years, and may offer options to extend the contract term or change the type of support services being provided.

          AvData currently offers three levels of network operations and monitoring services: basic, advanced and premium.

          Basic service includes reactive network monitoring and customer notification. The customer then resolves the problem internally or with the relevant carrier or vendor. AvData provides the customer with basic reports on network availability.

          Advanced service still involves reactive network monitoring, but adds diagnosis, dispatch of repair teams to any location in the United States, and escalation of the problem with the relevant carrier or vendor by AvData on the customer's behalf until the problem is resolved. Advanced service includes reporting on network availability and a periodic network review.

          Premium service involves comprehensive, proactive network management to detect anomalies before they result in network failures or outages. Through application of additional resources, AvData offers more rapid trouble isolation and resolution of network problems. AvData manages the customer's carriers and vendors to escalate problems for resolution. Premium service also gives customers comprehensive network reporting, including network availability, analysis regarding congestion on the network, burst patterns and access issues, and other matters. Customers receive a periodic network review.

          In providing network operations and monitoring services, AvData focuses on customer satisfaction, and believes that its high quality of service attracts customers. AvData conducts frequent internal reviews of service delivery to improve its level of service. It also uses a monthly, company-wide bonus program based on customer satisfaction to motivate employees to provide high quality service.

          AvData provides network operations and monitoring services principally through its network operations center ("NOC") in Atlanta, which connects to network monitoring devices installed at various points on each customer's network . The NOC operates 24 hours of every day of the year. AvData's network analysts perform continuous network surveillance, responding to any alarms from the monitoring devices, alerting the customer of problems and commencing diagnosis and escalation of any problems. Network engineers perform more complex diagnosis, interface with the responsible vendor, and arrange (where appropriate) for repair work, focusing on restoration of service (if service has been interrupted). AvData emphasizes the skills of its personnel in diagnosing network problems, sometimes avoiding outages before they occur, and in working with the responsible vendor to ensure speedy restoration.

Network Operations Services.
----------------------------

          AvData has developed network operations and management services for customers that already have networks in place or are putting in new or upgraded networks or for facilities providers that include this service in the products and services they provide for their own customers. AvData believes this service is attractive to customers seeking to outsource network operations, especially those for whom network failure is extremely costly. AvData also believes this service is attractive to facilities providers seeking to offer a "one-stop shopping" network solution. This service takes advantage of AvData's resources and skills, and leverages its

                                      88                     AVDATA INFORMATION
investment in its NOC and other facilities. AvData charges a monthly service fee for the network management services, and seeks long term contracts for the service.

Other Products and Services.
----------------------------

          AvData provides a variety of related products and services to customers, including network expansion (which may include additional equipment and terrestrial or satellite capacity), additional network support services (such as help desk operations or after-hours monitoring services), LAN monitoring and network consulting services (including network design and analysis services).

Sales and Marketing

          AvData uses both direct and indirect sales channels to market its products and services. AvData's sales and marketing focuses principally on customers with headquarters in the southeastern United States. AvData primarily markets its services through direct sales for larger networks, but uses a combination of direct and indirect sales channels for distribution of its network management services to large and small networks.

          In marketing its services, AvData emphasizes the quality of its network operations and monitoring services, especially to those for whom network failure is extremely costly. AvData also highlights its ability to serve the customer as a full service provider that is responsible for the end-to-end network implementation, including network design, assembly of all network components (including terrestrial or satellite capacity, routing or VSAT equipment and software), network customization, installation, and network operation and monitoring. AvData thereby provides the customer with a single point of contact for its entire network.

          Direct Sales. AvData has three direct sales employees that sell its products and services, primarily in the southeastern United States. These network sales often are substantial in size and involve a long-term complex sales process. AvData is currently expanding its sales force in order to sell network operations and monitoring services directly to larger customers.

          AvData also has four account managers who serve as the primary contacts for existing customers. The network implementation and adjustments and the ongoing network operations and monitoring services that AvData provides require a significant amount of customer interaction, and for this reason AvData considers its account managers a critical part of the sales team. These account managers are also responsible for responding to existing customers who have new requirements for network expansions, new technology and other growth requirements.

          Indirect Sales Channels. AvData also sells network operations and monitoring services through distribution arrangements with ITC/\DeltaCom and other companies in the United States that together employ approximately 475 sales representatives. These companies include AvData's services as part of the products and services sold by these companies to their customers. These distribution companies are also existing providers to many of AvData's target customers, that makes marketing easier and increases awareness of customer needs. AvData has two sales employees that are responsible for managing the indirect sales activities.

Customers and Backlog

          Customers. The majority of AvData's customers are medium-sized companies with businesses ranging from wireless communications providers to retailers, bankers, manufacturers, distributors and pipeline companies. In general, networks for these customers range from approximately 20 to 400 sites, with an average of approximately 100 to 150 sites and a few AvData customers that have data networks considerably larger than this range.


          Some of AvData's largest customers include PageMart Wireless (a national paging company that has approximately 2,000 sites in the United States) and Motion Industries (with over 300 sites). PageMart Wireless, which holds nationwide narrowband PCS licenses, uses the network obtained from AvData for its nationwide two-way messaging business. This network also carries PageMart's traditional one-

                                      89                     AVDATA INFORMATION
way paging traffic. Motion Industries is a nationwide industrial products distributor, who use their network to locate and track products in their warehouses nationwide.

          Although AvData has numerous customers, AvData's revenues have been dependent on large contracts. PageMart Wireless accounted for approximately 72% of AvData's revenues in 1998, during which over 1800 sites of the PageMart Wireless network were installed. Motion Industries also accounted for over 10% of AvData's revenues in 1997 and 1996. AvData is largely dependent upon these customers, particularly PageMart, and its recurring and non-recurring revenues would be adversely affected if AvData lost these accounts.

          Recurring Revenue. At December 31, 1998, AvData had recurring revenue contracts amounting to approximately $10 million, as compared to approximately $8 million at December 31, 1997. The majority of the recurring revenue consists of contracts under which AvData provides terrestrial circuits or satellite capacity and network operations and management services, and the customers pay for network services on a monthly basis over the term of the contract. These contracts generally have terms between three to five years.

Network Operations and Service

          AvData has its network operations center at its corporate headquarters in Atlanta from which it performs network operations and monitoring services and customer support functions 24 hours a day, every day of the year. AvData also provides satellite shared hub services from the NOC using multiple satellite earth stations located at those premises, and AvData also has a shared hub facility in Greensboro, North Carolina.

          The Atlanta network operations center also allows AvData to perform diagnostic procedures on customer networks and to reconfigure networks to alter data speeds, change frequencies and provide additional bandwidth. The hardware at the NOC and shared hub facility include significant redundancy, and the Atlanta and Greensboro sites provide some back-up support for each other. AvData also has access to back-up sites on vendor or customer premises in the Birmingham, Alabama; Washington, DC; and Chicago areas.


The AvData Strategy

          AvData's strategy to maintain and increase revenue is based on the following elements:

             . Provide network solutions, particularly network operation and management that are responsive to customers' needs
             .  Develop base of recurring revenues
             . Continue to support multiple vendors for terrestrial and satellite networks

             . Leverage network operations services through direct and indirect sales

          Provide Network Solutions, Particularly Network Operation and Management. AvData targets the needs of medium-sized businesses for reliable and high quality data networks. AvData emphasizes its network solutions and its ability to design the network to meet the customer's needs, implement the network and then ensure a high standard of reliability through network operation and monitoring. AvData offers its customers a single point of contact and high quality of service throughout the network. AvData believes this approach is attractive to potential customers looking to outsource network operations, especially those for whom network failure is extremely costly.

          Develop Base of Recurring Revenues. As part of its network solutions, AvData enters into long term contracts with its customers for terrestrial circuits or satellite capacity and for network operation and monitoring services. These services yield a monthly service fee, often on a per site or per node basis. To date, customer renewal rates have been fairly high. As of March 31, 1999, AvData had an installed base of approximately 3,500 revenue-producing sites in North America and the Caribbean. This generates a stream of recurring revenue for AvData. AvData's recurring revenue has increased every year and averaged more than 20% per year growth.

                                      90                     AVDATA INFORMATION

          Continue to Support Multiple Vendors for Terrestrial and Satellite Networks. AvData uses both satellite and terrestrial capacity to provide connectivity for its customers, and acquires capacity from multiple vendors when required to satisfy customer demand. AvData believes that the use of multiple vendors and diverse routing reduces exposure to failure of a single communications facility, since at least critical portions of customer traffic often can be relocated from a failed facility to a functioning facility of the same or another vendor. AvData believes that a strategic relationship with a facilities owner, such as through the merger with ITC/\DeltaCom, will reduce its facilities cost and make AvData's total network solutions offerings more cost competitive.

          Leverage Network Operations Services through Direct Sales and Indirect Sales. To capitalize on outsourcing trends and increased demand for a "one-stop shopping" network solution, AvData has introduced network operations and management services that AvData believes will be attractive to customers seeking to outsource network operations, especially those for whom network failure is extremely costly. AvData believes these services also will be attractive to facilities providers seeking to offer a "one-stop shopping" network solution to their own customers. These services are already distributed by ITC/\DeltaCom and three other companies.

COMPETITION

          The data communications industry is highly competitive and the level of competition is increasing. As a provider of data networks in the United States, AvData competes with a large number of telecommunications service providers, including major terrestrial carriers and satellite and VSAT providers who offer data networks to their customers. AvData has encountered strong competition from major established terrestrial carriers such as AT&T, the regional Bell operating companies, MCI/WorldCom, Sprint and others. These carriers offer technological solutions for customer networks, including ISDN lines and frame relay networks. On the satellite side, AvData competes with Hughes Network Systems and Gilat. These competitors have significant advantages, including long-standing customer relationships, significantly greater financial resources, and control (directly or through affiliations) over terrestrial and satellite facilities and manufacture of VSAT equipment for use in data networks. The increasingly competitive environment has put pressure on prices and margins. AvData also competes with some bandwidth facilities providers and there can be no assurance that these competitors will continue to sell capacity to AvData at a rate that will enable AvData to compete effectively for these terrestrial facilities, although this would not affect operation and monitoring services. AvData emphasizes the quality and reliability of its networks, arising from its network operation and monitoring, to compete against these large facilities providers.

          AvData also faces competition from companies that provide network operations and monitoring, particularly those located in the southeastern United States. These companies include NetSolve, Comdisco, and BellSouth teamed with EDS.

          AvData expects to become more competitive after the merger. See "The Merger -- Recommendation of AvData's Board of Directors and Reasons for the Merger." However, these competitive advantages may not be realized unless and until functional combination of the companies occurs. See "Risk Factors -- ITC/\DeltaCom may not be able to successfully integrate AvData into its operations."


REGULATION

          The telecommunications environment is highly regulated. As a provider of communications services in the United States, AvData is subject to the regulatory authority of the United States, primarily the Federal Communications Commission (the "FCC"). All entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the FCC under the Communications Act of 1934. The Communications Act requires that the operation of satellite earth station facilities, including VSAT systems such as those owned by AvData, be authorized under licenses issued by the FCC. Major changes in earth station or VSAT operations require modifications to the FCC licenses, which must also be approved by the FCC. AvData generally obtains licenses for the earth station facilities used in its

                                      91                     AVDATA INFORMATION
customers' networks. The FCC generally grants earth station and VSAT licenses (such as those held by AvData) for ten year terms. The FCC generally renews such licenses routinely, but there can be no assurance that AvData's licenses will be renewed at their expiration dates or that these renewals will be for full terms.

          The changing policies and regulations of the FCC will continue to affect the telecommunications industry. AvData cannot predict the impact that these changes will have on its business.

Human Resources

          As of March 31, 1999, AvData had 72 full-time employees. Of its total work force, six are senior managers, thirty-two are in engineering and operations (including network operations and monitoring), twenty are in marketing, sales and sales support, six work in technical development activities and eight are devoted to general and administrative activities. More than 90% of AvData's full-time employees will become employees of ITC/\DeltaCom if the merger is consummated.

Properties

          AvData's principal offices comprise approximately 19,000 square feet located in Atlanta. These offices house not only AvData's personnel, but also contain AvData's network operations center. The lease covering these facilities expires in 2001. AvData also has rights to use a customer's space in Greensboro, North Carolina, where it operates a shared hub facility.

Legal Proceedings

          There are no material legal proceedings pending or, to the knowledge of AvData management, threatened against AvData. AvData is a party to various regulatory proceedings incidental to its business. To the knowledge of AvData management, none of these proceedings is material to AvData.

                                      92                      AVDATA INFORMATION

                       SELECTED FINANCIAL DATA OF AVDATA

     Selected financial data for AvData is presented in the table below and should be read in conjunction with "AvData Management's Discussion and Analysis of Financial Conditions and Results of Operations" and with AvData's financial statements and related notes presented later in this prospectus and proxy statement. The summary historical statement of operations data for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the summary historical balance sheet data for the years then ended, have been extracted from those financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statements of operations data for the three months ended March 31, 1998 and 1999 and the historical balance sheet data as of March 31, 1999 have been derived from AvData's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                                                                         Three months ended@@
                                                         Year Ended December 31,                              March 31,
                                      --------------------------------------------------------------  -------------------------
                                        1994         1995         1996         1997         1998          1998         1999
                                        ----         ----         ----         ----         ----          ----         ----
                                                                                                      (Unaudited)   (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:
Sales and service revenue             $6,800,415   $9,252,374  $16,247,438  $13,529,639  $30,182,711  $ 5,221,260   $5,206,842
                                      ----------   ----------  -----------  -----------  -----------  -----------   ----------
Cost of sales and service revenue      2,937,660    4,084,960    8,859,881    6,612,267   18,795,435    3,114,364    2,925,944
                                      ----------   ----------  -----------  -----------  -----------  -----------   ----------
Operating expenses:
 Operations and engineering              777,639    1,151,754    1,797,373    2,129,230    2,752,167      610,833      712,768
 Sales and marketing                   1,202,439    2,011,951    2,622,972    2,319,025    3,231,050      604,310      729,607
 General and administrative              876,180    1,062,409    1,462,074    1,325,614    2,787,306      497,193      775,536
 Depreciation                            636,931      685,975      759,498      887,452    1,085,381      272,377      291,919
                                      ----------   ----------  -----------  -----------  -----------  -----------   ----------
  Total operating expenses             3,493,189    4,912,089    6,641,917    6,661,321    9,855,904    1,984,713    2,509,830
                                      ----------   ----------  -----------  -----------  -----------  -----------   ----------
Operating income                         369,566      255,325      745,640      256,051    1,531,372      122,183     (228,932)
Interest income, net                      89,216       84,546      148,357      151,824      171,386       38,762       30,485
                                      ----------   ----------  -----------  -----------  -----------  -----------   ----------
Net income                            $  458,782   $  339,871  $   893,997  $   407,875  $ 1,702,758  $   160,945   $ (198,447)
                                      ==========   ==========  ===========  ===========  ===========  ===========   ==========

                                                                December 31,                           March 31,
                                      --------------------------------------------------------------  -----------
                                        1994         1995         1996         1997         1998          1999
                                        -----        ----         ----         ----         ----          ----
                                                                                                      (Unaudited)
------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
Current assets                        $4,086,629   $5,390,510  $ 7,970,926  $ 7,065,656  $ 9,224,548  $ 8,030,578
Total assets                           6,376,992    8,038,644   11,626,245   11,529,125   14,343,165   12,939,934
Current liabilities                    1,834,159    2,692,544    5,100,405    3,777,672    5,253,298    4,062,163
Long-term liabilities                          0      463,396      749,013    1,409,671      936,655      902,478
Stockholders' equity                   4,542,833    4,882,704    5,776,827    6,341,782    8,153,212    7,975,293

                                                                                                         Three months ended
                                                                                                      -------------------------
                                                  Year ended December 31,                                     March 31,
                                      --------------------------------------------------------------  -------------------------
                                        1994         1995         1996         1997         1998         1998          1999
                                        ----         ----         ----         ----         ----         ----          ----
                                                                                                      (Unaudited)   (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
Other Financial Data:
Cash flows provided by
   operating activities               $1,496,986   $2,468,889  $ 1,874,480  $ 1,051,590  $ 1,504,210  $  139,344    $    51,906
Cash flows used in
   investing activities                  888,240    1,059,813    1,768,356    1,606,602    1,340,529     182,529         45,661
Cash flows provided by
   financing activities                    3,750            0          126      297,278       53,898      (9,620)        11,660

                                      93                      AVDATA INFORMATION

AVDATA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS

     The following discussion and analysis should be read in conjunction with AvData's Financial Statements and notes thereto included elsewhere in this prospectus and proxy statement.


   Overview


          AvData is a provider of satellite and terrestrial-based network solutions, primarily to mid-size companies based in the southeastern United States and to wireless messaging and cellular operators nationwide. AvData designs, implements and operates private communications networks that carry high speed two-way data, Internet, intranet, voice, paging and other digital transmissions.

          AvData earns non-recurring and recurring revenues from sales of its network solutions and ongoing network services that it provides. AvData derives non-recurring revenue from customer purchases of network design, equipment, software and installation services. AvData's recurring revenues come from monthly service fees for capacity (whether terrestrial or satellite) and for network operations and maintenance.

          The large majority of AvData's non-recurring revenues come from sales of equipment for new network or significant network upgrades or expansions. AvData also realizes revenues from (1) sales of replacement equipment or additional equipment for moves and changes, (2) sales of post-installation software upgrades and (3) one-time services (such as network analysis or consulting). The charges to customers for network design, equipment, software and installation services vary principally with the number of sites, but also with the types of technologies employed.

          The charges to customers for capacity and for network operations and monitoring vary with the amount of capacity, the length of the contract, the types of network operations and monitoring and the extent of other services needed by the customer to implement and operate the network. AvData often charges for network operations and monitoring on a per node, or per device monitored basis. As of March 31, 1999, AvData had an installed base of approximately 3,500 revenue-producing sites in the United States and in other locations in North America and the Caribbean.

          In the majority of AvData's network sales, the customer purchases equipment, software and installation services from AvData, which AvData integrates and makes operational. AvData records revenue when the network or an individual site is accepted by the customer. For capacity and for network operations and monitoring, customers pay monthly fees in advance, which are recognized as service revenues as the services are provided. AvData's cost of sales and services revenue includes the cost of system design, third party equipment, software and installation, system integration, and third party capacity (whether terrestrial or satellite).


   Unaudited Results of Operations

March 31, 1999 Compared to March 31, 1998

          Total sales and service revenue for the quarter ended March 31, 1999 was $5,206,842, materially unchanged from the first quarter 1998 revenue of $5,221,260; however, the product mix of hardware sales and services provided shifted toward recurring revenue services provided and away from non-recurring hardware sales. Recurring revenue was 48.3% of total revenue in the first quarter of 1999, in comparison to 38.2% in the corresponding quarter of 1998.

                                      94                      AVDATA INFORMATION

          Total cost of sales for the quarter ended March 31, 1999 was $2,925,944, a decrease of $188,420 (or 6.1%) compared to a total first quarter 1998 cost of sales of $3,114,364. Cost of sales as a percentage of revenue decreased from 59.6%, for the first quarter of 1998, to 56.2% for the similar period of 1999. The decrease in cost of sales was primarily due to a change in the product mix of delivered goods and services. Recurring revenue represented a larger percentage of total revenue for the first quarter of 1999 (48.3%), in comparison to the similar period in 1998 (38.2%). The sales mix shifted from hardware sales and other non-recurring revenue products and services, to recurring revenue products and services, which return a higher gross margin.

          Total operations and engineering expenses increased 16.7% from $610,833 for the first quarter 1998, to $712,768 in the corresponding period in 1999. The increase over the first quarter of 1998 reflects the addition of new employees in both operational and engineering positions. Recruiting, compensation, and training expenses, required to attract and retain highly skilled technical talent, continued to rise due to the tight labor market for these skilled professionals.

          Sales and marketing expenses were $729,607 for the first quarter of 1999. This represents an increase of $125,297 (20.7%) over the $604,310
expense for the first quarter of 1998.   This additional expense was primarily
the result of the addition of a senior sales executive and a planned increase in the number of sales force personnel intended to expand AvData's sales and marketing efforts.

          General and administrative expenses were $775,536 the first quarter of 1999 compared to expenses of $497,193 in the similar period for 1998. This represents an increase of $278,343 (or 56.0%). The change from the first quarter of 1998 reflects increases in operating taxes and regulatory cost accruals, and compensation costs due to additional personnel.

          Depreciation expenses were $291,919 the first quarter of 1999, representing an increase of $19,542 (or 7.2%) over the 1998's first quarter depreciation expense of $272,377. This increase reflects the additional depreciation associated with capital assets purchased in 1998.

          Net interest income decreased $8,277 or 21.4% in the first quarter of 1999 to $30,485, in comparison to the first quarter of 1998's interest of $38,762. This decrease is primarily due to lower yields from cash invested in cash equivalents.

   Results of Operations

December 31, 1998 Compared to December 31, 1997

          Total sales and service revenue in 1998 was $30,183,000, an increase of $16,653,000 (or 123.1%) as compared to total 1997 revenue of $13,530,000.
The increase in revenue in 1998 was primarily attributable to an unusually large backlog from a single customer of approximately $19 million of network equipment sales, installation and integration services at the beginning of 1998, which was delivered during the year. The backlog had grown as a result of delays in the customer's network roll-out stemming from delays by the customer's other suppliers of significant infrastructure equipment and software, which interface with AvData-furnished equipment. Of that backlog, AvData delivered approximately 93% and recognized approximately $17.7 million in 1998 as revenue. The significant increase in 1998 revenue was partially offset by a reduction in revenues of approximately $1.1 million resulting from the expiration in 1997 of a multi-year sales and marketing arrangement with a major supplier. Although AvData's recurring revenues have been increasing and AvData believes its recurring revenues will continue to increase in the future, AvData's non-

                                      95                      AVDATA INFORMATION
recurring revenues are expected to decline in 1999 reflecting delivery of the backlog under the large customer contract in 1998.

          Total cost of sales and service revenue in 1998 was $18,795,000, an increase of $12,183,000 (or 184.3%) compared to total cost of sales in 1997 of $6,612,000. This increase in cost of revenue was due primarily to the increase in total revenues for the year resulting from the hardware sales to a single customer, as discussed above. Cost of revenue as a percentage of revenue increased in 1998 to 62.3% compared to 48.9% in 1997, also due principally to the large sale to a single customer. Since a large portion of the sale consisted of lower margin hardware, it changed AvData's product mix, caused overall costs to increase and the resulting gross margins to decrease as a percentage of revenue. The fact that there was no longer high gross margin fee revenue in 1997 from a major supplier for sales and marketing services, also caused a significant reduction in AvData's 1998 margins. In addition, AvData suffered significant, unexpected direct costs required to recover certain of its nationwide networks following the catastrophic failure of the PanAmSat Galaxy IV satellite in May 1998.

          Total operations and engineering expenses were $2,752,000, an increase of $623,000 (or 29.3%) as compared to the total operations and engineering expenses in 1997 of $2,129,000. This expense consists primarily of salaries, other payroll expenses and training. The increase in 1998 reflects the addition of new employees in both operational and engineering positions to support the revenue growth. Recruiting, compensation, and training expenses required to attract and retain highly skilled technical talent rose as compared to prior years due to the tight labor market for these professionals. Significant, unexpected, indirect expenses associated with the Galaxy IV satellite failure contributed to the increased expense in 1998. Nevertheless, operations and engineering expenses declined as a percentage of revenue to 9.1% in 1998 from 15.7% in 1997, since the hardware portion of the large sale to a single customer did not require a proportional increase in operations and engineering personnel. AvData expects operating and engineering expenses to decline in 1999, but increase as a percentage of revenues.

          Sales and marketing expenses totaled $3,231,000 during 1998, an increase of $912,000 (or 39.3%) as compared to $2,319,000 in 1997. Sales and marketing expenses increased primarily due to growth in the number of employees during 1998 which increased payroll and related expenses. AvData also increased new service introductions and related marketing efforts in 1998. Further, as a result of increased revenues, commission-related expenses increased as sales increased, and more employees participated in sales based incentive programs. Nevertheless, sales and marketing expenses declined as a percentage of revenue to 10.7% in 1998 as compared to 17.1% in 1997, since sales and marketing employees did not increase proportionately with revenues. AvData expects sales and marketing expenses to decline in 1999, but increase as a percentage of revenues, if AvData does not replace the large sale that occurred in 1998. However, since AvData intends to build up its sales of new products in 1999, AvData expects that the decline in expense will be comparatively small (and that the increase as a percentage of revenue will be comparatively large) to the charges in 1998.

          General and administrative expenses increased to $2,787,000 in 1998, an increase of $1,461,000 (or 110.2%) from the total expense of $1,326,000 in 1997. The increase in general and administrative expense primarily resulted from the hiring and recruiting of new employees throughout the year, as well as utilizing the services of temporary employees to aid in processing the significantly increased transaction volume in 1998. The Galaxy IV failure required unusually high temporary staffing levels operating 24 hours a day in order to recover the affected nationwide networks as quickly as possible. Consistent with the revenue growth discussed above, incentive compensation payments increased. Other increases in general expenses were also related to the increase in the volume of business compared to 1997. General and administrative expenses stayed fairly consistent as a percentage of revenue, declining to 9.2% in 1998 from 9.8% in 1997. AvData expects general and administrative expenses to decline in 1999.

                                      96                      AVDATA INFORMATION

          Depreciation expense increased by $198,000 to $1,085,000 in 1998 compared to depreciation expense of $887,000 in 1997. The increase primarily results from additional depreciation related to capital expenditures of $1,341,000 in 1998 and $1,607,000 in 1997. These investments were required to support the rapidly increasing size of networks operated by AvData.

          Operating income increased $1,275,000 to $1,531,000 in 1998 from $256,000 in 1997. As a percentage of revenues, operating income improved to 5.1% of revenues from 1.9% of revenues in 1997. Operating margin increased primarily because of the increased revenues from AvData's largest customer, as discussed above.

          Net interest income increased $19,000 or 12.5% to $171,000 in 1998 from $152,000 in 1997. The increase in interest income was primarily attributable to increased cash balances generated from operations and invested in cash equivalents.

December 31, 1997 Compared to December 31, 1996.

          Total sales and service revenue in 1997 was $13,530,000, a decrease of 16.7% or $2,717,000 as compared to the 1996 total sales and service revenue of $16,247,000. The decrease in total revenue in 1997 was due primarily to market delays stemming from the failure of suppliers of other significant network infrastructure and software to meet their delivery commitments to large AvData customers, causing overall system roll-outs to be stalled. However, late in 1997, PageMart, AvData's largest customer, was able to procure alternative infrastructure and eventually expedited the lagging delivery schedule, resulting in significant orders for AvData which increased the equipment sales, installation and recurring services backlog for AvData to more than $19 million at year-end. Additionally, revenues from a sales and marketing agreement with a major supplier decreased from $1.6 million in 1996 to $1.1 million in 1997, a decline of approximately $500,000. This decrease in revenue was due to a reduction in the sales and marketing support levels related to this agreement from 1996 to 1997.

          Total cost of sales in 1997 was $6,612,000, which was a 25.4% decrease compared to total cost of sales for 1996 of $8,860,000. Cost of sales generally decreased as a percentage of total revenue to 48.9% for 1997 from 54.5% for 1996, increasing AvData's gross margin percentages from 45.5% in 1996 to 51.1% in 1997. This margin improvement resulted from the higher profitability of the product mix despite the decreased revenue levels.

          Total operations and engineering expenses were $2,129,000 and $1,797,000 in 1997 and 1996, respectively. Operations and engineering expenses increased $332,000 (or 18.5%) in 1997. Expenses increasing in 1997 include rent expense and expenses that related to a large customer project. Although revenues declined because of the lagging delivery schedule for the large customer, AvData increased its personnel to support test and evaluation steps in the project that were intended to help the customer get its other vendors back on schedule.

          Sales and marketing expenses totaled $2,319,000 during 1997, a decrease of $304,000 (or 11.6%) as compared to 1996. In 1997, AvData adopted a narrower market focus and accordingly reduced both public relations expenses and expenses relating to tradeshow activity. There was also a decrease in commission expense related to the decrease in sales volume compared to the prior year.

          General and administrative expenses decreased to $1,326,000 in 1997, a reduction of $136,000 (or 9.3%) from the total expense of $1,462,000 in 1996. General and administrative expenses decreased due to a reduction in discretionary spending associated with the decreased revenue levels in 1997. Expenses that decreased from 1996 included incentive based compensation, communications expense, total salaries and training.

          Depreciation expense increased by $128,000 or 16.9% in 1997 to $887,000 from $759,000 in 1996. This increase is largely due to the depreciation of additional fixed assets

                                      97                      AVDATA INFORMATION
purchased in 1997, as well as assets purchased late in 1996 that were depreciated for a full year in 1997.

          Operating income decreased $490,000 to $256,000 in 1997 from $746,000 in 1996. As a percentage of revenues, operating income decreased to 1.9% of revenues from 4.6% of revenues in 1996, since in 1997 expenses were increased to support the roll-out of the large scale network expected in late 1997 that did not materialize until 1998.

          Net interest income increased $4,000 or 2.7% to $152,000 in 1997 compared with $148,000 in 1996. The slight increase in interest income in 1997 was comparable to the interest earned in 1996, as there were no significant changes in the amount of investments earning interest.


   Liquidity and Capital Resources

          AvData has historically had sufficient operating cash flow to cover any increase in expenses necessary to grow AvData. However, AvData also maintains a $750,000 bank line of credit secured by network equipment, computer equipment and software at the prime rate with an initial maturity of one year and renewable for one-year intervals upon maturity. As of December 31, 1998 and 1997, no amounts were outstanding on this line of credit.

March 31, 1999 Compared to March 31, 1998 (Unaudited)

          In the first quarter of 1999 cash provided from operations was $51,906 compared to cash provided from operations of $139,344 in the first quarter of 1998. Cash used by investing activities was $45,661 and $182,529 for the first quarters of 1999 and 1998 respectively. The reduction of cash used by investing activities in the first quarter of 1999 was generated by lower capital expenditures in the first quarter of 1999 than in the corresponding quarter of 1998. Cash provided by financing activities for the first quarter of 1999 was $11,660 compared to $9,620 used in financing activities for the first quarter of 1998.

          AvData believes that funds generated from operations, together with existing cash and potential borrowings under the credit facility, will be sufficient to finance its current operations, planned capital expenditures, and internal growth for at least the next several years.


1998 Compared to 1997

          In 1998, cash provided from operations was $1,504,000, compared to cash provided from operations of $1,052,000 in 1997. The increase of $452,000 in cash from operating activities was primarily the result of the increase in the net income of $1,295,000, as well as changes in working capital. Cash used for investing activities in 1998 was $1,341,000 compared to $1,607,000 in 1997. The decrease in investing activities was due to a decrease in capital expenditures. Capital expenditures were driven primarily by infrastructure systems enhancements, leasehold improvements, and various other fixed assets acquisitions. Cash provided from financing activities was $54,000 in 1998 compared to $297,000 in 1997. The decrease in the cash from financing activities was principally the result of repayments of principal versus borrowings from AvData's equipment note payable.


1997 Compared to 1996

          In 1997, cash provided from operations was $1,052,000, compared to cash provided from operations of $1,874,000 in 1996. The decrease of $822,000 in cash from operations was primarily the result of increased expenses without a corresponding increase in revenue. Cash used in investing activities in 1997 was $1,607,000 compared to $1,768,000 in 1996. The decrease was due

                                      98                    AVDATA INFORMATION
to slightly less capital expenditures in 1997 compared to 1996. Cash provided from financing activities was $297,000 in 1997 compared to $126 in 1996. The increase in the cash financing was principally the result of net proceeds from the issuance and repurchase of common stock of $229,000, which resulted from stock option exercises, as well as proceeds from a note payable of $140,000.

Commitments

          Net capital expenditures were $1,341,000, $1,607,000, and $1,768,000 in 1998, 1997, and 1996, respectively. Historically, capital expenditures have been, and future expenditures are anticipated to be, primarily to support expansion of AvData's operations, infrastructure platforms, network management systems and management information systems. AvData's capital expenditures for the next several years are expected to be generally consistent with those of the most recent years. See Note 6 of Notes to Financial Statements for additional information on AvData's obligations and commitments.




   Forward Looking Statements

          Certain statements made in this prospectus and proxy statement, and other written or oral statements made by or on behalf of AvData, may constitute "forward looking statements" within the meaning of the federal securities laws. When used in this prospectus, the words, "believes", "expects", "estimates", and similar expressions are intended to identify forward looking statements. Statements regarding future events and developments and AvData's future performance, as well as expectations, beliefs, plans, estimates, or projections relating to the future, are forward looking statements within the meaning of these laws. Examples of such statements in this prospectus and proxy statement include descriptions of AvData's plans with respect to developing new business lines, plans to continue to change business mix, continuing growth and ability to address year 2000 issues. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Such risks and uncertainties include, among others, conditions affecting reliance on major clients and vendors; the ability to successfully introduce and market a new product; the ability to attract and retain key employees; the impact of competition; general economic conditions; governmental regulation and the year 2000 issue. AvData's management believes that these forward-looking statements are reasonable, however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. No obligation is undertaken to update or revise publicly any forward looking statement, whether as a result of future events, new information, or otherwise.

   Market Risks Associated with Financial Instruments


          AvData's market risk sensitive instruments do not subject AvData to material market risk exposures.


   Inflation


          AvData believes that inflation has not had a material effect on its results of operations in recent years. AvData believes that its ability to increase the prices charged for its services in future periods will depend primarily on competitive pressures in the marketplace. There can be no assurance that AvData's business will not be affected by inflation in the future.

   Year 2000 Issues

                                      99                      AVDATA INFORMATION

          AvData has reviewed and is addressing identified issues relating to system readiness for the processing of date-sensitive information by its computerized information systems. The year 2000 problem impacts computer programs and hardware timers using two digits (rather than four) to define the applicable year. As a result of addressing this issue, AvData has concluded that all programs and timers that have time-sensitive functions will recognize four digit dates prior to December 31, 1999 or have otherwise been converted and tested to insure smooth operation through the year 2000 and beyond. As a result AvData expects no miscalculations or system failures will occur before, during, or after December 31, 1999. However, as stated below, AvData may incur problems with year 2000 issues caused by year 2000 readiness failures of vendors, suppliers or other third parties with whom AvData has material relationships.

          AvData has reviewed its information technology ("IT") and non-IT computer systems and programs to determine which are not capable of recognizing the year 2000 and to verify system readiness for the millennium date. The review covers all of AvData's operations and is centrally managed. The review includes:

     1.   increasing employee awareness and communication of year 2000 issues;

     2. inventorying hardware, software and data interfaces and confirming year 2000 readiness of key vendors;

     3. identifying mission-critical components for internal systems, vendor relations and other third parties;

     4.   estimating costs for remediation;

     5.   estimating completion dates;

     6. remediating any identified problems by correcting or replacing systems or components;

     7.   testing and verifying systems;

     8.   implementing the remediation plan;

     9.   developing contingency plans; and,

     10.  training for contingency plans


          AvData has completed more than 95% of the activities required for the first three of these steps, more than 80% of the activities required for the fourth and fifth steps and more than 75% of the activities required for the sixth step. AvData is in the middle stages of performing the activities required to complete the remaining steps and has begun to develop contingency plans to handle its most reasonably likely worst case year 2000 scenarios.

          AvData estimates that its year 2000 readiness costs will not exceed $75,000. AvData generally expenses these costs as incurred. While certain costs have been incurred, AvData has not incurred any material historical costs for remediation. AvData does not expect these costs to have a material adverse effect on its financial position, results of operations or cash flows.

          AvData's estimate of its year 2000 readiness costs is a "forward-looking statement" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Costs, results, performance and effects of year 2000 activities described in those forward-looking statements may differ materially from actual costs, results, performance and effects in the

                                      100                     AVDATA INFORMATION
future due to the interrelationship and interdependence of AvData's computer systems and those of its vendors, material service providers, customers and other third parties.

          AvData has not yet fully identified its most reasonably likely worst case year 2000 scenarios. AvData continues to contact its vendors, suppliers and third parties, with which it has material relationships, regarding their state of readiness. This activity is focused primarily on mission critical systems and key business suppliers. Until AvData has received and analyzed substantial responses from them it will have difficulty determining its worst case scenarios.

          AvData has begun to develop contingency plans to handle worst case scenarios, to the extent they can be identified fully. AvData intends to complete its contingency planning after completing its determination of worst case scenarios. Completion of these activities depends upon the responses to the inquiries AvData has made of its major vendors, material service providers and third parties with which it has material relationships. AvData has also begun work on contingency plans for certain systems identified as critical to its operations.

          If AvData, its major vendors, its material service providers or its customers fail to address year 2000 issues in a timely manner, such failure could have a material adverse effect on AvData's business, results of operations and financial condition. AvData depends on local exchange carriers and satellite operators to provide most of its services. To the extent they fail to address year 2000 issues which might interfere with their ability to fulfill their obligations to AvData, such interference could have a material adverse effect on AvData's future operations. If other telecommunications carriers are unable to resolve year 2000 issues, it is likely that AvData will be affected to a similar degree as others in the telecommunications industry.


     Legal Contingencies

          Various claims and proceedings of a nature considered normal to its business are pending against AvData. Based on a review of current facts and circumstances, management has provided for what it believes to be a reasonable estimate of the exposure to loss associated with these matters. While acknowledging the uncertainties' surrounding these matters, management is of the opinion that resolution of these matters will not result in any significant liability to AvData in relation to its financial position or liquidity.

     New Accounting Standards

          In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). SFAS 130 establishes standards for the reporting and presentation of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments. AvData is required to adopt both SFAS 130 and SFAS 131 in 1999. The adoption of SFAS 130 and SFAS 131 will not have a material effect on AvData's financial statements.

          In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which defines the type of costs related to such activities that should be capitalized versus expensed as incurred.

          In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires all costs incurred in the start-up of a new business or business segment to be expensed as incurred.

                                      101                    AVDATA INFORMATION

          In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards for derivatives and hedging activities.

          AvData is required to adopt SOP 98-1, SOP 98-5 and SFAS 133 in 2000. The adoption of these statements is not expected to have a material impact on AvData's financial statements.

                                     102                      AVDATA INFORMATION

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT OF AVDATA

     Holders of record of AvData common stock at the close of business on May 15, 1999 are entitled to notice of and to vote at the special meeting and any adjournment of that meeting. As of May 15, there were 30,772,170 shares of AvData common stock issued and outstanding. Each share of AvData common stock is entitled to one vote on each matter submitted for stockholder action.

     For purposes of calculating beneficial ownership, the number of shares stated in the following tables include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Dispositive power includes the power to dispose or to direct the disposition of the security. A person will be considered the beneficial owner of a security if the person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, or if the securities are held by spouses and children over whom the person may have influence by reason of relationship. A person also will be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

     The following table sets forth information concerning the number of shares of AvData common stock held by each stockholder who is known to AvData's management to be the beneficial owner of more than five percent of the outstanding AvData common stock as of May 15, 1999. The percentages reflected in the column "Percent of Class" in this table were computed based on a total of 30,772,170 shares of AvData common stock outstanding as of May 15, 1999.

                                                                Beneficial
                                                               Ownership of
          Name and Address of                                  Avdata Common                      Percent
          Beneficial Owner of Common Stock                         Stock                          of Class
          --------------------------------                     -------------                      --------
          James H. Black, Jr. (1)                                 3,396,158                        11.04%
          55 Marietta Street
          Atlanta, Georgia 30303

          ITC Holding Company, Inc.                               6,562,094                        21.32%
          1239 O.G. Skinner Drive
          West Point, Georgia 31833

          North State Telephone Co.                               1,956,540                         6.36%
          Post Office Box 2326
          High Point, North Carolina 27261

          SCANA Capital Resources, Inc.                           1,577,384                         5.13%
          1426 Main Street
          Columbia, South Carolina 29201

          South Atlantic Venture Fund Limited Partnership         5,556,149                        18.06%
          614 West Bay Street, Suite 200
          Tampa, Florida 33606

              ________
              (1)  Includes 1,350,000 shares owned jointly by Mr. Black and his wife, over which he has shared voting and investment power.

                                      103                       AVDATA OWNERSHIP

     The following table sets forth information concerning the number of shares of AvData common stock held as of May 15, 1999 by each of AvData's directors and executive officers and all of AvData's directors and executive officers as a group. The percentages reflected in the column "Percent of Class" in this table were computed with reference to a total of 30,772,170 shares of AvData common stock outstanding as of May 15, 1999 plus, where applicable, options to purchase shares of AvData common stock that are currently exercisable or that may be exercised within 60 days.

          Amount and Nature of Beneficial Ownership of AvData Common Stock
          -----------------------------------------------------------------


                                                                          Shared
                                                 Sole Voting             Voting and            Total         Percent of
                   Name of                    and Dispositive           Dispositive         Beneficial        Ownership
               Beneficial Owner                   Power                    Power              Power             Class
               ----------------                   -----                    -----              -----             -----
                 Directors
          James H. Black, Jr. (1)                2,046,158               1,350,000          3,396,158          10.85%
          Donald W. Burton (2)                           0               5,556,149          5,556,149          17.76%
          James D. Elliott                          38,200                       0             38,200             *
          Warren B. French, Jr.                          0                       0                  0             *
          Campbell B. Lanier, III (3)              305,810                 277,757            583,567           1.86%
          Kenneth F. Leddick                        45,000                       0             45,000             *
          William T. Parr                          192,545                       0            192,545             *
          William H. Scott, III                    305,850                       0            305,850             *

            Executive Officers
          Harold E. Cowan (4)                      373,455                       0            373,455           1.19%
          Judith H. Drobinski (5)                  255,221                       0            255,221             *
          James A. Miles (6)                       262,500                       0            262,500             *
          Richard J. Santillo (7)                  200,000                       0            200,000             *

          All directors and executive            4,024,739               7,183,906         11,208,645          35.82%
          officers as a group

          _______________
          * Indicates less than 1%.

________________
(1) Includes 1,350,000 shares owned jointly by Mr. Black and his wife, over which he has shared voting and investment power.
(2) Mr. Burton, who serves as the managing general partner of South Atlantic Venture Fund Limited Partnership, has either sole or shared voting and investment power over the 5,556,149 shares owned by South Atlantic Venture Fund Limited Partnership.

(3) Includes 277,757 shares owned by the C.B. Lanier, Inc. Marital Trust, of which Mr. Lanier is a trustee.

(4) Includes 28,750 shares represented by options which have been granted and are exercisable.

(5) Includes 28,750 shares represented by options which have been granted and are exercisable.

(6) All 262,500 shares are represented by options which have been granted and are exercisable.

(7) All 200,000 shares are represented by options granted and shall be exercisable at the effective time of the merger.


                                      104                      AVDATA OWNERSHIP

AVDATA EXECUTIVE COMPENSATION

     The following table shows information concerning the compensation paid to James H. Black, Jr., Chairman and Chief Executive Officer of AvData, for services rendered to AvData for the fiscal year ended December 31, 1998.


          Annual        Annual       Other Annual        All Other
          Salary        Bonus        Compensation        Compensation
          ------        -----        ------------        ------------

          $170,000    $139,108       /(1)/                $3,793/(2)/

__________
(1) Amount does not exceed the lessor of $50,000 or 10% of total salary and bonus.

(2) Consists of $3,545 of employer matching contributions to AvData's 401(k) plan and the value of life insurance premiums of $248 paid for the benefit of Mr. Black.


                                 105              AVDATA EXECUTIVE COMPENSATION

IT/\DELTACOM CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

     If the merger is completed, shares of AvData common stock will be converted into shares of ITC/\DeltaCom common stock. As a result, AvData stockholders, whose rights are currently governed by the Delaware General Corporation Law, AvData's certificate of incorporation and bylaws, would become ITC/\DeltaCom stockholders, whose rights are governed by the Delaware General Corporation Law, ITC/\DeltaCom's certificate of incorporation and bylaws.

     The following is a description of the capital stock of ITC/\DeltaCom, including the ITC/\DeltaCom common stock to be issued in the merger, and a summary of the material differences between the rights of AvData stockholders and ITC/\DeltaCom stockholders. These differences arise from the differences between ITC/\DeltaCom's certificate of incorporation and bylaws relative to AvData's certificate of incorporation and bylaws. Although it is impractical to compare all of the aspects in which the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes the significant differences between them.


   Description of ITC/\DeltACom Capital Stock

     The following summary description of the capital stock of ITC/\DeltaCom is based on the provisions of ITC/\DeltaCom's certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of ITC/\DeltaCom's certificate of incorporation and bylaws, see "Where You Can Find More Information."

Authorized and Outstanding Capital Stock of ITC/\Deltacom

     Under ITC/\DeltaCom's certificate of incorporation, ITC/\DeltaCom has authority to issue 90,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 1,750,000 shares have been designated as Series A Preferred Stock. As of May 12, 1999, 58,000,212 shares of ITC/\DeltaCom common stock and 1,480,770 shares of ITC/\DeltaCom Series A Preferred Stock (and no other shares of preferred stock) were issued and outstanding.

     The rights of the holders of ITC/\DeltaCom common stock discussed below are subject to such rights as ITC/\DeltaCom's board of directors may hereafter confer on holders of ITC/\DeltaCom preferred stock that may be issued in the future. Such rights may adversely affect the rights of holders of ITC/\DeltaCom common stock.


ITC/\DeltaCom Common Stock

     Voting Rights. Each holder of ITC/\DeltaCom common stock is entitled to attend all special and annual meetings of the stockholders of ITC/\DeltaCom and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Each holder of ITC/\DeltaCom common stock is entitled to one vote per share with respect to all such matters.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of ITC/\DeltaCom, whether voluntary or involuntary, the holders of ITC/\DeltaCom common stock and holders of any class or series of stock entitled to participate therewith, will become entitled to participate equally on a per-share basis in the distribution of any assets of ITC/\DeltaCom remaining after ITC/\DeltaCom shall have paid, or provided for payment of, all debts and liabilities of

                                      106          CAPITAL STOCK AND COMPARISON
                                                   OF STOCKHOLDERS RIGHTS

ITC/\DeltaCom and after ITC/\DeltaCom shall have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled. See "--Series A Preferred Stock."

     Dividends. Subject to the rights, if any, of the holders of shares of ITC/\DeltaCom preferred stock, the holders of ITC/\DeltaCom common stock and holders of any class or series of stock entitled to participate therewith as to dividends are entitled to receive dividends, when, as and if declared by the board of directors, out of any assets legally available therefor. ITC/\DeltaCom has never paid dividends and its ability to pay cash dividends is limited by the terms of its credit facility and senior note indenture.

     No holder of ITC/\DeltaCom common stock has any preemptive right to subscribe for any of ITC/\DeltaCom's securities, nor does any holder of ITC/\DeltaCom common stock have conversion rights. The rights, privileges, preferences and priorities of holders of ITC/\DeltaCom common stock are subject to, and may be adversely affected by, the rights of the holders of ITC/\DeltaCom Series A Preferred Stock and shares of any series of preferred stock which ITC/\DeltaCom may designate and issue in the future.

PREFERRED STOCK

     The ITC/\DeltaCom certificate of incorporation authorizes the board, from time to time and without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, of which 1,750,000 shares have been designated as Series A Preferred Stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the board has not provided for the issuance of any series of preferred stock other than the Series A Preferred Stock and there are no agreements or understandings for the issuance of any such other series of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board could adversely affect the voting power of the holders of the common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of ITC/\DeltaCom.

SERIES A PREFERRED STOCK

     ITC/\DeltaCom's board of directors has designated 1,750,000 shares of preferred stock as series A Convertible Preferred Stock.

     Conversion Rights. Holders of Series A Preferred Stock have the right, at any time after March 14, 2002, to convert each share of Series A Preferred Stock into one share of ITC/\DeltaCom common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and other specified events.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of ITC/\DeltaCom, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to receive a distribution of $7.40 per share, plus any dividends declared and unpaid, prior to any payment or distribution of assets to holders of ITC/\DeltaCom common stock. After such distribution has been made, and after the holders of any other class or series of stock having preference over the common stock have received the full preferential amounts to which they are entitled, holders of ITC/\DeltaCom common stock will be entitled to an equivalent distribution of $7.40 per share, plus any dividends declared and unpaid, out of remaining assets of ITC/\DeltaCom. Holders of Series A Preferred Stock and holders of the common stock and any other class or series of stock entitled to participate with the common stock will be entitled to share ratably in the distribution of any remaining assets of ITC/\DeltaCom, with holders of Series A Preferred Stock

                                      107          CAPITAL STOCK AND COMPARISON
                                                   OF STOCKHOLDERS RIGHTS
entitled to receive an amount equal to the distribution made in respect of the number of shares of common stock into which the Series A Preferred Stock is then convertible.

     Dividend Rights. The holders of Series A Preferred Stock are entitled to receive, when, as and if declared by ITC/\DeltaCom's board of directors out of funds legally available therefor, dividends in an amount per share of Series A Preferred Stock equal to the dividends payable on the number of shares of common stock into which one share of Series A Preferred Stock is then convertible. So long as any shares of Series A Preferred Stock are outstanding, no dividends may be declared or paid on ITC/\DeltaCom common stock or any other class or series of capital stock ranking on a parity with the Series A Preferred Stock as to dividends unless dividends are also paid on the Series A Preferred Stock in an amount per share equal to the dividends payable on the number of shares of ITC/\DeltaCom common stock into which one share of Series A Preferred Stock is convertible.

     No Redemption Rights. The Series A Preferred Stock is not subject to mandatory or optional redemption.

     Voting Rights. Except as set forth in the following sentence, holders of Series A Preferred Stock have no voting rights. The affirmative vote of holders of at least two-thirds of the shares of Series A Preferred Stock outstanding is necessary for (1) the authorization or issuance of any class of stock ranking prior to the Series A Preferred Stock as to dividends or the distribution of assets upon dissolution, liquidation or winding up of ITC/\DeltaCom, (2) an increase in the authorized or issued amount of Series A Preferred Stock or (3) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provision of ITC/\DeltaCom's certificate of incorporation that would affect any right, preference or voting power of the Series A Preferred Stock.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     Classified Board. ITC/\DeltaCom's certificate of incorporation provides for the division of its board of directors into three classes of directors, each serving staggered, three-year terms. The certificate of incorporation further provides that any alteration, amendment or repeal of certain sections of the certificate relating to the election and classification of the board of directors, indemnification and the vote requirements for such amendments to the certificate requires the approval of the holders of at least two-thirds of the shares entitled to vote thereon. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of ITC/\DeltaCom.

     ITC/\DeltaCom's bylaws provide that any stockholder wishing to nominate persons for election as directors at a meeting of stockholders must deliver to the Secretary of ITC/\DeltaCom at ITC/\DeltaCom's principal executive office a written notice of the stockholder's intention to make such a nomination. The stockholder must furnish the notice not less that 60 days prior to the meeting date (or, if ITC/\DeltaCom provides less than 75 days' notice or prior public disclosure of the meeting date, not later than the close of business on the fifteenth day following the date ITC/\DeltaCom mails the notice or provides public disclosure). The stockholder's notice is required to include information about each person whom the stockholder proposes to nominate for election or re-election as a director and the stockholder giving the notice.

     Certain Statutory Provisions. ITC/\DeltaCom is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation such as ITC/\DeltaCom from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

     . prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

                                      108         CAPITAL STOCK AND COMPARISON
                                                  OF STOCKHOLDERS RIGHTS

     . upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans, or

     . on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

     ITC/\DeltaCom's certificate of incorporation empowers ITC/\DeltaCom's board of directors to redeem any of ITC/\DeltaCom's outstanding capital stock at a price determined by ITC/\DeltaCom's board of directors, which price will be at least equal to the lesser of

     (1) fair market value, as determined in accordance with ITC/\DeltaCom's certificate of incorporation, or

     (2) in the case of a "Disqualified Holder," such holder's purchase price, if the stock was purchased within one year of such redemption,

to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of stock of ITC/\DeltaCom whose holding of such stock may result in the loss of, or failure to secure the reinstatement of, any license or franchise from any governmental agency held by ITC/\DeltaCom or any of its subsidiaries to conduct any portion of the business of ITC/\DeltaCom or any of its subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under some conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.


TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company will serve as transfer agent and registrar for the ITC/\DeltaCom common stock.

   comparison of ITC/\DeltaCom Common Stock and AvData Common Stock

     The rights of AvData stockholders are currently governed by the Delaware General Corporation Law, AvData's certificate of incorporation and AvData's bylaws. In accordance with the merger agreement, at the effective time of the merger each issued and outstanding share of AvData common stock will be converted into the right to receive shares of ITC/\DeltaCom common stock based on a formula specified in the merger agreement; provided, however, that shares of stock held by stockholders who have properly exercised their rights to appraisal will be converted into the right

                                      109         CAPITAL STOCK AND COMPARISON
                                                  OF STOCKHOLDERS RIGHTS
to receive cash in the amount of the appraised value pursuant to Delaware General Corporate Law. Accordingly, upon consummation of the merger, the rights of AvData stockholders who become stockholders of ITC/\DeltaCom will be governed the Delaware General Corporation Law and ITC/\DeltaCom's certificate of incorporation and bylaws. The following are summaries of the material differences between the rights of AvData stockholders and the rights of ITC/\DeltaCom stockholders. For additional information, see "Where You Can Find More Information."

Authorized Capital

     AvData. Under AvData's certificate of incorporation, AvData has authority to issue 45,000,000 shares of common stock, par value of $.01 per share, 10,000,000 shares of preferred stock, par value of $.01 per share, and 30,000,000 shares of serial preferred stock, par value of $.01 per share, of which 22,000,000 are designated as Series A. As of May 15, 1999, 30,772,170 shares of AvData common stock were issued and outstanding, 978,162 shares were held in the treasury of AvData, and 1,936,500 shares were reserved for issuance upon the exercise of outstanding options to purchase shares of AvData common stock. As of May 15, 1999, no shares of either AvData's preferred stock or serial preferred stock were issued and outstanding, held in the treasury of AvData, or reserved for issuance upon the exercise of outstanding options.

Board of Directors

     AvData. Under AvData's bylaws, the number of directors of AvData will be no less than one and no more than 21, and will be determined from time to time by resolution adopted by AvData's board of directors. The current number of AvData directors is eight. AvData's directors are elected for one-year terms by a plurality vote at the annual stockholders meeting by the holders of shares present at the meeting or represented by proxy and entitled to vote in the election. A quorum at any meeting of AvData's board of directors consists of a majority of the total number of directors, and a majority of the directors present at any meeting at which a quorum is present is required to approve AvData board of directors action.

     ITC/\DeltaCom. Under ITC/\DeltaCom's bylaws, the number of ITC/\DeltaCom directors will be no less than five and no more than 15. The current number of ITC/\DeltaCom directors is nine. ITC/\DeltaCom's board of directors is divided into three classes as nearly equal in number as possible, and the ITC/\DeltaCom directors are elected for three-year terms by a plurality of the voting rights represented by the shares present in person or represented by proxy at the annual stockholders meeting and entitled to vote in the election. If the holders of any class or series of ITC/\DeltaCom preferred stock have the right, under the applicable certificate of designations, to vote separately as a class or series to elect directors, then the directors so elected will not be divided into classes and election and other terms of such directorships will be governed by the certificate of designations. Currently, no holders of ITC/\DeltaCom preferred stock have any such right. A quorum at any meeting of ITC/\DeltaCom's board of directors consists of a majority of the total number of directors, and a majority of the directors present at any meeting at which a quorum is present is required to approve ITC/\DeltaCom board of directors action.

Committees of the Board of Directors

     AvData. AvData's bylaws provide that AvData's board of directors may appoint committees, by resolution adopted by a majority of the entire AvData board, to exercise the authority delegated to them.

     ITC/\DeltaCom. Under ITC/\DeltaCom's bylaws, ITC/\DeltaCom's board of directors may designate one or more committees, which must consist of ITC/\DeltaCom directors.

                                      110         CAPITAL STOCK AND COMPARISON
                                                  OF STOCKHOLDERS RIGHTS

Newly Created Directorships and Vacancies

     AvData. Under AvData's bylaws, newly created directorships resulting from an increase in the number of directors and vacancies may be filled by a majority of the votes of directors then in office, whether or not a quorum. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board immediately prior to any such increase, the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the then outstanding shares having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, in accordance with the Delaware General Corporation Law. If one or more directors resigns from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, have the power to fill such vacancies, and their vote will take effect when such resignations become effective.

     ITC/\DeltaCom. Under ITC/\DeltaCom's certificate of incorporation, vacancies and newly created directorships resulting from an increase in the authorized number of ITC/\DeltaCom directors elected by all of the holders of ITC/\DeltaCom common stock may be filled by a majority of the ITC/\DeltaCom directors then in office, even if less than a quorum, or by a sole remaining director. If one or more directors resigns from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, have the power to fill such vacancies, and their vote will take effect when such resignations become effective. When the number of directors is changed, any newly created or eliminated directorship will be apportioned among the classes of directors so as to make all classes as nearly equal in number as possible. Notwithstanding the foregoing, if holders of any class or series of stock are entitled to vote separately as a class or series to elect directors, then vacancies and newly created directorships elected by such class or series may only be filled by a majority of the directors elected by such class or series in office.

Removal of Directors

     AvData. Neither AvData's certificate of incorporation nor its bylaws includes a provision setting forth the procedure for the removal of directors. Under the Delaware General Corporation Law, any director or the entire board of directors of a corporation without a classified board, such as AvData, may be removed by the holders of a majority of shares then entitled to vote at an election of directors with or without cause.

     ITC/\DeltaCom. Under ITC/\DeltaCom's certificate of incorporation, any director or directors may be removed by the holders of 66-2/3% of the total number of shares then entitled to vote at an election of directors, but only for cause, except as otherwise provided by a certificate of designations that authorizes the holders of a series of ITC/\DeltaCom preferred stock to vote separately by series to elect directors.

Officers

     AvData. Under AvData's bylaws, AvData's principal officers consist of a Chairman, a President, a Treasurer, a Secretary and such other officers as the board of directors may appoint. Any number of offices may be held by the same person, except that neither the Chairman nor the President may also be the Secretary. AvData's board of directors may remove any officer with or without cause, by the vote of a majority of the entire AvData board of directors.

     ITC/\DeltaCom. Under ITC/\DeltaCom's bylaws, ITC/\DeltaCom's officers consist of a President, a Secretary and a Treasurer, and other officers and assistant officers as may be elected or appointed by ITC/\DeltaCom's board of directors (or an officer authorized by the board of directors).

                                      111         CAPITAL STOCK AND COMPARISON
                                                  OF STOCKHOLDER RIGHTS

Any number of offices may be held by the same person, except that the President may not also be the Secretary. ITC/\DeltaCom's board of directors may remove any officer, with or without cause, by the affirmative vote of a majority of ITC/\DeltaCom's board of directors.

Special Meetings of Stockholders

     AvData. Under AvData's bylaws, a special meeting of AvData's stockholders may be called at any time by the board of directors or the President, and must be called by the President or the Secretary upon the request in writing of AvData stockholders holding of record a majority of the outstanding shares of AvData entitled to vote at such meeting, which request must include a statement of the purpose or purposes of the proposed meeting.

     ITC/\DeltaCom. Under ITC/\DeltaCom's certificate of incorporation and bylaws, a special meeting of ITC/\DeltaCom's stockholders may be called by a majority of the directors in office, although less than a quorum, or the Chairperson (if such office exists).


Quorum at Stockholder Meetings

     AvData. Under AvData's bylaws, the holders of record of a majority of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at each stockholder meeting.

     ITC/\DeltaCom. Under ITC/\DeltaCom's bylaws, the holders of a majority of the voting rights represented by the shares issued and outstanding and entitled to vote at the meeting, and who are present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. The holders of a majority of the voting rights represented by the shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

Stockholder Action by Written Consent

     AvData. Under AvData's bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

     ITC/\DeltaCom. Under ITC/\DeltaCom's certificate of incorporation and bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action and the written consents are delivered to ITC/\DeltaCom within 60 days of the delivery to ITC/\DeltaCom of the earliest consent.


Advance Notice of Stockholder-Proposed Business at Annual Meetings

     Neither ITC/\DeltaCom's certificate of incorporation or bylaws, nor AvData's certificate of incorporation or bylaws, includes a provision which requires that advance notice be given to ITC/\DeltaCom or AvData of stockholder-proposed business to be conducted at annual meetings.

                                      112        CAPITAL STOCK AND COMPARISON
                                                 OF STOCKHOLDER RIGHTS

Amendment of Governing Documents

     AvData. AvData may amend, alter, change or repeal any provision of AvData's certificate of incorporation as permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation. Under the Delaware General Corporation Law, the AvData stockholders have the power to adopt, amend or repeal AvData's bylaws or to adopt new bylaws.

     ITC/\DeltaCom. ITC/\DeltaCom may amend or repeal any provision of its certificate of incorporation as permitted by the Delaware General Corporation Law and ITC/\DeltaCom's certificate of incorporation, except as noted below. Under the Delaware General Corporation Law, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote in the election of directors, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation. Under ITC/\DeltaCom's certificate of incorporation, the affirmative vote of at least two-thirds of the voting rights represented by the shares entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal Section 5 (the board of directors),
Section 6 (actions by stockholders), and Section 7 (amendment of certificate of incorporation) of ITC/\DeltaCom's certificate of incorporation.

     Under ITC/\DeltaCom's certificate of incorporation, ITC/\DeltaCom's board of directors has the power to adopt, alter, amend and repeal ITC/\DeltaCom's bylaws in accordance with the Delaware General Corporation Law. Also under ITC/\DeltaCom's certificate of incorporation, the affirmative vote of at least two-thirds of the voting rights represented by the shares entitled to vote in the election of directors, voting together as a single class, is required for the stockholders to amend or repeal ITC/\DeltaCom's bylaws.

Business Combination with an Interested Stockholder

     AvData and ITC/\DeltaCom are subject to the provisions of Section 203 of the Delaware General Corporation Law as generally described above under "-- Description of ITC/\DeltaCom Capital Stock--Certain Charter and Statutory Provisions."

                                      113         CAPITAL STOCK AND COMPARISON
                                                  OF STOCKHOLDER RIGHTS

OTHER MATTERS

     Legal Matters

          The validity of the ITC/\DeltaCom common stock offered hereby and certain federal income tax consequences in connection with the merger will be passed upon by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. has provided legal services to Campbell B. Lanier, III, Chairman of ITC/\DeltaCom. As of May 15, 1999, Anthony S. Harrington, a partner of Hogan & Hartson L.L.P., beneficially owned approximately 118,000 shares of ITC/\DeltaCom common stock and 224,690 shares of AvData common stock.

          The federal income tax consequences described in this prospectus and proxy statement are the subject of an opinion issued by Hogan & Hartson L.L.P.

     Experts

          The consolidated balance sheet of ITC/\DeltaCom as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 and the related schedule incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

          The balance sheet of AvData Systems, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     Other Matters

          As of the date of this prospectus and proxy statement, AvData's board of directors knows of no matter that will be presented for consideration at the special meeting other than as described in this prospectus and proxy statement. If any other matters come before the special meeting or any adjournments or postponements thereof and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of AvData.

     Where You Can Find More Information

          ITC/\DeltaCom has filed the registration statement of which this prospectus and proxy statement forms a part. The registration statement registers the distribution to AvData stockholders of the shares of ITC/\DeltaCom common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contain additional relevant information about ITC/\DeltaCom common stock. The rules and regulations of the SEC allows ITC/\DeltaCom to omit certain information included in the registration statement from this prospectus and proxy statement.

                                     114                        OTHER MATTERS

     In addition, ITC/\DeltaCom files reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

   Public Reference Room     New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
        Room 1024                  Suite 1300          500 West Madison Street
  Washington, D.C.  20549   New York, New York 10048          Suite 1400
                                                      Chicago, Illinois 60661-
                                                                 2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet Web site that contains reports, proxy statements and other information regarding issuers, like ITC/\DeltaCom, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for ITC/\DeltaCom's documents filed under the Securities Exchange Act is 0-23252.

     The SEC allows ITC/\DeltaCom to disclose important information to you by referring you to another document filed separately with the SEC. This information is considered to be a part of this prospectus and proxy statement, except for any such information that is superseded by information included directly in this document.

     The documents listed below that ITC/\DeltaCom has previously filed or will file with the SEC are considered to be a part of this prospectus and proxy statement. They contain important information about ITC/\DeltaCom and its financial condition.

     . ITC/\DeltaCom's Annual Report on Form 10-K for its fiscal year ended December 31, 1998, filed on March 25, 1999, as amended by Form 10-K/A, filed on April 30, 1999;


     . ITC/\DeltaCom's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 17, 1999;

     . ITC/\DeltaCom's Current Reports of Form 8-K, filed with the SEC on April 30, 1999 and May 6, 1999; and

     . All documents filed with the SEC by ITC/\DeltaCom under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and proxy statement and prior to the date of the special meeting are considered to be a part of this prospectus and proxy statement, effective the date such documents are filed

     In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or from ITC/\DeltaCom, by requesting them in writing or by telephone at the following address:

                              ITC/\DeltaCom, Inc.
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833
                           Attn: Investor Relations
                           Telephone (706) 385-8000

                                      115                       OTHER MATTERS

     These documents are available from ITC/\DeltaCom without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus and proxy statement forms a part. If you would like to request documents, please do so by June 25, 1999 to receive them before the special meeting of AvData's stockholders. If you request any documents from ITC/\DeltaCom, ITC/\DeltaCom will mail them to you by first class mail, or another equally prompt means, within two business days after ITC/\DeltaCom receives your request.

     This document is a prospectus of ITC/\DeltaCom and a proxy statement of AvData. ITC/\DeltaCom has supplied all information contained in, or considered a part of, this prospectus and proxy statement relating to ITC/\DeltaCom, and AvData has supplied all such information relating to AvData.

     Neither ITC/\DeltaCom nor AvData has authorized anyone to give any information or make any representation about the merger or ITC/\DeltaCom or AvData that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that ITC/\DeltaCom has incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                      116                      OTHER MATTERS

INDEX TO FINANCIAL STATEMENTS

                  AvData Systems, Inc. Financial Information

Report of Independent Public Accountants..................................  F-1

Balance Sheets............................................................  F-2

Statements of Operations..................................................  F-3

Statements of Changes in Stockholders' Equity.............................  F-4

Statements of Cash Flows..................................................  F-5

Notes to Financial Statements.............................................  F-6

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of
AvData Systems, Inc.:


We have audited the accompanying balance sheets of AVDATA SYSTEMS, INC. (a Delaware corporation) as of December 31, 1998 and 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AvData Systems, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP
Atlanta, Georgia
March 12, 1999

                             AVDATA SYSTEMS, INC.

                                BALANCE SHEETS

                          DECEMBER 31, 1998 AND 1997

                         ASSETS                                         March 31, 1999         1998              1997
--------------------------------------------------------                --------------    --------------    -------------
                                                                          (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                             $ 3,523,077       $ 3,505,172       $ 3,287,593
  Accounts receivable, net of allowance for doubtful
    accounts of $236,907 and $80,000 in 1998 and
    1997, respectively                                                    2,735,041         4,118,401         2,901,961
  Inventory (Note 2)                                                      1,333,671         1,448,336           745,921
  Other current assets                                                      438,789           152,639           130,181
                                                                        --------------   ---------------    -------------
         Total current assets                                             8,030,578         9,224,548         7,065,656
                                                                        --------------   ---------------    -------------
PLANT AND EQUIPMENT (NOTE 2):
  Network and related equipment                                           8,449,594         8,403,933         7,360,276
  Office furniture and equipment                                            502,184           502,184           469,385
  Computer equipment                                                        945,410           945,410           691,711
  Leasehold improvements                                                    451,702           451,702           445,282
                                                                        --------------   ---------------    -------------
                                                                         10,348,890        10,303,229         8,966,654
  Less accumulated depreciation                                          (5,966,531)       (5,674,612)       (4,593,185)
                                                                        --------------   ---------------    -------------
         Plant and equipment, net                                         4,382,359         4,628,617         4,373,469
                                                                        --------------   ---------------    -------------
OTHER ASSETS:
  Deferred income taxes (Note 5)                                            489,000           489,000            89,000
  Other noncurrent assets                                                    37,997             1,000             1,000
                                                                        --------------   ---------------    -------------
         Total other assets                                                 526,997           490,000            90,000
                                                                        --------------   ---------------    -------------
         Total assets                                                    12,939,934       $14,343,165       $11,529,125
                                                                        ==============   ===============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY                                    March 31, 1999       1998            1997
====================================                                    --------------   -------------   ------------
                                                                          (Unaudited)
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                              $ 3,009,089      $ 3,580,675     $ 1,686,583
  Deferred revenues                                                         992,999        1,253,536       1,942,014
  Income tax payable (Note 5)                                                     0          359,012          89,000
  Note payable--current portion                                              60,075           60,075          60,075
                                                                        --------------   -------------   ------------
         Total current liabilities                                        4,062,163        5,253,298       3,777,672
                                                                        --------------   -------------   ------------
LONG-TERM LIABILITIES:
  Deferred revenues                                                         885,997          911,306       1,329,548
  Note payable--long-term portion                                            16,481           25,349          80,123
                                                                        --------------   -------------   ------------
         Total long-term liabilities                                        902,478          936,655       1,409,671
                                                                        --------------   -------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 6)

STOCKHOLDERS' EQUITY:
  Serial preferred stock, $.01 par value; 30,000,000
    shares authorized, 22,000,000 shares
    designated as Series A, 0 shares issued and
    outstanding in 1998 and 1997; preference in
    liquidation of $0 in 1998 and 1997                                            0                0               0
  Common stock, $.01 par value; 45,000,000 shares
    authorized, 31,554,332 and 28,699,643 shares
    issued at December 31, 1998 and 1997, respectively                      317,503          315,543         286,996
  Additional paid-in capital                                              8,265,524        8,205,576       7,900,598
  Treasury stock, at cost, 914,830 and 197,209 shares
    at December 31, 1998 and 1997, respectively                            (219,013)        (165,181)        (93,377)
  Notes receivable from officers and employees                             (212,659)        (225,111)        (72,062)
  Retained earnings (accumulated deficit)                                  (176,062)          22,385      (1,680,373)
                                                                        --------------   -------------   ------------
         Total stockholders' equity                                       7,975,293        8,153,212       6,341,782
                                                                        --------------   -------------   ------------
         Total liabilities and stockholders' equity                      12,939,934      $14,343,165     $11,529,125
                                                                        ==============   =============   ============

           The accompanying notes are an integral part of these balance sheets.

                             AVDATA SYSTEMS, INC.

                           STATEMENTS OF OPERATIONS



                                               FOR THE THREE MONTHS ENDED        FOR THE YEARS ENDED DECEMBER 31,
                                                       MARCH 31,
                                                  1999           1998            1998           1997         1996
                                               ----------   ------------     -----------    -----------   -----------
                                               (unaudited)    (unaudited)
SALES AND SERVICE REVENUE                      $5,206,842     $5,221,260     $30,182,711    $13,529,639   $16,247,438
                                              -----------
COST OF SALES AND SERVICE
  REVENUE                                       2,925,944      3,114,364      18,795,435      6,612,267     8,859,881
                                               ----------   ------------     -----------    -----------   -----------
         Gross margin                           2,280,898      2,106,896      11,387,276      6,917,372     7,387,557
                                               ----------   ------------     -----------    -----------   -----------
OPERATING EXPENSES:
  Operations and engineering                      712,768        610,833       2,752,167      2,129,230     1,797,373
  Sales and marketing                             729,607        604,310       3,231,050      2,319,025     2,622,972
  General and administrative                      775,536        497,193       2,787,306      1,325,614     1,462,074
  Depreciation                                    291,919        272,377       1,085,381        887,452       759,498
                                               ----------   ------------     -----------    -----------   -----------
         Total operating expenses               2,509,830      1,984,713       9,855,904      6,661,321     6,641,917
                                               ----------   ------------     -----------    -----------   -----------
OPERATING INCOME                                 (228,932)       122,183       1,531,372        256,051       745,640

INTEREST INCOME, net                               30,485         38,762         171,386        151,824       148,357
                                               ----------   ------------     -----------    -----------   -----------
NET INCOME (LOSS)                              $ (198,447)    $  160,945     $ 1,702,758    $   407,875   $   893,997
                                               ==========   ============     ===========    ===========   ===========


       The accompanying notes are an integral part of these statements.

                             AVDATA SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                    Series A
                                                 Preferred Stock             Common Stock           Additional
                                              ------------------------------------------------        Paid-In
                                                Shares       Amount        Shares       Amount        Capital
                                              ----------    ---------    -----------   --------     ----------
BALANCE, DECEMBER 31, 1995                    20,005,000    $ 200,050      5,851,643   $ 58,516     $7,607,267

 Shares issued related to stock option
    exercises                                          0            0         75,500        755          6,871
  Purchase of treasury stock                           0            0              0          0              0
  Net income                                           0            0              0          0              0
                                             -----------    ---------     ----------   --------     ----------
BALANCE, DECEMBER 31, 1996                    20,005,000    $ 200,050      5,927,143   $ 59,271     $7,614,138

  Preferred stock converted to common
    stock                                    (20,005,000)    (200,050)    20,005,000    200,050              0
  Shares issued related to stock option
    exercises                                          0            0      2,767,500     27,675        286,460
  Purchase of treasury stock                           0            0              0          0              0
  Net income                                           0            0              0          0              0
  Notes receivable from officers and
    employees, net                                     0            0              0          0              0
                                             -----------    ---------     ----------   --------     ----------
BALANCE, DECEMBER 31, 1997                             0    $       0     28,699,643   $286,996     $7,900,598

  Shares issued to stock option
    exercises                                          0            0      2,854,689     28,547        304,978
  Purchase of treasury stock                           0            0              0          0              0
  Net income                                           0            0              0          0              0
  Notes receivable from officers and                   0            0              0          0              0
    employees, net                                     0            0              0          0              0
                                             -----------    ---------     ----------   --------     ----------
BALANCE, DECEMBER 31, 1998                             0    $       0     31,554,332   $315,543     $8,205,576

  Shares issued related to stock option
    exercises                                          0    $       0        196,000      1,960         59,948
  Purchase of treasury stock                           0            0              0          0              0
  Net income                                           0            0              0          0              0
  Notes receivable from officers and
    employees, net                                     0            0              0          0              0
                                             -----------    ---------     ----------   --------     ----------
BALANCE, DECEMBER 31, 1999                             0    $       0     31,750,332   $317,503     $8,265,524
                                             ===========    =========     ==========   ========     ==========



                                                                            Notes        Retained
                                                  Treasury Stock          Receivable     Earnings         Total
                                              -----------------------       From       (Accumulated)   Stockholders
                                                Shares       Amount        Officers       Deficit         Equity
                                              ----------    ---------    -----------   -------------   ------------
BALANCE, DECEMBER 31, 1995                     88,393      $    (884)   $         0   $(2,982,245)     $4,882,704

 Shares issued related to stock option
    exercises                                       0              0              0             0           7,626
  Purchase of treasury stock                    8,824         (7,500)             0             0          (7,500)
  Net income                                        0              0              0       893,997         893,997
                                             --------      ---------    -----------   -----------      ----------
BALANCE, DECEMBER 31, 1996                     97,217      $  (8,384)   $         0   $(2,088,248)     $5,776,827

  Preferred stock converted to common
    stock                                           0              0              0             0               0
  Shares issued related to stock option
    exercises                                       0              0              0             0         314,135
  Purchase of treasury stock                   99,992        (84,993)             0             0         (84,993)
  Net income                                        0              0              0       407,875         407,875
  Notes receivable from officers and
    employees, net                                  0              0        (72,062)            0         (72,062)
                                             --------      ---------    -----------   -----------      ----------
BALANCE, DECEMBER 31, 1997                    197,209      $ (93,377)   $   (72,062)  $(1,680,373)     $6,341,782

  Shares issued to stock option
    exercises                                       0              0              0             0         333,525
  Purchase of treasury stock                  717,621        (71,804)             0             0         (71,804)
  Net income                                        0              0              0     1,702,758       1,702,758
  Notes receivable from officers and
    employees, net                                  0              0       (153,049)            0        (153,049)
                                             --------      ---------    -----------   -----------      ----------
BALANCE, DECEMBER 31, 1998                    914,830      $(165,181)   $  (225,111)  $    22,385      $8,153,212

  Shares issued related to stock option
    exercises                                       0      $       0              0             0          61,908
  Purchase of treasury stock                   63,332        (53,832)             0             0         (53,832)
  Net income                                        0              0              0      (198,447)       (198,447)
  Notes receivable from officers and
    employees, net                                  0              0         12,452             0          12,452
                                             --------      ---------    -----------   -----------      ----------
BALANCE, DECEMBER 31, 1999                    978,162      $(219,013)   $  (212,659)  $  (176,062)     $7,975,293
                                             ========      =========    ===========   ===========      ==========


        The accompanying notes are an integral part of these statements.

                              AVDATA SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                    Three Months Ended
                                                                         March 31,
                                                                ------------------------
                                                                     1999        1998          1998          1997          1996
                                                                ------------  ----------   -----------   -----------   -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                      $ (198,447)  $  160,945   $ 1,702,758   $   407,875   $   893,997
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                   291,919      272,377     1,085,381       887,452       759,498
     Changes in assets and liabilities:
      Accounts receivable, net                                    1,383,360   (1,375,376)   (1,216,440)      513,054    (2,265,221)
      Inventory                                                     114,665   (1,127,522)     (702,415)      182,110      (323,252)
      Other current and noncurrent assets                          (323,147)     (54,929)     (422,458)     (136,828)      115,980
      Accounts payable, income taxes payable, and accrued
       liabilities                                                 (930,598)   3,178,907     2,164,104    (2,324,964)    3,112,683
      Deferred revenues                                            (285,846)    (915,058)   (1,106,720)    1,522,891      (419,205)
                                                                ------------  ----------   -----------   -----------   -----------
       Total adjustments                                            250,353      (21,601)     (198,548)      643,715       980,483
                                                                ------------  ----------   -----------   -----------   -----------
       Net cash provided by operating activities                     51,906      139,344     1,504,210     1,051,590     1,874,480
                                                                ------------  ----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures, net                                          (45,661)    (182,529)   (1,340,529)   (1,606,602)   (1,768,356)
                                                                ------------  ----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 (Repayments of) proceeds from note payable                          (8,868)     (26,260)      (54,774)      140,198             0
 Proceeds from issuance of common stock                              61,908       65,376       333,525       314,135         7,626
 Notes receivable from officers and employees, net                   12,452       16,639      (153,049)      (72,062)            0
 Purchase of treasury stock                                         (53,832)     (65,375)      (71,804)      (84,993)       (7,500)
                                                                ------------  ----------   -----------   -----------   -----------
      Net cash provided by financing activities                      11,660       (9,620)       53,898       297,278           126
                                                                ------------  ----------   -----------   -----------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 17,905      (52,805)      217,579      (257,734)      106,250


CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    3,505,172    3,287,593     3,287,593     3,545,327     3,439,077
                                                                ------------  ----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $3,523,077   $3,234,788   $ 3,505,172   $ 3,287,593   $ 3,545,327
                                                                ============  ==========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                              AVDATA SYSTEMS, INC.



                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1998 AND 1997

1.   GENERAL ORGANIZATION AND BUSINESS

   AvData Systems, Inc. (the "Company") was incorporated on May 20, 1988 in the state of Delaware. The Company provides network solutions for corporate users and network infrastructure for wireless system operators. The Company designs, integrates, manages, and operates data communication networks using satellite and terrestrial technology. The Company is headquartered in Atlanta, Georgia, and markets its services and products to corporate customers located primarily in the southeastern United States and to wireless operators nationwide.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Unaudited Interim Financial Information

   The accompanying financial statements and footnote data as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   Plant and Equipment

   Plant and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives for financial reporting purposes, as follows:

          Network and related equipment             Three to ten years
          Office furniture and equipment            Five years
          Computer equipment                        Five years
          Leasehold improvements                    Five to seven years

   Maintenance and repairs are charged to expense as incurred.

   Income Taxes

   Deferred income taxes are determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

   Inventory

   Inventory consists primarily of data communications equipment held for resale and is valued at the lower of first-in, first-out cost or market, based on estimated realizable value. Work-in-process cost includes component equipment and third-party installation costs.

   Inventory balances at December 31, 1998 and 1997 were as follows:

                                                                       1998             1997
                                                                 -----------------  -------------
Data communications equipment                                           $1,035,078       $443,499
Work-in-process                                                            413,258        302,422
                                                                 -----------------  -------------
       Total                                                            $1,448,336       $745,921
                                                                 =================  =============

   Cash And Cash Equivalents

   The Company considers temporary cash investments to be cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

   Revenue Recognition

   The Company earns revenue by selling and integrating data communications equipment and by providing data communications services. The Company recognizes revenue and the related costs on equipment sales and integration upon acceptance by the customer. Service revenues and related direct costs, consisting primarily of maintenance and bandwidth expenses, are recognized as the services are provided.

   In 1995, the Company entered into a long-term contract with one of its customers for which it records revenue upon acceptance by the customer. The Company has recorded $0 and $585,378 as accrued costs on the long-term contract at December 31, 1998 and 1997, respectively, in the accompanying balance sheets as deferred revenue. These amounts reflect estimated expenses not yet incurred related to certain components of the contract. This contract was terminated. Other amounts of deferred revenue consist primarily of prepayments of services to be provided.

   Presentation

   Certain prior year amounts have been reclassified to conform with the current year presentation.

   Long-lived Assets


   In 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption of SFAS No. 121 had no impact on the Company's financial position or results of operations.

3.   PREFERRED STOCK

   On January 1, 1997, all Series A preferred stock automatically converted into fully paid and noncumulative shares of common stock of the Company at the rate of one share of common stock for each share of preferred stock. Accordingly, no Series A preferred stock was outstanding at December 31, 1998 and 1997.

   If Series A preferred stock had been issued, the Series A preferred stockholders would have been entitled to receive, when and as declared by the board of directors, noncumulative dividends in an amount equal to $.0034 per share per year in preference to any dividends on the outstanding shares of common stock. Dividends are payable only if and when declared by the board of directors. In the event of any dissolution, liquidation, or winding down of the Company, Series A preferred stockholders would be entitled to $.10 per share in liquidation preferences before any distributions to common stockholders.

4.   STOCK OPTIONS

   In 1996, the board of directors and stockholders approved the amended and restated stock option plan (the "1988 Option Plan"), which provides for the issuance of up to 8,500,000 shares of common stock. Although options granted under the 1988 Option Plan generally are intended to qualify as incentive stock options, nonqualified options have also been granted under the 1988 Option Plan. Total options outstanding under the 1988 Option Plan were 1,026,000, 4,367,500, and 7,192,000 at December 31, 1998, 1997, and 1996,
   respectively. Options qualified as incentive stock options are exercisable at a price equal to 100% of the fair market value at the date of grant as determined by the board of directors. Options granted generally become exercisable 50% after two years and an additional 25% per annum for the next two years and remain exercisable for five years from the grant date. The 1988 Option Plan terminated in June 1998.

   In 1997, the board of directors and stockholders approved the 1997 stock option plan (the "1997 Option Plan"). The 1997 Option Plan provides for the issuance of up to 1,196,000 shares of common stock which was the balance of the shares available under the 1988 Option Plan at the time the 1997 Option Plan was adopted. Total options outstanding under the 1997 Option Plan were 136,000 and 242,000 at December 31, 1998 and 1997, respectively. Options granted under the 1997 Option Plan are exercisable at a price equal to 100% of the fair market value at the date of grant as determined by the board of directors. Options granted generally become exercisable 50% after two years and an additional 25% per annum for the next two years and remain exercisable for ten years from the grant date. The 1997 Option Plan terminates in April 2007.

   The following is a summary of stock option activity:

                                                                                            Total
                                                         Incentive                          Shares
                                                           Stock            Stock           Under              Exercise
                                                          Options          Options          Option              Price
                                                     --------------       ---------      -----------         ------------
Outstanding, December 31, 1995                            6,737,500         200,000        6,937,500          $0.10-$1.50
 Granted                                                    440,000               0          440,000          $      0.75
 Exercised                                                  (75,500)              0          (75,500)         $0.10-$0.25
 Forfeited                                                 (110,000)              0         (110,000)         $0.25-$1.50
                                                     --------------       ---------      -----------
Outstanding, December 31, 1996                            6,992,000         200,000        7,192,000          $0.10-$0.75
 Granted                                                    274,000               0          274,000          $      0.85
 Exercised                                               (2,767,500)              0       (2,767,500)         $0.10-$0.75
 Forfeited                                                  (89,000)              0          (89,000)         $0.25-$0.85
                                                     --------------       ---------      -----------
Outstanding, December 31, 1997                            4,409,500         200,000        4,609,500          $0.10-$0.85
 Granted                                                          0               0                0          $      0.00
 Exercised                                               (2,854,689)              0       (2,854,689)         $0.25-$0.75
 Forfeited                                                 (592,811)              0         (592,811)         $0.25-$0.85
                                                     --------------       ---------      -----------
Outstanding, December 31, 1998                              962,000         200,000        1,162,000          $0.10-$0.85
                                                     ==============       =========      ===========
Number of options exercisable                               501,875         200,000
                                                     ==============       =========
Exercise price of options exercisable at
 December 31, 1998                                      $0.25-$0.85          $ 0.10

   Statement of Financial Accounting Standards No. 123

   During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

   The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1998, 1997, and 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123 using the following weighted average assumptions:

        Risk-free interest rate              6.48%-6.96%
        Expected dividend yield              0%
        Expected lives                       Five years
        Expected volatility                  0%

   The weighted average fair value of options for the Company's stock granted to employees in 1997 and 1996 was $.85 and $.75 per share, respectively. The total value of options for the Company's stock granted to employees was approximately $0, $78,000, and $89,000 during 1998, 1997, and 1996, respectively, which would be amortized on a pro forma basis over the life of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income for the years ended December 31, 1998 and 1997 would have been as follows:

                                                              AS          PRO
                                                            REPORTED     FORMA
                                                           ---------- ----------
          Net income for the year ended December 31:
                    1998                                   $1,702,758 $1,660,961
                    1997                                      407,875    381,961
                    1996                                      893,997    849,575

   Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The following table summarizes the Company's stock option transactions under the option plans:

                                                                                      WEIGHTED
                                                                      NUMBER          AVERAGE
                                                                        OF             PRICE
                                                                      SHARES         PER SHARE
                                                                  --------------   --------------
Outstanding at December 31, 1995                                       6,937,500            $0.24
 Granted                                                                 440,000             0.75
 Exercised                                                               (75,500)            0.10
 Forfeited                                                              (110,000)            0.76
                                                                  --------------
Outstanding at December 31, 1996                                       7,192,000             0.27
 Granted                                                                 274,000             0.85
 Exercised                                                            (2,767,500)            0.10
 Forfeited                                                               (89,000)            0.69
                                                                  --------------
Outstanding at December 31, 1997                                       4,609,500             0.40
 Granted                                                                       0             0.00
 Exercised                                                            (2,854,689)            0.29
 Forfeited                                                              (592,811)            0.53
                                                                  --------------
Outstanding at December 31, 1998                                       1,162,000             0.64
                                                                  ==============

   At December 31, 1998, 501,875 incentive stock options with a weighted average exercise price of $.56 per share and 200,000 stock options with a weighted average exercise price of $.10 per share were exercisable. At December 31, 1997, 3,113,000 incentive stock options with a weighted average exercise price of $.32 per share and 200,000 stock options with a weighted average exercise price of $.10 per share were exercisable. At December 31, 1996, 5,574,500 incentive stock options with a weighted average exercise price of $.18 per share and 200,000 stock options with a weighted average exercise price of $.10 per share were exercisable.

5.   INCOME TAXES

   As of December 31, 1998 and 1997, the Company's net operating loss ("NOL") carryforwards available to offset its future income tax liability were approximately $550,000 and $1,900,000, respectively; accordingly, no provision for income taxes was made. These carryforwards begin to expire in 2007. Additionally, the utilization of existing NOL carryforwards may be limited in future years, if significant ownership changes were to occur.

   As of December 31, 1998 and 1997, the significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                      1998              1997
                                                                 --------------   ----------------
Assets:
 Deferred revenue                                                     $       0        $   939,000
 NOL carryforwards                                                      210,000            724,000
 Alternative minimum tax ("AMT") credit carryforward
                                                                        489,000             89,000
 Accrued taxes                                                           64,600             19,000
 Allowance for doubtful accounts                                        105,000             30,000
 Other                                                                    5,700             60,000
 Depreciation                                                            70,000                  0
Liabilities:
 Depreciation                                                                 0           (306,000)
                                                                 --------------   ----------------
                                                                        944,300          1,555,000
Valuation allowance                                                    (455,300)        (1,466,000)
                                                                 --------------   ----------------
Deferred tax assets                                                   $ 489,000        $    89,000
                                                                 ==============   ================

   The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

   In 1998 and 1997, the Company was subject to the AMT and recorded related tax expense in the amount of $400,000 and $89,000, respectively. As the credit obtained from the payment of the AMT does not expire, the Company has also recognized an offsetting deferred tax benefit of this temporary difference in 1998 and 1997.

6.   COMMITMENTS AND CONTINGENCIES AND CONCENTRATIONS

   Lease Commitments

   The Company leases certain office space and equipment under noncancelable operating lease agreements. Amounts expensed under these agreements were $273,294, $269,449, and $205,872 for the years ended December 31, 1998, 1997, and 1996, respectively.

   At December 31, 1998, future minimum rental payments under noncancelable operating leases are approximately as follows:

               Year ended:
                 1999                                       $285,842
                 2000                                        293,570
                 2001                                        127,435
                 2002                                          2,322
                 2003                                              0
                                                            --------
                                                            $709,169
                                                            ========

   Satellite Bandwidth Commitments


   A portion of the Company's operations is dependent upon the availability of sufficient satellite bandwidth capacity. At December 31, 1998, the Company had four long-term purchase agreements for satellite bandwidth capacity. Satellite bandwidth expenses under these agreements were $2,592,669, $1,932,507, and $1,131,402 for the years ended December 31, 1998, 1997, and
   1996, respectively. The Company's commitment for 1999 under these agreements is approximately $3,400,000.

   Significant Customers

   One customer made up more than 10% of sales and service revenue of the Company for the years ended December 31, 1998, 1997, and 1996. A different customer made up more than 10% of sales and service revenue of the Company for the year ended December 31, 1996. These customers accounted for approximately 72%, 30%, and 10% of the Company's revenue in 1998, 1997, and 1996, respectively.

   Source of Equipment

   The Company purchases the majority of its equipment from a single major manufacturer and depends on this manufacturer for its continuing source of equipment supply. In 1994, the Company executed a multiyear agreement to provide marketing and sales services to this manufacturer. Under this agreement, the Company received $0, $972,000, and $1,005,000 of funding from this supplier during 1998, 1997, and 1996, respectively. Of the total amount available in fiscal 1998, 1997, and 1996, $0, $1,045,755, and $1,599,132, respectively, are included as sales revenue in the statements of operations.

   Contingencies

   Various claims and proceedings of a nature considered normal to its business are pending against the Company. Based on a review of current facts and circumstances, management has provided for what it believes to be a reasonable estimate of the exposure to loss associated with these matters. While acknowledging the uncertainties surrounding these matters, management believes that resolution of these matters will not result in any significant liability to the Company in relation to its financial position or liquidity.

7.   CREDIT FACILITIES

   In 1997, the Company entered into a term loan agreement to finance the purchase of office equipment. That equipment secures the loan. The loan bears interest at 8.25% and requires minimum monthly payments of $5,006. The agreement terminates July 1, 2000.

   The Company also maintains a $750,000 bank line of credit secured by network equipment, computer equipment, and software at the prime rate with an initial maturity of one year and renewable for one-year intervals upon maturity. The Company has never drawn on this line; accordingly, no amounts were outstanding at December 31, 1998 and 1997.

   The Company believes that the fair value of these financial instruments approximated the carrying value for the years ended December 31, 1998 and 1997.

8.   RELATED-PARTY TRANSACTIONS

   In 1998, 1997, and 1996, the Company paid approximately $4,800, $85,000, and $89,000, respectively, to a related party for digital audio broadcast and production work. The related party's chairman and chief executive officer is a director of the Company.

   In 1997 and 1996, the Company paid approximately $14,000 and $114,000, respectively, to a related party for computer equipment and supplies. The related party's former president is a shareholder of the Company.

   In 1998, 1997, and 1996, the Company recorded revenues of approximately $74,000, $102,000, and $71,000, respectively, for communications services provided to a related party. Additionally, the Company incurred expenses of approximately $28,000, $26,000, and $29,000 in 1998, 1997, and 1996,
   respectively, for insurance coverage obtained from the related party. Certain directors of the Company hold a significant interest in the related party.

   The Company uses the services of, and sometimes provides services to, a related party and certain of its subsidiaries during the normal course of business. Total expense for the services received was approximately $50,000, $59,000, and $58,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Revenue earned was approximately $0, $6,000, and $102,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

   In connection with options exercised, the Company loaned officers and employees $210,000, $72,062, and $0 in 1998, 1997, and 1996, respectively.
   These recourse notes are secured by common stock of the Company and an unconditional promise to pay by the officers and employees. These notes bear interest at 6.5% and are scheduled to be paid in full on various dates through December 31, 2000.

   In the Company's opinion, all of its related-party transactions have been completed on an arm's-length basis.

9.   401(k) plan

   The Company has a 401(k) plan whereby substantially all employees are eligible to participate in the plan and may contribute up to 15% of their compensation. In 1998, the plan provided for employer matching of up to a maximum of one-half of the first 4% of the participating employee's compensation, which vests ratably over six years of service. In future years, the plan provides for employer matching of up to a maximum of one-half of the first 2% of the participating employee's compensation, with the same vesting terms. The Company's contributions to the 401(k) plan totaled approximately $78,700, $0, and $0 for the years ended December 31, 1998, 1997, and 1996, respectively.

10.  SUBSEQUENT EVENT (UNAUDITED)

   On April 15, 1999 the Company entered into an Agreement and Plan of Merger (the "Agreement") with ITC/\DeltaCom, Inc., pursuant to which the Company will be merged with and into a wholly owned subsidiary of ITC/\DeltaCom. Each outstanding share of AvData common stock, other than those held in treasury, will be converted into a number of shares of ITC/\DeltaCom common stock equal to the Exchange Ratio, as defined in the Agreement, plus the right to possibly receive future shares of ITC/\DeltaCom common stock in accordance with formulas specified in the Agreement that are based upon certain revenues generated by AvData during certain portions of 1999.

                                   APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              ITC/\DELTACOM, INC.,

                           INTERSTATE FIBERNET, INC.,

                                      and

                              AVDATA SYSTEMS, INC.





                          DATED AS OF APRIL 15, 1999

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
ARTICLE I  THE MERGER...................................................  1
   SECTION 1.1. The Merger..............................................  9
   SECTION 1.2. Effective Time..........................................  9
   SECTION 1.3. Effect of the Merger....................................  9
   SECTION 1.4. Certificate of Incorporation; Bylaws.................... 10
   SECTION 1.5. Directors and Officers.................................. 10
   SECTION 1.6. Closing................................................. 10
   SECTION 1.7. Subsequent Actions...................................... 10
   SECTION 1.8. Tax Treatment of the Merger............................. 10
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF
   CERTIFICATES......................................................... 11
   SECTION 2.1. Conversion of Securities................................ 11
   SECTION 2.2. Conversion of Merger Sub Shares......................... 12
   SECTION 2.3. Escrow Stock; Stockholders' Representative.............. 12
   SECTION 2.4. Exchange of Company Common Stock Certificates........... 13
   SECTION 2.5. Appraisal Rights........................................ 15
   SECTION 2.6. Stock Transfer Books.................................... 15
   SECTION 2.7. Company Stock Options................................... 15
   SECTION 2.8. Earnout Shares.......................................... 17
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............. 19
   SECTION 3.1. Organization and Qualification.......................... 19
   SECTION 3.2. Subsidiaries............................................ 19
   SECTION 3.3. Certificate of Incorporation and Bylaws................. 19
   SECTION 3.4. Capitalization.......................................... 20
   SECTION 3.5. Authority............................................... 20
   SECTION 3.6. No Conflict; Required Filings and Consents.............. 20
   SECTION 3.7. The Company Financial Statements; No Liabilities........ 22
   SECTION 3.8. Accounts Receivable..................................... 22
   SECTION 3.9. Absence of Certain Changes or Events.................... 22
   SECTION 3.10. Assets................................................. 23
   SECTION 3.11. Leases................................................. 23
   SECTION 3.12. Contracts.............................................. 23
   SECTION 3.13.  Debt Instruments...................................... 24
   SECTION 3.14. Real Property.......................................... 24
   SECTION 3.15 Intellectual Property................................... 24
   SECTION 3.16. Environmental Matters.................................. 26
   SECTION 3.17 Absence of Litigation................................... 26
   SECTION 3.18. Books and Records...................................... 27
   SECTION 3.19. Taxes and Assessments.................................. 27
   SECTION 3.20.  Customers............................................. 28
   SECTION 3.21.  Certain Business Practices............................ 28
   SECTION 3.22. Employment Matters..................................... 28
   SECTION 3.23. Employee Benefit Plans................................. 29
   SECTION 3.24. Transactions with Related Parties...................... 30
   SECTION 3.25. Insurance.............................................. 30
   SECTION 3.26. Brokers................................................ 31
   SECTION 3.27. Minute Books........................................... 31
   SECTION 3.28. Reorganization Treatment............................... 31


   SECTION 3.29.  Board Recommendation.................................. 31
   SECTION 3.30.  Vote Required......................................... 31
   SECTION 3.31.  State Takeover Statutes; Certain Charter Provisions... 31
   SECTION 3.32. Disclosure............................................. 32
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR.................. 32
   SECTION 4.1. Organization and Qualification.......................... 32
   SECTION 4.2. Certificate of Incorporation and Bylaws................. 32
   SECTION 4.3. Capitalization.......................................... 32
   SECTION 4.4. Authority............................................... 33
   SECTION 4.5. No Conflict; Required Filings and Consents.............. 33
   SECTION 4.6. Brokers................................................. 33
   SECTION 4.7. Reorganization Treatment................................ 33
   SECTION 4.8. Disclosure.............................................. 34
ARTICLE V  REPRESENTATIONS AND WARRANTIES  OF ACQUIROR AND
   MERGER SUB........................................................... 34
   SECTION 5.1. Organization and Qualification.......................... 34
   SECTION 5.2. Certificate of Incorporation and Bylaws................. 34
   SECTION 5.3. Authority............................................... 34
   SECTION 5.4. No Conflict; Required Filings and Consents.............. 35
ARTICLE VI  COVENANTS................................................... 35
   SECTION 6.1. Affirmative Covenants of the Company.................... 35
   SECTION 6.2. Negative Covenants of the Company....................... 35
   SECTION 6.3.  Certain Tax Matters.................................... 37
ARTICLE VII  ADDITIONAL AGREEMENTS...................................... 38
   SECTION 7.1.  Registration Statement; Proxy Statement................ 38
   SECTION 7.2.  Company Stockholder Approval........................... 39
   SECTION 7.3.  Appropriate Action; Consents; Filings.................. 40
   SECTION 7.4.  Update Disclosure; Breaches............................ 41
   SECTION 7.5.  Public Announcements................................... 41
   SECTION 7.6.  Unaudited Financial Information........................ 41
   SECTION 7.7. Access to Information................................... 41
   SECTION 7.8. Confidentiality......................................... 42
   SECTION 7.9. No Solicitation......................................... 42
   SECTION 7.10. Employees.............................................. 43
   SECTION 7.11. Company Affiliate Agreements........................... 44
ARTICLE VIII  CLOSING CONDITIONS........................................ 44
   SECTION 8.1. Conditions to Obligations of the Parties................ 44
   SECTION 8.2. Additional Conditions to Obligations of Acquiror........ 45
   SECTION 8.3. Additional Conditions to Obligations of the Company..... 47
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER........................... 47
   SECTION 9.1. Termination............................................. 47
   SECTION 9.2. Effect of Termination................................... 49
   SECTION 9.3. Amendment............................................... 49
   SECTION 9.4. Waiver.................................................. 49
   SECTION 9.5. Expenses................................................ 49
ARTICLE X  SURVIVAL OF REPRESENTATIONS; REMEDIES........................ 49
   SECTION 10.1. Survival of Representations............................ 49
   SECTION 10.2. Indemnification by the Company Stockholders............ 50
   SECTION 10.3. Third Party Claims..................................... 51
   SECTION 10.4. [OMITTED].............................................. 53
   SECTION 10.5. Subrogation............................................ 53
   SECTION 10.6. Remedies Cumulative.................................... 53
ARTICLE XI  GENERAL PROVISIONS.......................................... 53
   SECTION 11.1. Notices................................................ 53


   SECTION 11.2. Certain Definitions.................................... 55
   SECTION 11.3. Headings............................................... 57
   SECTION 11.4. Severability........................................... 57
   SECTION 11.5. Entire Agreement....................................... 57
   SECTION 11.6. Specific Performance................................... 57
   SECTION 11.7. Assignment............................................. 57
   SECTION 11.8. Third Party Beneficiaries.............................. 58
   SECTION 11.9. Governing Law.......................................... 58
   SECTION 11.10. Counterparts.......................................... 58
   SECTION 11.11. Fees and Expenses..................................... 58


                                   Schedules
                                   ---------
Schedule 3.1  Qualification to Do Business
Schedule 3.2  Subsidiaries and Investments
Schedule 3.4  Beneficial and Record Ownership of Shares of the Company
Schedule 3.6  Company Required Consents
Schedule 3.7  Changes in Accounting Methods
Schedule 3.9  Absence of Certain Changes or Events
Schedule 3.10  Encumbrances
Schedule 3.11  Leases
Schedule 3.12  Contracts
Schedule 3.13  Debt Instruments
Schedule 3.14  Real Property
Schedule 3.15  Intellectual Property
Schedule 3.17  Litigation
Schedule 3.19  Taxes and Assessments
Schedule 3.20  Customer Contacts
Schedule 3.22  Employment Matters
Schedule 3.23  Employee Benefit Plans
Schedule 3.24  Related Party Transactions
Schedule 3.25  Insurance
Schedule 3.26  Broker
Schedule 4.3  Capitalization
Schedule 8.2  Key Employees

                                    Exhibits
                                    --------

Exhibit A  [omitted]
Exhibit B  Form of Nondisclosure Agreement
Exhibit C  [omitted]

                            Index of Defined Terms
                            ----------------------

                                                               Section
                                                               -------

Acquiror...................................................... PREAMBLE
Acquiror Indemnified Persons.................................. 10.2
Acquiror Material Adverse Effect.............................. 11.2(a)
Acquiror Shares............................................... 2.1(a)
affiliate..................................................... 11.2(b)
Affiliate Agreement........................................... 7.11
Agreement..................................................... PREAMBLE
Assets........................................................ 11.2(c)
Balance Sheet Date............................................ 3.7(b)
benefit liabilities........................................... 3.23(c)
Benefit Plans................................................. 3.23(a)
Bona Fide Proposal............................................ 7.9(a)
business day.................................................. 11.2(d)
Certificate of Merger......................................... 1.2
Closing....................................................... 1.6
Closing Date.................................................. 1.6
Code.......................................................... 1.8
Commonly Controlled Entity.................................... 3.23(a)
Communications Act............................................ 11.2(e)
Company....................................................... PREAMBLE
Company Affiliates............................................ 7.12
Company Balance Sheet......................................... 3.7(b)
Company Common Stock Certificate.............................. 2.1(a)
Company Licenses.............................................. 3.6(c)
Company Material Adverse Effect............................... 11.2(f)
Company Software.............................................. 11.2(a)
Company Stock Option.......................................... 2.7(a)
Company Stockholders.......................................... 11.2(h)
Competing Transaction......................................... 7.9(b)
Confidentiality Agreement.....................................  7.8
Contract Risk................................................. 10.2(a)
Contracts..................................................... 3.12(a)
control, controlled by, under common control with............. 11.2(i)
Determination Price........................................... 2.1(a)
DGCL.......................................................... PREAMBLE
Direct Recurring Revenue...................................... 2.8(f)
Dissenting Shares............................................. 2.5(a)
Earnout Amount................................................ 2.8(d)
Earnout Closing............................................... 2.8(b)
Earnout Per Share Price....................................... 2.8(f)
Earnout Shares................................................ 2.8(a)
Effective Time................................................ 1.2
employee benefit plans........................................ 3.23(a)
employee pension benefit plan................................. 3.23(a)
Encumbrances.................................................. 11.2(j)
Environmental Laws............................................ 3.16(b)(i)
ERISA......................................................... 3.23(a)
ERISA Matters................................................. 10.2(a)
ERISA Plan.................................................... 3.23(a)
Escrow Agent.................................................. 2.3(a)


Escrow Agreement.............................................. 2.3(a)
Escrow Stock.................................................. 2.3(a)
Exchange Act.................................................. 7.1(a)
Exchange Agent................................................ 2.4(a)
Exchange Fund................................................. 2.4(a)
Exchange Ratio................................................ 2.1(a)
Exercise Price Multiple....................................... 2.7(a)
FCC........................................................... 11.2(k)
Financial Statements.......................................... 3.7(a)
Government Entity............................................. 11.2(l)
Hazardous Materials........................................... 3.16(b)(ii)
HSR Act....................................................... 11.2(m)
Identified Liabilities........................................ 11.2(n)
Indemnified Party............................................. 10.3(a)
Indemnifying Party............................................ 10.3(a)
Initial Consideration......................................... 2.1(a)
Initial Option Consideration.................................. 2.7(a)
Intellectual Property......................................... 11.2(o)
Key Employees................................................. 3.22(a)
Laws.......................................................... 11.2(p)
Licenses...................................................... 11.2(q)
Litigation Matters............................................ 10.2(a)
Losses........................................................ 11.2(r)
Merger........................................................ 1.1
Merger Stock.................................................. 2.1(a)
Merger Sub.................................................... PREAMBLE
Multiemployer Plan............................................ 3.23(d)
Nasdaq........................................................ 2.1(a)
National Accounts Reps........................................ 3.22(a)
New Option.................................................... 2.7(a)
New Recurring Channel Sales................................... 2.8(f)
Non-Recurring Revenue......................................... 2.8(f0
Noncompetition Agreements..................................... 7.10
Nondisclosure Agreements...................................... 8.2(q)
Option Per Share Price........................................ 2.7(a)
Per Share Price............................................... 2.1(a)
person........................................................ 11.2(s)
plan of reorganization........................................ 1.8
Post Signing Returns.......................................... 6.3
Proxy Statement............................................... 7.1
PUC Matters................................................... 10.2(a)
qualified..................................................... 3.23(b)
Real Property................................................. 3.14
Registration Statement........................................ 7.1
Sales Tax Matter.............................................. 11.2(n)
SEC........................................................... 11.2(t)
Securities Act................................................ 7.1(a)
Software...................................................... 3.14(h)
Stockholder's Percentage...................................... 11.2(v)
Stockholders' Representative.................................. 2.3(b)
Subsidiary.................................................... 11.2(w)
Surviving Corporation......................................... 1.1
Tax Matters................................................... 10.2(a)
Taxes......................................................... 11.2(x)


Third Party Claim............................................. 11.2(y)
Third Party Products.......................................... 3.15(g)
Total Converted Company Stock................................. 2.1(a)
Trading Day................................................... 2.1(a)
unfunded current liability.................................... 3.20(c)
VSAT Customer Revenue......................................... 2.8(f)
Year 2000 Ready............................................... 3.15(g)

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into
                                                   ---------
this 15th day of April, 1999, by and among ITC/\DELTACOM INC., a Delaware corporation ("Acquiror"), INTERSTATE FIBERNET, INC., a Delaware corporation and
              --------
a wholly-owned subsidiary of Acquiror ("Merger Sub") and AVDATA SYSTEMS, INC., a
                                        ----------
Delaware corporation (the "Company").
                           -------

          WHEREAS, the Boards of Directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders that the Company merge with and into Merger Sub, pursuant to and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL").
                                                       ----

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I


                                   THE MERGER

  SECTION 1.1.  The Merger.

          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in
Section 1.2), the Company shall be merged with and into Merger Sub (the
-----------
"Merger").  As a result of the Merger, the separate corporate existence of the
 ------
Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") as a
                                                    ---------------------
wholly-owned subsidiary of Acquiror. The name of Merger Sub shall continue as the name of the Surviving Corporation.

  SECTION 1.2.  Effective Time.

          At the Closing (as defined in Section 1.6), the parties hereto shall
                                        -----------
cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in
----------------------
such form as required by, and executed in accordance with the relevant provisions of, the DGCL and in such form as approved by the Company and Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or such subsequent date or time specified therein being the "Effective
                                                                    ---------
Time").
----

  SECTION 1.3.  Effect of the Merger.

          At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property (including, without limitation, Intellectual Property), rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4.  Certificate of Incorporation; Bylaws.

          At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.


  SECTION 1.5.  Directors and Officers.

          The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall continue as the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub (or such other or additional individuals as Merger Sub may designate prior to Closing) shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Following the Effective Time, Acquiror shall, as soon as practicable, take all steps necessary to appoint James H. Black, Jr. as a Senior Vice President and member of the Board of Directors of Acquiror.

  SECTION 1.6.  Closing.

          Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after
                 -------
satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of
             ------------              ------------
Sutherland, Asbill & Brennan, LLP, 999 Peachtree Street N.E., Atlanta, GA 30309 unless another date or place is agreed to by the parties hereto.

  SECTION 1.7.  Subsequent Actions.

          If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or Assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or Assets in the Surviving Corporation or otherwise to carry out this Agreement.

  SECTION 1.8.  Tax Treatment of the Merger.

          It is intended by the parties hereto that the Merger shall constitute a reorganization of Merger Sub and the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties
                                                       ----
hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                  ARTICLE II


               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 2.1.  Conversion of Securities.

          At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:


          (a) Common Stock.  Each share of common stock, par value $.01 per
              ------------
share, of the Company ("Company Common Stock") (excluding any shares described
                        --------------------
in Section 2.1(c)) issued and outstanding immediately prior to the Effective
   ---------------
Time (other than Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) the number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Shares") equal to the Exchange Ratio defined below and (ii)
           ---------------
the right to receive the number of Earnout Shares as identified in Section 2.8,
                                                                   -----------
subject to the terms and conditions of this Agreement. All such shares of Company Common Stock shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Acquiror Shares and Earnout Shares, as described in this Agreement, attributable thereto. The holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by Law. Each such certificate ("Company Common Stock Certificate") previously evidencing such
              --------------------------------
shares of Company Common Stock shall be exchanged for the number of Acquiror Shares equal to the number of shares of Company Common Stock previously evidenced by the canceled Company Common Stock Certificate upon the surrender of such Company Common Stock Certificate in accordance with the provisions of
Section 2.4, multiplied by the Exchange Ratio.  The Acquiror Shares to be issued
-----------
to the Company Stockholders by Acquiror pursuant to this Section 2.1, including
                                                         -----------
the Earnout Shares, shall be referred herein as the "Merger Stock."  The
                                                     ------------
Exchange Ratio shall be the quotient obtained by dividing the Per Share Price by the Determination Price.

          "Determination Price" shall mean the average of the Average Daily
           -------------------
Price of Acquiror Shares on the Nasdaq National Market System (the "Nasdaq")
                                                                    ------
(or, if such security is not listed on the Nasdaq, such other principal exchange or over-the-counter market on which such security is listed) for the five (5) consecutive trading days (each a "Trading Day") on which trading of Acquiror
                                  -----------
Shares occurs ending on the Trading Day immediately preceding the Closing Date; provided, however, that in the event that such Determination Price would exceed
--------  -------
$31.39 or be less than $25.00, $31.39 or $25.00, as the case may be, shall be the Determination Price.

          "Average Daily Price" with respect to any Trading Day shall be the
           -------------------
average of the high price and low price reported on Nasdaq for any such Trading Day.

          "Initial Consideration" shall mean Twenty Eight Million Six Hundred
           ---------------------
Thousand Dollars ($28,600,000).

          "Per Share Price" shall mean the quotient obtained by dividing the
           ---------------
Initial Consideration by the Total Converted Company Stock.

          "Total Converted Company Stock" shall mean the sum of (i) the number
           -----------------------------
of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and (ii) the number of shares of Company

Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to Section 2.7 which are vested immediately prior to the
                      -----------
Effective Time.

          (b) Treasury Stock.  All shares of capital stock of the Company held
              --------------
in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Acquiror Shares or other consideration shall be delivered or deliverable in exchange therefor.


          (c) No Fractional Shares.  No fraction of an Acquiror Share shall be
              --------------------
issued in connection with the Merger. In lieu of any such fractional share, the holder of the Company Common Stock that would be entitled to a fractional share shall have the right to receive an amount in cash, without interest, equal to the product of such fraction multiplied by the Per Share Price.

  SECTION 2.2.  Conversion of Merger Sub Shares.

          At the Effective Time, each share of outstanding capital stock of Merger Sub shall remain issued and outstanding after the Effective Time as a share of capital stock of the Surviving Corporation.

  SECTION 2.3.  Escrow Stock; Stockholders' Representative.

          (a) When making the issuances of Acquiror Shares pursuant to Section
                                                                       -------
2.1(a) above, Acquiror shall withhold and retain in escrow from the Company
------
Stockholders (as defined in Section 11.2) an aggregate number of Acquiror Shares
                            ------------
issuable pursuant to Section 2.1(a) equal to (i) the product of the
                     --------------
Stockholders' Percentage and $5,000,000 divided by (ii) the Determination Price (as adjusted pursuant to Section 2.1(c)) (the "Escrow Stock"). The Escrow Stock
                         --------------        ------------
will be placed in escrow as security for the performance of the indemnity obligations of the Company Stockholders under Section 10.2 of this Agreement,
                                              ------------
all pursuant to the terms and conditions of an escrow agreement among Acquiror, the Surviving Corporation, the Stockholders' Representative and First Union National Bank (the "Escrow Agent"), in form, scope and substance reasonably
                    ------------
acceptable to the parties hereto (the "Escrow Agreement").  The Escrow Stock
                                       ----------------
shall be registered in the name of the Escrow Agent as nominee for the Company Stockholders. The Merger Stock otherwise distributable as of the Effective Time to each Company Stockholder in connection with the Merger as provided in Section
                                                                         -------
2.1(a) shall be proportionally reduced to reflect the amount of Merger Stock
------
required to be deposited in escrow pursuant to this Section 2.3(a) and the
                                                    --------------
Escrow Agreement, and such Escrow Stock shall be released to the Company Stockholders or Acquiror, as the case may be, only in accordance with the terms of this Agreement and the Escrow Agreement. The fees of the Escrow Agent shall be paid by Acquiror.

          (b) Kenneth F. Leddick shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with the indemnity provisions of Section 10.2 and the
                                                          ------------
Escrow Agreement as they relate to the Company and the Company Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all claims for indemnification asserted by an Acquiror Indemnified Person, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims,
(ii) to compromise on their behalf with Acquiror any claims asserted thereunder,
(iii) to authorize payments to be made with respect to any such claims for indemnification, (iv) to execute and deliver on behalf of the Company Stockholders any document or agreement contemplated by or necessary or desirable in connection with this Agreement or the Escrow Agreement and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Stockholders as are authorized in this Agreement and the Escrow Agreement (the above named representative, as well as any subsequent representative of the Company Stockholders appointed by the Company Stockholders being referred to herein as the "Stockholders' Representative"). The
                                 ----------------------------
Stockholders' Representative shall not be liable to any Company Stockholder, Acquiror, the Surviving Corporation or their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Stockholders' Representative in his role as Stockholders' Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence or willful misconduct on the part of the Stockholders' Representative. Acquiror, Merger Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders' Representative as the duly appointed attorney-in-fact of each Company Stockholder. Each Company Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Company Stockholder who receives Acquiror Shares in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority. Should the named Stockholder Representative fail or cease to serve hereunder as such, the holders of a majority of the then-previously issued Company Common Stock shall be entitled to elect a successor Stockholder Representative.

  SECTION 2.4.  Exchange of Company Common Stock Certificates.

          (a) Exchange Agent.  Prior to the Effective Time, Acquiror shall
              --------------
deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of Company
                  --------------
Common Stock for exchange through the Exchange Agent in accordance with this
Article II as of the Effective Time, (i) certificates representing the whole
----------
Acquiror Shares issuable to such holders pursuant to Section 2.1 and (ii) cash
                                                     -----------
in an amount sufficient to permit payment of the cash payable in lieu of fractional shares pursuant to Section 2.1(c) (such certificates for Acquiror
                              --------------
Shares and cash for fractional shares, together with any dividends or distributions with respect thereto being hereafter referred to as the "Exchange
                                                                       --------
Fund").  Acquiror shall irrevocably instruct the Exchange Agent, at the
----
Effective Time, to deliver the Acquiror Shares to be issued to the holders of Company Common Stock pursuant to Section 2.1 out of the Exchange Fund pursuant
                                 -----------
to the procedures set forth in Section 2.4(b) beginning immediately after the
                               --------------
Effective Time.

          (b) Exchange Procedures.  At the earliest practicable date prior to
              -------------------
the Effective Time, Acquiror shall mail or shall cause to be delivered to each holder of record of a Company Common Stock Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Stock Certificates shall pass, only upon proper delivery of the Company Common Stock Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Company Common Stock Certificates in exchange for cash or certificates representing Acquiror Shares. Upon surrender of a Company Common Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Company Common Stock Certificate shall be entitled to receive in exchange therefor, and Acquiror shall thereupon cause the Exchange Agent to deliver to the holder of such Company Common Stock Certificate, (i) a certificate representing that number of whole Acquiror Shares which such holder has the right to receive in accordance with Section 2.1 and (ii) cash in lieu of fractional Acquiror Shares
                -----------
to which such holder is entitled pursuant to

Section 2.1(c). The Company Common Stock Certificates so surrendered shall
--------------
forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the proper number of Acquiror Shares may be issued to a transferee if the Company Common Stock Certificates representing such shares of Company Common Stock, properly endorsed or otherwise in proper form for transfer, are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each
                                                          -----------
Company Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Stock issuable in exchange therefor, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c). No
                                                           --------------
interest will be paid or will accrue on any cash payable pursuant to Section
                                                                     -------
2.1(c).
------

          (c) Distributions with Respect to Unexchanged Shares of Acquiror
              ------------------------------------------------------------
Shares.  No dividends or other distributions declared or made after the
------
Effective Time with respect to Acquiror Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Common Stock Certificate with respect to the whole Acquiror Shares represented thereby until the holder of such Company Common Stock Certificate shall surrender such Company Common Stock Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Company Common Stock Certificate, there shall be paid to the record holder of the certificates representing whole Acquiror Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Shares to which such holder is entitled pursuant to
Section 2.1(c), and the amount of dividends or other distributions with a record
--------------
date after the Effective Time theretofore paid with respect to such whole Acquiror Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Acquiror Shares.

          (d) No Further Rights in Company Common Stock.  All Acquiror Shares
              -----------------------------------------
issued and cash paid pursuant to Section 2.1(c) shall be deemed to have been
                                 --------------
issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the holders of Company Common Stock for twelve
(12) months after the Effective Time shall be delivered to Acquiror, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for Acquiror Shares
          ----------
to which they are entitled pursuant to Section 2.1, any dividends or other
                                       -----------
distributions with respect to Acquiror Shares to which they are entitled pursuant to Section 2.4(c) and any cash in lieu of fractional Acquiror Shares to
            --------------
which they are entitled pursuant to Section 2.1(c).
                                    --------------

          (f) No Liability.  None of Acquiror, Merger Sub, the Company, the
              ------------
Surviving Corporation or the Exchange Agent shall be liable to any person for any Acquiror Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Laws.

          (g) Lost, Stolen or Destroyed Company Common Stock Certificates.  In
              -----------------------------------------------------------
the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Common Stock Certificate, upon the making of an affidavit of that fact by the holder thereof, such Acquiror Shares as may be required pursuant to this Article II; provided,
                             --------
however, that Acquiror may, in its reasonable discretion if Acquiror determines
-------       --------
that the owner of such lost, stolen or destroyed Company Common Stock Certificate is not sufficiently creditworthy and as a condition precedent to the issuance thereof, require such owner to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the Company Common Stock Certificate alleged to have been lost, stolen or destroyed.


          (h) Conversion of Options.  Acquiror shall take such actions, as are
              ---------------------
reasonably necessary to revise and adjust each Company Stock Option (as defined in Section 2.7) as soon as practicable after the Effective Time with an
   -----------
appropriate option agreement or amendment to existing option agreement.
Acquiror shall take all corporate action reasonably necessary subject to Section
                                                                         -------
2.7(d), to reserve, if necessary, for issuance a sufficient number of Acquiror
------
Shares for delivery upon the exercise of New Options.

  SECTION 2.5.  Appraisal Rights.

          (a) Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted
                                    -----------------
into or represent the right to receive Acquiror Shares pursuant to Section
                                                                   -------
2.1(a).  Such Company Stockholders shall be entitled to receive payment of the
------
fair value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to demand payment or deposit their Company Common Stock Certificates where required or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, Acquiror Shares as contemplated by this Agreement (subject to Section 2.1(c) and Section 2.3), upon
                                           --------------     -----------
surrender of the Company Common Stock Certificate or Company Common Stock Certificates.

          (b) The Company shall give Acquiror (i) prompt notice of any written demands for payment of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, voluntarily provide any consideration with respect to any demands for fair value of Company Common Stock or offer to settle or settle any such demands.

  SECTION 2.6.  Stock Transfer Books.

          At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

  SECTION 2.7.  Company Stock Options.

          (a) As of the Effective Time, each outstanding unexpired and unexercised option to purchase shares of Company Common Stock described in
Schedule 3.4 hereto
------------
held by a person who shall become an employee of Acquiror or any of its subsidiaries as of the Effective Time (each a "Company Stock Option"), shall automatically be converted into an option (each a "New Option") to purchase a number of whole Acquiror Shares equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under such Company Stock Option multiplied by the Option Exchange Ratio defined below. The exercise price of each New Option shall equal the per-share option exercise prices specified in such Company Stock Option multiplied by the Exercise Price Multiple. Nothing in this Section 2.7 shall affect the vesting
                                          -----------
schedule in effect for each Company Stock Option as of the date hereof, and each New Option shall have the same vesting schedule as in effect for the corresponding Company Stock Option as of the date hereof (provided no vesting that is based on any criteria other than time of employment with the Company and the successor corporation (except with respect to certain options held by Richard J. Santillo) shall be used and, provided further, that the Company shall not have accelerated the vesting of the Company Stock Options prior to the Effective Time). As of the Effective Time, the Company shall effect the termination of each other outstanding unexpired and unexercised option to purchase shares of Company Common Stock.

          The "Option Exchange Ratio" shall be the quotient obtained by dividing
               ---------------------
the Option Per Share Price by the Determination Price.

          "Initial Option Consideration" shall mean Twenty-Three Million Six
           ----------------------------
Hundred Thousand Dollars ($23,600,000).

          "Option Per Share Price" shall mean the quotient obtained by dividing
           ----------------------
the Initial Option Consideration by the Fully Diluted Company Stock.

          "Exercise Price Multiple" shall equal (a) the Determination Price
           -----------------------
divided by (b) the quotient of (i) Thirty Three Million Six Hundred Thousand Dollars ($33,600,000) divided by (ii) the Fully Diluted Company Stock.

          "Fully Diluted Company Stock" shall mean the Total Converted Company
           ---------------------------
Stock plus the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to this Section 2.7
                                                                 -----------
which are not immediately vested prior to the Effective Time.

          (b) Upon determination of the Earnout Shares pursuant to Section 2.8
                                                                   -----------
below, the holder of each Company Stock Option immediately prior to the Effective Time shall be entitled to receive an additional New Option equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting at the Effective Time) by such holder under such Company Stock Option multiplied by the Option Exchange Ratio; provided however, for
                                                      -------- -------
purposes of calculating the Option Exchange Ratio under this Section 2.7(b)
                                                             --------------
only, the Initial Option Consideration shall equal the Earnout Amount.

          (c) Upon the release of the Escrow Stock to the Company Stockholders, the holder of each Company Stock Option immediately prior to the Effective Time shall be entitled to receive an additional New Option equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting at the Effective Time) under such Company Stock Option multiplied by the Option Exchange Ratio; provided, however, for purposes of calculating the Option
                       --------  --------
Exchange Ratio under this Section 2.7(c) only, the Initial Option Consideration
                          --------------
shall equal the product of (i) the sum of the number of shares of Escrow Stock so released multiplied by (ii) the Determination Price.

          (d) Notwithstanding the foregoing, the granting of any New Options under this Section 2.7 shall be subject to increasing the employee stock option
           -----------
pool of Acquiror at the next annual meeting of its shareholders.

  SECTION 2.8.  Earnout Shares.

          (a) Subject to the terms of this Section 2.8, the Company Stockholders
                                           -----------
shall have a contingent right to received from Acquiror an aggregate number of Acquiror Shares (the "Earnout Shares") as determined in accordance with this
                      --------------
Section 2.8.  Each share of Company Common Stock shall be entitled to receive a
-----------
number of Earnout Shares equal to the quotient obtained by dividing the Earnout Per Share Price (as defined below) by the Determination Price. The contingent right to receive Earnout Shares is personal to each Company Stockholder and shall not be transferable.

          (b) Subject to the terms of this Section 2.8, delivery of the Earnout
                                           -----------
Shares due pursuant to this Section 2.8 shall be made at a closing (the "Earnout
                            -----------                                  -------
Closing") to be held on a date, agreed in writing between the Stockholder
-------
Representative and the Acquiror, on or prior to March 15, 2000. At the Earnout Closing, Acquiror shall deliver to each Company Stockholder the number of Earnout Shares to which such Company Stockholder is entitled.

          (c) The Earnout Amount shall be determined by the Acquiror's auditors promptly following the end of calendar year 1999. Thirty (30) days prior to the Earnout Closing, Acquiror shall deliver, or cause to be delivered to the Stockholder's Representative, the calculation of the Earnout Amount. The Stockholder's Representative shall have an opportunity to review such determination and object to the calculations made. If an agreement by the parties is not reached regarding such calculation, the parties shall select a mutually agreed-upon nationally recognized accounting firm to compute the Earnout Amount, whose calculation of the Earnout Amount shall be final and binding on the parties. In the event that the parties cannot agree upon a nationally recognized accounting firm within fifteen (15) days prior to the Earnout Closing, either party may apply to the Atlanta office of the American Arbitration Association to determine such nationally recognized accounting firm (which shall be a firm which is not regularly employed by Acquiror and was not
regularly employed by the Company).   The decision of the Atlanta office of the
American Arbitration Association shall be final and binding on the parties. The expenses for the independent accounting firm shall be shared equally by the Company Stockholders, on the one hand, and the Acquiror, on the other hand.

          (d) The "Earnout Amount" shall equal the sum of the Direct Recurring Revenue Earnout Amount, Non-Recurring Revenue Earnout Amount, and VSAT Customer Revenue Earnout Amount as follows:

               (i)  Direct Recurring Revenue.
                    ------------------------

          (A) If the Direct Recurring Revenue equals or exceeds $322,373 but is less than $347,089, the Direct Recurring Revenue Earnout Amount shall be an amount equal to the product of (1) $2,850,000 and (2) a fraction, the numerator of which shall be the result of subtracting $322,373 from the Direct Recurring Revenue and the denominator of which shall be $24,716. There shall be no Direct Recurring Revenue Earnout Amount if the Direct Recurring Revenue does not equal or exceed $322,373.

          (B) If the Direct Recurring Revenue equals or exceeds $347,089 but is less than $404,759, the Direct Recurring Revenue Earnout Amount shall be

$2,850,000 plus an amount equal to the product of (1) $2,850,000 and (2) a fraction, the numerator of which shall be the result of subtracting $347,089 from the Direct Recurring Revenue and the denominator of which shall be $57,670.


          (C) If the Direct Recurring Revenue equals or exceeds $404,759 but is less than $487,145, the Direct Recurring Revenue Earnout Amount shall be $5,700,000 plus an amount equal to the product of (1) $3,600,000 and (2) a fraction, the numerator of which shall be the result of subtracting $404,759 from the Direct Recurring Revenue and the denominator of which shall be $82,386.


          (D) If the Direct Recurring Revenue equals or exceeds $487,145, the Direct Recurring Revenue Earnout Amount shall be $9,300,000.

          (ii) Non-Recurring Revenue.  If Non-Recurring Revenue equals or
               ----------------------
exceeds $7,700,000, the Non-Recurring Revenue Earnout Amount shall be $350,000. There shall be no Non-Recurring Earnout Amount if the Non-Recurring Revenue is less than $7,700,000.

          (iii)  VSAT Customer Revenue.  If the VSAT Customer Revenue for the
                 ----------------------
month of December 1999 equals or exceeds $684,705, the VSAT Customer Revenue Earnout Amount shall be $350,000. There shall be no VSAT Customer Revenue Earnout Amount if the VSAT Customer Revenue for the month of December 1999 is less than $684,705.

          (f) Definitions.  For purposes of this Article II:
                                                 ----------

          (i) "Direct Recurring Revenue" shall mean the following: for the month
               ------------------------
of December, 1999 revenues derived from (A) the Company's terrestrial recurring revenue base as of the Effective Time, (B) all new sales made by Company sales professionals of Acquiror's recurring revenue products, including without limitation, local, long-distance, frame-relay, point-to-point data circuits, Internet access and other new recurring revenue products which Acquiror makes available, if any, prior to the end of 1999 and (C) all new sales made by Company sales professionals of the Company's recurring revenue products, with the exception of VSAT products. In the event that the Direct Recurring Revenue does not equal or exceed $487,145, there shall be added to the Direct Recurring Revenue for purposes of calculating the Direct Recurring Revenue Earnout Amount an amount (not to exceed $32,954) equal to the amount by which the New Recurring Channel Sales for the month of December 1999 exceed the budgeted New Recurring Channel Sales of $125,985 for the month of December 1999. For purposes of calculating the Direct Recurring Revenue, if a customer using a VSAT product is converted to a recurring revenue terrestrial product during 1999, and as a result the total recurring revenue from such customer for December 1999 exceeds the VSAT product revenue for December 1999 reasonably expected from such customer, an amount equal to the excess shall be added to the Direct Recurring Revenue.

          (ii) "Earnout Per Share Price" shall mean the quotient obtained by
                -----------------------
dividing the Earnout Amount by the Total Converted Company Stock.

          (iii)  "New Recurring Channel Sales" shall mean the amount of sales of
                  ---------------------------
new recurring revenue products by third party distribution channels (other than Acquiror) established from time to time.

          (iv) "Non-Recurring Revenue" shall mean the following: for calendar
                ---------------------
year 1999 all revenue derived from non-recurring revenue products sold by Company sales professionals.

          (v) "VSAT Customer Revenue" shall mean the following: for the month of
               ---------------------
December 1999 revenues derived from (A) the Company's VSAT recurring revenue base as of the Effective Time, and (B) all new sales made by Company sales professionals of the Company's VSAT recurring revenue products. For purposes of calculating the VSAT Customer Revenue, if a customer using a VSAT product is converted to a recurring revenue terrestrial product during 1999 and, as a result, reduces its use of the VSAT product which it previously used, an amount equal to the revenue shortfall with respect to such VSAT product reasonably attributable to such customer's conversion to the terrestrial product shall be added to the VSAT Customer Revenue.

               (vi) "Company" shall mean the Company and any successor
                     -------
corporation.

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF the COMPANY

          The Company represents and warrants to Acquiror and Merger Sub as follows:

  SECTION 3.1.  Organization and Qualification.

          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to own, lease and operate its business as it is now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Except as set forth on Schedule 3.1, the
                                                          ------------
Company is duly qualified to conduct its business as a foreign corporation, and is in good standing, in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to cause a Company Material Adverse Effect.

  SECTION 3.2.  Subsidiaries.

          Except as set forth on Schedule 3.2, the Company has no Subsidiaries
                                 ------------
(as defined in Section 11.2) and no equity interest or other investment in, nor
               ------------
has the Company made advances or loans to, any person other than (a) travel advances to employees made in the ordinary course of business, and (b) loans or advances made to employees which do not exceed $3,000 individually, or together with all loans and advances made by the Company, exceed $50,000 in the aggregate.

  SECTION 3.3.  Certificate of Incorporation and Bylaws.

          The Company has heretofore delivered to Acquiror a complete and correct copy of each of the certificate of incorporation and bylaws of the Company, each as in effect on the date hereof, certified by the Company's corporate secretary. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 3.4.  Capitalization.

          The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, of which 30,772,170 shares are issued and outstanding, 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding and 30,000,000 shares of Serial Preferred Shares, of which no shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are owned beneficially and of record by the Company Stockholders as set forth in Schedule 3.4. The Company has provided to Acquiror
                             ------------
a complete, accurate and correct schedule of all options, warrants or other rights, agreements (including, without limitation, voting trusts or voting agreements), arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. Except as set forth on Schedule 3.4, there are no outstanding obligations of the
                       ------------
Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and nonassessable and not subject to preemptive rights. Except shares reserved for issuance upon the exercise of options, no shares of capital stock of the Company have been reserved for any purpose.

  SECTION 3.5.  Authority.

          The Company has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except as described in Section 8.1(a),
                                                              --------------
the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  SECTION 3.6.  No Conflict; Required Filings and Consents.

          (a) Except as set for on Schedule 3.6(a), the execution and delivery
                                   ---------------
of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation, bylaws or other organizational document of the Company, (ii) conflict with or violate any Laws applicable to the Company or to its Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or to which any of its Assets is subject.


          (b) Except as set forth on Schedule 3.6(b), the Company's execution
                                     ---------------
and delivery of this Agreement does not, and the Company's performance of this Agreement will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, administrative agency or commission, whether national or foreign, or Government Entity, except for (A) the filing and recordation of appropriate merger documents as required by the DGCL and (B) pursuant to applicable requirements, if any, of the HSR Act and the Communications Act; and (ii) result in or give rise to any penalty, forfeiture, termination of any agreement to which the Company is a party, rights of termination, amendment or cancellation, or restriction on business operations of Acquiror, the Company, or the Surviving Corporation that would have a Company Material Adverse Effect.

          (c) Except as set forth on Schedule 3.6(c), the Company is in
                                     ---------------
possession of all Licenses necessary for the Company to own, lease and operate its Assets and to carry on its business as it is now being conducted (the

"Company Licenses") other than those which the failure to possess would not
-----------------
reasonably be expected to have a Company Material Adverse Effect. All Company Licenses that are FCC or state utilities Licenses or municipal franchises, and all other Company Licenses are listed and described in Schedule 3.6(c). All
                                                       ---------------
Company Licenses are valid and in full force and effect through the respective dates indicated in such Company Licenses and no suspension, cancellation, complaint, proceeding, order or investigation of or with respect to any Company License (or operations thereunder) is pending or, to the Knowledge of the Company, threatened and, to the Company's Knowledge, no state of facts exists which would reasonably be expected to lead to any of the same. The Company has indicated on Schedule 3.6(c) those Company Licenses which expire within 12
             ---------------
months from the date of this Agreement. The Company is not in violation of or default under any Company License. Except as set forth on Schedule 3.6(c),
                                                           ---------------
since December 31, 1998, the Company has not received written or, to the Knowledge of the Company, oral notice from any Government Entity or any other person of any allegation of any such violation or default under a Company License.

          (d) Except as described in Schedule 3.6, all material returns,
                                     ------------
reports, statements and other documents required to be filed by the Company with any Government Entity (excluding, for purposes of this Section 3.6(d), all Tax
                                                       --------------
returns) have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and the related fees identified in such returns, reports, statements or other documents required to be paid have been paid in full). All material records of every type and nature relating to the Company Licenses or the business, operations or Assets of the Company have been maintained in all material respects in accordance with good business practices and the rules of any Government Entity by which the Company is governed and are maintained at the Company.

          (e) The Company has no interest in any License (including both any Company License and any License held by third parties in which the Company has an interest) the loss of which would have a Company Material Adverse Effect and that is subject to restrictions on assignment or transfer based on the circumstances under which the License was granted (such as eligibility or auction rules), the status of construction and operation (such as rules restricting resale for a certain period after construction), or any other restrictions other than an ordinary course requirement for prior approval of transactions such as the Merger contemplated herein.

          (f) The Company is not aware of any fact or circumstance related to it that would reasonably be expected to cause the filing of any objection to any application for any Government Entity consent required hereunder, lead to any delay in processing such application, or require any waiver of any Government Entity rule, policy or other applicable Law.

  SECTION 3.7.  The Company Financial Statements; No Liabilities.

          (a) The Company has prepared and furnished to Acquiror (i) the audited balance sheet of Company for its fiscal year ended December 31, 1998, and the audited statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, each accompanied by the related report of Arthur Andersen LLP, independent certified public accountants, and (ii) the unaudited balance sheet of Company as of February 28, 1999, and the unaudited statements of income, stockholders' equity and changes in financial position for the two (2) month period then ended (collectively, the "Financial Statements"). All of the financial statements, including, without limitation, the notes thereto, referred to in this Section or furnished to Buyer after the date hereof pursuant to this Agreement: (A) are in accordance with the books and records of the Company, (B) present fairly in all material respects the financial position of the Company as of the respective dates and the results of operations and changes in financial position for the respective periods indicated, and (C) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in the notes thereto), subject, in the case of unaudited statements, to normal year-end adjustments.
Schedule 3.7(a) sets forth all changes in accounting methods (for financial
---------------
accounting purposes) made, agreed to, requested or required with respect to Company during the past seven years.

          (b) Except as reflected in the balance sheet of the Company (the

"Company Balance Sheet") as at December 31, 1998 (the "Balance Sheet Date") and
----------------------                                 ------------------
as disclosed on Schedule 3.7(b), the Company has no liabilities, contingent or
                ---------------
absolute, matured or unmatured, except for liabilities (i) incurred in the ordinary course of business since the Balance Sheet Date, and (ii) which would not have a Company Material Adverse Effect.

  SECTION 3.8.  Accounts Receivable.

          The accounts receivable of the Company shown on the Company Balance Sheet, or acquired by the Company after the Balance Sheet Date, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, except to the extent of the allowance for doubtful accounts shown on the Company Balance Sheet and with respect to those accounts accruing after the Balance Sheet Date, in amounts not greater than 7.6% of the total accounts receivable accruing during the period following the Balance Sheet Date through the Effective Date.

  SECTION 3.9.  Absence of Certain Changes or Events.

          Since the Balance Sheet Date, to the Company's Knowledge, there has been no event or occurrence which has had or would have a Company Material Adverse Effect. Except as set forth on Schedule 3.9, since the Balance Sheet
                                        ------------
Date, the Company has conducted its business in the ordinary course, and the Company has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred loss of, or significant injury to, any of its Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (d) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the ordinary course of business; (e) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (f) sold, exchanged, transferred or otherwise disposed of any of its Assets or canceled any debts or claims except dispositions or transfers in the ordinary course of business; (g) written down the value of any of its Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (h) entered into any transactions other than in the ordinary course of business and consistent with past practices; (i) made any change in any method of accounting or accounting practice; or (j) made any agreement, or otherwise becomes legally obligated, to do any of the foregoing.

  SECTION 3.10.  Assets.

          The Company is the sole and exclusive legal and equitable owner of, and has good and marketable title to, its Assets free and clear of all Encumbrances, except as set forth in Schedule 3.10. No person or Government
                                     -------------
Entity has an option to purchase, a right of first refusal or other similar right with respect to all or any part of the Company's Assets. All of the personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

  SECTION 3.11.  Leases.

          Schedule 3.11 lists and describes all material leases and other
          -------------
agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Knowledge of the Company, the other party or respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. With respect to each such lease and other agreement, (a) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (b) all necessary filings or registrations therefor required to be made by the Company have been made, unless the failure to make such filing or registration would not be reasonably expected to have a Company Material Adverse Effect and (c) there have been no threatened cancellations thereof and no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. To the Knowledge of the Company, (i) no other party is in default under any of the foregoing, and (ii) there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

  SECTION 3.12.  Contracts.

          (a) Schedule 3.12 sets forth a complete and correct list of all
              -------------
material agreements, contracts and commitments (whether written or oral) to which the Company is a party or by which the Company or any of its Assets are bound (collectively, the "Contracts"), including, without limitation, the
                          ---------
following types of contracts and agreements: (i) employment, severance, termination, consulting and retirement agreements; (ii) license agreements or distributor, dealer, manufacturer's representative, sales agency and advertising agreements; (iii) agreements with any labor organization or other collective bargaining unit; (iv) agreements for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than One Thousand Dollars ($1,000) individually (or Five Thousand Dollars ($5,000) in the aggregate for all such agreements) over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) agreements for the purchase, sale or lease of any real estate or other Assets;
(vi) agreements for the sale of Assets other than in the ordinary course of business or the grant of any preferential rights to purchase Assets; (vii) agreements which contain provisions requiring the Company to indemnify any person; (viii) joint venture agreements or other agreements involving the sharing of profits; (ix) outstanding loans to any persons or entities or receivables due from any stockholders or any affiliates of the Company; (x) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any restriction on any business operations of the Company; (xi) customer and client contracts; and (xii) any other agreement which by its terms does not terminate or is not terminable by the Company within thirty (30) days or upon thirty (30) days' (or less) notice. Schedule 3.12 includes a brief description of all oral
                        -------------
Contracts of the types described in clauses (i) through (xii) above.

          (b) Except as set forth on Schedule 3.12(b), all the Contracts are
                                     ----------------
valid and in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Company and, to the Knowledge of the Company, the other party or respective parties thereto. With respect to each such Contract, (i) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (ii) all necessary filings or registrations therefor required to be made by the Company have been made, and (iii) there have been no cancellations thereof threatened in writing and, to the Knowledge of Company, no outstanding disputes thereunder. The Company has performed in all material respects the obligations thereunder required to be performed by the Company to date. The Company is not and, to the Knowledge of the Company, no other party is, in default under any of the Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. True and complete copies of all Contracts have been made available to Acquiror. The consummation of the transactions contemplated herein will not constitute a breach or default under, or give rise to the ability of any party to terminate any Contract.

  SECTION 3.13.  Debt Instruments.

          Schedule 3.13 lists all mortgages, indentures, notes, guarantees and
          -------------
other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which the Company is a party or which have been assumed by the Company or to which any Assets of the Company are subject that evidences an indebtedness in excess of $25,000. The Company is not in default under any of such mortgages, indentures, notes, guarantees and other agreements, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

  SECTION 3.14.  Real Property.

          Schedule 3.14 contains a list and brief description of all leasehold
          -------------
interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by the Company (collectively, the "Real Property"). The Company does not hold any fee
                            -------------
simple interest in any real estate.  The Real Property described in Schedule
                                                                    --------
3.14 constitutes all real property interests necessary to conduct the business
----
and operations of the Company as now conducted and is suitable and adequate for the uses for which it is currently devoted.

  SECTION 3.15  Intellectual Property.

          (a) Schedule 3.15 sets forth: (i) all registered and unregistered
              -------------
trademarks, service marks, trade names, maskworks, registered and, to the Company's Knowledge, all unregistered copyrights, including the jurisdictions in which each such Intellectual Property right has been registered or in which any application for such registration has been filed, and (ii) all current written, and to the best of the Company's

Knowledge, oral licenses, sublicenses, franchises and other agreements under which the Company licenses the Company's Intellectual Property to third parties or pursuant to which the Company is authorized to use a third party's Intellectual Property. Schedule 3.15 sets forth whether the Company is the sole
                       -------------
owner or joint owner or licensee of each item of Intellectual Property identified therein, and any license fees, royalties or similar compensation which, are payable to or are due in the future from the Company.

          (b) The Company either owns or has adequate rights to use all of the Intellectual Property that is necessary for, and currently used for, its business as now conducted, and the Company's Intellectual Property is free and clear of Encumbrances. The Company has previously furnished to Acquiror evidence of either ownership by the Company of or license rights to use its Intellectual Property.

          (c) There are no pending or, to the Company's Knowledge, threatened claims against the Company alleging that the conduct of its business infringes any Intellectual Property rights of others. The Intellectual Property of the Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge in any such case binding upon the Company. To the Company's Knowledge, the Company has not engaged in unfair competition against any third party and the business of the Company as now conducted does not infringe any third party Intellectual Property rights.

          (d) To the Company's Knowledge, no third party is infringing upon any of the Company's Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's Intellectual Property or engaging in any act of unfair competition. To the Company's Knowledge, the Company has the right to bring an action for the infringement of all of its Intellectual Property.

          (e)  [OMITTED]

          (f)  [OMITTED]

          (g) Except as set forth on Schedule 3.15, to the Company's Knowledge, any hardware, software or firmware licensed or purchased by the Company from third parties, and all Company Software, accurately processes date/time data, to the extent such date/time data processes contained in the hardware, software, firmware or Company software (x) are used by the Company and (y) the failure of which would reasonably be expected to cause a Company Material Adverse Effect on the services provided to the Company's customers (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when either (i) used as a standalone application, or (ii) integrated into or otherwise used in conjunction with third party hardware, software, firmware and data ("Third Party Products") with which such Company
                              --------------------
Software was designed or intended to operate at the time such Company Software was (A) developed for internal use or (B) provided to the Company's customers or tested by the Company for such customers, whichever is later ("Year 2000
                                                               ---------
Ready").

          (h) (i) The Company has a compliance program in place to evaluate and address issues regarding whether its computer systems and software, including without limitation Third Party Products and the Company Software (collectively, the "Software") are Year 2000 Ready; (ii) the Company has taken, is taking, and
     --------
will take all measures it reasonably believes are necessary to make the Software, particularly the operating systems and software upon which the Company will rely to provide services to its customers, Year 2000 Ready, including remediation and the use of contingency plans, if necessary, should a year 2000 problem arise from any cause within the Company's control which may affect those services; and (iii) the Company has requested or is in the process of requesting from those third-party vendors and suppliers of the Company that directly support the services that the Company provides to customers reasonable assurances that their computer systems and related software are Year 2000 Ready, and that they are taking or have taken adequate measures to prevent problems caused by the year 2000 that may impact the services and products they provide to the Company. The Company has previously furnished Acquiror with copies of all year 2000 warranties that the Company has provided, and currently provides, to its customers.

     SECTION 3.16.  Environmental Matters.

          (a) The Company is in material compliance with all Environmental Laws (as defined below). The Company does not have any material liability under any Environmental Law, nor is the Company responsible for any liability of any other person under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to:
(i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or
(iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities involving Hazardous Materials.


          (b) As used herein, these terms shall have the following meanings:


          (i) "Environmental Laws" means all applicable federal, state and local
               ------------------
Laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, Laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (ii) "Hazardous Materials" means wastes, substances, or materials
                -------------------
(whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

  SECTION 3.17  Absence of Litigation.

          Except as set forth on Schedule 3.17, there are (i) no claims,
                                 -------------
actions, suits, investigations, or proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its properties or Assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign which, if determined adversely to the Company, would have a Company Material Adverse

Effect, and (ii) no judgments, decrees, injunctions or orders of any Government Entity or arbitrator outstanding against the Company or any of its properties or Assets.

  SECTION 3.18.  Books and Records.

          The books of account, stock records, minute books and other records of the Company are true and complete in all material respects, and the matters contained therein are appropriately and accurately reflected in the financial statements to the extent required to be reflected therein.

  SECTION 3.19.  Taxes and Assessments.

          (a) Except as set forth on Schedule 3.19(a), the Company has (or, in
                                     ----------------
the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) duly filed all Tax returns required to be filed by Company on or before the Effective Time with respect to all applicable Taxes (as defined below). Except as set forth on

Schedule 3.19(a), no penalties or other charges are or will become due with
----------------
respect to any of the Company's Tax returns as the result of the late filing thereof. All of the Company Tax returns are (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will be) true and complete in all respects. The Company: (i) has paid all Taxes due or claimed to be due by any taxing authority in connection with any of the Company Tax returns (without regard to whether or not such Taxes are shown as due on such Company Tax returns); or (ii) has established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in its financial statements provided to Acquiror adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the financial statements of the Company furnished to Acquiror are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

          (b) Except as set forth on Schedule 3.19(b), the Company, either in
                                     ----------------
its own right or as a transferee, has no, and on the Effective Time will not have, any material liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in financial statements furnished to Acquiror.

          (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened. The Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. Except as set forth on Schedule 3.19(c), there is no agreement, waiver or
                       ----------------
consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company, and no power of attorney granted by the Company with respect to any tax matters is currently in force.

          (d) The Company has furnished or will, within three days, hereafter furnish to Acquiror true and complete copies of all Company Tax returns for the period beginning January 1, 1993 through December 31, 1998 and, to the Knowledge of the Company, all written communications contained in the files of the Company, by or to the Company relating to any such Company Tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

          (e) Schedule 3.19(e) sets forth (i) all federal tax elections that
              ----------------
currently are in effect with respect to Company, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon Company or its assets or operations after the Effective Time. Schedule 3.19(e) sets forth all changes in
                                      ----------------
accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to the Company.

          (f) Except as set forth in Schedule 3.19(f), the Company (i) is not
                                     ----------------
and never has been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has not executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is not subject to
Section 999 of the Code; (iv) is not a passive foreign investment company as defined in Section 1296(a) of the Code; and (v) except as set forth on Schedule
                                                                       --------
3.19(f), is not a party to an agreement relating to the sharing, allocation or
-------
payment of, or indemnity for, Taxes.

  SECTION 3.20.  Customers.

          To the Knowledge of the Company, the relationships of the Company with its customers are generally good commercial working relationships. Except as set forth on Schedule 3.20, during the twelve (12) months prior to the date of
             -------------
this Agreement, no customer of the Company which accounted for in excess of $120,000 of the revenues of the Company during such twelve (12) months has canceled or otherwise terminated its relationship with the Company.

  SECTION 3.21.  Certain Business Practices.

          Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

  SECTION 3.22.  Employment Matters.

          (a) The Company has provided to Acquiror a true and complete list of names, positions and annual rates of compensation (including bonuses and other special compensation arrangements) of all current directors, officers and employees of the Company. Schedule 3.22 identifies the Company's key employees
                           -------------
(i) whose skills are important to the operation of the Company's business in the ordinary course and (ii) are not readily replaceable within a reasonable time and without an unreasonable amount of cost to the Company (together the "Key Employees"). With respect to
                                             -------------
any persons employed by the Company, the Company is in compliance in all material respects with all Laws respecting employment conditions and practices and has withheld all amounts required by any applicable Laws to be withheld from wages and has no liability, except as accrued for on the Company Balance Sheet, for any Taxes or penalties for failure to comply with any of the foregoing.

          (b) There are no collective bargaining agreements applicable to any Company employees and the Company does not have a duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

          (c) With respect to any persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or disability in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or disability against the Company before any Government Entity nor, to the Knowledge of the Company, does any basis therefor exist.

  SECTION 3.23.  Employee Benefit Plans.

          (a) Schedule 3.23 sets forth a list of all of the pension, retirement,
              -------------
profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, sabbatical, vacation, bonus, loans, medical, dental, vision care, disability, life insurance or other employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole
                   -----
or in part by, or contributed to by the Company or for which the Company could incur a liability for any entity required to be aggregated with the Company (each, a "Commonly Controlled Entity") pursuant to Section 414 of the Code for
          --------------------------
the benefit of present and former employees or directors of the Company or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Benefit Plans"). Any of the
                                                -------------
Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan".
                                                               ----------

          (b) Each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been issued an opinion letter by the Internal Revenue Service as to the acceptability of the Plan under the Internal Revenue Code and to the Company's Knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of such determination. Except as set forth on Schedule 3.23(b), each of the
                                            ----------------
Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable Laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

          (c) The Company has not, at any time, maintained or contributed to any ERISA Plan which is a defined benefit pension plan. All contributions, premiums and other payments with respect to each ERISA Plan which have become due and payable have been paid or accrued.

          (d) No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company
                                      ------------------
nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

          (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Benefit Plans that are in the possession of the Company as of the date hereof.

          (f) No claim, lawsuit, arbitration or other action has been instituted or, to the Knowledge of the Company, threatened against any Benefit Plan.

          (g) Except as contemplated by the terms of this Agreement and as set forth on Schedule 3.23(g), the consummation of the transactions contemplated by
         ----------------
this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

          (h) The Company does not maintain, contribute to, or in any way provide for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

          (i) Neither the Company nor any Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.

  SECTION 3.24.  Transactions with Related Parties.

          Except as set forth on Schedule 3.24, no present or former officer,
                                 -------------
director, stockholder or person known by the Company to be an affiliate of the Company, nor any person known by the Company to be an affiliate of any such person, is currently a party to any transaction or agreement with the Company, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.


  SECTION 3.25.  Insurance.

          Schedule 3.25 contains a list of all insurance policies of title,
          -------------
property, fire, casualty, liability, life, worker's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the

Company, true and correct copies of which have been made available to Acquiror. All premiums due with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To the Company's Knowledge, all such policies are (a) in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; (c) are valid, outstanding and enforceable policies; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the respective Assets and the business and operations of the Company. There are no pending claims under any insurance policies and the Company is not aware of any facts which would lead the Company to believe that the Company will likely receive a claim under any insurance policies.

  SECTION 3.26.  Brokers.

          Except as set forth on Schedule 3.26, no broker, finder or investment
                                 -------------
banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any stockholder of the Company.

  SECTION 3.27.  Minute Books.

          The minute books of the Company made available to Acquiror contain a complete and accurate summary of all meetings of directors, committees and shareholders or actions by written consent since the time of incorporation of the Company through December 31, 1998, and reflect all transactions referred to in such minutes accurately in all material respects, except to the extent that the failure of the record of the committee meetings to be complete and accurate would not reasonably be expected to cause a Company Material Adverse Effect. Nothing which has taken place in any such meeting held since December 31, 1998 which would reasonably be expected to have a Company Material Adverse Effect.


  SECTION 3.28.  Reorganization Treatment.

          The Company has not taken, has not agreed to take, is not obligated to take, and does not intend to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.


  SECTION 3.29.  Board Recommendation.

          The Board of Directors of the Company has adopted, in compliance with Delaware Law, a resolution approving and adopting this Agreement and the transactions contemplated hereby and recommending approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders.


  SECTION 3.30.  Vote Required.

          The affirmative vote of the holders of a majority of the voting power attributable to the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Agreement.

  SECTION 3.31.  State Takeover Statutes; Certain Charter Provisions.

          The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt the Company, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 203 of DGCL. To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger or this Agreement and the transactions contemplated hereby or thereby.

  SECTION 3.32. Disclosure.

          No representations or warranties by the Company in this Agreement and no statement or information contained in the Schedules hereto prepared by or on behalf of Acquiror or any certificate furnished or to be furnished by the Company to Acquiror pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror represents and warrants to the Company as follows:

  SECTION 4.1.  Organization and Qualification.

          Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its Assets and properties and to carry on its business as it is now being conducted and to perform the terms of this Agreement and the transaction contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have an Acquiror Material Adverse Effect.

  SECTION 4.2.  Certificate of Incorporation and Bylaws.

          Acquiror has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 4.3.  Capitalization.

          The authorized capital stock of Acquiror consists of: (a) ninety million (90,000,000) Acquiror Shares, of which, as of April 13, 1999, fifty-one million six hundred seventy seven thousand six hundred and five (51,677,605) shares are issued and outstanding; and (b) five million (5,000,000) shares of Preferred Stock, par value $0.01 per share, $7.40 liquidation preference, of which, as of April 13, 1999, one million four hundred eighty thousand seven hundred seventy (1,480,770) shares are issued and outstanding. Other than the Acquiror's 1997 Stock Option Plan which may be amended from time to time, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of Acquiror. There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding Acquiror Shares have been, and the Acquiror Shares to be issued in the Merger will be, duly authorized and validly issued in accordance with applicable Laws and are and will be fully paid and nonassessable and not subject to preemptive rights. Except for shares reserved pursuant to the Acquiror's 1997 Stock Option Plan which may be amended from time to time, no shares of capital stock of Acquiror have been reserved for any purpose.

  SECTION 4.4.  Authority.

          Acquiror has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except as described in Section 8.2(d) and
                                                          --------------
8.2(e), the execution and delivery of this Agreement by Acquiror and the
------
consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  SECTION 4.5.  No Conflict; Required Filings and Consents.

          (a) Except as required in Section 8.2(d) and 8.2(e), the execution and
                                    --------------     ------
delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any Laws applicable to Acquiror or its Assets, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its Assets is subject.

          (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for (A) the filing and recordation of appropriate merger documents as required by the DGCL, and (B) pursuant to applicable requirements, if any, of the HSR Act and the Communications Act.

  SECTION 4.6.  Brokers.

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

  SECTION 4.7.  Reorganization Treatment.

          Neither Acquiror nor the Merger Sub has taken, agreed to take, or intends to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

  SECTION 4.8.  Disclosure.

          No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto prepared by or on behalf of Acquiror or any certificate furnished or to be furnished by Acquiror to the Company pursuant to the provisions of this Agreement, or the most recent Acquiror's 10-K (and any proxy statements, annual reports or any other documents incorporated therein, if any) filed pursuant to the Exchange Act contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

                           OF ACQUIROR AND MERGER SUB

          Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

  SECTION 5.1.  Organization and Qualification.

          Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has the requisite power and authority to own, lease and operate its Assets and properties and to carry on its business as it is now being conducted and to perform the terms of this Agreement and the transaction contemplated hereby. Merger Sub is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the failure to be so qualified an in good standing would reasonably be expected to cause an Acquiror Material Adverse Effect.

  SECTION 5.2.  Certificate of Incorporation and Bylaws.

          Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

  SECTION 5.3.  Authority.

          Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except as described in Section 8.2(d) and
                                                          --------------
8.2(e), the execution and delivery of this Agreement by Merger Sub and the
------
consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

  SECTION 5.4.  No Conflict; Required Filings and Consents.

          (a) Except as required in Section 8.2(d) and 8.2(e), the execution and
                                    --------------     ------
delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Laws applicable to Merger Sub or its Assets, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its Assets is subject.

          (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for (A) the filing and recordation of appropriate merger documents as required by the DGCL, and (B) pursuant to applicable requirements, if any, of the HSR Act and the Communications Act.


                                   ARTICLE VI


                                   COVENANTS

  SECTION 6.1.  AFFIRMATIVE COVENANTS OF THE COMPANY.

          The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve intact its business organization, maintain its rights and contracts, use its commercially reasonable efforts to retain the services of its principal officers and Key Employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; (c) keep its Assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

  SECTION 6.2.  Negative Covenants of the Company.

          Except (i) as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror (which consent, for purposes of Section
                                                                    -------
6.2(a) only, will not be unreasonably withheld) and (ii) with respect to matters
------
disclosed in Schedules to this Agreement which require continued performance pursuant to a contract existing as of the date of this Agreement (but not including any modification made after the date of this Agreement) or pursuant to Laws, from the date hereof until the Effective Time, the Company shall not do any of the following:

          (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee other than a severance agreement entered into pursuant to a valid employment agreement listed on Schedule 3.12 or otherwise with the prior written consent of
                    -----------
Acquiror; (iii) establish,
adopt, enter into or amend any ERISA Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any ERISA Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or ERISA Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any ERISA Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director, officer or employee;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock other than capital stock repurchased from departing employees in the ordinary course of business;

          (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any such securities or obligations, or any other securities thereof, other than (x) redemption and purchases from departing employees in the ordinary course of business or (y) stock acquired by the Company from current employees pursuant to historic Company practices in connection with the exercise of such employees' stock options; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.

          (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the ordinary course of business;

          (g) propose or adopt any amendments to its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents;


          (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1997, except in either case as may be required by Law, the Internal Revenue Service or generally accepted accounting principles.

          (i) make or agree to make any new capital expenditures which are not included in the Company's 1999 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $25,000;

          (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the ordinary course of business.

          (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the ordinary course of business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Financial Statements or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

          (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company is a party;

          (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Government Entity;

          (n) take any action or fail to take any action that would have a Company Material Adverse Effect prior to or after the Effective Time or a material adverse effect after the Effective Time, or that would adversely affect the ability of the Company prior to the Effective Time, or Acquiror or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Agreement; or

          (o) authorize, or commit or agree to do any of the foregoing.

  SECTION 6.3.  Certain Tax Matters.

          From the date hereof until the Effective Time, the Company (a) will prepare and timely file with the relevant Taxing authority all Company Tax returns ("Post-Signing Returns") required to be filed, which Post-Signing
          --------------------
Returns shall be accurate in all material respects, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective

Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company in respect of any Taxes.

                                  ARTICLE VII


                             ADDITIONAL AGREEMENTS

  SECTION 7.1.  Registration Statement; Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with the amendments thereto being the "Registration Statement"), containing a proxy statement/prospectus, in
-----------------------
connection with (i) the registration under the Securities Act of 1933, as amended (the "Securities Act") of the Acquiror Shares issuable pursuant to
              --------------
Section 2.1, (ii) the vote or consent of the Company Stockholders with respect
-----------
to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms delivered to the Company Stockholders, being the "Proxy Statement"), (iii) and the other
                                     ---------------
transactions contemplated by this Agreement. Acquiror agrees to provide the Company with an opportunity to review and comment on the Registration Statement and the Proxy Statement before filing. Acquiror agrees promptly to provide the Company with copies of all correspondence from and all responsive correspondence to the SEC regarding the Registration Statement and Proxy Statement. Acquiror agrees promptly to notify the Company of all stop orders or threatened stop orders of which it becomes aware with respect to the Registration Statement. Each of Acquiror and the Company will use all reasonable best efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of Acquiror Shares in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail or otherwise deliver the Proxy Statement to its stockholders, and the Company shall comply with the proxy solicitation rules and regulations under the DGCL in connection with the solicitation of such stockholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors to the Company Stockholders to vote for or consent to the approval of this Agreement and the transactions contemplated hereby.

          (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with securing the vote or consent of the Company Stockholders to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement hereto) is first delivered to stockholders, at the time the vote or consent is secured or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and
                                       ------------
regulations thereunder. The Company's liability pursuant to this Section shall not be reduced or diminished in any manner by the fact that a third party, including, but not limited to, Company's counsel, Company's banker, Acquiror, or Acquiror's counsel, assisted in the presentation of such information or statements in the Proxy Statement or Registration Statement, or any amendments or supplements thereto.

          (c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with securing the vote or consent shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first delivered to stockholders, at the time the vote or consent is secured or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) The Company and Acquiror each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities Laws) in any registration statement or proxy statement prepared by the Company or Acquiror pursuant to this Agreement; (ii) agrees to use its reasonable commercial efforts to obtain the written consent of any person retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement; and (iii) agrees to cooperate, and to use its reasonable commercial efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities Laws in any such registration statement or proxy statement.

  SECTION 7.2.  Company Stockholder Approval.

          As promptly as practicable after the Registration Statement has become effective, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption as provided by the DGCL and its certificate of incorporation and bylaws. The Company shall use its best efforts to solicit and obtain the consent of the Company Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company Stockholders shall be subject to review and approval by Acquiror and include information regarding the Company and Acquiror, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

  SECTION 7.3.  Appropriate Action; Consents; Filings.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Acquiror shall use their reasonable commercial efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Government Entities any material Licenses required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each
                --------
other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b) (i) The Company and Acquiror shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable commercial efforts to obtain any third party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules, as the case may be, or
(C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Company Material Adverse Effect from occurring prior to or after the Effective Time.

          (ii) In the event that either the Company or Acquiror shall fail to obtain any third party consent, approval or waiver described in subsection
(b)(i) above, such party shall use its reasonable commercial efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

          (c) From the date of this Agreement until the Effective Time, the Company and Acquiror shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or Acquiror (or their respective subsidiaries), threatened action, proceeding or investigation by any Government Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Capital Stock into Acquiror Shares pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or Assets of the Company. The Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Government Entity vacated or reversed.

  SECTION 7.4.  Update Disclosure; Breaches.

          From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto by written update to its Disclosure Schedule of (i) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) the failure of the Company, Acquiror or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which reasonably could be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, the
                                                    --------  -------
delivery of any notice pursuant to this Section 7.4 shall not cure any breach of
                                        -----------
any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice.

  SECTION 7.5.  Public Announcements.

          The Company shall not issue or approve any news releases or other public announcement concerning the transactions contemplated by this Agreement without the written prior approval of the Acquiror.

  SECTION 7.6.  Unaudited Financial Information.

          The Company will cause to be prepared and will furnish to Acquiror as promptly as possible an unaudited balance sheet of the Company as of the last day of each month ending after December 31, 1998 and the related unaudited statements of income of the Company for the one-month period then ended. The Company will ensure that such unaudited statements are complete and correct in all material respects, have been prepared in accordance with the books and records of the Company, and present fairly the consolidated financial position of the Company and its results of operations and cash flows as of and for the respective dates and time periods in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except as noted thereon and subject to the absence of footnotes and a statement of cash flows and normal and recurring year-end adjustments which are not expected to be material in amount.

  SECTION 7.7.  Access to Information.

          The Company has afforded and shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company and as Acquiror may reasonably request. The Company agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or
     -----------
warranty of the Company contained herein. In the event of the termination of this Agreement, Acquiror shall destroy or deliver to the Company all confidential documents, work papers and other materials, and all copies thereof, obtained by Acquiror from the Company as a result of this Agreement or in connection herewith, whether obtained before or after the execution and delivery of this Agreement.

  SECTION 7.8.  Confidentiality.

          Each of the parties hereto hereby agrees that any and all information or knowledge obtained pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be subject to the confidentiality agreement dated January 15, 1999 (the "Confidentiality Agreement"), the terms of which are
                       -------------------------
incorporated herein by reference.

  SECTION 7.9.  No Solicitation.

          (a) Company shall not initiate or solicit or take any other action to promote, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or enter into discussions or furnish any information or negotiate with any person or entity or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, employees, agents, representatives or directors to take any such action, and Company shall direct and instruct and use its reasonable efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Company) not to take any such action, and Company shall promptly notify Acquiror if any such inquiries or proposals are received by Company or any of its officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives, and Company shall promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal, and Company shall keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals; provided, however, that nothing contained in this Section
                    --------  -------                                 -------
7.9 shall prohibit the board of directors of the Company from furnishing
---
information to, or entering into discussions or negotiations with, or agreeing to or endorsing any Competing Transaction with, any person or entity that makes a bona fide proposal to acquire Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction (a "Bona Fide
                                                                      ---------
Proposal"), if, and only to the extent that, (A) the board of directors of the
--------
Company, after consultation with outside counsel, determines in good faith that such action is required for the board of directors of the Company to comply with its fiduciary duties to the Company Stockholders imposed by the DGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it provides written notice to Acquiror to the effect that Company is furnishing information to, or entering into discussions or negotiations with, such person or entity, (C) prior to furnishing such information to such person or entity, Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement executed by Acquiror dated January 15, 1999 and (D) Company keeps Acquiror informed, on a current basis, of the status and content of any such discussions or negotiations.

          (b) For purposes of this Agreement, a "Competing Transaction" shall
                                                 ---------------------
mean any of the following involving Company (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of Company, other than sales in the ordinary course of business, or issuance of twenty percent (20%) or more of the outstanding voting securities of Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Company; (iv) any solicitation of proxies in opposition to approval by Company's stockholders of the Merger; or (v) any agreement to, or public announcement by Company or any other person of a proposal, plan or intention to do any of the foregoing.

  SECTION 7.10.  Employees.

          (a) Within thirty (30) days from the date hereof, Acquiror and Merger Sub shall notify the Company which employees will not be retained after the Effective Time. The Company shall, subject to the terms and conditions of this Agreement, use its reasonable efforts to encourage the employees of the Company to continue their employment and relationship with the Company following the Effective Time.

          (b) Immediately following the Closing, all employees of the Company that become employees of Acquiror or its subsidiaries ("Merger Employees") and their dependents and beneficiaries, as applicable, during such time as employment with the Acquiror and its affiliates is continued, shall be eligible to participate in the employee benefit plans of the Acquiror and its affiliates ("Merger Sub Benefit Plans") on the same terms and conditions as similarly situated employees of the Acquiror and its affiliates are eligible to participate therein but not subject to any preexisting condition exclusions. Merger Sub Benefit Plans shall recognize prior service of a Merger Employee with the Company to the extent recognized under the corresponding Company benefit plans prior to the Closing as service with the Acquiror and its affiliates for
(i) any Merger Sub Benefit Plan that is not an employee pension benefit plan for all purposes and (ii) any Merger Sub Benefit Plan that is an employee pension benefit plan, for all purposes other than benefit accrual. Except as provided above, the benefit coverage which Acquiror or its affiliates will provide to the Merger Employees under Merger Sub Benefit Plans shall commence immediately following the Closing.

          (c) As soon as practicable before Closing, but in no event less than one (1) day prior to Closing, Company shall adopt all corporate resolutions necessary to: (i) freeze participation and benefit accruals under the Company 401(k) Plan, effective no later than one (1) day prior to Closing; and (ii) terminate the Company 401(k) Plan, effective no later than one (1) day prior to Closing. As soon as practicable prior to Closing, Company shall contribute to each Plan all contributions, including but not limited to employee deferrals and related matching contributions, required or necessary under the terms of such Plan covering the benefits that have accrued as of Closing. Following the Closing, Acquiror and Merger Sub shall take all steps necessary to obtain a favorable determination letter with respect to the termination of the Company's 401(k) Plan. Distribution of all Company 401(k) Plan assets not otherwise distributable shall be made following receipt of such favorable determination letter, and the 401(k) Plan maintained by Acquiror or its affiliates shall accept such distributions from Merger Employees in the form of rollover contributions.

  SECTION 7.11.  Company Affiliate Agreements.

          The Company acknowledges and agrees that the Acquiror Shares issuable to affiliates of the Company (the "Company Affiliates") will be subject to Rule
                                   ------------------
145(d) of the rules and regulations of the SEC under the Securities Act. Accordingly, the Company agrees to use reasonable efforts to deliver or cause to delivered to Acquiror, on or prior to the Effective Time, from each of the Company Affiliates, a written agreement in form and substance reasonably satisfactory to Acquiror (each an "Affiliate Agreement"), which will, among
                                   -------------------
other things, contain (a) a covenant of each Company Affiliate to transfer his or her Acquiror Shares in accordance with Rule 145(d) of the Securities Act and any other applicable state and federal securities Laws, and (b) an appropriate legend to be placed on such Company Affiliate's stock certificate with respect to the foregoing restrictions.

                                 ARTICLE VIII

                              CLOSING CONDITIONS

  SECTION 8.1.  Conditions to Obligations of the Parties.

          The respective obligations of the parties hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, which may be waived, in whole or in part, to the extent permitted by applicable
Law:

          (a) Stockholder Approval.  This Agreement and the Merger shall have
              --------------------
been approved and adopted by the requisite vote of the Company Stockholders.


          (b) No Order.  No Government Entity or federal or state court of
              --------
competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that each of the parties shall use its reasonable
        --------  -------
best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted and provided further, that the failure to obtain a required consent or approval of a Government Entity (other than those specified in
Section 8.1(c) and Section 8.1(d)) shall not form the basis for an assertion
--------------     --------------
that this condition is not satisfied.

          (c) HSR Act.  The applicable waiting period with respect to the Merger
              -------
and the other transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (d) Certain Governmental Approvals.  All consents, waivers, approvals
              ------------------------------
and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror or the Company prior to consummation of the transactions contemplated in this Agreement (other than the filing of the Certificate of Merger in accordance with Delaware Law) shall have been obtained from and made with the FCC.

          (e) Effectiveness of the Registration Statement.  The Registration
              -------------------------------------------
Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Acquiror or the Company, threatened by the SEC. Acquiror shall have received all other federal or state securities permits and other authorizations necessary to issue Acquiror Shares in exchange for Company Common Stock and to consummate the Merger.

          (f) Legal Proceedings.  No action or proceeding before any Government
              -----------------
Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by a party hereto.

  SECTION 8.2.  Additional Conditions to Obligations of Acquiror.

          The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Company made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained therein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate signed by the chief executive officer of the Company in the name of the Company to that effect with respect to the Company's representations and warranties.

          (b) Agreements and Covenants.  The agreements and covenants of the
              ------------------------
Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to that effect with respect to the Company's covenants.

          (c) No Company Material Adverse Change.  There shall have not occurred
              ----------------------------------
a material adverse change in the business, operations, financial condition, Assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company), except changes contemplated by this Agreement.

          (d) Board Approval.  Acquiror and Merger Sub shall have obtained
              --------------
approval of this Agreement by the Boards of Directors of Acquiror and Merger Sub, respectively.

          (e) Lender Approval.  Acquiror shall have obtained approval of this
              ---------------
Agreement by the Majority Lenders as such term is defined in the First Amended and Restated Credit Agreement dated as of February 24, 1998 by and among Merger Sub, NationsBank, N.A., as a Lender and Administrative Lender, and the other Lenders party thereto, as further amended.

          (f) Required Consents.  The Company shall have delivered to Acquiror
              -----------------
at or before Closing all consents or notices necessary to be obtained or made by the Company in connection with the transactions contemplated by this Agreement.

          (g) Company Securities.  Other than 30,772,170 shares of Company
              ------------------
Common Stock and 122 options to purchase 1,936,500 shares of Company Stock, there shall be no other securities of the Company outstanding that are securities convertible into or exchangeable for Company Common Stock or any other equity securities of the Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other equity securities of the Company.

          (h) Accountant Letters.  Acquiror shall have received from the Company
              ------------------
"cold comfort" letters of Arthur Andersen LLP dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Acquiror, reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

          (i) Escrow Agreement.  Acquiror, Merger Sub, the Escrow Agent and the
              ----------------
Stockholders' Representative shall have entered into the Escrow Agreement at or before Closing.

          (j) Legal Opinion.  Acquiror shall have received an opinion from
              -------------
Sutherland, Asbill & Brennan, LLP, counsel to the Company, in form and substance reasonably satisfactory to Acquiror and its counsel.

          (k) Noncompetition Agreement.  Acquiror shall have entered into a
              ------------------------
Noncompetition Agreement duly executed by James H. Black, Jr. in form, scope and substance reasonably acceptable to Acquiror (the "Noncompetition Agreement").


          (l) Company Affiliate Agreements.  Acquiror shall have received an
              ----------------------------
executed Affiliate Agreement from each of the Company Affiliates.

          (m) Other Closing Documents.  The Company shall have executed and/or
              -----------------------
delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request.

          (n)  [OMITTED]

          (o) Appraisal Rights.  The number of Dissenting Shares shall not be so
              ----------------
large that the Merger would fail to qualify as a reorganization within the meaning of Section 368 of the Code.

          (p)  [OMITTED]

          (q) Employees.  The employees identified on Schedule 8.2 shall have
              ---------                               ------------
agreed to become employees of ITC/DeltaCom\ Communications, Inc. following the Effective Time and shall have executed a Confidentiality and Nonsolicitation Agreement, substantially in the form of Exhibit B hereto (the "Nondisclosure
                                        --------
Agreement").

          (r) Employee Loans.  All loans listed Schedule 3.2 items (a) and (b)
              --------------                    ------------
shall be paid in full.  With respect to the loan listed in Schedule 3.2 items
                                                           ------------
(c), such loan will be secured by Acquiror Shares subject to documentation reasonably acceptable to Acquiror.

  SECTION 8.3.  Additional Conditions to Obligations of the Company.

          The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable
Law:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate signed on behalf of Acquiror by the chief executive officer of Acquiror to that effect.

          (b) Agreements and Covenants.  The agreements and covenants of
              ------------------------
Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the chief executive officer of Acquiror to that effect.

          (c) Required Consents.  The Acquiror and Merger Sub shall have
              -----------------
delivered to Company at or before Closing all consents or notices necessary to be obtained or made by Acquiror and Merger Sub, as the case may be, in connection with the transactions contemplated by this Agreement.

          (d) Escrow Agreement.  Acquiror, Merger Sub, the Escrow Agent and the
              ----------------
Stockholders' Representative shall have entered into the Escrow Agreement at or before Closing.

          (e) Legal Opinion.  Company shall have received an opinion from Hogan
              -------------
& Hartson L.L.P., counsel to the Acquiror and Merger Sub, in form and substance reasonably satisfactory to Company and its counsel.

          (f) Shareholder Approval.  Company shall have obtained approval of
              --------------------
this Agreement and the transactions contemplated hereunder by the Company Stockholders.

          (g) Amend 401(k) Plan.  Acquiror or its affiliate shall have amended
              -----------------
its 401(k) Plan so as to permit the transfer of the existing loans which certain Merger Employees have under the Company's 401(k) Plan.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.1.  Termination.

          This Agreement may be terminated at any time prior to the Effective
Time:

          (a) by mutual written consent of Acquiror and the Company;

          (b) by Acquiror if (i) the Company shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 8.2 will
                                                               -----------
not be satisfied and such breach has not been promptly cured within thirty (30) days following receipt by the Company of written notice of such breach or (ii) the closing price of the Acquiror Shares on Nasdaq is less than $11.50 as of the day immediately preceding the Effective Time (or if such date is not a Trading Day, the Trading Day immediately preceding such date);

          (c) by either the Company if either Acquiror or Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, in any such case such that the conditions precedent to the obligation of the Company to close specified in Section 8.3, will not be satisfied and such breach has not been
             -----------
promptly cured within thirty (30) days following receipt by Acquiror of written notice of such breach;

          (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (e) by either Acquiror or the Company if the Effective Time has not occurred on or prior to June 30, 1999 (unless such date shall be extended by the mutual written consent of the parties); provided, that the right to terminate
                                        --------
this Agreement under this Section 9.1(e) shall not be available to any party
                          --------------
whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the sole cause of, or resulted in, the failure of the Effective Time to occur by such date or the inability of such condition to be satisfied;

          (f) by Acquiror, if (i) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing;
(ii) the board of directors of the Company shall have recommended to the Company Stockholders (A) any merger, consolidation, share exchange, business combination, or other similar transaction, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of Company or issuance of twenty percent (20%) or more of the outstanding voting securities of Company in a single transaction or series of transactions; (C) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Company; or (iii) Company shall have entered into any agreement, commitment or understanding regarding a Competing Transaction, or endorsed or publicly announced any proposal, plan or intention to enter into a Competing Transaction;

          (g) by Company, if the board of directors of the Company (i) fails to make or withdraws or modifies its recommendation referred to in Section 7.2 if
                                                                -----------
there exists at such time a tender offer or exchange offer or a Bona Fide Proposal or (ii) recommends to the Company Stockholders approval or acceptance of a Bona Fide Proposal, in each case only if the board of directors of the Company, after consultation with outside legal counsel, determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to the Company Stockholders under the DGCL;

          (h) by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the Company Stockholders at the Company Stockholders' meeting called to comply with Section 7.2; or
                                                    -----------

          (i) by Acquiror, within fourteen (14) days after the date of this Agreement, upon Acquiror's determination in its sole discretion, based on its due diligence investigation and review of the Company, that any development has occurred or information has been discovered that indicates a liability of the Company not disclosed on the Financial Statements or the Schedules to this Agreement which would reasonably be expected to exceed One Million Dollars ($1,000,000).

  SECTION 9.2.  Effect of Termination.

          If this Agreement is terminated pursuant to Section 9.1, this
                                                      -----------
Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 7.8, 9.5 and 11.11 shall not be extinguished but shall survive such
---------------------------
termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at Law or in equity for such breach.

  SECTION 9.3.  Amendment.

          This Agreement may not be amended except by an instrument in writing signed by the Company, Acquiror, Merger Sub and the Stockholders'
Representative.

  SECTION 9.4.  Waiver.

          At any time prior to the Effective Time, one party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other party and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  SECTION 9.5.  Expenses.

          (a)  Subject to subsection (b) of this Section 9.5 and Section 11.11,
                                                 -----------     -------------
whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transaction, contemplated hereby shall be paid by the party incurring such expense.

          (b)  If this Agreement is terminated pursuant to Section 9.1(f) or (g)
                                                           --------------    ---
then the Company shall promptly pay to Acquiror a termination fee of One Million Dollars ($1,000,000) for the reasonable fees and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE X

                     SURVIVAL OF REPRESENTATIONS; REMEDIES

  SECTION 10.1.  Survival of Representations.

          All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for a period of twenty-four (24) months after the Effective Time. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

  SECTION 10.2.  Indemnification by the Company Stockholders.

          (a) Each Company Stockholder severally hereby agrees to indemnify, defend and hold Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror
                                                                  --------
Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in
------------------                       ----------------------------
no event shall any stockholder of the Company be such an Acquiror Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Agreement, in the certificate of merger or in the Exhibits or Schedules hereto or in any certificate or document delivered by or on behalf of the Company pursuant hereto, (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement, in the certificate of merger or in the Exhibits or Schedules hereto or in any certificate or document delivered by or on behalf of the Company pursuant hereto, (iii) the matters set forth in Schedule 3.17 (Company's Litigation)
                                       -------------
hereto, (iv) the matters set forth in Schedule 3.19 (Taxes and Assessments)
                                      -------------
hereto, (v) the matters set forth in Schedule 3.23(b) (Compliance of Plan Terms)
                                     ----------------
or (vi) the failure of the customer to make payment in full within one hundred twenty days of the date the goods and services were delivered by the Company prior to the Effective Time or by Acquiror and its Subsidiaries following the Effective Time pursuant to the contract identified in Schedule 3.6(b), item E and F, and any obligations entered into after the Effective Time with such customer which were contemplated in the business plan of the Company dated January 26, 1999 delivered to Acquiror prior to the date hereof (the "Contract Risk"). Notwithstanding anything in this Agreement to the contrary, the Company Stockholders shall not be responsible for indemnification with respect to (w) the first $100,000 of any Losses (other than for Identified Liabilities), (x) the first $60,000 of Losses incurred with respect to the matters set forth in
Schedule 3.23(b), (y) the first $220,000 of any Losses incurred with respect to
----------------
the matter set forth in Schedule 3.19(a), item A and (z) any Loss resulting from
                        ----------------
a breach of Section 3.8 hereof to the extent that the Company Stockholders are
            -----------
responsible for such Loss pursuant to clause (vi) of this Section 10.2.  Any
                                                          ------------
payment for indemnification under this Section 10.2 shall be made from the
                                       ------------
Escrow Stock.

          (b) Anything to the contrary in this Agreement notwithstanding,

               (i) the maximum aggregate amount for which the Company Stockholders may be liable to the Acquiror Indemnified Persons or any other person pursuant to or in connection to this Agreement or the transactions contemplated hereby shall not exceed an amount equal to the Stockholder's Percentage multiplied by $5,000,000;

               (ii) the maximum amount for which any one Company Stockholder may be liable to the Acquiror Indemnified Persons or any other person pursuant to or in connection to this Agreement or the transactions contemplated hereby shall not, with respect to any Loss, exceed a percentage of such Loss determined by dividing the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time by the Total Converted Company Stock;

               (iii) subsequent to the Effective Time, the indemnification rights provided in this Section 10.2 shall be the sole and
                                              ------------
                      exclusive remedy available under contract, tort or any other legal theory to any Acquiror Indemnified Person or any other person with respect to any Loss incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby; and the only source of indemnification or payment for or with respect to any such Loss shall be recourse to the Escrow Stock.


          (c) Any payment to be made to an Acquiror Indemnified Person from Escrow Stock shall be made by delivering to the Acquiror Indemnified Persons such number of shares of the Escrow Stock as shall equal the amount of the Loss or Losses for which indemnification or payment is being made. Any payment to be made to an Acquiror Indemnified person by a Company Stockholder under Section
                                                                      -------
10.2 may be made in cash or, in whole or in part, in Acquiror Shares, having a
----
value per share equal to the average daily price thereof on the NASDAQ for the five (5) consecutive Trading Days preceding the date of such payment.

          (d) In the event that an Acquiror Indemnified Person receives payment with respect to a Loss pursuant to this Section 10.2, and such Acquiror
                                        ------------
Indemnified Person subsequently recovers the amount of such Loss from a third party then such Acquiror Indemnified Person shall pay such recovery to the Company Stockholders as soon as reasonably practicable.

  SECTION 10.3.  Third Party Claims.

          The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Article X, resulting from any
                                              ---------
Third Party Claim shall be subject to the following terms and conditions:

          (a) The party seeking indemnification (the "Indemnified Party") must
                                                      -----------------
give the other party (the "Indemnifying Party"), notice of any Third Party Claim
                           ------------------
which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article X, stating (to the extent known or reasonably
                 ---------
anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the
         --------
rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

          (b) Subject to Section 10.3(c) below, if the Indemnifying Party
                         ---------------
assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying

Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

          (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, or (iv) there is a reasonable probability that the amount of Losses asserted under such Third Party Claim may exceed the Indemnifying Party's obligations under this Article X, then the Indemnified Party (upon further
                       ---------
written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 10.3(c), the Indemnifying
                                              ---------------
Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          (d) Anything in this Section 10.3 to the contrary notwithstanding, (i)
                               ------------
neither Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 10.3, the other parties, by counsel or other
                     ------------
representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and
(iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 10.3 shall have an obligation to keep the other
                     ------------
parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith; provided,
                                                                    --------
however, Acquiror shall have the absolute right to settle or compromise any
-------
Sales Tax Matter relating to sales previously made to the customer identified in item E and F of Schedule 3.6(b) after the eighteenth month from the date hereof.
                ---------------


          (e) Anything in this Section 10.3 to the contrary notwithstanding, the
                               ------------
Stockholder's Representative on behalf of the Company Common Stockholders shall be permitted to negotiate, settle or compromise or otherwise dispose of any Third Party Claim that relates to an Identified Liability (other than the Sales Tax Matter relating to sales previously made to the customer identified in item E and F of Schedule 3.6(b) after the eighteenth month from the date hereof);
           ---------------
provided, however, the Losses for all such matters do not exceed the fair market
--------  -------
value of the Escrow Stock then held by the Escrow Agent. The reasonable expenses necessary to settle the Third Party Claims and Identified Liabilities which are incurred after the Effective Time shall include the reasonable expenses of the Stockholder's Representative and his or her accountant and legal counsel in resolving such claims, which such expenses shall initially be paid by the Surviving Corporation and then reimbursed to the Surviving Corporation by the Escrow Agent from the Escrow Stock.

          (f) The parties acknowledge the existence of certain potential liabilities relating to the Sales Tax Matters. The parties further agree that Acquiror shall have the absolute right to resolve such issues with the respective customer and/or governmental entities relating to sales previously made to the customer identified in item E and F of Schedule 3.6(b) after the
                                                   ---------------
eighteenth month from the date hereof and that Acquiror shall be entitled to indemnification with respect to any Losses resulting from or arising out of the foregoing.

  SECTION 10.4.  [OMITTED]


  SECTION 10.5.  Subrogation

          Each Company Stockholder hereby irrevocably waives any and all rights to recourse against Company with respect to any representation, warranty, indemnity or other agreement or action made or taken by or pursuant to this Agreement. No Company Stockholder shall be entitled to any contribution from, subrogation to or recovery against the Company with respect to any liability of such Company Stockholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

  SECTION 10.6.  Remedies Cumulative

          Subject to the limitations and qualifications set forth in this

Article X, the remedies provided herein shall be cumulative and shall not
---------
preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                   ARTICLE XI


                               GENERAL PROVISIONS

  SECTION 11.1.  Notices.

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

          (a)  If to Acquiror:

          ITC/\DeltaCom, Inc.
          1241 O.G. Skinner Drive
          West Point, Georgia 31833
          Telecopier No.:  (706) 645-8989
          Attention:  Mr. Douglas A. Shumate

          With a copy (which shall not constitute notice) to:

          ITC/\DeltaCom, Inc.
          700 Boulevard South
          Suite 101
          Huntsville, Alabama 35802
          Telecopier No.:  (256) 650-3936
          Attention:  J. Thomas Mullis, Esq.
                    General Counsel



          With a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          8300 Greensboro Drive
          Suite 1100
          McLean, Virginia  22102
          Telecopier No.:  (703) 610-6200
          Attention:  Richard K.A. Becker, Esq.

     (b)  If to the Company:

          AvData Systems, Inc.
          55 Marietta Street
          Atlanta, Georgia 30303
          Telecopier No.:  (404) 479-4501
          Attention:  James H. Black, Jr.

          With a copy (which shall not constitute notice) to:

          Sutherland, Asbill & Brennan L.L.P.
          999 Peachtree Street, NE
          Atlanta, Georgia  30309
          Telecopier No.:  (404)  853-8806
          Attention:  Charles D. Ganz, Esq.

     (c)  If to the Stockholders' Representative:

          Kenneth F. Leddick
          6085 Barfield Road, Suite 122
          Atlanta, GA 30328
          Telecopier No.:  (404) 257-3341

     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

  SECTION 11.2.  Certain Definitions.

          For purposes of this Agreement, the term:

          (a)  "Acquiror Material Adverse Effect" means any material adverse
                --------------------------------
effect on the Assets or the business, financial condition or results of operations of Acquiror.

          (b)  "affiliate" means a person that directly or indirectly, through
                ---------
one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          (c)  "Assets" shall mean the assets, rights and properties, whether
                ------
owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of an entity.


          (d)  "business day" shall mean any day other than a day on which
                ------------
banks in the City of New York are authorized or obligated to be closed.

          (e)  "Communications Act" shall mean the Communications Act of 1934,
                ------------------
as amended, and all Laws promulgated pursuant thereto or in connection therewith.

          (f)  "Company Material Adverse Effect" means any material adverse
                -------------------------------
effect on the Assets or the business, financial condition or results of operations of the Company.

          (g)  "Company Software" means the software developed by employees,
                ----------------
consultants, and independent contractors of the Company which is provided by the Company to the Company's customers and/or is for the Company's internal use, including any documentation relating to such software.

          (h)  "Company Stockholders" means the holders of Company Common Stock.
                --------------------


          (i)  "control" (including the terms "controlled by" and "under
                -------                        -------------       -----
common control with") means the possession, directly or indirectly or as
-------------- ----
trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          (j)  "Encumbrances" means mortgages, liens, pledges, encumbrances,
                ------------
security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

          (k)  "FCC" means the United States Federal Communications Commission
                ---
and its successors.

          (l)  "Government Entity" means any United States or other national,
                -----------------
state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          (m)  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
                -------
Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

          (n)  "Identified Liabilities" means, collectively, (i) the state
                ----------------------
sales and use taxes identified on Schedule 3.19, item I (the "Sales Tax
                                  -------------
Matter"), (ii) the matters identified on Schedule 3.23(b), and (iii) and the
                                         ----------------
Contract Risk.

          (o)  "Intellectual Property" means all inventions, improvements
                ---------------------
thereto, patents, patent applications, patent disclosures, trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names, copyrights, maskworks, moral rights, know-how, computer software, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, business and marketing plans and proposals, and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof of the Company.

          (p)  "Knowledge" of any person (including references to the best of
                ---------
any person's knowledge) shall refer to actual knowledge of such person at the time of determination, or the knowledge which such person, in the normal exercise of his relevant functions and duties, would reasonably be expected to have, and, with respect to any corporation, shall mean only such actual knowledge possessed at such time by the Chairman, the President, the chief financial officer and any other executive officer, or director level employee, or the knowledge which such person, in the normal exercise of his relevant functions and duties, would reasonably be expected to have.

          (q)  "Laws" means all foreign, federal, state and local Laws,
                ----
statutes, regulations and rules applicable to the specified person or entity, and all resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

          (r)  "Licenses" means any franchise, grant, authorization, license,
                --------
tariff, permit, exemption, consent, certificate, approval or order of any Government Entity.

          (s)  "Losses" means all demands, losses, claims, actions or causes
                ------
of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

          (t)  "person" means an individual, corporation, partnership,
                ------
association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

          (u)  "SEC" means the United States Securities and Exchange Commission.
                ---


          (v)  "Stockholders' Percentage" means a fraction, the numerator of
                ------------------------
which shall be the number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and the denominator of which shall be the Total Converted Company Stock.

          (w)  "Subsidiary" means any corporation, partnership, joint venture
                ----------
or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or
(ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

          (x)  "Taxes" shall mean all federal, state, local and foreign taxes
                -----
(including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

          (y)  "Third Party Claim" means any claim or other assertion of
                -----------------
liability by any third party.

  SECTION 11.3.  Headings.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 11.4.  Severability.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 11.5.  Entire Agreement.

          This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto), together with the Confidentiality Agreement, constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  SECTION 11.6.  Specific Performance.

          The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

  SECTION 11.7.  Assignment.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties;

provided, however, that Acquiror and Merger Sub shall have the right to assign
--------  -------
this Agreement without the prior
written consent of the Company to a direct or indirect subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  SECTION 11.8.  Third Party Beneficiaries.

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 11.9.  Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

  SECTION 11.10.  Counterparts.

          This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  SECTION 11.11.  Fees and Expenses.

          Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein, but in no event shall such fees and expenses (including without limitation the fees and expenses described in Schedule 3.26) incurred by
                                                      -------------
or on behalf of the Company exceed $500,000.

          IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.


                                    ITC/\DELTACOM, INC.



                                    By: ____________________
                                     Andrew M. Walker,
                                     Vice Chairman and Chief
                                     Executive Officer


                                    INTERSTATE FIBERNET, INC.



                                    By: ____________________
                                     Andrew M. Walker,
                                     Director and Chief Executive
                                     Officer


                                    AVDATA SYSTEMS, INC.



                                    By: ____________________
                                     James H. Black, Jr.,
                                     Chief Executive Officer




          The undersigned hereby acknowledges his appointment as the Stockholders' Representative and his willingness to fulfill the duties of the Stockholders' Representative as contemplated by this Agreement.



                                    ____________________
                                    Kenneth F. Leddick

                          FIRST AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER


          THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First
                                                                      -----
Amendment") is entered into this 3rd day of June, 1999, by and among
---------
ITC/\DELTACOM, INC., a Delaware corporation ("Acquiror"), INTERSTATE FIBERNET,
                                             ---------
INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger
                                                                         ------
Sub"), AVDATA SYSTEMS, INC., a Delaware corporation (the "Company"), and the
---                                                       -------
Stockholders' Representative.

          WHEREAS, the parties hereto desire to amend the Agreement and Plan of Merger by and among them dated as of April 15, 1999 (the "Merger Agreement") in certain respects and to extend the date by which the Merger Agreement may be terminated.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this First Amendment, the parties hereto agree as follows:

          1. Definitions. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Definition of Total Converted Company Stock. The definition of "Total Converted Company Stock" contained in Section 2.1(a) of the Merger
                                             --------------
Agreement is hereby deleted and replaced in its entirety with the following:


               "Total Converted Company Stock" shall mean the sum of (i) the
                -----------------------------
          number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and
          (ii) the result of (A) the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to Section 2.7 which are vested immediately prior to the
                      -----------
          Effective Time minus (B) the number of shares of Company Common Stock
                         -----
          which have a fair market value at the Effective Time equal to the aggregate consideration which would have been received by the Company if the options described in clause (A) were exercised immediately prior to the Effective Time. For purposes of (ii)(B) above, the fair market value of each share of the Company Common Stock shall be deemed to be equal to the quotient obtained by dividing (i) the sum of (1) the amount of cash which would have been received by the Company if the options described in clause (A) of the immediately preceding sentence were exercised immediately prior to the Effective Time and
          (2)(I) if the Average Daily Price of the Acquiror Shares is between $25.00 and $31.39 for the five consecutive trading days immediately preceding the Effective Time, $28,600,000, (II) if such Average Daily Price is below $25.00, the result of 1,144,000 multiplied by such Average Daily Price, or (III) if such Average Daily Price is above $31.39, the result of 911,118 multiplied by such Average Daily Price by (ii) the sum of (A) the number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and (B) the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to Section 2.7 which are vested immediately prior
                                -----------
          to the Effective Time.

          3. Definition of Fully Diluted Company Stock. The definition of "Fully Diluted Company Stock" contained in Section 2.7(a) of the Merger
                                           --------------
Agreement is hereby deleted and replaced in its entirety with the following:


               "Fully Diluted Company Stock" shall mean the sum of (i) the
                ---------------------------
          number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and
          (ii) the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to this

          Section 2.7 whether or not such options are vested immediately prior
          -----------
          to the Effective Time.

          4.  Section 2.8.

          Section 2.8 of the Merger Agreement is hereby deleted and replaced in
          -----------
its entirety with the following:

          (a) Subject to the terms of this Section 2.8, the Company Stockholders
                                           -----------
shall have a contingent right to received from Acquiror an aggregate number of Acquiror Shares (the "Earnout Shares") as determined in accordance with this
                      --------------
Section 2.8.  Each share of Company Common Stock shall be entitled to receive a
-----------
number of Earnout Shares equal to (i) the quotient obtained by dividing the Earnout Per Share Price (as defined below) by the Determination Price minus (ii) the number of Acquiror Shares received in respect of such share of Company Common Stock by the holder of such share of Company Common Stock pursuant to

Sections 2.1 and 2.4 (including without limitation all Acquiror Shares placed in
------------     ---
escrow pursuant to Section 2.3 in respect of such share of Company Common Stock
                   -----------
and all fractional Acquiror Shares converted into cash pursuant to Section
                                                                   -------
2.1(c)).  The contingent right to receive Earnout Shares is personal to each
-------
Company Stockholder and shall not be transferable.

          (b) Subject to the terms of this Section 2.8, delivery of the Earnout
                                           -----------
Shares due pursuant to this Section 2.8 shall be made at a closing (the "Earnout
                            -----------                                  -------
Closing") to be held on a date, agreed in writing between the Stockholder
-------
Representative and the Acquiror, on or prior to March 15, 2000. At the Earnout Closing, Acquiror shall deliver to each Company Stockholder the number of Earnout Shares to which such Company Stockholder is entitled.

          (c) The Earnout Amount shall be determined by the Acquiror's auditors promptly following the end of calendar year 1999. Thirty (30) days prior to the Earnout Closing, Acquiror shall deliver, or cause to be delivered to the Stockholder's Representative, the calculation of the Earnout Amount. The Stockholder's Representative shall have an opportunity to review such determination and object to the calculations made. If an agreement by the parties is not reached regarding such calculation, the parties shall select a mutually agreed-upon nationally recognized accounting firm to compute the Earnout Amount, whose calculation of the Earnout Amount shall be final and binding on the parties. In the event that the parties cannot agree upon a nationally recognized accounting firm within fifteen (15) days prior to the Earnout Closing, either party may apply to the Atlanta office of the American Arbitration Association to determine such nationally recognized accounting firm (which shall be a firm which is not regularly employed by Acquiror and was not
regularly employed by the Company).   The decision of the Atlanta office of the
American Arbitration Association shall be final and binding on the parties. The expenses for the independent accounting firm shall be shared equally by the Company Stockholders, on the one hand, and the Acquiror, on the other hand.

          (d) The "Earnout Amount" shall equal the sum of the Direct Recurring Revenue Earnout Amount, Non-Recurring Revenue Earnout Amount, and VSAT Customer Revenue Earnout Amount as follows:

              (i)  Direct Recurring Revenue.
                   ------------------------

                   (A) If the Direct Recurring Revenue equals or exceeds $322,373 but is less than $347,089, the Direct Recurring Revenue Earnout Amount shall be an amount equal to the product of (1) $2,850,000 and (2) a fraction, the numerator of which shall be the result of subtracting $322,373 from the Direct Recurring Revenue and the denominator of which shall be $24,716. There shall be no Direct Recurring Revenue Earnout Amount if the Direct Recurring Revenue does not equal or exceed $322,373.

                   (B) If the Direct Recurring Revenue equals or exceeds $347,089 but is less than $404,759, the Direct Recurring Revenue Earnout Amount shall be $2,850,000 plus an amount equal to the product of (1) $2,850,000 and
(2) a fraction, the numerator of which shall be the result of subtracting $347,089 from the Direct Recurring Revenue and the denominator of which shall be $57,670.

                   (C) If the Direct Recurring Revenue equals or exceeds $404,759 but is less than $487,145, the Direct Recurring Revenue Earnout Amount shall be $5,700,000 plus an amount equal to the product of (1) $3,600,000 and
(2) a fraction, the numerator of which shall be the result of subtracting $404,759 from the Direct Recurring Revenue and the denominator of which shall be $82,386.

                   (D) If the Direct Recurring Revenue equals or exceeds $487,145, the Direct Recurring Revenue Earnout Amount shall be $9,300,000.

              (ii) Non-Recurring Revenue.  If Non-Recurring Revenue equals or
                   ----------------------
exceeds $7,700,000, the Non-Recurring Revenue Earnout Amount shall be $350,000. There shall be no Non-Recurring Earnout Amount if the Non-Recurring Revenue is less than $7,700,000.

              (iii)  VSAT Customer Revenue.  If the VSAT Customer Revenue for
                     ----------------------
the month of December 1999 equals or exceeds $684,705, the VSAT Customer Revenue Earnout Amount shall be $350,000. There shall be no VSAT Customer Revenue Earnout Amount if the VSAT Customer Revenue for the month of December 1999 is less than $684,705.

          (f) Definitions.  For purposes of this Article II:
                                                 ----------

              (i) "Direct Recurring Revenue" shall mean the following: for the
                   ------------------------
month of December, 1999 revenues derived from (A) the Company's terrestrial recurring revenue base as of the Effective Time, (B) all new sales made by Company sales professionals of Acquiror's recurring revenue products, including without limitation, local, long-distance, frame-relay, point-to-point data circuits, Internet access and other new recurring revenue products which Acquiror makes available, if any, prior to the end of 1999 and (C) all new sales made by Company sales professionals of the Company's recurring revenue products, with the exception of VSAT products. In the event that the Direct Recurring Revenue does not equal or exceed $487,145, there shall be added to the Direct Recurring Revenue for purposes of calculating the Direct Recurring Revenue Earnout Amount an amount (not to exceed $32,954) equal to the amount by which the New Recurring Channel Sales for the month of December 1999 exceed the budgeted New Recurring Channel Sales of $125,985 for the month of December 1999. For purposes of calculating the Direct Recurring Revenue, if a customer using a VSAT product is converted to a recurring revenue terrestrial product during 1999, and as a result the total recurring revenue from such customer for December 1999 exceeds the VSAT product revenue for December 1999 reasonably expected from such customer, an amount equal to the excess shall be added to the Direct Recurring Revenue.

          (ii) "Earnout Per Share Price" shall mean the quotient obtained by
                -----------------------
dividing the Total Consideration by the Earnout Converted Company Stock.

          (iii)  "New Recurring Channel Sales" shall mean the amount of sales of
                  ---------------------------
new recurring revenue products by third party distribution channels (other than Acquiror) established from time to time.

          (iv) "Non-Recurring Revenue" shall mean the following: for calendar
                ---------------------
year 1999 all revenue derived from non-recurring revenue products sold by Company sales professionals.

          (v) "VSAT Customer Revenue" shall mean the following: for the month of
               ---------------------
December 1999 revenues derived from (A) the Company's VSAT recurring revenue base as of the Effective Time, and (B) all new sales made by Company sales professionals of the Company's VSAT recurring revenue products. For purposes of calculating the VSAT Customer Revenue, if a customer using a VSAT product is converted to a recurring revenue terrestrial product during 1999 and, as a result, reduces its use of the VSAT product which it previously used, an amount equal to the revenue shortfall with respect to such VSAT product reasonably attributable to such customer's conversion to the terrestrial product shall be added to the VSAT Customer Revenue.

               (vi) "Company" shall mean the Company and any successor
                     -------
corporation.

          (vii)  "Earnout Converted Company Stock" shall mean the sum of (i) the
                  -------------------------------
number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and (ii) the result of (A) the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to Section 2.7 which are vested
                                                -----------
immediately prior to the Effective Time minus (B) the number of shares of
                                        -----
Company Common Stock which have a fair market value equal to the aggregate consideration which would have been received by the Company if such options were exercised immediately prior to the Effective Time. For purposes of (ii)(B) above, the fair market value of each share of Company Common Stock shall be deemed to be equal to the quotient obtained by dividing (i) the sum of (1) the amount of cash which would have been received by the Company if the options described in clause (A) of the immediately preceding sentence were exercised immediately prior to the Effective Time and (2)(I) if the Average Daily Price of the Acquiror Shares is between $25.00 and $31.39 for the five consecutive trading days immediately preceding the Effective Time, $28,600,000, (II) if such Average Daily Price is below $25.00, the result of 1,144,000 multiplied by such Average Daily Price, or (III) if such Average Daily Price is above $31.39, the result of 911,118 multiplied by such Average Daily Price and (3) the Earnout Amount by (ii) the sum of (A) the number of shares of Company Common Stock (other than treasury stock) issued and outstanding immediately prior to the Effective Time and (B) the number of shares of Company Common Stock issuable at any time pursuant to the Company Stock Options exchanged pursuant to Section 2.7
                                                                     -----------
which are vested immediately prior to the Effective Time.

          (viii)  "Total Consideration" shall mean the sum of the Initial
                   -------------------
Consideration and the Earnout Amount.

          5. Cold Comfort Letter. Acquiror hereby waives the requirement contained in Section 8.2(h) of the Merger Agreement that the Company obtain a
             --------------
"cold comfort" letter from Arthur Andersen LLP as a condition to Closing.

          6.  Date of Termination.  Section 9.1(e) of the Merger Agreement is
                                    --------------
hereby deleted and replaced in its entirety with the following:

               (e) by either Acquiror or the Company if the Effective Time has not occurred on or prior to August 31, 1999 (unless such date shall be extended by the mutual written consent of the parties); provided, that
                                                                  --------
          the right to terminate this Agreement under this Section 9.1(e) shall
                                                           --------------
          not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the sole cause of, or resulted in, the failure of the Effective Time to occur by such date or the inability of such condition to be satisfied;

          7. Continued Effect. Except as expressly amended by this First Amendment, all of the terms and conditions of the Merger Agreement are hereby ratified and confirmed and shall continue in full force and effect.

          8. Counterparts. To facilitate execution, this First Amendment may be executed in counterparts, and all counterparts shall collectively constitute a single agreement.


        [The remainder of this page has been intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT to be executed and delivered as of the date first written above.

                                    ITC/\DELTACOM, INC.



                                    By: _____________________
                                        Andrew M. Walker,
                                        Vice Chairman and Chief
                                        Executive Officer


                                    INTERSTATE FIBERNET, INC.



                                    By: _____________________
                                        Andrew M. Walker,
                                        Director and Chief Executive
                                        Officer


                                    AVDATA SYSTEMS, INC.



                                    By: _____________________
                                        James H. Black, Jr.,
                                        Chairman and Chief Executive
                                        Officer



                                    Stockholders' Representative:


                 ______________________
                 Kenneth F. Leddick

                                  APPENDIX B

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

                    OPINION OF BOWLES HOLLOWELL CONNER & CO.


CONFIDENTIAL

April 15, 1999


The Board of Directors
AvData Systems, Inc.
55 Marietta Street
Atlanta, GA  30303

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of AvData Systems, Inc. ("AvData") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 1999 (the "Merger Agreement"), among AvData, ITC/\DeltaCom, Inc. ("ITCD") and Interstate Fibernet, Inc., a wholly-owned subsidiary of ITCD ("ITCD Sub"). As more fully described in the Merger Agreement, (i) AvData will be merged with and into ITCD Sub (the "Merger") and (ii) each outstanding share of the Common Stock, par value $0.01 per share, of AvData ("AvData Common Stock") will be converted into and exchanged for the right to receive (a) the number of fully paid and nonassessable shares of the Common Stock, par value $.01 per share, of ITCD ("ITCD Common Stock") equal to the Exchange Ratio as defined in Section 2.1(a)
                                                                --------------
of the Merger Agreement and (b) the right to receive the number of Earnout Shares as identified in Section 2.8 in the Merger Agreement, subject to the
                        -----------
terms and conditions of the Merger Agreement (the "Merger Consideration").

In arriving at our opinion, we have, among other things:

 .  Reviewed the financial terms of the Merger, as set forth in the Merger
   Agreement;

 . Reviewed certain historical business, financial and other information regarding AvData and ITCD that was publicly available or furnished to us by members of AvData or ITCD management;

 . Reviewed certain financial forecasts and other data provided to us by members of AvData or ITCD management relating to their respective business;

 . Conducted discussions with members of AvData and ITCD management with respect to their respective business, financial and other information, including their respective business prospects and financial forecasts;

 . Conducted discussions with members of AvData regarding various strategic and operating benefits anticipated from the Merger;

 . Reviewed certain financial terms of the Merger in relation to the current and historical market prices and trading volumes of ITCD Common Stock;

 . Compared the financial position and operating results of AvData with those of publicly traded companies we deemed relevant;

 . Compared the financial terms of the Merger with certain of the financial terms of other similar transactions we deemed relevant; and

 . Conducted such other financial studies, analyses and investigations as we deemed appropriate.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to AvData's financial projections, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgment of AvData's management as to the future financial performance of AvData. We have discussed AvData's financial projections with management of AvData, but we assume no responsibility for and express no view as to AvData's financial projections or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the properties or facilities of AvData or ITCD and have not made or been provided with any evaluations or appraisals of the assets or liabilities of AvData or ITCD.

Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement that we reviewed, without any waiver of any material terms or conditions, and with your permission, we have further assumed that, on the Closing Date (as defined in the Merger Agreement) the price per share of ITCD Common Stock will not be less than $11.50. Our opinion does not address the relative merits of the Merger and the other business strategies considered by AvData's Board of Directors, nor does it address AvData's Board of Directors' decision to proceed with the Merger.

Bowles Hollowell Conner, a division of First Union Capital Markets Corp., is an investment banking firm and an affiliate of First Union Corporation. We have been engaged to render financial advisory services to AvData in connection with the Merger and will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ITCD for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We or our affiliates have in the past provided investment banking and financial advisory services to AvData and ITCD unrelated to the Merger, for which services we have received compensation. In addition, Bowles Hollowell Conner and its affiliates (including First Union Corporation and its affiliates) may maintain relationships with AvData and ITCD.

          Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of AvData in its evaluation of the Merger and do not constitute a recommendation to any holder of AvData Common Stock as to how such holder should vote with respect to the Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Bowles Hollowell Conner, First Union Capital Markets Corp. or First Union Corporation be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of AvData Common Stock.


Very truly yours,



BOWLES HOLLOWELL CONNER

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

  Under Section 145 of the Delaware General Corporation Law (``DGCL''), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  ITC/\DeltaCom's Restated Certificate of Incorporation contains provisions that provide that no director of ITC/\DeltaCom shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to ITC/\DeltaCom or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
(3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. Under the Amended and Restated Bylaws of ITC/\DeltaCom, ITC/\DeltaCom is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, ITC/\DeltaCom has entered into indemnity agreements with each of its directors pursuant to which ITC/\DeltaCom has agreed to indemnify the directors as permitted by the DGCL. ITC/\DeltaCom has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 21.  Exhibits


         EXHIBIT
         NUMBER       -----------------------------------------------------------------------------
         ------                                    EXHIBIT DESCRIPTION
                      -----------------------------------------------------------------------------
         3.1          Certificate of Incorporation of ITC/\DeltaCom, Inc. (filed as Exhibit 3.1 to
                      Registration Statement on Form S-4, File No. 333-71735, and incorporated herein by reference).
         3.2          Amended and Restated Bylaws of ITC/\DeltaCom, Inc. (filed as Exhibit 3.2 to
                      Registration Statement on Form S-1, as amended, File No. 333-36683 ("Form
                      S-1"), and incorporated herein by reference).
         4            Form of Common Stock Certificate of ITC/\DeltaCom, Inc. (filed as Exhibit 4.1 to Form S-1 and incorporated herein by reference).
         5            Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.
         8            Form of Opinion of Hogan & Hartson L.L.P. as to certain tax matters, including the consent of that firm.
         23.1         Consent of Arthur Andersen LLP.
         23.2         Consent of Arthur Andersen LLP.
         23.3         Consent of Bowles Hollowell Conner & Co.
         24           Power of Attorney (included in signature page).+
         99.1         Form of AvData proxy card.
         99.2         Fairness Opinion of Bowles Hollowell Conner & Co. (attached as Appendix C).

_________________

+      Previously filed.




Item 22.  Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the ``Securities Act'');

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ``Calculation of Registration Fee'' table in this Registration Statement when it becomes effective; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

  The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 3rd day of June, 1999.


                                    ITC/\DELTACOM, INC.



                                    By:    /s/  Douglas A. Shumate
                                           -----------------------
                                                     Douglas A. Shumate
                                                  Senior Vice President and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 3rd day of June, 1999.

                    Signature                                          Title                             Date
                    ---------                                          -----                             ----

          /s/ Campbell B. Lanier, III                Chairman, Director                              June 3, 1999
------------------------------------------------
          Campbell B. Lanier, III

          /s/ Andrew M. Walker                       Chief Executive Officer,                        June 3, 1999
------------------------------------------------     Vice Chairman and Director
            Andrew M. Walker                         (Principal executive officer)

          /s/ Douglas A. Shumate                     Senior Vice President and Chief                 June 3, 1999
------------------------------------------------      Financial Officer (Principal
            Douglas A. Shumate                        financial officer and principal
                                                      accounting officer)


          /s/ Donald W. Burton *                     Director                                        June 3, 1999
------------------------------------------------
          Donald W. Burton

          /s/ Malcolm C. Davenport, V *              Director                                        June 3, 1999
------------------------------------------------
            Malcolm C. Davenport, V

          /s/ Robert A. Dolson *                     Director                                        June 3, 1999
------------------------------------------------
           Robert A. Dolson

          /s/ O. Gene Gabbard *                      Director                                        June 3, 1999
------------------------------------------------
           O. Gene Gabbard

          /s/ William T. Parr*                       Director                                        June 3, 1999
------------------------------------------------
             William T. Parr

          /s/ William H. Scott, III*                 Director                                        June 3, 1999
------------------------------------------------
         William H. Scott, III

          /s/ William B. Timmerman *                 Director                                        June 3, 1999
------------------------------------------------
            William B. Timmerman


*By: Power of Attorney
/s/ Douglas A. Shumate

                                 EXHIBIT INDEX



          EXHIBIT
          NUMBER                                   EXHIBIT DESCRIPTION
          ------      -----------------------------------------------------------------------------
            3.1       Certificate of Incorporation of ITC/\DeltaCom, Inc. (filed as Exhibit 3.1 to
                      Registration Statement on Form S-4, File No. 333-71735, and incorporated herein by reference).
            3.2       Amended and Restated Bylaws of ITC/\DeltaCom, Inc. (filed as Exhibit 3.2 to
                      Registration Statement on Form S-1, as amended, File No. 333-36683 ("Form
                      S-1"), and incorporated herein by reference).
              4       Form of Common Stock Certificate of ITC/\DeltaCom, Inc. (filed as Exhibit 4.1 to Form S-1 and incorporated herein by reference).
              5       Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.
              8       Form of Opinion of Hogan & Hartson L.L.P. as to certain tax matters, including the consent of that firm.
           23.1       Consent of Arthur Andersen LLP.
           23.2       Consent of Arthur Andersen LLP.
           23.3       Consent of Bowles Hollowell Conner & Co.
             24       Power of Attorney (included in signature page).+
           99.1       Form of AvData proxy card.
           99.2       Fairness Opinion of Bowles Hollowell Conner & Co. (attached as Appendix C).

_________________

+      Previously filed.